Form 10-K, Exhibit 13
BRENTON BANKS INC
filed 1995-03-31
CIK 14060

Exhibit 13

          The Annual Report to Shareholders of Brenton Banks, Inc., for the 1994 calendar year.
     197

Cover - blue background, with the words:

Brenton Banks, Inc.

1994

Strategy for Success
Annual Report
     198

Corporate Profile

Brenton Banks, Inc. is a bank holding company headquartered in Des Moines, Iowa. Assets total $1.6 billion with another $.5 billion under trust agreement and $.2 billion in investment brokerage accounts.
        Brenton Banks, Inc. operates 14 banks, including one savings bank, in 44 banking facilities across Iowa. Markets served include the major metropolitan areas of Des Moines, Cedar Rapids, Davenport and Ames. The Company's 10 community banks are in highly productive trade areas and county seat communities. In addition to banking, Brenton Banks, Inc. operates full-service investment brokerage, trust, mortgage, insurance and real estate subsidiaries.
        The first Brenton Bank was founded in Dallas Center, Iowa, in 1881. Brenton Banks, Inc. incorporated in 1948 as Iowa's first bank holding company.
        The Company's common stock trades on the Nasdaq National Market under the symbol BRBK.

Contents
Financial Highlights 1
Message To Our Shareholders 2
Strategic Planning Process 5
President's Message 6
5-Year Review 8
A Closer Look 9
Management's Discussion and Analysis 12
Consolidated Average Balances and Rates 18
Selected Financial Data 19
Consolidated Financial Statements and Notes 20
Management's Report 35
Independent Auditor's Report 36
Stock Information 37
Corporate Structure 38
Brenton Banks and Assets 39

Graph showing Net Income for 1990-1994 with additional bar showing Net Income for 1994 prior to restructuring charge.

Net Income*
(In thousands)

                       90        91        92        93        94      94
                       $10,339   11,659    12,953    14,250    11,766  10,107

*1994 graph presentation reflects
amounts before and after the
one-time restructuring charge.

     199

Financial Highlights

Brenton Banks, Inc. and Subsidiaries



                            1994****         1994****      1993           1992

                            After            Before
Operating Results           Restructure      Restructure

Net interest income         $   55,450,526      55,450,526    54,228,718     51,786,369
Provision for loan losses        1,987,909       1,987,909     1,251,588      1,410,730
Total noninterest income        16,592,988      16,592,988    17,863,271     14,684,040
Total noninterest expense       56,656,922      54,011,922    50,414,942     46,590,756
Income before income
   taxes and minority
   interest                     13,398,683      16,043,683    20,425,459     18,468,923
Net income                      10,107,387      11,765,802    14,249,970     12,953,094

Per Common and Common
  Equivalent Share***
Net income                  $         1.27            1.48          1.80           1.67
Cash dividends                         .44             .44           .40            .35
Book value, including
   unrealized gains
   (losses)*                         14.03           14.03         14.27          12.47
Book value, excluding
   unrealized gains
   (losses)**                        14.68           14.68         13.88          12.47
Closing bid price                    18.25           18.25         17.50          17.33

At December 31
Assets                      $1,581,326,849   1,581,326,849 1,480,596,046  1,431,139,829
Loans                          970,214,498     970,214,498   875,881,387    753,454,137
Nonperforming loans              5,022,000       5,022,000     4,013,000      4,593,000
Deposits                     1,340,283,110   1,340,283,110 1,294,363,694  1,269,940,325
Common stockholders'
   equity*                     110,430,345     110,430,345   112,417,665     97,430,163

Ratios
Return on average common
   stockholders' equity
   (ROE)                              9.03%          10.51%        13.82%         14.13%
Return on average assets
   (including minority
    interest) (ROA)                    .70             .81          1.04            .98
Net interest margin                   4.12            4.12          4.28           4.23
Net noninterest margin               (2.61)          (2.44)        (2.31)         (2.31)
Primary capital to assets**           8.18            8.18          8.31           7.67
Tier 1 leverage capital
    ratio**                           7.23            7.23          7.36           6.71
Nonperforming loans as
   a percent of loans                  .52             .52           .46            .61
Net charge-offs as a
   percent of average loans            .10             .10           .05            .13
Allowance for loan losses
   as a percent of
   nonperforming loans              217.30          217.30        244.65         196.09

* including unrealized gains (losses) on assets available for sale
** excluding unrealized gains (losses) on assets available for sale
*** restated for the May 1994, 3-for-2 stock split
**** amounts shown for 1994, before and after the restructuring charge, are for comparison only

Graph showing Total Assets for 1990-1994.

Total Assets
(In millions)

                         90      91      92      93      94
                         $1,274  1,361   1,431   1,481   1,581

Graph showing Nonperforming Loans from 1990-1994.

Nonperforming Loans
(In thousands)

                         90      91      92      93      94
                         $5,460  5,622   4,593   4,013   5,022

Graph showing Primary and Leverage Capital Ratios from 1990-1994.

Primary Capital Ratio

                         90      91      92      93      94
                         6.98%   7.23%   7.67%   8.31%   8.18%

Tier 1 Leverage
Capital Ratio

                         90      91      92      93      94
                         5.86%   6.21%   6.71%   7.36%   7.23%

     200

Message To Our Shareholders

        Strategic planning. For Brenton Banks, Inc. in 1994, it meant examining industry trends, defining key issues and goals, and formulating action plans to address those issues. Driven by a powerful corporate vision of being one of Iowa's premier financial institutions, Brenton's new strategic plan now provides a roadmap that will guide us toward future growth and prosperity.
        Operating earnings for 1994 were the third highest in the Company's history. For the first time in six years, Brenton Banks, Inc.'s earnings fell short of annual growth objectives. However, our 1994 achievements, coupled with a new strategic plan, lay the foundation for future success.
Financial Results
        Net Income for the year fell 29 percent to $10.1 million, which compares to $14.2 million for 1993. The 1994 earnings include a $1.7 million one-time restructuring charge to cover items included in the Company's strategic plan. Earnings per common share before the restructuring charge (which amounts to $.21 per share), were $1.48, compared to $1.80 one year ago.
        The Company's return on average assets (ROA), excluding the one-time charge, was .81 percent, compared to 1.04 percent in 1993. Similarly, the adjusted return on average equity (ROE) was 10.51 percent, compared with
13.82 percent one year ago.
        The decline in operating earnings was caused primarily
by: a lower net interest margin; growth in noninterest expenses; and securities losses versus securities gains in 1993. Additionally, rising interest rates caused secondary market loan fees to fall 56.1 percent from the record level of 1993.
        Total Loan Growth & Quality A key Company focus, loans grew 16.7 percent on average in 1994. Brenton's loan quality remains exceptional and is ranked among the top five peer Midwest bank holding companies*. Nonperforming loans remained low at .52 percent of loans, and the reserve for loan losses was a solid 217.3 percent of nonperforming loans and 1.1 percent of total loans.

 * According to the 3rd-quarter 1994 Midwest Regional
Banking Review issued by Stifel, Nicolaus & Co., Inc.

        Stock & Dividend Information During 1994, the Company paid dividends per common share totaling $.44 for the year, a 10 percent increase over 1993.
        To position the Company's common stock for growth in share price, increase shareholder access to stock information, and enhance stock visibility, Brenton moved its common stock to the Nasdaq National Market in February 1994. In May, a 3-for-2 stock split in the form of a stock dividend increased outstanding shares by 50 percent while reducing the per-share stock price.
        During 1994, the Company repurchased 44,800 shares of the Company's common stock, at a total cost of $851,000. Recently, the Board approved an additional stock repurchase of up to $2.5 million of Brenton stock.

Circle centered in the page with the words:

Brenton's focus has been on investing in THE future, introducing and expanding initiatives that emphasize customer relationships, enhance products and service delivery, in order to assure long-term earnings growth

Graph showing Annual Dividends per Common Share for 1990-1994.

Annual Dividends Per
Common Share

                         90      91      92      93      94
                         $0.273  0.323   0.350   0.400   0.440

     201

Pictured (left to right) are
* C. Robert Brenton,
Chairman of the Board,
* William H. Brenton, Chairman of the Executive Committee & Vice Chairman of the Board, and
* Robert L. DeMeulenaere, President.

        1994 Achievements In 1994, Brenton focused on investing in the future, introducing or expanding a number of initiatives, each designed to emphasize customer relationships, enhance product and service delivery, and help assure long-term earnings growth. Among these, Brenton:
     * Opened new, non-traditional offices, including two investment brokerage offices and a full-service bank branch inside a major supermarket;
     * Expanded into two vibrant new markets by opening or announcing new savings bank offices in Ankeny and Iowa City;
     * Constructed a major new Davenport banking facility in one of the city's key growth areas;
     * Introduced the Brenton Family of Mutual Funds to provide customers another solid investment opportunity, which will also contribute to the Company's fee income;
     * Expanded corporate services, including cash management services, as a means to becoming a one-stop financial resource for Iowa's businesses;
     * Strengthened the Brenton Mortgage distribution network to promote mortgage lending in several of our markets.
        A Closer Look, beginning on page 9 of this Annual Report, provides a more in-depth look at these and other efforts.
        Becoming One Statewide Banking Organization: Supporting Our Strategy for Success An intense 1994 planning process involved 14 Brenton teams analyzing and recommending changes throughout the organization. The result is a dynamic new strategic plan that will guide our Company toward increased operational efficiencies, stronger customer relationships, and a strengthened sales focus.
        To create the structure that supports implementation of this plan, Brenton will combine its 13 commercial bank charters into one statewide banking organization in 1995. Brenton
     202

Savings Bank, FSB, of Ames will remain a separate entity, enabling the Company to retain expanded branching opportunities available to savings banks.
        The consolidation will streamline operations and reduce expenses by as much as $2.5 million a year while allowing each location to retain local decision making, customer focus, and community involvement _ all critical components in the Company's Mission of becoming Iowa's premier financial services institution.
        A Robust State Economy* Iowa's economy continues to be strong and is expected to generate "better than modest growth" in 1995, according to the Iowa Economic Forecasting Council's December 1994 report.
* According to The Economic Index
published January 22, 1995 by The Des Moines Register

        For the month of December 1994, Iowa's unemployment rate of 3.2 percent remained historically low, largely due to five-year growth trends in non-farm employment and manufacturing work hours. Consumer confidence was reflected in a $3.8 million increase in sales tax receipts over 1993 for the three months ended December 31, and in a $2.8 million increase in December housing permits issued in major Iowa communities. While 1994's near-record soybean and corn crop harvests drove market prices down, the net effect was increased cash flows for farmers - and for the state of Iowa.
        All totaled, Iowa's strong economic environment offers the economic support that will help fuel our organization's growth in the years ahead.
        The Future Guided by our "Strategy for Success," we continue to focus on becoming a total financial services provider. This, we believe, is what will define the successful financial institutions in the year 2000, and beyond. As we move toward the year 2000, Brenton Banks, Inc. will:
     * Pursue expansion opportunities that fit into our culture and growth strategy;
     * Further diversify services to bring customers the financial products and services they need while emphasizing relationship banking;
     * Manage our balance sheet on a consolidated basis, enabling us to focus on its composition and improve our net interest margin;
     * Implement enhanced expense management tools to maximize operational efficiencies.
        All of these efforts are currently underway, and more are on the horizon. As always, we appreciate your continued confidence as we work for the common good of the Company, our customers, our employees and you, our valued shareholders.

        Sincerely,


        /s/
        C. Robert Brenton
        Chairman of the Board


        /s/
        William H. Brenton
        Chairman of the Executive Committee
        & Vice Chairman of the Board


        /s/
        Robert L. DeMeulenaere
        President




Of Special Note Hubert G. Ferguson, well known for his role as Senior Vice President-National Sales Manager for a major Midwest brokerage firm, was named to the Brenton Banks, Inc. Board of Directors in July 1994. Mr. Ferguson brings more than 30 years experience and achievements in the brokerage industry, and replaces veteran Brenton banker and Board member Thomas R. Smith, who retired from the Board in 1994.
     203

Picture of Strategic Planning Coordinating Team

Strategic Planning Process

Brenton's "Strategy for Success" was guided by the members of the Company's central Strategic Planning Coordinating Team, comprised of (l-r): * Ronald D. Larson, President & CEO, Brenton Bank and Trust Company of Cedar Rapids; * Woodward G. Brenton, President & CEO, Brenton First National Bank, Davenport;
* Roger D. Winterhof, President & CEO, Brenton National Bank - Poweshiek County, Grinnell; * Charles N. Funk, Vice President - Investments; * Norman
D. Schuneman, Senior Vice President - Lending; * Steven T. Schuler, Chief Financial Officer Treasurer / Secretary; * Larry A. Mindrup, President & CEO, Brenton Savings Bank, FSB - Ames; and * Phillip L. Risley, President & CEO, Brenton Bank, N.A., Des Moines.

The Strategic Planning Process involved 14 Brenton strategic planning teams, each focused on a critical aspect of the Company's operations. Nearly 100 team members dedicated hundreds of hours to identify and recommend improvements that will cumulatively enhance operating efficiencies, strengthen customer relationships and facilitate a more dynamic sales approach. Through these teams' efforts, the Company now has a powerful strategic direction for the future.

Picture of Team Leaders.

Team focuses, their leaders, and others integral to this critical process include (Seated, l-r): * Cost Management - Doug Gulling, Senior Vice President, Brenton Bank Services Corporation; * Employee Recruitment, Training & Retention - Mary Sweeney, Vice President / Human Resources, Brenton Banks, Inc.; * Integrated Delivery of Services - Steve Schneider, President & CEO, Brenton Brokerage Services, Inc.; * Decision-Making Processes - Bruce Seymour, President, Brenton State Bank - Dallas Center; * Controller's Office - Jennifer Carney, Controller; * Sales Culture-Relationship Banking - Saulene Richer, Senior Vice President, Brenton
Banks, Inc.; * Technology - John Amatangelo, President & CEO, Brenton Bank Services Corporation; * Revenue Growth and New Business Lines - Jim Lowrance, President, Brenton Bank and Trust Co. - Marshalltown. (Standing, l-r): * Deposit and Asset Growth - Daryl Petty, President, Brenton Bank and Trust Co., Adel; * Balance Sheet Management - Marc Meyer, President, Brenton National Bank of Perry; * Marketing - Catherine Reed, Vice President-Marketing Director, Brenton Banks, Inc.; * Team Management & Empowerment - Kenneth Brenton, President, Brenton Mortgages, Inc.; * Brenton Trust & Investment Management Division - Gary Ernst, Vice President & Senior Trust Officer; * Bank Consolidation - Marsha Findlay, Executive Vice President & COO, Brenton First National Bank, Davenport.
     204

President's Message

The year 1994 - my 30th year with Brenton and my first as Company president - was a year of progress, tremendous change, and some disappointment at Brenton Banks, Inc. It was the year in which the Company focused on developing a dynamic strategic plan that establishes a long-term direction for the Company.
        As mentioned in the Message to Our Shareholders, our "Strategy for Success" encompasses many initiatives, each building upon the Company's 113-year tradition of Brenton family involvement and values .organizational strength and stability .commitment to exceptional customer service, community partnership, and responsiveness to change.
        Recognizing today's competitive banking environment and the fundamental changes in the industry, the Company began the strategic planning process by implementing a team approach to managing our business. Our strategic plan is the result of 100 Brenton associates involved in 14 teams investing hundreds of hours to carefully analyze, recommend, and begin to implement changes that will insure our success in the future.
        The result is our "Strategy for Success," a plan that represents one of the most intense and comprehensive planning efforts in our Company's history. It's our blueprint for the future. Spanning all aspects of our organization, it reinforces Brenton's commitment to our customers, employees, communities, and shareholders. Among its components:
Create a Strong Sales Culture Numerous new initiatives address our commitment to expanding customer relationships. We agreed to manage our Company as a sales organization, focusing on the customer and the needs of the customer.
        Delivery Systems
        By the end of the century, fewer than 40 percent of customers will prefer to use branches. Most will demand non-branch delivery systems for accessing financial services. New delivery systems to meet the customers' expectations are part of the strategic plan. In 1995, we will open a Telebanking Center which will allow customers to bank by phone. In the future, we will continue to explore other non-branch delivery options.
        Cost Management
        With an objective of maximizing revenue, the Company is now introducing or enhancing its programs for cost management. New technology and internal expertise will enable us to expand our analytical capabilities in the areas of industry and competitor trends, marketing programs, product and customer profitability.
        A separate, expense-reduction effort will include a company-wide re-engineering initiative. This endeavor will examine, redefine, and restructure our business in a way that reduces costs while keeping our customers' desires and needs at the center of all decision making.
        Become One Statewide Banking Organization
        To provide the structure that will enable us to achieve our objectives in sales, relationship banking, and profitability, Brenton Banks, Inc. will apply for regulatory approval to combine all 14 Brenton Banks into a single, statewide financial services organization. Brenton Savings Bank, FSB, Ames, will retain its charter in order to take advantage of statewide branching opportunities available to savings banks. Through this consolidation, which is to be completed in 1995, customers will gain the benefit of being able to bank at any Brenton bank location across Iowa. The Company and its shareholders will benefit from streamlined, more efficient operations. Employees will benefit by focusing on one common strategy. The new bank will be the second largest in the state and the 284th largest bank in the United States.

Circle centered in the page with the words:

Brenton's "Strategy For Success" builds upon the Company's 113-year tradition of Brenton family involvement and values, organizational strength and stability, commitment to exceptional customer service and relationship banking, and responsiveness to change
     205

        Our strategic plan is truly a well-formulated, dynamic and exciting blueprint that will guide Brenton Banks, Inc. into the next century as a sales, customer-driven and profitable financial institution. It builds on the Company's tradition of stability, growth, financial success, its Iowa roots, and its strong ethics and values. Our strategic plan represents a proactive response to a future of continued, rapid change.
        With our strategic planning complete, and with the enthusiastic support of our Board of Directors, bank presidents, senior officers, and entire staff, Brenton Banks, Inc. is postured to achieve continuous success in the future. We are beginning an exciting new journey!

Sincerely,

/s/
Robert L. DeMeulenaere
President, Brenton Banks, Inc.

Pictured are Award Recipients and Awards including Outstanding Bank of the Year Award, Most Improved Bank Award, Employee of the Year Awards.

Special awards were presented to these Brenton employees and banks for their outstanding efforts and contributions in 1993. (Standing, l-r): * Representing the "Most Outstanding Bank" honored for exemplary performance during 1994 - Bruce Seymour, President, Brenton State Bank, Dallas Center; * Outstanding Teller: Wielka Cosgrove, Lead Teller, Cedar Rapids; * Outstanding
Lender: Richard Samek, Assistant Vice President / Consumer Loans, Cedar Rapids; * Outstanding Administrative / Financial / Support (Brenton Banks, Inc. / Brenton Bank Service Corporation): Claudia James, Bank Accounting Manager; * Outstanding Customer Contact: John Anderson, Assistant Vice President / Private Banking, Davenport. (Seated, l-r): * Outstanding Administrative / Financial / Support (Individual Bank): Diane Burns, Loan Assistant, Marshalltown; * Representing the "Most Improved Bank" honored for exemplary performance during 1993 - Ronald Larson, President and CEO, Brenton Bank and Trust Co., Cedar Rapids.
     206

5-Year Review

        Building on a Solid Foundation
        Since Brenton Banks, Inc. became Iowa's first bank holding company in 1948, the Company has continued to grow and expand. For consumer, commercial and agricultural customers, the Company has steadily introduced new financial services and banking locations throughout the state. For our investors, Brenton Banks, Inc. has represented a conservative and consistent investment
- dividends per share have risen 276 percent since 1989.
        In recent years, the company's traditions of strength, stability and growth are reflected in numerous accomplishments, summarized below. These achievements combine with those of 1994 to lay a solid foundation on which the Company can continue to build. These efforts, we believe, will help us continue our tradition of enhancing shareholder value in the years ahead.


1993
Total Assets: $1.48 billion
Banking Locations: 42
* Product offerings expand through the introduction of annuity investments, commercial leasing services, and international banking services. Cash management services are centralized to enhance sales efforts.
* Product sales and customer convenience are strengthened with Brenton Brokerage Services' addition of nine full-time brokers and the relocation of Des Moines' 42nd and University office to the growing suburb of Clive.
* Brenton Banks, Inc. receives approval to open a new savings bank office in Ankeny, Iowa.

1992
Total Assets: $1.43 billion
Banking Locations: 41
* Brenton enters the growing markets of Ames and Story City through the acquisition of the three offices of Ames Savings Bank, FSB.
* A sophisticated Marketing Customer Information File (MCIF) system is installed to facilitate expanded customer relationships through marketing efforts.
* To create "retail" banking environments that foster product sales, 15 Brenton locations are remodeled or renovated.
* Brenton Brokerage Services becomes a registered broker-dealer and expands to 12 full-time brokers.

1991
Total Assets: $1.25 billion
Banking Locations: 39
* Brenton acquires the Perry office of American Federal Savings
   Association of Iowa.
* Technological improvements and operational efficiencies become major focuses for the Company, leading to the implementation of platform automation, optical storage and centralization of bank operations.


1990
Total Assets: $1.12 billion
Banking Locations: 40
* The Company expands its statewide presence through the acquisition of $124 million in deposits of four
BancIowa Federal Savings Bank
branches in Cedar Rapids; the Emmetsburg branch of First Federal Savings & Loan
Association of Estherville; and the Indianola branch of First Central Federal Savings Bank.

1989
Total Assets: $961 million
Banking Locations: 36
* Brenton Banks, Inc. sets Company earnings record of $8.7 million and ranks 16th among the top 25 companies in terms of most improved bank stock price in the nation by American Banker.
* Leads effort to pass regional interstate banking legislation, which was signed into law in February 1990.
     207

A Closer Look

        Expansion. Diversification. Service and Sales. Operational efficiencies. Community involvement. These are some of the elements that will guide Brenton Banks, Inc. toward our mission of being a truly high-performance, premier financial institution. To ensure continued progress in each of these areas, the Company will be directed by its powerful new strategic plan.
        Expansion
        Contributing to a future of growth and profitability are the Company's strategic efforts to expand into new markets, enhance existing delivery systems and improve customer access to products and services. Among the successes in 1994, Brenton Banks, Inc.:
     * Opened new, non-traditional distribution channels including a Cedar Rapids' supermarket bank branch located within Econo Foods, a Nash-Finch affiliate. In addition, the Company opened new Brenton Brokerage offices in downtown Des Moines and Newton to accommodate its growing customer base. Brenton Brokerage now has 29 brokers serving 19 of our bank offices and one independent location.
     * Expanded the banking franchise with the April opening of a savings bank location in Ankeny. The company also received regulatory approval for a new savings bank office in Iowa City, which will open in 1995. To position itself for growth in the Davenport/Bettendorf area, a new banking facility was opened in one of the city's key growth areas.
     * Strengthened the Brenton Mortgages distribution system. This enables Brenton Mortgages to enhance relationships with realtors and contractors, who often guide buyers' choice of lenders. The Company also now employs two full-time appraisers, who generate fees for the Company while reducing dependence on third-party appraisers.
     * Developed a Secondary Market Department for Brenton Mortgages. The Company is enhancing its ability to sell mortgage loans into the secondary market. It is also now operationally equipped to retain loan servicing, which adds value in terms of maintaining customer relationships and increasing fee income.
        Diversification
        Brenton Banks, Inc. continued to diversify its product lines and move toward being a one-stop financial resource for consumer, commercial and agribusiness customers in 1994. This promotes relationship banking while fueling opportunities for income growth. For example:
     * The Brenton Family of Mutual Funds was introduced in October. Offered through Brenton Brokerage and managed by Brenton Trust & Investment Management, the four Brenton Mutual Funds are: Brenton U.S. Government Mon ey Market Fund, Brenton Intermediate U.S. Government Securities Fund, Brenton Intermediate Tax-Free Fund and the Brenton Value Equity Fund.
     * Brenton's first-quarter 1994 purchase of a Tama / Toledo insurance agency added six insurance representatives and is expected to generate future growth in insurance commissions

Circle centered on the page with the words:

To achieve our mission of being a premier financial institution, Brenton Banks, Inc. is focused on expansion, diversification, service & sales, operational efficiencies, and community involvement. In each of these areas, the Company made significant progress in 1994
     208
and fees. Additionally, the Company continues to expand opportunities to offer bank customers a wider range of insurance products, such as life insurance and annuities.
     * Commercial services were expanded as a means to enhance long-term, growth-oriented relationships with commercial customers. In addition to successfully pursuing a higher volume of commercial loans, Brenton Banks, Inc. expanded cash management services, which are now available at all Brenton bank locations.
        Service & Sales
        A number of 1994 initiatives reflect the Company's focus on customers, service, sales and relationship building:
     * Education and training. An ag-gressive training schedule added to employees' skills in the areas of finance, technology, sales and customer service.
     * The introduction of the "Brenton Step-Up Approval Program," which enhances customer convenience by providing 48-hour approval on mortgage loan applications. Brenton Mortgages also began development of a "construction-permanent" loan, a progressive product that eliminates home buyers' need to secure permanent financing once construction is complete.
     * Initial development of extended-hours telephone banking. To be introduced in 1995, Brenton Bank, N.A., Des Moines will introduce a telephone banking center that will allow customers to access account information, apply for loans, and conduct transactions over the phone. Telephone banking will ultimately benefit Brenton bank customers throughout the state.
     * Began development of Brenton's point-of-purchase VisaRegistration Mark debit card, which is planned for introduction during 1995.
        Operational Efficiencies
        Brenton Banks, Inc. has long recognized that being a lower-cost financial services provider is crucial to organizational longevity and profitability. In 1994, the Company continued to pursue opportunities to reduce expenses without sacrificing current, high customer-service levels. For instance, Brenton Mortgages began evaluating systems and technology improvements that will increase capacity. In another cost-saving move, the Company completed standardization of all Brenton bank deposit products.
        Community Involvement The 13 Brenton banks and one savings bank annually provide contributions of time and money to their communities, helping make them vibrant areas in which to live and work. Throughout Brenton Banks, Inc., giving back to the markets we serve and going beyond the Community Reinvestment Act (CRA) requirements is the norm; officers and employees willingly volunteer their time and expertise to community boards, committees and charitable causes.

Circle centered on the page with the words:

"We must plan for the future, because people who stay in the present will remain in the past."
  Abraham Lincoln
     209

Picture of Brenton "Superbank".

Expanding into non-traditional delivery systems is one way Brenton is enhancing customer convenience, service and sales. In November 1994, Brenton opened its "SuperBank" branch in Cedar Rapids' EconoFoods SuperCenter, which, at 106,000 square feet, is Iowa's largest grocery store. The bank branch is open seven days and 60 hours per week, and offers the full range of Brenton deposit and loan products.

Picture of Brenton employee reading book to class.

Every day, the efforts of Brenton employees reflect the Company's commitment to giving back to the communities it serves. Here, Suzie German reads to Mrs. Kunce's 1st grade class at Fairview School in Grinnell, Iowa.
     210

Management's Discussion and Analysis

        For 1994, Brenton Banks, Inc. and subsidiaries (the "Company") reported net income of $10,107,387 compared to 1993 earnings of $14,249,970. Included in net income was a one-time, after-tax restructuring charge of $1,658,415 related to the Company's strategic plan.
        Capital Resources
        Common stockholders' equity totaled $110,430,345 as of December 31, 1994, a 1.8 percent decline from the prior year. This decline was primarily due to the equity adjustment required by Statement of Financial Accounting Standard (FAS) No. 115. Under this accounting standard, which was adopted December 31, 1993, the method of classifying investment securities is based on the company's intended holding period. Accordingly, securities that the Company may sell at its discretion prior to maturity are recorded at their fair value. The aggregate unrealized net gains or losses (including the income tax and minority interest effect) are recorded as a component of stockholders' equity. At December 31, 1994, aggregate unrealized losses from assets available for sale totaled $5,117,046, while at December 31, 1993, aggregate unrealized gains totaled $3,036,270. This resulted in a net change of $8,153,316 in 1994.
        The Board of Directors increased 1994 dividends to common stockholders 10.0 percent over 1993 to $.44 per share, a dividend payout ratio of 34.6 percent of earnings per share. Additionally, in an effort to make Brenton stock more affordable to individual investors, the Company declared a 3-for-2 stock split in the form of a stock dividend in May 1994.
        In March 1994, the Board of Directors authorized a plan to repurchase up to $2,000,000 of the Company's common stock. As of December 31, 1994, the Company had repurchased 44,800 shares at a total cost of $850,950.
        The Company's risk-based core capital ratio was 11.45 percent at December 31, 1994, and the total risk-based capital ratio was 12.54 percent. These exceeded the minimum regulatory requirements of 4.00 percent and 8.00 percent, respectively. The Company's tier 1 leverage ratio, which measures capital excluding intangible assets, was 7.23 percent at December 31, 1994, exceeding the regulatory minimum requirement range of 3.00 to 5.00 percent. These capital calculations exclude unrealized gains or losses on assets available for sale.
        The debt-to-equity ratio of Brenton Banks, Inc. (the "Parent Company") was 11.5 percent at December 31, 1994, compared to 10.7 percent at the end of 1993. This increase was primarily due to lower equity created by the FAS 115 adjustment. The Parent Company's available $2 million line of credit with a regional bank was unused throughout 1994. Long-term borrowings of the Parent Company at December 31, 1994 consisted entirely of $12,644,000 of capital notes.
        Brenton Banks, Inc. common stock closed 1994 at a bid price of $18.25 per share, representing 1.30 times the book value per share of $14.03 on the same date. The year-end stock price represented a price-to-1994-earnings multiple of 14.4 times. The price-to-earnings ratio, excluding the one-time restructuring charge from earnings per share, was a multiple of 12.3.
        Brenton Banks, Inc. continues to pursue acquisition and expansion opportunities that strengthen the Company's presence in current and new markets. There are currently no pending acquisitions that would require Brenton Banks, Inc. to secure capital from public or private markets.

Graph showing Return on Average Assets for 1990-1994 with additional bar showing 1994 Return on Average Assets without restructuring charge.

Return on Average Assets*

                            90      91      92      93      94      94
                            .95%    .93%    .98%    1.04%   .81%    .70%

*1994 graph presentation reflects
amounts before and after the
one-time restructuring charge.

Graph showing Return on Average Equity for 1990-1994 with additional bar showing 1994 Return on Average Equity without restructuring charge.

Return on Average Equity*

                            90      91      92      93      94      94
                            14.39%  14.27%  14.13%  13.82%  10.51%  9.03%

*1994 graph presentation reflects
amounts before and after the
one-time restructuring charge.

     211

Asset-Liability Management The Company has fully implemented an asset-liability management system. This system simulates the effect of various interest rate scenarios on net income and is used to project the results of alternative investment decisions. Management performs in-depth analyses of the simulations to manage interest rate risk and the Company's net interest margin. The Company's stable one-year GAP position continued to be negative at December 31, 1994, meaning fewer assets are scheduled to reprice within one year than liabilities. The Company does not rely on GAP management to control interest rate risk, instead preferring simulation as a better management tool. The asset-liability simulations indicate that net interest margin will improve in a declining interest rate environment and decrease in a rising rate environment.
        In 1994, as in the past, balance sheet composition was evaluated on a bank-by-bank basis, which resulted in 14 separate evaluations of asset-liability management. As part of Brenton's strategic plan, assets and liabilities will be managed on a consolidated basis, which management believes will enhance earnings over time.
        Liquidity
        The Company actively monitors and manages its liquidity position with the objective of maintaining sufficient cash flows to fund operations and meet customer commitments. Federal funds sold, loans held for sale, and investments available for sale are readily marketable assets. Maturities of all investment securities are managed to meet the Company's normal liquidity needs. Investment securities available for sale may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's interest rate risk position. Federal funds sold and assets available for sale comprised 29.7 percent of the Company's total assets at December 31, 1994.
        Net cash provided from Company operations is another major source of liquidity and totaled $16,279,907 in 1994; $20,429,680 in 1993; and
$17,822,173 in 1992. This trend of strong cash flow from operations is expected to continue into the foreseeable future.
        The Company's stable deposit base and relatively low levels of large deposits resulted in low dependence on volatile liabilities. In 1994, the Company had borrowings of $28 million from the Federal Home Loan Bank of Des Moines as a means of providing long-term, fixed-rate funding for certain fixed-rate assets and managing interest rate risk.
        The combination of a high level of potentially liquid assets, strong cash from operations, and low dependence on volatile liabilities provides strong liquidity for the Company at December 31, 1994.
        The Parent Company, whose primary funding sources are management fees and dividends from its banking subsidiaries, had sufficient cash flow and liquidity at December 31, 1994. Dividends totaling $19 million were available to be paid to the Parent Company by subsidiary banks without reducing capital ratios below regulatory minimums. At the end of 1994, the Parent Company had $8.5 million of short-term investments as well as additional borrowing capacity.

Results of Operations - 1994 Compared to 1993

        Net Income
        For the year ended December 31, 1994, Brenton recorded net income of $10,107,387, which included an after-tax restructuring charge of $1,658,415 related to the Company's strategic plan. Earnings per common share before the restructuring charge were $1.48 compared to $1.80 for 1993. The restructuring charge totaled $.21 per share, reducing final 1994 earnings per share to $1.27.
        The Company's total assets grew 6.8 percent to $1.6 billion at December 31, 1994. Return on average assets (ROA), excluding the one-time charge, was 0.81 percent in 1994, compared to 1.04 percent in 1993. The return on average equity (ROE), excluding the restructuring charge, was 10.51 percent, compared to 13.82 percent one year earlier. The restructuring charge reduced ROA 0.11 percent and reduced ROE 1.48 percent.
        Net Interest Income
        Net interest income rose 2.3 percent to $55,450,526 for
1994. This growth resulted from an increase in average earning assets, primarily due to a 16.7 percent increase in average loans in 1994. Loans, which typically earn higher yields than investment securities, earned an average of 8.14 percent in 1994. Investment securities yielded an average
5.83 percent on a tax equivalent basis. The net interest spread, which is the difference between the rate earned on assets and the rate paid on liabilities, fell to 3.69 percent from 3.86 percent last year.
     212

        During 1994, the Company's net interest margin declined 16 basis points and averaged 4.12 percent. To aid in reversing the 1994 trend of lower net interest margins, there is a focus on managing the Company's balance sheet on a consolidated basis, which should enhance earnings over time.
Loan Quality Brenton's loan quality remains very strong compared to its peers and is the foundation of the Company's financial performance. Demonstrating this, the Company's nonperforming loans were a low 0.52 percent of loans or $5,022,000 at December 31, 1994, up from $4,013,000 and 0.46 percent one year ago. Nonperforming loans include loans on nonaccrual status, loans that have been renegotiated to below market interest rates or terms, and loans past due 90 days or more. Brenton ranked fourth among 36 Midwestern peer banks with its 0.40 percent ratio of nonperforming loans to loans at the end of the third quarter of 1994, according to the Stifel, Nicolaus & Co., Inc., September 30, 1994, Midwest Regional Banking Review.
        The allowance for loan losses represented 217.3 percent of nonperforming loans at the end of 1994, compared to 244.65 percent one year ago. The Company's net charge-offs to average loans, which ranked ninth among the 36 peer banking organizations at September 30, 1994, were 0.10 percent for 1994 compared to 0.05 percent for 1993. With continued growth in loan volume, the Company increased the provision for loan losses, which totaled $1,987,909 for the year ended December 31, 1994, compared to $1,251,588 for 1993.
        Quality control and risk management are carefully balanced with goals for loan growth. The Company's rigorous loan evaluation and approval system requires large loans to be approved by a team of top Company officers and all major loans to be routinely reviewed by qualified loan examiners.
        The allowance for loan losses is the amount available to absorb actual loan losses within the portfolio. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and most importantly, the evaluation of individual loans at each bank.
        Through the Company's loan administration process, individual banks evaluate loan characteristics, borrower's financial condition, and collateral values. From these assessments, the loan portfolio quality is quantified and the bank calculates a required allowance for loan losses. This process is expanded into a reserve adequacy analysis on a Company-wide basis.
        The adequacy of the allowance is subject to future events and uncertainties. Because of the in-depth analysis process, management believes the allowance for loan losses at December 31, 1994 was sufficient to absorb possible loan losses within the portfolio.
        Beginning January 1, 1995, the Financial Accounting Standards Boards will mandate a standard that will fundamentally change certain accounting procedures for impaired loans, including the determination of the allowance for loan losses and financial disclosures. This new Standard is not expected to have a material effect on the future financial statements of the Company.

         Net Noninterest Margin
         To measure operating efficiency, the Company uses the net noninterest margin, which is the difference between noninterest income and noninterest expense as a percent of average assets. For 1994, the net noninterest margin, before the restructuring charge, was 2.44

Graphs showing Net Interest Margin Provisions for Loan Losses and Net
Charge Offs.

Net Interest Margin

                            90      91      92      93      94
                            4.11%   4.04%   4.23%   4.28%   4.12%

Provision for
Loan Losses
(In thousands)

                            90      91      92      93      94
                            $869    799     1,411   1,252   1,988

Net Charge-offs
(In thousands)

                            90      91      92      93      94
                            $814    1,122   953     440     893

     213
percent compared to 2.31 percent in 1993. The restructuring charge negatively impacted the net noninterest margin 0.17 percent. To reduce this margin, which is a significant goal, the Company must continue to increase its asset base, develop fee-based services, and manage the growth of operating expenses to a lower level.
         Noninterest Income
         Generating noninterest income is a key component to the Company's earning performance, particularly when compressed net interest margins cause modest growth in net interest earnings. For 1994, total noninterest income (excluding securities transactions) declined 2.0 percent to $16,932,612 from $17,268,103 one year ago. Two significant areas created the decline in noninterest income in 1994.
        The first was lower service charges received on deposit accounts, which declined about $422,000 or 7.22 percent from 1993. Reducing fees charged for certain deposit account products is a trend that will continue in the future and is being experienced throughout the banking industry. The second area was a significant decline in secondary market real estate loan fees. The higher interest rates during the past year caused a 56.1 percent reduction in loan fees, which totaled $938,332 in 1994, compared to $2,139,492 in 1993, when the lowest interest rates in 25 years produced record levels of residential loan refinancings and originations.
        Securities transactions caused an additional decline in noninterest income. In response to the rising interest rate environment, securities were sold from the investment portfolio at a net loss of $339,624, compared to net gain of $595,168 in 1993. The objective in selling securities in 1994 was to reduce interest rate risk in the balance sheet and enhance future earnings.
        Offsetting the overall decline in noninterest income was a 22.2 percent growth in insurance commissions, which resulted primarily from the acquisition of an insurance agency in Tama/Toledo, Iowa, and a 13.0 percent rise in fiduciary income.
        Noninterest Expense
        Total noninterest expense rose 12.4 percent in 1994 to $56,656,922 from $50,414,942 one year ago. Included in 1994 expense is a one-time pre-tax restructuring charge of $2,645,000. The restructuring charge was recorded after the Company's Board of Directors approved an overall strategic plan that includes plans to consolidate the Company's 13 commercial banks, reduce Brenton's overall personnel levels, and close selected banking branches. The restructuring charge is comprised of the following costs:

Salaries and wages                                              $1,089,000
Employee benefits                                                  289,000
Occupancy expense                                                  192,000
Data processing expense                                            527,500
Abandonment losses                                                 267,000
Legal, regulatory and other                                        280,500
                                                                $2,645,000

        This restructuring plan is part of the Company's effort to streamline its operations and fully implement a sales culture. The actions associated with the plan will be substantially completed during 1995. A component of this plan will be to reduce the growth rate of noninterest expense.
        Without the restructuring charge, noninterest expense increased 7.1 percent from 1993 to 1994. The following analyses of other expenses excludes the restructuring charge:
        Salaries and benefits rose $1,063,409 from 1993 to 1994. The majority of this increase is related to expansion of mortgage services, cash management, and investment brokerage as well as the opening of new branches. The increase in salaries created a proportionate rise in employee benefits expense.
        Occupancy and furniture and equipment expense increased in 1994 by $959,493. This 14.5 percent increase is primarily due to rents for new offices for banking, brokerage, and real estate activities, as well as depreciation expense for remodeling facilities and new technology.
        Data processing expenses were unchanged from last year at $2,556,319. FDIC deposit insurance rose 5.7 percent in 1994, due to increasing deposit levels. All Brenton banks pay an
     214

FDIC insurance premium rate of $.23 per $100 of deposits, the lowest rate under the FDIC's risk-based premium system.
        During 1994, Brenton initiated several promotional campaigns offering brokerage services, checking accounts, and home equity loans. These campaigns, along with local community event sponsorships throughout the state, added 16.5 percent to advertising and promotion expenses.
        Other operating expenses rose 11.5 percent. Included in this increase were the following new activities:
     *    Costs for listing Brenton Banks, Inc. stock on the Nasdaq National
Market;
     * Costs related to new offices, such as a new savings bank facility in Ankeny and a new branch in the EconoFoods supermarket in Cedar Rapids;
     * The acquisition of real estate agencies in Marshalltown and Adel;
     * Expanded cash management services, now available at all Brenton locations;
     *    The acquisition of an insurance agency in Tama/Toledo;
     *    The introduction of the Brenton Family of Mutual Funds;
     * Expanded Brokerage activities, including two new independent offices.
        These growth and expansion activities added an additional $1.75 million of recurring noninterest expense to the Company in 1994. Management expects these new activities to enhance revenues in future years.
        Income Taxes The Company's income tax strategies include reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The goal is to maintain the maximum level of tax-exempt assets in order to benefit the Company on both a tax equivalent yield basis and in income tax savings. The effective rate of income tax expense as a percent of income, before income tax and minority interest, was 20.2 percent for 1994 compared to 27.0 percent for 1993. This decline in effective rate was due to lower overall Company earnings and reduced state franchise taxes.
        In 1994, the Company established out-of-state investment subsidiaries to manage the investment portfolios for each Brenton bank. These subsidiaries provide an opportunity to lower the amount of state franchise taxes paid by the Company.

Results of Operations - 1993 Compared to 1992

Acquisition On October 1, 1992, Brenton Banks, Inc. merged with Ames Financial Corporation and acquired its wholly-owned subsidiary, Ames Savings Bank, FSB of Ames, Iowa. With its name changed to Brenton Savings Bank, FSB, the institution continues to operate as a federal savings bank. The merger transaction, accounted for as a pooling-of-interests, resulted in the restatement of historical information to reflect combined results of Brenton and Ames Financial Corporation. The merger was accomplished by a stock-for-stock exchange. No bank borrowings were required since the only cash paid was for fractional shares of common stock.

Graph showing Net Noninterest Margin for 1990-1994 with additional bar showing Net Noninterest Margin without restructuring charge.

Net Noninterest Margin*

                            90      91      92      93      94      94
                            2.29%   2.26%   2.31%   2.31%   2.61%   2.44%

*1994 graph presentation reflects
amounts before and after the
one-time restructuring charge.

        Net Income
        The Company's record earnings of $14,249,970 in 1993 was a 10.0 percent increase over $12,953,094 in 1992. Earnings per share also grew 7.8 percent to $1.80 for 1993 compared to $1.67 for 1992. The Company's ROA improved to 1.04 percent from 0.98 percent in 1992. The ROE was 13.82 percent, down from 14.13 percent for 1992, the result of an increase in equity capital.
        Net Interest Income
        Net interest income rose 4.7 percent over 1992 to $54,228,718 and was prompted by growth in interest-earning assets and declining interest rates. The net interest margin was 4.28 percent for 1993 compared to 4.23 percent one year earlier.
        Loan Quality
        Nonperforming loans of $4,013,000 at the end of 1993 represented
0.46 percent of loans, down 12.6 percent from $4,593,000 one year earlier. Provision expense for loan losses declined $159,142 in 1993. This provision increased the allowance for loan losses to $9,817,864 at December 31, 1993, representing 244.65 percent of nonperforming loans and 1.12 percent of loans. Net loans charged off for 1993 represented a low 0.05 percent of average loans.
        Noninterest Income
        Noninterest income rose 21.7 percent from 1992 to $17,863,271 for 1993. The Company capitalized on mortgage loan origination during an interest rate environment that encouraged new home building and refinancing. Mortgage fees on residential mortgage loans sold into the secondary market rose nearly $800,000 in 1993 from the 1992 level.
        Brenton Brokerage Services, Inc. became a licensed broker dealer in April 1992 and capitalized on mutual funds sales, spurred by lower interest rates on traditional deposit products. This resulted in an 88.1 percent increase in investment brokerage commissions, which totaled $3 million in 1993.
        Noninterest Expense
        Noninterest expense rose 8.2 percent to $50,414,942 in 1993. Over half of this increase was related to higher salaries and benefit expense, which in part resulted from increased commission-based compensation on investment brokerage sales and secondary market real estate loan origination.
        Facilities remodeling and technological enhancements were fully implemented in 1993. As a result, expenses related to occupancy and furniture and equipment rose 9.3 percent. Also in 1993, the Company initiated promotional campaigns and added technological enhancements to improve sales of products and services. As a result, advertising and promotion expenses increased 16.9 percent.
        Data processing expense and FDIC deposit insurance assessments were both down slightly from 1992. All Brenton banks pay an FDIC insurance premium rate of $.23 per $100 of deposits, the lowest rate under the FDIC's risk-based premium system. Other operating expense rose only 4.7 percent, with expenses related to any given category increasing only modestly.
Income Taxes The Company's income tax strategy includes reducing taxes by purchasing assets that produce tax-exempt income. The effective rate of income tax as a percent of income before income tax and minority interest was
27.0 percent for 1993, compared to 26.4 percent for 1992.
        In January 1993, the Company adopted a new accounting standard related to income taxes. This standard allows the Company to recognize deferred tax benefits based on the likelihood of realization of those benefits in future years. Also during 1993, the Company's effective federal income tax rate rose because of statutory federal changes. Neither of these items had a material effect on the financial statements of the Company.

Pie chart showing Loan Composition for 1994.

1994

Loan Composition
Real Estate          57.7%
Consumer             22.8%
Commercial           11.9%
Loans to Farmers      7.4%
Other                  .1%

Consolidated Average Balances and Rates

Brenton Banks, Inc. and Subsidiaries

Average Balances (In thousands)                                        1994          1993      1992       1991       1990
Assets:
Cash and due from banks                                          $   46,301       46,025     41,715     35,656     36,012
Interest-bearing deposits with banks                                    124          762      6,240     18,335     13,562
Federal funds sold and securities purchased under
  agreements to resell                                               37,666       23,725     27,082     35,154     40,095
Trading account securities                                              116           --         --         --         --
Investment securities:
   Available for sale-taxable                                       245,913       53,174      6,512         --         --
   Available for sale-tax-exempt                                    132,040           --         --         --         --
   Held to maturity-taxable                                          35,794      299,993    384,301    342,466    303,243
   Held to maturity-tax-exempt                                       44,584      164,520    139,296    106,658     58,507
Loans held for sale                                                   2,575        6,165      2,553         --         --
Loans                                                               936,370      802,088    736,646    727,870    659,283
Allowance for loan losses                                           (10,502)      (9,615)    (8,894)    (8,819)    (8,763)
Bank premises and equipment                                          24,545       23,045     21,400     18,876     17,003
Other                                                                25,663       26,543     30,422     32,243     26,843
                                                                 $1,521,189    1,436,425  1,387,273  1,308,439  1,145,785
Liabilities and Stockholders' Equity:
Deposits:
  Noninterest-bearing                                            $  127,464      119,322    112,054    102,795    102,225
  Interest-bearing:
    Demand                                                          250,520      217,754    209,642    175,595    152,434
    Savings                                                         294,715      299,640    260,568    235,894    205,433
    Time                                                            625,981      622,789    646,261    654,776    560,679

Total deposits                                                    1,298,680    1,259,505  1,228,525  1,169,060  1,020,771

Federal funds purchased and securities sold
  under agreements to repurchase                                     61,656       42,715     33,240     20,340     18,912
Other short-term borrowings                                           4,860           33      2,170      5,361      3,027
Accrued expenses and other liabilities                               13,254       12,805     13,735     14,739     14,432
Long-term borrowings                                                 26,500       14,077     14,067     13,619     13,347

Total liabilities                                                 1,404,950    1,329,135  1,291,737  1,223,119  1,070,489

Minority interest                                                     4,290        4,150      3,845      3,589      3,472
Common stockholders' equity                                         111,949      103,140     91,691     81,731     71,824
                                                                 $1,521,189    1,436,425  1,387,273  1,308,439  1,145,785
Summary of Average Interest Rates
Average rates earned:
Interest-bearing deposits with banks                                   6.65%        2.88       4.92       7.10       8.69
Trading account securities                                             6.36           --         --         --         --
Federal funds sold and securities purchased
  under agreements to resell                                           4.53         2.05       2.41       5.77       7.84
Investment securities:
   Available for sale-taxable                                          5.30         5.28       6.63         --         --
   Available for sale-tax exempt (tax equivalent basis)                6.37           --         --         --         --
   Held to maturity-taxable                                            5.20         5.54       6.88       8.50       8.93
   Held to maturity-tax-exempt (tax equivalent basis)                  7.70         6.97       7.66       8.85       9.74
Loans held for sale                                                    7.50         8.43       9.33         --         --
Loans                                                                  8.14         8.77       9.65      10.52      10.85

Average rates paid:
Deposits                                                               3.55%        3.70       4.70       6.19       6.71
Federal funds purchased and securities sold under agreements
  to repurchase                                                        3.38         2.41       2.78       4.74       6.16
Other short-term borrowings                                            5.42         3.63       5.57       8.70      10.18
Long-term borrowings                                                   6.86         8.60       9.14       9.57      10.16

Average yield on interest-earning assets                               7.31%        7.57       8.43       9.62      10.11
Average rate paid on interest-bearing liabilities                      3.62         3.71       4.70       6.21       6.76
Net interest spread                                                    3.69         3.86       3.73       3.41       3.35
Net interest margin                                                    4.12         4.28       4.23       4.04       4.11

Selected Financial Data
Brenton Banks, Inc. and Subsidiaries

Year-end Balances
    (In thousands)         1994      1993       1992      1991      1990    1989    1988    1987    1986    1985
Total assets         $1,581,327 1,480,596  1,431,140 1,360,942 1,274,301 961,370 921,207 908,933 956,505 963,190
Interest-earning
   assets             1,475,473 1,400,709  1,323,252 1,267,402 1,181,172 883,721 845,571 836,029 865,364 880,666
Interest-bearing
   liabilities        1,315,378 1,224,951  1,181,013 1,141,008 1,052,597 769,717 733,133 728,597 771,416 785,851
Demand deposits         136,548   127,132    137,212   115,479   125,626 113,349 118,392 116,830 123,883 117,624
Long-term
   borrowings            28,939    20,055     13,284    13,634    12,675  14,701  16,215  17,509  18,759  19,707
Preferred stock              --        --         --        --        --      --      --   2,000   3,000   4,000
Common stockholders'
   equity               110,430   112,418     97,430    86,712    77,258  63,522  56,401  49,618  44,976  41,815

Results of operations
 (In thousands)
Interest income      $  101,223    98,656    106,560   115,561   106,826  85,722  76,745  74,774  84,321  96,181
Interest expense         45,772    44,427     54,773    68,687    64,431  49,102  43,180  43,149  52,920  63,175
Net interest income      55,451    54,229     51,787    46,874    42,395  36,620  33,565  31,625  31,401  33,006
Provision for loan
   losses                 1,988     1,252      1,411       799       869     760   1,214   2,132  11,605  17,320
Net interest income
   after provision
   for loan losses       53,463    52,977     50,376    46,075    41,526  35,860  32,351  29,493  19,796  15,686
Noninterest income       16,593    17,863     14,684    12,715    11,554  10,113  10,367   9,064  16,483   9,306
Noninterest expense      56,657    50,415     46,591    42,284    37,820  32,781  32,066  32,952  32,558  30,427
Income (loss) before
  income taxes and
  minority interest      13,399    20,425     18,469    16,506    15,260  13,192  10,652   5,605   3,721  (5,435)
Income taxes              2,701     5,508      4,884     4,308     4,388   4,016   2,527     408     116    (887)
Minority interest           591       667        632       539       533     472     422     290      84      39
Net income (loss)        10,107    14,250     12,953    11,659    10,339   8,704   7,703   4,907   3,521  (4,587)
Preferred stock
   dividend
   requirement               --        --         --        --        --      --      81     265     360     455
Net income (loss)
   available to
   common
   stockholders      $   10,107    14,250     12,953     11,659    10,339   8,704  7,622   4,642   3,161  (5,042)

Average common shares
   outstanding*           7,952     7,919      7,783      7,758     7,745   7,196  7,196   7,196   7,196   7,196

Per common and common
equivalent share*
Net income (loss)    $     1.27      1.80       1.67       1.50      1.33    1.21   1.06     .65     .44    (.70)
Cash dividends             .440      .400       .350       .323      .273     .22   .117    .000    .000    .135
Common stockholders
   equity                 14.03     14.27      12.47      11.16      9.97    8.83   7.84    6.89    6.25    5.81

Selected operating
   ratios
Return on average
   assets
  (including minority
   interest)                .70%     1.04        .98        .93       .95    1.00    .90     .57     .38    (.47)
Return on average
   common
   stockholders'
   equity                  9.03     13.82      14.13      14.27     14.39   14.50  14.34    9.78    7.35  (11.03)
Common dividend payout    34.65     22.22      21.00      21.56     20.50   18.23  11.01     .00     .00     N/M
Allowance for loan
   losses as a
   percent of loans        1.12      1.12       1.20       1.14      1.25   1.55    1.60    1.75    2.09    1.95
Net charge-offs to
   average loans
   outstanding              .10       .05        .13        .15       .12    .08     .18     .75    2.61    2.54

*Restated for 3-for-2 stock split effective in 1994 and 2-for-1 stock split effective in 1990.
  N/M - Not meaningful, Company incurred a net loss.

Consolidated Statements of Condition
Brenton Banks, Inc. and Subsidiaries
December 31                                                                               1994            1993
Assets:
Cash and due from banks (note 3)                                                $   58,387,727      42,548,497
Interest-bearing deposits with banks                                                    64,255              --
Federal funds sold and securities purchased under agreements to resell              59,396,428      41,875,000
Trading account securities                                                                  --           9,850
Investment securities:
  Available for sale (note 4)                                                      349,208,773     412,209,721
  Held to maturity (market value of $92,284,000 and $66,892,000
   at December 31, 1994 and 1993, respectively) (note 4)                            94,484,134      66,384,042
Investment securities                                                              443,692,907     478,593,763
Loans held for sale                                                                  2,104,492       4,349,422
Loans (note 5)                                                                     970,214,498     875,881,387
  Allowance for loan losses (note 6)                                               (10,913,043)     (9,817,864)
Loans, net                                                                         959,301,455     866,063,523
Bank premises and equipment (notes 7 and 11)                                        27,103,630      23,147,521
Accrued interest receivable                                                         13,064,921      12,815,884
Other assets (note 9)                                                               18,211,034      11,192,586
                                                                                $1,581,326,849   1,480,596,046
Liabilities and Stockholders' Equity:
Deposits (note 8):
  Noninterest-bearing                                                          $   136,547,995     127,131,654
  Interest-bearing:
    Demand                                                                         315,369,233     232,005,404
    Savings                                                                        255,046,184     307,615,814
    Time                                                                           633,319,698     627,610,822
Total deposits                                                                   1,340,283,110   1,294,363,694
Federal funds purchased and securities sold under agreements to repurchase          70,703,736      37,664,328
Other short-term borrowings (note 10)                                               12,000,000              --
Accrued expenses and other liabilities                                              14,749,917      11,688,256
Long-term borrowings (note 11)                                                      28,939,413      20,054,913
Total liabilities                                                                1,466,676,176   1,363,771,191
Minority interest in consolidated subsidiaries                                       4,220,328       4,407,190
Redeemable preferred stock, $1 par; 500,000 shares authorized;
  issuable in series, none issued                                                           --              --
Common stockholders' equity (notes 13, 14 and 16):
  Common stock, $5 par; 25,000,000 shares authorized;
    7,871,546 and 5,253,151 shares issued at December 31, 1994 and 1993,
  respectively                                                                      39,357,730      26,265,755
  Capital surplus                                                                    5,210,344       5,598,027
  Retained earnings                                                                 70,979,317      77,517,613
  Unrealized gains (losses) on assets available for sale                            (5,117,046)      3,036,270
Total common stockholders' equity                                                  110,430,345     112,417,665
                                                                                $1,581,326,849   1,480,596,046

Commitments and contingencies (notes 17 and 18)
See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations
Brenton Banks, Inc. and Subsidiaries

Years Ended December 31                                                               1994         1993          1992

Interest Income:
Interest and fees on loans (note 5)                                           $ 76,456,964   70,816,746     71,364,279
Interest and dividends on investments:
   Available for sale-taxable                                                   13,032,050    3,143,004        431,746
   Available for sale-tax-exempt                                                 5,530,626           --             --
   Held to maturity-taxable                                                      1,862,628   16,293,759     26,373,085
   Held to maturity-tax-exempt                                                   2,619,333    7,894,225      7,429,582
Interest on federal funds sold and securities purchased
   under agreements to resell                                                    1,705,717      485,912        653,886
Other interest income                                                               15,636       21,934        307,248
Total interest income                                                          101,222,954   98,655,580    106,559,826

Interest Expense:
Interest on deposits (note 8)                                                   41,609,766   42,188,138     52,443,250
Interest on federal funds purchased and securities sold
   under agreements to repurchase                                                2,082,077    1,027,324        923,853
Interest on other short-term borrowings (note 10)                                  263,658        1,200        120,912
Interest on long-term borrowings (note 11)                                       1,816,927    1,210,200      1,285,442
Total interest expense                                                          45,772,428   44,426,862     54,773,457

Net interest income                                                             55,450,526   54,228,718     51,786,369
Provision for loan losses (note 6)                                               1,987,909    1,251,588      1,410,730
Net interest income after provision for loan losses                             53,462,617   52,977,130     50,375,639

Noninterest Income:
Service charges on deposit accounts                                              5,424,547    5,846,770      5,735,963
Insurance commissions and fees                                                   2,115,085    1,730,387      1,695,699
Other service charges, collection and exchange charges,
   commissions and fees                                                          3,558,900    4,120,732      3,175,552
Investment brokerage commissions                                                 2,879,401    3,010,004      1,600,324
Fiduciary income                                                                 2,160,492    1,912,442      1,758,203
Net gains (losses) from securities available for sale (note 4)                    (339,624)     595,168         79,474
Other operating income                                                             794,187      647,768        638,825
Total noninterest income                                                        16,592,988   17,863,271     14,684,040

Noninterest Expense:
Salaries and wages                                                              24,595,274   22,952,044     20,894,947
Employee benefits (note 15)                                                      4,960,665    4,162,486      3,609,995
Occupancy expense of premises, net (notes 7 and 17)                              4,702,208    3,988,525      3,710,772
Furniture and equipment expense (notes 7 and 17)                                 3,060,557    2,622,747      2,339,605
Data processing expense (note 18)                                                3,083,819    2,526,280      2,532,410
FDIC deposit insurance assessment                                                2,907,382    2,749,969      2,750,378
Advertising and promotion                                                        1,772,852    1,521,712      1,301,545
Other operating expense                                                         11,574,165    9,891,179      9,451,104
Total noninterest expense                                                       56,656,922   50,414,942     46,590,756

Income before income taxes and minority interest                                13,398,683   20,425,459     18,468,923
Income taxes (note 9)                                                            2,700,640    5,507,849      4,884,145
Income before minority interest                                                 10,698,043   14,917,610     13,584,778
Minority interest                                                                  590,656      667,640        631,684
Net income                                                                     $10,107,387   14,249,970     12,953,094

Per common and common equivalent share (note 13):
Net income                                                                     $      1.27         1.80           1.67
Cash dividends                                                                         .44          .40            .35

See accompanying notes to consolidated financial statement.

Consolidated Statements of Cash Flows
Brenton Banks, Inc. and Subsidiaries

Years Ended December 31                                                      1994          1993               1992
Operating Activities:
Net income                                                        $    10,107,387    14,249,970         12,953,094
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Provision for loan losses                                            1,987,909     1,251,588          1,410,730
   Depreciation and amortization                                        3,387,034     3,100,977          2,780,907
   Deferred income taxes                                               (1,257,325)     (531,013)           (88,728)
   Net (gains) losses from securities held for sale                       339,624      (595,168)           (79,474)
   (Increase) decrease in accrued interest receivable
     and other assets                                                  (1,477,154)    2,456,544          3,104,394
   Increase (decrease) in accrued expenses, other liabilities
     and minority interest                                              3,192,432       496,782         (2,258,750)
Net cash provided from operating activities                            16,279,907    20,429,680         17,822,173

Investing Activities:
Investment securities available for sale:
   Purchases                                                         (122,339,026) (166,637,785)                --
   Maturities                                                         154,659,319    34,834,992                 --
   Sales                                                               21,484,178    98,446,394         37,841,160
Investment securities held to maturity:
   Purchases                                                          (59,384,073) (132,198,518)      (407,542,480)
   Maturities                                                          26,687,613   233,316,414        283,315,958
Net (increase) decrease in loans held for sale                          2,244,930       147,839         (4,497,261)
Net increase in loans                                                 (95,225,841) (122,867,264)        (2,496,838)
Purchases of bank premises and equipment                               (6,893,877)   (3,487,797)        (4,864,458)
Net cash used by investing activities                                 (78,766,777)  (58,445,725)       (98,243,919)

Financing Activities:
Net increase in noninterest-bearing, interest-bearing
   demand and savings deposits                                         40,210,540    19,464,320         92,823,328
Net increase (decrease) in time deposits                                5,708,876     4,959,049        (37,971,233)
Net increase in federal funds purchased
   and securities sold under agreements to repurchase                  33,039,408     2,782,728         11,291,161
Net increase (decrease) in other short-term borrowings                 12,000,000      (119,784)        (4,053,769)
Proceeds of long-term borrowings                                       22,176,030     9,337,000          2,293,000
Repayment of long-term borrowings                                     (13,291,530)   (2,565,942)        (2,643,637)
Dividends on common stock                                              (3,471,901)   (3,138,307)        (2,577,619)
Proceeds from issuance of common stock under
   the employee stock purchase plan                                            --       361,194                 --
Proceeds from issuance of common stock under
   the stock option plan                                                  385,767       461,185            341,756
Payment for shares acquired under common stock repurchase plan           (850,950)           --                 --
Payment for fractional shares in 3-for-2 stock split                       (4,307)           --                 --
Net cash provided from financing activities                            95,901,933    31,541,443         59,502,987

Net increase (decrease) in cash and cash equivalents                   33,415,063    (6,474,602)       (20,918,759)
Cash and cash equivalents at the beginning of the year                 84,433,347    90,907,949        111,826,708
Cash and cash equivalents at the end of the year                     $117,848,410    84,433,347         90,907,949

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Common Stockholders' Equity
Brenton Banks, Inc. and Subsidiaries

                                                Common       Capital          Retained       Unrealized
                                                 Stock       Surplus          Earnings   Gains (Losses)             Total
Balance, December 31, 1991                 $25,892,400     4,807,247        56,030,475      (18,100)           86,712,022
Net income                                          --            --        12,953,094           --            12,953,094
Net change in unrealized gains (losses)             --            --                --          910                   910
Dividends on common stock
  $.35 per share*                                   --            --        (2,577,619)          --            (2,577,619)
Issuance of shares of common stock
  under the stock option plan (note 16)        113,000       188,756                --           --               301,756
Issuance of common stock under the Ames
  Financial Corporation stock option plan       33,950         6,050                --           --                40,000
Balance, December 31, 1992                  26,039,350     5,002,053        66,405,950      (17,190)           97,430,163
Net income                                          --            --        14,249,970           --            14,249,970
Net change in unrealized gains (losses)             --            --                --    3,053,460             3,053,460
Dividends on common stock
  $.40 per share*                                   --            --        (3,138,307)          --            (3,138,307)
Issuance of shares of common stock
  under the stock option plan (note 16)        161,000       300,185                --           --               461,185
Issuance of 13,081 shares of common stock
  under the employee stock purchase plan
  (note 16)                                     65,405       295,789                --           --               361,194
Balance, December 31, 1993                  26,265,755     5,598,027        77,517,613    3,036,270           112,417,665
Net income                                          --            --        10,107,387           --            10,107,387
Net change in unrealized gains (losses)             --            --                --   (8,153,316)           (8,153,316)
Dividends on common stock
  $.44 per share                                    --            --        (3,471,901)          --            (3,471,901)
3-for-2 stock split in the form of a
  stock dividend (note 13)                  13,169,475            --       (13,169,475)          --                    --
Fractional shares resulting from stock
  split                                             --            --            (4,307)          --                (4,307)
Issuance of shares of common stock
  under the stock option plan (note 16)        146,500       239,267                --           --               385,767
Shares reacquired under
  stock repurchase plan (note 13)             (224,000)     (626,950)               --           --              (850,950)
Balance, December 31, 1994                 $39,357,730     5,210,344        70,979,317   (5,117,046)          110,430,345

*Reflects the 3-for-2 stock split in the form of a stock dividend in May 1994

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Brenton Banks, Inc. and Subsidiaries
December 31, 1994, 1993 and 1992

(1) Summary of Significant Accounting Policies and Related Matters

The accounting and reporting policies of Brenton Banks, Inc. and subsidiaries (the Company) conform with generally accepted accounting principles and general practices within the banking industry. The following describe the more significant accounting policies:
The Principles of Consolidation The Company provides banking and related services to domestic markets. The consolidated financial statements include the accounts of Brenton Banks, Inc. (the Parent Company) and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications were made in the financial statements to agree with the current year presentation.
        The excess cost over underlying net assets of consolidated subsidiaries and other intangible assets are being amortized over 10 to 40 years and are included in other assets in the consolidated statements of condition. Intangible assets totaled $5,499,000 and $5,411,000 at December 31, 1994 and 1993, respectively.
Investment Securities Investment securities are classified based on the Company's intended holding period. Securities which may be sold prior to maturity, to meet liquidity needs, to respond to market changes or to adjust the Company's asset-liability position, are classified as available for sale. Securities which the Company intends to hold to maturity are classified as held to maturity.
        Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax and minority interest effect, are recorded as a component of common stockholders' equity. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts. The timing of the amortization and accretion for mortgage-backed securities are adjusted for actual and projected prepayments.
        Net gains or losses on the sales of securities are shown in the statements of operations. Gains or losses are computed using the specific security identification method.

Loans Loans are carried primarily at the unpaid principal balance. Interest income on loans is accrued and recorded as income based on contractual interest rates and daily outstanding principal balances, except on discounted loans where unearned income is recorded as income over the life of the loans based on the interest method.
        The accrual of interest income is stopped when the ultimate collection of a loan becomes doubtful. A loan is placed on non-accrual status when it becomes 90 days past due, if it is neither well secured or in the process of collection. Once determined uncollectible, previously accrued interest is charged to the allowance for loan losses.
        Loans held for sale include real estate mortgage loans originated with the intent to sell. These loans are carried at the lower of aggregate cost or fair value.
Allowance for Loan Losses The allowance for loan losses is maintained at a level necessary to support management's evaluation of potential losses in the loan portfolio, after considering various factors including prevailing and anticipated economic conditions. Loan losses or recoveries are charged or credited directly to the allowance account.
Bank Premises and Equipment Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided predominantly by the straight-line method over estimated useful lives of 8 to 40 years for buildings and leasehold improvements, and 3 to 25 years for furniture and equipment.
Other Real Estate Owned Included in other assets is property acquired through foreclosure, acceptance of deed in lieu of foreclosure or other transfers in settlement of outstanding loans and related contract sales of such property until the contract is transferred to earning assets based upon sufficient equity in the asset. Amounts totaled $502,000 and $948,000 at December 31, 1994 and 1993, respectively. Such property is carried at the lower of cost or estimated fair value. Periodic appraisals are obtained to support carrying values. Net expense of ownership and declines in carrying values are charged to operating expenses.
Employee Retirement Plan All employees of the Company are eligible, after meeting certain requirements, for inclusion in the defined contribution retirement plan. The plan is a combination profit sharing and 401(k) plan. Retirement plan costs are expensed as the Company contributes to the plan. The Company does not provide any material post-retirement benefits.
     223

Income Taxes The Company files a consolidated federal income tax return. Federal income taxes are allocated to the Parent Company and each subsidiary on the basis of its taxable income or loss included in the consolidated return.
        When income and expense are recognized in different periods for financial and income tax reporting purposes, deferred taxes are provided for such temporary differences unless limited.
Statements of Cash Flows In the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell and trading account securities.
Income Per Common and Common Equivalent Share Income per common and common equivalent share computations are based on the weighted average number of common and common stock equivalent shares outstanding. In October 1992, the Company merged with Ames Financial Corporation. In May 1994, the Company declared a 3-for-2 stock split in the form of a stock dividend. The average number of shares, after considering stock plans, the merger and the stock split was 7,951,866 for 1994, 7,918,560 for 1993 and 7,783,195 for 1992.
Fair Value of Financial Instruments Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Unless included in assets available for sale, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities.
        Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
        Estimated fair values have been determined by the Company using the best available data, and an estimation method suitable for each category of financial instruments.
Interest Rate Swaps Amounts paid or received, related to outstanding swap contracts that are used in the asset/liability management process, are recognized into earnings, as an adjustment to interest income over the estimated life of the related assets. Gains or losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related assets as a adjustment to yield.
Effect of New Financial Accounting Standards Statement of Financial Accounting Standards (SFAS 119), "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," was adopted by the Company for the year ended December 31, 1994. SFAS 119 requires disclosures about certain derivative financial instruments and additional information about certain other financial instruments.
        SFAS 114, "Accounting by Creditors for Impairment of a Loan," will be effective for the Company beginning January 1, 1995 and requires measurement of certain covered loans at the present value of expected future cash flows discounted at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. The Company expects to adopt S FAS 114 when required, and management believes adoption will not have a material effect on the financial position and results of operations nor will adoption require additional capital resources.


(2) Acquisitions

The Company acquired all outstanding shares of Ames Financial Corporation
(Ames) and its wholly owned subsidiary Ames Savings Bank, FSB in exchange for 557,070 shares of common stock (after the 3-for-2 stock split in the form of a stock dividend) on October 1, 1992. The merger was accounted for using the pooling-of-interests method and, accordingly, the consolidated financial statements were restated to include the financial position and results of operations of Ames for all periods presented.


(3) Cash and Due From Banks

The subsidiary banks are required by federal banking regulations to maintain certain cash and due from banks reserves. This reserve requirement amounted to $4,845,000 at December 31, 1994.
     224

(4) Investment Securities

The amortized cost and estimated fair value of investment securities follow.
The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.
                                                                Gross         Gross    Estimated
                                             Amortized     Unrealized    Unrealized         Fair
                                                  Cost          Gains        Losses        Value

December 31, 1994 (In thousands)
Investment securities available for sale:
    Taxable investments:
    U.S. Treasury securities                 $ 51,198        --            (557)        50,641
    Securities of U.S. government agencies     66,848       100            (911)        66,037
    Mortgage-backed and related securities    108,491       156          (4,526)       104,121
    Other investments                          10,890        --             (78)        10,812
    Tax-exempt investments:
    Obligations of states
      and political subdivisions              119,986       664          (3,052)       117,598
                                             $357,413       920          (9,124)       349,209
Investment securities held to maturity:
    Taxable investments:
    Securities of U.S. government agencies   $  9,444        --            (127)         9,317
    Mortgage-backed and related securities     35,282         5            (995)        34,292
    Other investments                           3,087        --             (35)         3,052
    Tax-exempt investments:
    Obligations of states
      and political subdivisions               46,671       130          (1,178)        45,623
                                             $ 94,484       135          (2,335)        92,284
December 31, 1993
Investment securities available for sale:
    Taxable investments:
    U.S. Treasury securities                 $ 63,418       418             (59)        63,777
    Securities of U.S. government agencies     58,645       566             (30)        59,181
    Mortgage-backed and related securities    137,951     1,354            (561)       138,744
    Other investments                           5,930        21             (26)         5,925
    Tax-exempt investments:
    Obligations of states
      and political subdivisions              141,325     3,419            (161)       144,583
                                             $407,269     5,778            (837)       412,210
Investment securities held to maturity:
    Taxable investments:
    Mortgage-backed and related securities   $ 24,882       227              (3)        25,106
    Other investments                           5,563        --              (6)         5,557
    Tax-exempt investments:
    Obligations of states and
      political subdivisions                   35,939       473            (183)        36,229
                                             $ 66,384       700            (192)        66,892

Gross gains of $68,000 and gross losses of $408,000 were recorded on sales of investment securities held for sale in 1994, gross gains of $944,000 and gross losses of $349,000 were recorded in 1993, and gross gains of $424,000 and gross losses of $345,000 were recorded in 1992.
        Other investments at December 31, 1994 and 1993 consisted primarily of corporate bonds. U.S. government agencies originate or guarantee primarily all of the mortgage-backed and related securities. The amortized cost of obligations of states and political subdivisions included industrial development revenue bonds of $9,549,000 and $10,316,000 at December 31, 1994 and 1993, respectively.
     225

        The scheduled maturities of investment securities at December 31, 1994 follow. Actual maturities may differ from scheduled maturities because issuers may have the right to call obligations without penalties. The maturities of mortgage-backed securities have been included in the period of anticipated payment considering historical prepayment rates.

                                                                  Estimated
                                              Amortized                Fair
(In thousands)                                     Cost               Value
Investment securities available for sale:
    Due in one year or less                   $139,038            133,582
    Due after one year through
    five years                                 158,086            153,143
    Due after five years through
    ten years                                   31,935             31,439
    Due after ten years                         28,354             31,045
                                              $357,413            349,209
Investment securities held to maturity:
    Due in one year or less                   $ 29,334             28,949
    Due after one year through
    five years                                  46,426             45,237
    Due after five years through
    ten years                                    8,052              7,841
    Due after ten years                         10,672             10,257
                                              $ 94,484             92,284

Investment securities carried at $153,405,000 and $95,641,000 at December 31, 1994 and 1993, respectively, were pledged to secure public and other funds on deposit and for other purposes.

(5) Loans

A summary of loans follows:
(In thousands)                           December 31, 1994                  1993
Real estate loans:
    Commercial construction
    and land development                          $ 26,549                24,189
    Secured by 1-4 family
    residential property                           389,713               349,810
    Other                                          143,960               129,574
Loans to farmers                                    71,853                66,574
Commercial and industrial loans                    115,280                90,521
Loans to individuals for personal
    expenditures, net of unearned
    income of $751 and $741
    at December 31, 1994 and
    1993, respectively                             221,627               214,401
All other loans                                      1,232                   812
                                                  $970,214               875,881

The Company originates commercial, real estate, agribusiness and personal loans with customers throughout Iowa. The portfolio has unavoidable geographic risk as a result.
        At December 31, 1994 and 1993, the Company had nonaccrual loans of $3,784,000 and $1,605,000, respectively, and restructured loans of $298,000 and $323,000, respectively. Interest income recorded during 1994 and 1993 on nonaccrual and restructured loans was $321,000 and $191,000, respectively. Interest income which would have been recorded if these loans had been current in accordance with original terms was $537,000 in 1994 and $359,000 in 1993.
        Loan customers of the Company include certain executive officers, directors and principal shareholders, and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The aggregate indebtedness of all executive officers, directors and principal shareholders of Brenton Banks, Inc. and its significant subsidiaries, and indebtedness of related interests and associates of this group (except where the indebtedness of such persons was less than $60,000) included in loans follows:

(In thousands)                                           Amount
Balance at December 31, 1993                             $8,361
    Additional loans                                      3,957
    Loan payments                                        (2,775)
Balance at December 31, 1994                             $9,543

(6) Allowance for Loan Losses

A summary of activity in the allowance for loan losses follows:

(In thousands)                                   1994        1993        1992
Balance at beginning of year                  $ 9,818       9,006       8,548
Provision                                       1,988       1,252       1,411
Recoveries                                      1,549       1,091         991
Loans charged off                              (2,442)     (1,531)     (1,944)
Balance at end of year                        $10,913       9,818       9,006

(7) Bank Premises and Equipment

A summary of bank premises and equipment follows:

(In thousands)                          December 31, 1994                  1993
Land                                              $ 3,204                 2,971
Buildings and leasehold
    improvements                                   24,791                22,956
Furniture and equipment                            18,137                15,538
Construction in progress                            2,472                   471
                                                   48,604                41,936
Less accumulated depreciation                      21,500                18,788
                                                  $27,104                23,148

Depreciation expense included in operating expenses amounted to $2,938,000, $2,621,000 and $2,301,000 in 1994, 1993 and 1992, respectively.
     226

(8) Deposits

Time deposits included deposits in denominations of $100,000 or more of $73,349,000 and $62,727,000 at December 31, 1994 and 1993, respectively.
        A summary of interest expense by deposit classification follows:

(In thousands)                                  1994        1993        1992
Demand                                       $ 5,418       4,552       5,277
Savings                                        6,878       7,697       9,385
Time deposits
    of $100,000 or more                        3,110       2,091       2,169
Other time deposits                           26,204      27,848      35,612
                                             $41,610      42,188      52,443

The Company made cash interest payments of $46,850,000, $44,141,000 and $56,647,000 on deposits and borrowings in 1994, 1993 and 1992, respectively.

(9) Income Taxes

The current and deferred income tax provisions included in the consolidated statements of operations follow:

1994 (In thousands)                          Current     Deferred    Total
Federal                                      $3,037      (1,099)     1,938
State                                           921        (158)       763
                                             $3,958      (1,257)     2,701
1993
Federal                                      $4,855        (523)     4,332
State                                         1,184          (8)     1,176
                                             $6,039        (531)     5,508
1992
Federal                                      $3,965         (91)     3,874
State                                         1,008           2      1,010
                                             $4,973         (89)     4,884

Since the income tax returns are filed after the issuance of the financial statements, amounts reported are subject to revision based on actual amounts used in the income tax returns. The Company made cash income tax payments of $2,671,000, $4,514,000 and $3,486,000 to the IRS, and $1,226,000, $1,301,000
and $713,000 to the state of Iowa in 1994, 1993 and 1992, respectively. Cash income tax payments for a year include estimated payments for current year income taxes and final payments for prior year income taxes. State income tax expense relates to state franchise taxes payable individually by the subsidiary banks.
        The reasons for the difference between the amount computed by applying the statutory federal income tax rate of 34 percent in 1994 and 1992 and 35 percent in 1993, and income tax expense follow:

(In thousands  )                               1994        1993        1992
At statutory rate                            $4,556       7,149       6,279
Increase (reduction):
    Tax-exempt interest                      (2,768)     (2,766)     (2,541)
    State taxes, net of
    federal benefit                             503         764         667
    Nondeductible interest expense
    to own tax-exempts                          363         361         377
    Other, net                                   47          --         102
                                             $2,701       5,508       4,884

Accumulated deferred income tax debits are included in other assets in the consolidated statements of condition. There was no valuation allowance at December 31, 1994 or 1993. A summary of the temporary differences resulting in deferred income taxes and the related tax effect of each follows:

(In thousands)                               1994        1993
Provision for loan losses                    $3,750       3,384
Unrealized (gains) losses on
    assets available for sale                 3,191      (1,790)
Restructuring charge                            970          --
Depreciation                                   (541)       (563)
Stock compensation plan                         418         461
Real estate mortgage
    loan points deferred                       (357)         --
Other, net                                     (125)        (94)
                                             $7,306       1,398

(10) Other Short-Term Borrowings

At December 31,1994, the Company had short-term borrowings with the Federal Home Loan Bank of Des Moines (FHLB) totaling $12,000,000. The notes were at an average rate of 5.40 percent. These borrowings were secured by residential mortgage loans equal to 170 percent of the borrowings and FHLB stock. The Company had no short-term borrowings at December 31, 1993.
        The Parent Company has arranged an unsecured, available line of credit of $2,000,000 which was unused at December 31, 1994. It is at the prime interest rate and is subject to annual review and renewal.

(11) Long-Term Borrowings

Long-term borrowings consisted of the following:

(In thousands)                     December 31, 1994                  1993
Capital notes, 6.00% to 10.00%
    Total Parent Company                     $12,644                12,022
Borrowings from FHLB, average rate
    of 5.97% at December 31, 1994             16,150                 8,000
Mortgage debt, average rate of
    7.44% at December 31, 1994                   100                    33
Other, 8% at December 31, 1994                    45                    --
                                             $28,939                20,055

     227

Mortgage debt was secured by real property with a carrying value of $119,000 at December 31, 1994. Borrowings from the FHLB were secured by residential mortgage loans equal to 170 percent of the borrowings and FHLB stock.
        The mortgage debt and borrowings from the FHLB were direct obligations of the individual subsidiaries.
        Scheduled maturities of long-term borrowings at December 31, 1994 follow:

                                        Parent
(In thousands)                         Company   Consolidated
1995                                   $    53            106
1996                                       950          3,458
1997                                     1,603         13,762
1998                                     1,177          2,686
1999                                     1,750          1,800
Thereafter                               7,111          7,127
                                       $12,644         28,939

(12)  Fair Value of Financial Instruments
The estimated fair values of the Comapny's financial instruments were as follows:

                                                December 31, 1994              December 31, 1993

                                              Recorded           Fair        Recorded           Fair
                                                Amount          Value          Amount          Value
(in thousands)
Financial assets:
  Cash and due from banks                     $   58,388           58,388       42,548           42,548
  Interest-bearing deposits with banks                64               64            -                -
  Federal funds sold and securities purchased
    under agreements to resell                    59,396           59,396       41,875           41,875
  Investment securities                          443,693          441,493      478,604          479,112
  Loans, net                                     959,301          950,861      866,064          885,878
Financial liabilities:
  Deposits                                     1,340,283        1,341,969    1,294,364        1,303,840
  Federal funds purchased, securities sold
    under agreements repurchase and other
    short term borrowings                         82,704           82,704       37,664           37,664
  Long term borrowings                            28,939           28,061       20,055           20,963
Off-balance-sheet assets (liabilities):
  Commitments to extend credit                $       --               --           --               --
  Letters of credit                                   --              (42)          --              (44)
  Interest rate swap                                  --               51           --               --

The recorded amount of cash and due from banks and interest-bearing deposits with banks approximates fair value.
        The recorded amount of federal funds sold and securities
        purchased under agreements to resell approximates fair value as a result of the short-term nature of the instruments.
        The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.
        The estimated fair value of loans is net of an adjustment for credit risk. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Real estate loans secured by 1-4 family residential property were valued using trading prices for similar pools of mortgage-backed securities. Other fixed rate loans were valued using a present value discounted cash flow with a discount rate approximating the market for similar assets.
        Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar deposits. The fair value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.
        The recorded amount of the federal funds purchased,
        securities sold under agreements to repurchase and short-term borrowings approximates fair value as a result of the short-term nature of these instruments.
        The estimated fair value of long-term borrowings was determined using a present value discounted cash flow with a discount rate approximating the current market for similar borrowings.
        The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements.
        The fair value of interest rate swaps(used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date.
     228

(13) Common Stock Transactions

In May 1994, the Company declared a 3-for-2 stock split in the form of a 100 percent stock dividend. This transaction resulted in the issuance of 2,633,895 shares of common stock and the transfer of $13,169,475 from retained earnings to common stock. Net income and cash dividends per share information in the financial statements have been retroactively restated to reflect this transaction.
        In March 1994, the Board of Directors authorized a plan to repurchase $2,000,000 of the Company's common stock. As of December 31, 1994, the Company had repurchased 44,800 shares at a total cost of $850,950.
        The Company acquired all outstanding shares of Ames Financial Corporation and its wholly owned subsidiary Ames Savings Bank, FSB in exchange for 557,070 shares of common stock (after the 3-for-2 stock split) on October 1, 1992. The merger was accounted for using the pooling-of-interests method.

(14) Dividend Restrictions

The Parent Company derives a substantial portion of its cash flow, including that available for dividend payments to stockholders, from the subsidiary banks in the form of dividends received. National banks, state banks and savings banks are subject to certain statutory and regulatory restrictions that affect dividend payments.
        Based on minimum regulatory capital guidelines as published by those regulators, the maximum dividends which could be paid by the subsidiary banks to the Parent Company at December 31, 1994 were approximately $19 million.

(15) Employee Retirement Plan

The Company provides a defined contribution retirement plan for the benefit of employees. The plan is a combination profit sharing and 401(k) plan. All employees 21 years of age or older and employed by the Company for at least one year are eligible for the plan. The Company contributes 4 1\2 percent of eligible compensation of all participants to the profit sharing portion of the plan, and matches employee contributions to the 401(k) portion of the plan up to a maximum of 3 percent of each employee's eligible compensation. Retirement plan costs charged to operating expenses in 1994, 1993 and 1992 amounted to $1,367,000, $1,211,000 and $952,000, respectively. The Company offers no material post-retirement benefits.

(16) Stock Plans

The Company's long-term stock compensation plan for key management personnel provides for 360,000 shares of the Company's common stock (after the May 1994, 3-for-2 stock split in the form of a stock dividend) to be reserved for grant over a four year period. Each grant of shares covers a three-year performance period, 35 percent of which vests upon completion of employment for the performance period and 65 percent of which vests based on a tiered achievement scale tied to financial performance goals established by the Board of Directors. Under the plan, 91,493 shares were granted covering the performance period of 1992 through 1994, 78,644 were granted for 1993 through 1995, and 90,293 were granted for 1994 through 1996. The total stock compensation expense associated with this plan was $(102,000), $683,000 and $560,000 for 1994, 1993 and 1992 respectively.
        The Company's nonqualified stock option plan permits the Board of Directors to grant options to purchase up to 300,000 shares of the Company's $5 par value common stock. The options may be granted to officers of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted.
The options are subject to certain vesting requirements and maximum exercise periods, as established by the Board of Directors. No options were available for grant at December 31, 1994.
        Changes in options outstanding and exercisable during 1994, 1993 and 1992 were as follows (restated for the May 1994, 3-for-2 stock split in the form of a stock dividend):

                             Exercisable        Outstanding          Option Price
                                 Options            Options             Per Share
December 31, 1991                188,700            267,150            $4.42-9.46
Vested-1992                       53,400                 --             4.42-9.46
Exercised-1992                   (33,900)           (33,900)                 4.42
Forfeited-1992                        --               (450)                 4.42
December 31, 1992                208,200            232,800             4.42-9.46
Vested-1993                       10,200                 --             6.42-9.46
Exercised-1993                   (48,300)           (48,300)                 4.42
December 31, 1993                170,100            184,500             4.42-9.46
Granted-1994                          --              8,400                 19.63
Vested-1994                        7,200                 --             8.79-9.46
Exercised-1994                   (36,850)           (36,850)            4.42-8.79
December 31, 1994                140,450            156,050           $4.42-19.63

The Company's Employee Stock Purchase Plan allows employees to purchase the Company's common stock at 85 percent of the current market price. During 1994, 22,551 shares of common stock were purchased by employees under this plan (after restatement for the May 1994 3-for-2 stock split).
     229

(17)  Lease Commitments

Rental expense included in the consolidated statements of operations amounted to $1,799,000, $1,373,000 and $1,345,000 in 1994, 1993 and 1992,
respectively. Future minimum rental commitments for all noncancelable leases with terms of one year or more total approximately $1,100,000 per year through 1999, $500,000 per year through 2004, $400,000 per year through 2009, and $40,000 per year through 2014, with a total commitment of $10,370,000.

(18) Commitments and Contingencies

In the normal course of business, the Company is party to financial instruments necessary to meet the financing needs of customers, which are not reflected on the consolidated statements of condition. These financial instruments include commitments to extend credit, standby letters of credit and interest rate swaps. The Company's risk exposure in the event of nonperformance by the other parties to these financial instruments is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments as it does in making loans.
        Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates and may require payment of a fee. Based upon management's credit assessment of the customer, collateral may be obtained. The type and amount of collateral varies, but may include real estate under construction, property, equipment and other business assets. In many cases, commitments expire without being drawn upon, so the total amount of commitments does not necessarily represent future liquidity requirements. At December 31, 1994 the Company had outstanding commitments to extend credit of $154 million.
        Standby letters of credit are conditional commitments issued by the Company guaranteeing the financial performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. At December 31, 1994 there were $8,388,000 of standby letters of credit outstanding. The Company does not anticipate losses as a result of issuing commitments to extend credit or standby letters of credit.
        During 1993, the Company entered into an interest rate swap agreement with a notional value of $1,280,000 at December 31, 1994, involving the exchange of a fixed for a floating rate interest payment stream. The interest rate swap agreement subjects the Company to market risk associated with changes in interest rates, as well as the risk of default by the counterparty to the agreement. The credit worthiness of the counterparty was evaluated by the Company's loan committee prior to entering into the agreement. The agreement runs through October 1998.
        Brenton Savings Bank, FSB converted from a mutual savings and loan association to a federal stock savings bank in 1990, at which time a $4 million liquidation account was established. Each eligible savings account holder, who had maintained a deposit account since the conversion, would be entitled to a distribution if the savings bank were completely liquidated. Thi s distribution to savers would have priority over distribution to the Parent Company. The Company does not anticipate such a liquidation.
        Effective December 1991, the Company entered into a five-year data processing facilities management agreement with Systematics, Inc., whereby Systematics, Inc. manages and operates the Company's data processing facility. The contract involves fixed payments of $2,330,000 in 1995 and $2,117,000 in 1996. These fixed payments will be adjusted for inflation and volume fluctuations.
        The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial statements.

(19) Restructuring Charge

During the fourth quarter of 1994, the Company finalized plans to implement a strategic restructuring program. As part of this plan, the Company will combine its 13 commercial banks into a single, statewide banking organization, consolidate facilities, and realign the Company's work force. This plan resulted in a special charge of $2.6 million ($1.7 million after tax or $.21 per share), in 1994. Costs associated with the restructuring include severance costs for terminated employees (approximately 70 to 90 employees in various positions), data processing costs, regulatory fees and legal fees related to the conversion to a single bank, and abandonment losses on facilities and equipment.
     230

(20) Brenton Banks, Inc. (Parent Company) Condensed Financial Information Statements of Condition

December 31 (In thousands)                1994           1993
Assets
    Cash and deposits                  $    34            316
    Short-term investments               8,500          3,500
    Advances to bank subsidiaries          720            450
    Investments in:
    Bank subsidiaries                  109,012        116,595
    Bank-related subsidiaries              332            264
    Excess cost over net assets          1,974          2,048
    Premises and equipment               1,020            528
    Other assets                         3,235          2,865
                                      $124,827        126,566
Liabilities and Stockholders' Equity
    Accrued expenses payable
    and other liabilities             $  1,753          2,126
    Long-term borrowings                12,644         12,022
    Common stockholders' equity        110,430        112,418
                                      $124,827        126,566

Statements of Operations

Years Ended December 31 (In thousands)     1994           1993           1992
                                                                       <c)
Income
    Dividends from subsidiaries        $11,691           8,150          7,643
    Interest income                        317              84             33
    Management fees                      1,222           1,580          1,507
    Other operating income               2,128           1,881          1,769
                                        15,358          11,695         10,952
Expense
    Salaries and benefits                3,466           3,976          3,886
    Interest on short-term borrowings       --              --             98
    Interest on long-term borrowings     1,044           1,108          1,108
    Other operating expense              2,263           1,998          2,298
                                         6,773           7,082          7,390
Income before income taxes and
  equity in undistributed
  earnings of subsidiaries               8,585           4,613          3,562
Income taxes                            (1,083)         (1,175)        (1,259)
Income before equity in
  undistributed earnings of
  subsidiaries                           9,668           5,788          4,821
Equity in undistributed
  earnings of subsidiaries                 439           8,462          8,132
Net income                             $10,107          14,250         12,953

     231

(20) Brenton Banks, Inc. (Parent Company) Condensed Financial Information Statements of Cash Flows

Years Ended December 31 (In thousands)    1994          1993           1992
Operating Activities
Net income                             $10,107        14,250         12,953
Adjustments to reconcile net
  income to net cash provided
  from operating activities:
    Equity in undistributed
      earnings of subsidiaries            (439)       (8,462)        (8,132)
    Depreciation and amortization          230           188            169
    Increase in other assets              (370)       (1,154)          (345)
    Increase (decrease) in
      accrued expenses payable
      and other liabilities               (373)          641            479
Net cash provided from
  operating activities                   9,155         5,463          5,124
Investing Activities
Increase in short-term investments      (5,000)       (3,500)            --
Redemption (purchase) of subsidiary
  equity, net                             (200)          886            (26)
Principal collected from or
  (advances to) subsidiaries              (270)         (400)           150
Purchase of premises and
  equipment, net                          (648)         (119)          (129)
Net cash used by investing activities   (6,118)       (3,133)            (5)
Financing Activities
Net decrease in short-term borrowings       --            --         (3,950)
Net proceeds (repayment) of
  long-term borrowings                     622           (74)         1,097
Proceeds from issuance of common
  stock under the stock option plan        386           822            342
Payment for shares acquired
  under common stock repurchase plan      (851)           --             --
Payment for fractional shares
  in 3-for-2 stock split                    (4)           --             --
Dividends on common stock               (3,472)       (3,138)        (2,578)
Net cash used by financing activities   (3,319)       (2,390)        (5,089)
Net increase (decrease) in
  cash and interest-bearing deposits      (282)          (60)            30
Cash and interest-bearing
  deposits at the beginning
  of the year                              316           376            346
Cash and interest-bearing
deposits at the end of the year         $   34           316            376

     232
(21) Unaudited Quarterly Financial Information
The following is a summary of unaudited quarterly financial information. (In thousands, except per common and common equivalent share data)

                                                      1994
Three months ended                    March 31        June 30       Sept. 30         Dec. 31
Interest income                        $23,857         24,867         25,682          26,817
Interest expense                        10,427         10,815         11,610          12,920
Net interest income                     13,430         14,052         14,072          13,897
Provision for loan losses                  404            426            440             718
Net interest income after
  provision for loan losses             13,026         13,626         13,632          13,179
Noninterest income                       4,406          4,185          3,958           4,043
Noninterest expense                     13,515         13,502         13,677          15,963
Income before income taxes
  and minority interest                  3,917          4,309          3,913           1,259
Income taxes                               888          1,055            958            (201)
Minority interest                          136            147            146             162
Net income                             $ 2,893          3,107          2,809           1,298
Per common and common
  equivalent share:
Net income                             $   .37            .39            .35             .16

                                                      1993
Three months ended                    March 31        June 30       Sept. 30         Dec. 31
Interest income                        $24,597         24,830         24,688          24,541
Interest expense                        11,287         11,067         11,064          11,009
Net interest income                     13,310         13,763         13,624          13,532
Provision for loan losses                  444            295            290             223
Net interest income after
  provision for loan losses             12,866         13,468         13,334          13,309
Noninterest income                       4,085          4,418          4,509           4,851
Noninterest expense                     12,581         12,601         12,493          12,740
Income before income taxes and
  minority interest                      4,370          5,285          5,350           5,420
Income taxes                             1,122          1,452          1,465           1,469
Minority interest                          139            169            176             183
Net income                             $ 3,109          3,664          3,709           3,768
Per common and common
  equivalent share:
Net income                             $   .39            .47            .47             .47

     233

Management's Report

The management of Brenton Banks, Inc. is responsible for the content of the consolidated financial statements and other information included in this annual report. Management believes that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate to reflect, in all material respects, the substance of events and transactions that should be included. In preparing the consolidated financial statements, management has made judgments and estimates of the expected effects of events and transactions that are accounted for or disclosed.
        Management of the Company believes in the importance of maintaining a strong internal accounting control system, which is designed to provide reasonable assurance that assets are safeguarded and transactions are appropriately authorized. The Company maintains a staff of qualified internal auditors who perform periodic reviews of the internal accounting control system. Management believes that the internal accounting control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or detected and corrected on a timely basis.
        The Board of Directors has established an Audit Committee to assist in assuring the maintenance of a strong internal accounting control system. The Audit Committee meets periodically with management, the internal auditors and the independent auditors to discuss the internal accounting control system and the related internal and external audit efforts. The internal auditors and the independent auditors have free access to the Audit Committee without management present. There were no matters considered to be reportable conditions under Statement of Auditing Standards No. 60 by the independent auditors.
        The consolidated financial statements of Brenton Banks, Inc. and subsidiaries are examined by independent auditors. Their role is to render an opinion on the fairness of the consolidated financial statements based upon audit procedures they consider necessary in the circumstances.

Brenton Banks, Inc.


/s/
Robert L. DeMeulenaere
President


/s/
Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary


/s/
Jennifer Hixson Carney
Controller
     234

Independent Auditor's Report

The Board of Directors and Shareholders
of Brenton Banks, Inc.:

We have audited the accompanying consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overal l financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brenton Banks, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

/s/
KPMG Peat Marwick LLP
Des Moines, Iowa
February 17, 1995
     235

Stock Information

Brenton Banks, Inc. common stock is traded on the Nasdaq National Market and quotations are furnished by the Nasdaq System. There were 1,632 common stockholders of record on December 31, 1994.

Market and Dividend Information

                                       High           Low       Dividends
1994     1st quarter                   $18 3\8         17 1\2         .11
         2nd quarter                    20             17 5\8         .11
         3rd quarter                    20 1\2         19             .11
         4th quarter                    19 1\2         17 1\2         .11

1993     1st quarter                   $20 5\6         17 1\3         .097
         2nd quarter                    20 1\6         17 1\2         .097
         3rd quarter                    20             17             .100
         4th quarter                    19 1\2         17 1\2         .107

The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock, after the effect of the May 1994, 3-for-2 stock split in the form of a stock dividend.
The market quotations, reported by Nasdaq, represent prices between dealers and do not include retail markup, markdown or commissions.
Nasdaq Symbol: BRBK
Wall Street Journal and
Other Newspapers: BrentB

Market Makers
The Chicago Corporation
Herzog Heine Geduld, Inc.
Howe, Barnes & Johnson, Inc.
Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Co., Inc.

Form 10-K
Copies of Brenton Banks, Inc. Annual Report to the Securities and Exchange Commission Form 10-K will be mailed when available without charge to shareholders upon written request to Steven T. Schuler, Chief Financial Officer/Treasurer/Secretary, at the corporate headquaters.

Stockholder Information
Corporate Headquarters
Suite 300, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 515/237-5100

Annual Shareholders' Meeting
May 12, 1995, 5:00 p.m.
Des Moines Convention Center
501 Grand Avenue
Des Moines, Iowa 50309

Transfer Agent/Registrar/
Dividend Disbursing Agent
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690

Legal Counsel
Brown, Winick, Graves, Baskerville
   and Schoenebaum, P.L.C.
Suite 1100, Two Ruan Center
601 Locust Street
Des Moines, Iowa 50309

Independent Auditors
KPMG Peat Marwick LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, Iowa 50309

Annual Report Design
Designgroup, Inc.
Photography: Pat Drickey
     236

Corporate Structure

Directors

C. Robert Brenton
Chairman of the Board
Brenton Banks, Inc.

William H. Brenton
Chairman of the Executive Committee
& Vice Chairman of the Board
Brenton Banks, Inc.

J.C. Brenton
Past President (1990-1993)
Brenton Banks, Inc.

Robert L. DeMeulenaere
President
Brenton Banks, Inc.

R. Dean Duben
Vice Chairman of the Board
Brenton First National Bank,
Davenport

Hubert G. Ferguson
Financial Services Consultant,
Minneapolis, Minnesota

Executive Officers

C. Robert Brenton
Chairman of the Board

William H. Brenton
Chairman of the Executive Committee
& Vice Chairman of the Board

Robert L. DeMeulenaere
President

Phillip L. Risley
Executive Vice President

Roger D. Winterhof
Senior Vice President

Norman D. Schuneman
Senior Vice President-Lending

John R. Amatangelo
Senior Vice President-Operations/Technology

Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary

Gary D. Ernst
Vice President-Trust

Charles N. Funk
Vice President-Investments

Steven F. Schneider
Vice President-Brokerage Services

Officers

Douglas F. Lenehan
Vice President-
Commercial Services/Cash Management

Catherine Reed
Vice President-Marketing Director

Charles G. Riepe
Vice President-Corporate and
International Banking

Mary F. Sweeney
Vice President-Human Resources

Jennifer Carney
Controller

David K. Horner
Vice President-Audit

Todd A. Stumberg
Vice President-Loan Review

Louise E. Mickelson
Compliance Officer

Kristi Straeb
Marketing Officer

Sara J. Harrison
Assistant Vice President

Leah I. Trent
Administrative Officer

Pamela J. Slippy
Administrative Officer/
Assistant Secretary to the Board

Bank Presidents
& Chief Executive Officers

Woodward G. Brenton
President and CEO
Brenton First National Bank,
Davenport

James H. Crane
President
Brenton Bank of Palo Alto County,
Emmetsburg

Michael A. Cruzen
President
Brenton Bank, N.A., Knoxville

Michael D. Hunter
President
Brenton State Bank of Jefferson

Ronald D. Larson
President and CEO
Brenton Bank and Trust Company of
Cedar Rapids

James L. Lowrance
President
Brenton Bank and Trust Company,
Marshalltown

Marc J. Meyer
President
Brenton National Bank of Perry

Clay A. Miller
President
Brenton Bank and Trust Company,
Clarion

Larry A. Mindrup
President and CEO
Brenton Savings Bank, FSB,
Ames

Daryl K. Petty
President
Brenton Bank and Trust Company, Adel

Clark H. Raney
President
Warren County Brenton Bank and Trust,
Indianola

Phillip L. Risley
President and CEO
Brenton Bank, N.A., Des Moines

Bruce L. Seymour
President
Brenton State Bank, Dallas Center

Roger D. Winterhof
President and CEO
Brenton National Bank-Poweshiek County,
Grinnell
     237

Brenton Banks and Assets

Community Banks

1. Brenton Bank and Trust Company
Main Bank: Adel
Other Communities: Dexter, Redfield
and Van Meter
Assets: $86,678

2. Brenton Bank and Trust Company
Main Bank: Clarion
Other Communities: Eagle Grove
and Rowan
Assets: $52,629

3. Brenton State Bank
Main Bank: Dallas Center
Other Communities: Granger,
Waukee and Woodward
Assets: $71,368

4. Brenton Bank of Palo Alto County
Main Bank: Emmetsburg
Other Communities: Ayrshire
and Mallard
Assets: $57,868

5. Brenton National Bank-
Poweshiek County
Main Bank: Grinnell
Assets: $116,112

6.Warren County Brenton Bank and Trust
Main Bank: Indianola
Assets: $46,518

7. Brenton State Bank of Jefferson
Main Bank: Jefferson
Assets: $56,457

8. Brenton Bank, N.A. Knoxville
Main Bank: Knoxville
Assets: $64,476

9. Brenton Bank and Trust Company
Main Bank: Marshalltown
Other Locations: Meadowlane
Other Communities: Albion
Assets: $137,026

10. Brenton National Bank of Perry
Main Bank: Perry
Assets: $85,285

Metro Banks

11. Brenton Savings Bank, fsb
Main Bank: Ames, Main Street
Other Metro Location: North Grand
Other Communities: Story City, Ankeny
Assets: $115,977

12. Brenton Bank and Trust Company
of Cedar Rapids
Main Bank: Cedar Rapids, First Avenue
Other Metro Locations: Southwest, Northeast, EconoFoods and Marion
Assets: $171,206

13. Brenton First National Bank
Main Bank: Davenport, Brady Street
Other Metro Locations: 53rd and Utica Ridge, Village Shopping Center, and
West
Assets: $159,651

14. Brenton Bank, N.A.
Main Bank: Des Moines, Capital Square
Other Metro Locations: Country Club, Ingersoll, Johnston, Northwest, South, Urbandale, Wakonda and West
Assets: $363,374

          (assets in thousands)
Map depicting United States with Iowa highlighted. Also map of Iowa and location of all Banks.
     238

Back cover - blue background with the words:

Brenton Banks, Inc.
Suite 300, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 515/237-5100
     239

Appendix to Annual Report
Referencing Graphic and Image Material

All graphic and image material has been described in the text of the annual report. Set forth below is a listing of such material with a reference to the description of such material in the text of the Annual Report and 10-K.

1. Cover - first unnumbered page of the Annual Report, page 198 of the 10-K.

2. Bar graph, second unnumbered page of the Annual Report, showing Net Income from 1990-1994 on the inside front cover of the Annual Report, page 199 of the 10-K.

3.  Bar graph showing Total Assets in millions from 1990-1994;
Nonperforming Loans in thousands from 1990-1994; and Primary Capital Ratio and Tier 1 Leverage Capital Ratio expressed as percentages from 1990-1994, on page 1 of the Annual Report, page 200 of the 10-K.

3a. Circle with text, centered on page, on page 2 of the Annual Report, page 201 of the 10-K.

4. Bar graph showing Annual Dividends Per Common Share from 1990-1994 contained on page 2 of the Annual Report, page 201 of the 10-K.

5.  Photograph on page 3 of the Annual Report, page 202 of the 10-K.

6. Two photographs on page 5 of the Annual Report, page 204 of the 10-K.

6a. Circle with text, centered on page, on page 6 of the Annual Report, Page 205 of 10-K.

7.  Photographs on page 7 of the Annual Report, page 206 of the 10-K.

7a. Circle with text, centered on page, on page 9 of the Annual Report, page 208 of the 10-K.

7b. Circle with text, centered on page, on page 10 of the Annual Report, page 209 of the 10-K.

8. Two photographs on page 11 of the Annual Report, page 210 of the 10-K.

9. Bar graphs showing the Return on Average Assets and Return on Average Equity from 1990-1994, both expressed in terms of a percentage, on page 12 of the Annual Report, page 211 of the 10-K.

10. Bar graph showing the Net Interest Margin from 1990-1994, expressed in terms of a percentage, and a bar graph showing the Provision for Loan Losses and Net Charge-offs, expressed in thousands, on page 14 of the Annual Report, page 213 of the 10-K.

11. Bar graph showing the Net Noninterest Margin from 1990-1994, expressed in terms of a percentage, on page 16 of the Annual Report, page 215 of the 10-K.

12. Pie chart showing Loan Composition for 1994, in terms of percentages, on page 17 of the Annual Report, page 216 of the 10-K.

13. Map on page 39 of the Annual Report, page 238 of the 10-K.