Form 10-K, Exhibit 13
period 1996-12-31
BRENTON BANKS INC
filed 1997-03-31
CIK 14060

BRENTON BANKS, INC.
APPENDIX TO THE PROXY STATEMENT
FISCAL YEAR 1996

TABLE OF CONTENTS

                                                          PAGE

General Information                                         1

Financial Highlights                                        2

Management's Discussion and Analysis                        3

Consolidated Average Balances and Rates                     9

Selected Financial Data                                     10

Consolidated Statements of Condition                        11

Consolidated Statements of Operations                       12

Consolidated Statements of Cash Flows                       13

Consolidated Statements of Changes in
  Common Stockholders' Equity                               14

Notes to Consolidated Financial Statements                  15

Management's Report                                         28

Independent Auditors' Report                                28

Stock Information                                           29

Corporate Structure                                         30

BRENTON BANKS, INC.

GENERAL INFORMATION



     Brenton Banks, Inc. (the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956 and a savings and loan holding company under the Savings and Loan Holding Company Act. Brenton Banks, Inc. was organized as an Iowa corporation under the name of Brenton Companies in 1948. Subsequently, the Company's name was changed to its current name, Brenton Banks, Inc.

     Brenton Banks, Inc. is Iowa's largest, home-based bank holding company, with 45 service locations in metropolitan markets and regional economic centers across the state. The Company offers a complete range of financial products and services - including retail, agricultural and commercial banking; trust and investment management services; investment, insurance and real estate brokerage; mortgage banking; cash management and international banking services as well as our own proprietary mutual funds. The Company's stock trades on the NASDAQ national market under the symbol BRBK or BrentB.

BRENTON BANKS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
                                    1996           1995           1994
Operating Results
Net interest income       $   56,052,142     53,332,143      5,450,526
Provision for loan losses      2,900,000      1,864,801      1,987,909
Total noninterest income      23,327,441     17,846,740     16,592,988
Total noninterest expense     56,090,571     55,051,267     56,656,922
Income before income taxes
  and minority interest       20,389,012     14,262,815     13,398,683
Net income                    14,015,430     10,407,354     10,107,387

Per Common and Common
  Equivalent Share***
Net income                $         1.69           1.22           1.15
Cash dividends                      .454           .409            .40
Book value, including
   unrealized gains
  (losses)*                        15.08          14.20          12.75
Book value, excluding
   unrealized gains
  (losses)**                       14.95          14.04          13.35
Closing bid price                  27.63          19.32          16.59

At December 31
Assets                    $1,632,095,082  1,582,779,320  1,581,326,849
Loans                        941,943,513    910,193,212    970,214,498
Nonperforming loans            6,167,000      5,619,000      5,022,000
Deposits                   1,353,057,111  1,361,942,715  1,340,283,110
Common stockholders'
  equity                     121,954,229    119,533,631    110,430,345

Ratios
Return on average common
  stockholders' equity
  (ROE)                            11.76%          9.04           9.03
Return on average assets
  (including minority
   interest) (ROA)                   .92            .71            .70
Net interest margin                 4.03           3.89           4.12
Net noninterest margin             (2.09)         (2.38)         (2.61)
Efficiency ratio                   68.27          73.70          74.63
Loan to deposit ratio              69.62          66.83          72.39
Allowance for loan losses
  to total loans                    1.20           1.22           1.12
Primary capital to
  assets**                          8.33           8.40           8.18
Equity to assets**                  7.41           7.47           7.28
Tier 1 leverage capital
  ratio**                           7.62           7.45           7.23
Nonperforming loans as a
  percent of loans                   .65            .62            .52
Net charge-offs as a
  percent of average loans           .29            .18            .10
Allowance for loan losses
  as a percent of
  nonperforming loans             183.69         197.01         217.30

* Including unrealized gains (losses) on securities available for sale.
** Excluding unrealized gains (losses) on securities available for sale.
*** Restated for the 10% common stock dividend effective in 1996.

Management's Discussion and Analysis

     For 1996, Brenton Banks, Inc. and subsidiaries (the "Company") reported net income of $14,015,430 compared to 1995 earnings of $10,407,354.

Capital Resources

     Common stockholders' equity totaled $121,954,229 as of December 31, 1996, a 2.0 percent increase from the prior year.

     In October 1996, the Board of Directors (the "Board") declared a 10 percent common stock dividend. As a result of this action, each shareholder received one additional share of common stock for every 10 shares they owned. Fractional shares were paid in cash. All per-share data has been restated to reflect the 10 percent common stock dividend. Cash dividends for 1996 totaled $3,748,653 or $.454 per common share, which represents an increase of 11.0 percent over 1995 dividends of $.409 per share. The dividend payout ratio for 1996 was 26.9 percent of earnings per share.

     As part of the Company's ongoing stock repurchase plan, 347,700 shares of common stock were repurchased during 1996 at a cost of $8,248,331. The Board had given the Company authorization to repurchase up to $10 million during 1996. Since the inception of the plan in 1994, the Company has repurchased 650,633 shares at a total cost of $13,929,392. The Board has extended this plan for 1997 by authorizing up to an additional $10 million for stock repurchase.

     The Company continues to monitor its capital position to balance the goals of maximizing return on average equity, while maintaining adequate capital levels for regulatory purposes. The Company's risk-based core capital ratio at December 31, 1996, was
11.57 percent and the total risk-based capital ratio was 12.64 percent. These ratios exceeded the minimum regulatory requirements of 4.00 and 8.00 percent, respectively. The Company's tier 1 leverage capital ratio, which measures capital excluding intangible assets, was 7.62 percent at December 31, 1996, exceeding the regulatory minimum requirement for well-capitalized institutions of
5.0 percent.

     The debt-to-equity ratio of Brenton Banks, Inc. (the "Parent Company") was 9.2 percent at December 31, 1996, compared to 10.4 percent at the end of 1995. The Parent Company's $2 million line of credit with a regional bank was unused throughout 1996. Long-term borrowings of the Parent Company at December 31, 1996, consisted entirely of $11,248,000 of capital notes.

     Brenton Banks, Inc. common stock closed on December 31, 1996, at a bid price of $27.63, an increase of 43.0 percent over the prior year-end. The closing price at December 31, 1996, was 183 percent of the book value per share of $15.08. The year-end stock price represented a price-to-1996-earnings multiple of 16.3 times.

     Brenton Banks, Inc. continues to pursue acquisition and expansion opportunities which will enhance the financial performance of the Company as well as strengthen the Company's presence in current and new markets. There are currently no pending acquisitions that would require Brenton Banks, Inc. to secure capital from public or private markets.

Forward-looking Information

     Forward-looking information relating to the financial results or strategies of the Company are referenced throughout Management's Discussion and Analysis. The following paragraphs identify forward-looking statements and the risks that need to be considered when reading those statements.

     Forward-looking statements include such words as believe, expect, anticipate, target, goal, objective or other words with similar meaning. The Company is under no obligation to update such forward-looking information statements.

     The risks involved in the operations and strategies of the Company include competition from other financial institutions, changes in interest rates, changes in economic or market conditions and changes in regulations from the federal and state regulators. These risks, which are not all inclusive, cannot be estimated.

Asset-Liability Management

     The Company has a fully-integrated asset-liability management system to assist in managing the balance sheet. The process, which is used to project the results of alternative investment decisions, includes the development of simulations that reflect the effects of various interest rate scenarios on net interest income. Management analyzes the simulations to manage interest rate risk, the net interest margin and levels of net interest income.

     The goal is to structure the balance sheet so net interest margin fluctuates in a narrow range during periods of changing interest rates. The Company currently believes that net interest income would fall by less than 4 percent if interest rates increased or decreased by 300 basis points over a one-year time horizon. This is within the Company's policy limits.

     The slope of the yield curve is also a major determinant in the net interest income of the Company. Generally, the steeper the intermediate treasury to LIBOR curve, the better the prospects for net interest income improvement.

     The Company continues to reduce its reliance on residential real estate loans with long repricing periods. When appropriate for interest rate management purposes, the Company will consider securitization of real estate loans. Another key to interest rate risk management is continuing to increase variable rate loans as a percent of total earning assets.

     In addition to normal balance sheet instruments, the Company has utilized Federal Home Loan Bank borrowings and interest rate swaps to reduce interest rate risk.

Liquidity

     The Company actively monitors and manages its liquidity position with the objective of maintaining sufficient cash flows to fund operations and meet customer commitments. Federal funds sold, loans held for sale and investment securities available for sale are readily marketable assets. Maturities of all investment securities are managed to meet the Company's normal liquidity needs. Investment securities available for sale may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's interest rate risk position. Federal funds sold and assets available for sale comprised 29.5 percent of the Company's total assets at December 31, 1996.

     Net cash provided from operations of the Company is another major source of liquidity and totaled $14,997,716 in 1996, $8,388,374 in 1995 and $18,524,837 in 1994. These strong cash flows from operations are expected to continue in the foreseeable future.

     The Company has historically maintained a stable deposit base and a relatively low level of large deposits which result in a low dependence on volatile liabilities. At December 31, 1996, the Company had borrowings of $57,700,000 from the Federal Home Loan Bank ("FHLB") of Des Moines, of which $52,700,000 were used as a means of providing long-term, fixed-rate funding for certain fixed-rate assets and managing interest rate risk. The remaining $5,000,000 represents an advance on a variable rate, short-term $10,000,000 line of credit used to fund mortgage loans originated for sale. The Company had additional borrowing capacity available from the FHLB of approximately $80 million at December 31, 1996.

     The combination of high levels of potentially liquid assets, strong cash flows from operations, low dependence on volatile liabilities and additional borrowing capacity provided strong liquidity for the Company at December 31, 1996.

     The Parent Company had sufficient cash flow and liquidity at December 31, 1996. The primary funding source for the Parent Company is dividends from its subsidiaries. Dividends of approximately $16 million were available to be paid to the Parent Company by subsidiary banks without reducing capital ratios below regulatory minimums. At the end of 1996, the Parent Company had $5.6 million of interest-bearing deposits with banks, as well as additional borrowing capacity.

Results of Operations - 1996 Compared to 1995

Net Income

     For the year ended December 31, 1996, Brenton Banks, Inc. recorded net income of $14,015,430, an increase of 34.7 percent over 1995, which totaled $10,407,354. Earnings per common share were $1.69 compared to $1.22 for 1995. Return on average assets
(ROA) was .92 percent in 1996, compared to .71 percent in 1995. The return on average equity (ROE) was 11.76 percent, compared to
9.04 percent one year earlier.

Net Interest Income

     Net interest income rose 5.1 percent to $56,052,142 for 1996. Both average earning assets and average interest-bearing liabilities increased 1.0 percent from 1995. The Company experienced a favorable change in the mix of earning assets and interest-bearing liabilities which contributed to an increase in net interest margin of 14.1 basis points over 1995. The average rate earned on earning assets declined 5.9 basis points, while the average rate paid on interest-bearing liabilities declined 22.4 basis points.

     The net interest spread, which is the difference between the rate earned on assets and the rate paid on liabilities, rose to
3.58 percent from 3.41 percent last year. Net interest margin, which is tax equivalent net interest income as a percentage of average earning assets, averaged 4.03 percent in 1996 compared to
3.89 percent in 1995. To improve net interest margin and lessen interest rate risk, the Company continued its strategy of de-emphasizing portfolio real estate loans and developing more commercial and consumer loan business.

Loan Quality

     Loan quality remains strong with nonperforming loans at December 31, 1996 totaling $6,167,000 or .65 percent of loans.
This compares to .62 percent at December 31, 1995, or $5,619,000. Nonperforming loans include loans on nonaccrual status, loans that have been renegotiated to below market interest rates or terms, and loans past due 90 days or more. The majority of the increase in nonperforming loans was related to two loans that were restructured within the commercial loan portfolio.

     The allowance for loan losses, which totaled $11.3 million, represented 183.69 percent of nonperforming loans at the end of 1996, compared to 197.01 percent one year ago. The provision for loan losses totaled $2,900,000 for the year ended December 31, 1996, compared to $1,864,801 for 1995. The increase of $1,035,199 in provision is primarily related to a 933,535, or 54.7 percent, increase in net loan charge-offs during 1996. The Company's net charge-offs as a percent of average loans were .29 percent for 1996 compared to .18 percent for 1995. Loan losses for 1996 were concentrated in the consumer loan portfolio.

     Loan quality control and risk management are carefully balanced with goals for loan growth. The Company has a formal structure for reviewing and approving all loans. Documentation and loan quality reviews are performed routinely by internal loan review personnel, as well as by regulatory examiners.

     The allowance for loan losses represents a reserve available to absorb estimated possible future loan losses within the loan portfolio. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and most importantly, the evaluation of larger individual loans by lending officers and internal loan review personnel.

     Using the Company's standard evaluation process, individual loan officers evaluate loan characteristics, the borrower's financial condition and collateral values. From these assessments, the Reserve Adequacy Committee performs quarterly reviews of the loan portfolio quality, quantifies the results and reviews the calculations of the required allowance for loan losses. In addition, the Reserve Adequacy Committee approves charge-offs and reviews subsequent collection action plans for problem credits.

     Management believes the allowance for loan losses at December 31, 1996, was sufficient to absorb potential loan losses within the portfolio.

Net Noninterest Margin

     To measure operating efficiency, the Company uses the net noninterest margin, which is the difference between noninterest income and noninterest expense as a percent of average assets. For 1996, the net noninterest margin improved to (2.09) percent compared to (2.38) percent in 1995. Another ratio that the Company utilizes to measure productivity is the efficiency ratio. This ratio divides noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses on the sale of securities and loans). At December 31, 1996, the Company's efficiency ratio was 68.27 percent, compared to 73.70 percent one year ago. To enhance operating efficiency throughout the organization, the Company continues to focus on cost management and the development of strategic improvements in noninterest income and expense.

Noninterest Income

     The Company achieved record levels of noninterest income in 1996. For 1996, total noninterest income (excluding securities transactions) increased 28.9 percent to $23,006,185 from $17,849,743 one year ago. Noninterest income (excluding securities gains and losses) for 1996 represented 1.45 percent of average assets and 41.04 percent of total operating income, which were the highest levels in the history of the Company. All categories of noninterest income reflect strong gains from the prior year.

     Service charges on deposit accounts rose 21.0 percent in 1996 compared to one year ago. This growth related to full implementation of standardized service charges as well as a new focus on collecting a higher percentage of fees assessed.

     Investment brokerage commissions totaled $3,766,436 for 1996, an increase of 23.7 percent over the 1995 total of $3,044,107.
Strong financial markets and successful new sales initiatives drove the increase in this category.

     Insurance commissions and fees increased 24.6 percent to $2,915,666 in 1996 due primarily to higher sales of both credit-related insurance and insurance agency operations.

     Mortgage banking income totaled $2,168,593 for 1996 compared to $1,427,342 in 1995, an increase of 51.9 percent. This increase is attributable to a higher volume of real estate mortgage loan originations, which totaled $110.8 million, and a greater percentage of loans being sold into the secondary market with the servicing rights being retained.

     Fiduciary income rose 13.2 percent to $2,744,530 in 1996 compared to $2,425,105 in 1995. This increase in revenue is related to increased volumes of personal trusts, investment management fees and employee benefit plans.

     Other operating income increased by $1,288,140 when comparing 1996 to 1995. Gains on the sale of loans of $83,440 were recorded in 1996 versus losses in 1995 of $232,454.

     Securities transactions produced an additional increase in noninterest income. Securities gains of $321,256 were recorded in 1996 versus losses of $3,003 in 1995.

     The growth in various noninterest income categories has enabled the Company to reach targeted levels of total income. The Company will continue to focus on providing a broad array of financial products and services to our customers that generate fee income. The continued growth rate of fee income could be vulnerable to future economic conditions and competition by other financial institutions that cannot be estimated by the Company.

Noninterest Expense

     Total noninterest expense increased 1.9 percent in 1996 to $56,090,571 from $55,051,267 one year ago. Noninterest expense for 1996 includes a nonrecurring charge for a special assessment by the FDIC. This assessment is based upon all deposits insured by the Savings Association Insurance Fund (SAIF) as of March 31, 1995, and equals approximately 65.7 basis points per $100 of SAIF-insured deposits. Brenton's assessment was $1,288,000. Excluding this one-time assessment, noninterest expense would have actually decreased by .5 percent.

     Salaries and wages, the largest component of noninterest expense, increased $2,645,244 or 11.6 percent over 1995. This increase is primarily related to commissions paid on higher sales of fee-related products, expense tied to a stock performance plan and severance costs. Fixed salaries, those that are not based on commissions, actually decreased by 6.6 percent. The number of full-time equivalent employees decreased by 3.8 percent and 13.6 percent at December 31, 1996 and 1995, respectively. The total increase in salaries and wages led to a proportionate increase in employee benefits.

     Several new facilities and remodeling projects were completed in the past two years, which explain the combined increase in the categories of occupancy and furniture and equipment expense. Occupancy expense totaled $5,502,904 for 1996, compared to $4,912,417 for 1995. Increases within the occupancy category were associated with rents, leases and depreciation expense related to these new facilities. Results for 1996 include the first full year of expense for these new facilities.

     Furniture and equipment expense actually decreased $21,871 from the prior year. Depreciation expense increased by $197,130 due to technology updates throughout the Company. Decreases in repairs and maintenance, and furniture and equipment rentals offset the increase in depreciation expense. The Company continues to focus on using technology to improve efficiency and provide better service to our customers. During 1996, 62.8 percent of the Company's capital expenditures were in the technology area.

     Data processing expense totaled $2,591,485, an increase of 8.9 percent compared to 1995. This increase is related to new data servicing contracts in 1996 for mortgage loan processing and personal computer network maintenance and support. The expense associated with core main frame processing actually decreased which offset the cost of the new contracts.

     Expense related to the FDIC deposit assessments increased 1.0 percent in 1996 to $1,801,646, which includes the previously discussed one-time $1,288,000 assessment to fully fund SAIF. This assessment related to the deposits insured by SAIF, which represented approximately 16.4 percent of the Company's total deposits at the end of 1996. The Company continues to pay the lowest premiums available under the FDIC's risk-based premium system.

     Other operating expenses decreased $2.6 million or 21.2 percent when comparing 1996 results to 1995. This decline is the result of benefits derived in 1996 from the 1995 merger of the Company's 13 commercial banks into one bank charter, cost control measures and one time costs incurred in 1995.

     The Company continues to focus on cost management and evaluates all major expense items in an effort to control the growth rate of noninterest expenses.

Income Taxes

     The Company's income tax strategies include reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The goal is to maintain the maximum level of tax-exempt assets in order to benefit the Company on both a tax-equivalent yield basis and in income tax savings. The effective rate of income tax expense as a percent of income before income tax and minority interest was 28.3 percent for 1996 compared to 22.5 percent for 1995.

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

     The net interest spread fell to 3.41 percent in 1995 from 3.69 percent in 1994. Net interest margin declined 23 basis points in 1995 and averaged 3.89 percent, compared to 4.12 percent in 1994.

Loan Quality

     Brenton's loan quality remained strong in 1995. The Company's nonperforming loans were a low .62 percent of loans or $5,619,000 at December 31, 1995, up from $5,022,000 and .52 percent from one year earlier. The increase in nonperforming loans from one year ago was due to an increase in commercial and consumer loans that were 90 days or more past due. Nonaccrual and renegotiated loans are below 1994 levels.

     The allowance for loan losses, which totaled $11.1 million, represented 197.01 percent of nonperforming loans at the end of 1995, compared to 217.3 percent for 1994. The provision for loan losses totaled $1,864,801 for the year ended December 31, 1995, compared to $1,987,909 for 1994. The Company's net charge-offs to average loans were .18 percent for 1995 compared to .10 percent for 1994.

     Beginning January 1, 1995, the Financial Accounting Standards Boards mandated a standard that changed certain accounting procedures for impaired loans, including the determination of the allowance for loan losses and financial disclosures. This new Standard has not had a material effect on the financial statements of the Company.

Noninterest Income

     For 1995, total noninterest income (excluding securities transactions) increased 5.4 percent to $17,849,743 from $16,932,612 one year earlier. Noninterest income (excluding securities gains and losses) for 1995 represented 1.14 percent of average assets and
33.47 percent of total operating income. Increases were seen in substantially all noninterest income categories.

     Service charges on deposit accounts rose 2.3 percent in 1995, compared to one year earlier. This increase occurred in the fourth quarter of 1995, when the Company implemented standardized service charges and initiatives to reduce the amount of waived charges and fees.

     Insurance commissions and fees increased 10.6 percent to $2,339,817 in 1995 primarily due to higher sales of both credit-related insurance and insurance agency operations.

     Fiduciary income rose 12.2 percent to $2,425,105 in 1995 compared to $2,160,492 in 1994. This increase was due to a growing customer base in the areas of personal trusts, investment management, employee benefit plans and the Brenton Family of Mutual Funds.

     Securities transactions produced an additional increase in noninterest income. Securities losses for 1995 totaled $3,003 compared to 1994 losses of $339,624.

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

     A summary of the estimated costs expensed in 1994 and the actual costs incurred in 1995 follows:

                                 1994 Estimated       1995 Actual
                                     Costs              Costs
      Salaries and wages           $1,089,000        $   565,263
      Employee benefits               289,000             83,409
      Occupancy expense               192,000                 --
      Data processing expense         527,500            389,432
      Abandonment losses              267,000            164,945
      Legal, regulatory and other     280,500            409,085
                                    _________          _________
                                   $2,645,000         $1,612,134
                                    _________          _________
                                    _________          _________

     The difference between the estimated costs recorded in 1994 and the actual costs incurred was reversed, thereby reducing or crediting the above expense categories in 1995. The major restructuring charge reversals occurred in salaries and wages and employee benefit categories. These actual costs were well below original estimates due to employee attrition, which assisted in meeting necessary salary reductions without incurring severance costs. In addition, occupancy costs and abandonment losses were lower than original estimates, due to a planned branch closing that was estimated for 1995, but did not occur until 1996. Another branch which was expected to be abandoned was sold, with the Company incurring no loss.

     Salary expense declined approximately $710,000 from one year ago after eliminating the effects of the restructuring charge, due to overall staff reductions. The number of full-time equivalent employees decreased by 13.6 percent when comparing year-end 1995 personnel levels to year-end 1994. The decrease in salaries was offset by increases in incentives, insurance sales commissions and stock compensation plan expenses. The reductions in salaries and wages led to a proportionate decline in employee benefits.

     The increases in occupancy and furniture and equipment expense were due primarily to rents and depreciation for new and renovated banking offices in Ames, Ankeny, Cedar Rapids, Davenport and Iowa City. The Company invested approximately $7 million in these new facilities.

     Data processing expenses were unchanged from last year after eliminating the impact of the restructuring charge. Advertising and promotion expenses were also unchanged from one year earlier.

     In September 1995, the FDIC refunded assessments retroactively to May 1995 and lowered deposit insurance premiums for all well-capitalized banks. This was a result of the full funding of reserves required by the FDIC to insure the deposits of the banking industry. This reduced 1995 expenses by $1,124,169, in comparison to 1994.

     Other operating expenses rose $2.5 million or 22.6 percent after eliminating the impact of the restructuring charge. A large part of this increase relates to payments made to EDS, a management consulting firm that was hired to re-engineer the retail and commercial banking process and assist in developing a formalized program for enhancing noninterest income. In addition, the Company has contracted with other consultants to perform sales training and develop management reporting systems.

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

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES AND RATES

Average Balances (In thousands)          1996       1995       1994        1993      1992
Assets:
Cash and due from banks           $    65,439     57,138     46,301      46,025    41,715
Interest-bearing deposits
  with banks                            1,393      1,076        124         762     6,240
Federal funds sold and
  securities purchased under
  agreements to resell                 26,188     39,763     37,666      23,725    27,082
Trading account securities                ---        ---        116        ---        ---
Investment securities:
  Available for sale-taxable          330,002    244,786    245,913     53,174      6,512
  Available for sale-tax-exempt        85,471    100,859    132,040        ---        ---
  Held to maturity-taxable             46,271     65,959     35,794    299,993    384,301
  Held to maturity-tax-exempt          51,639     50,235     44,584    164,520    139,296
Loans held for sale                     7,983      5,908      2,575      6,165      2,553
Loans                                 919,578    945,724    936,370    802,088    736,646
Allowance for loan losses             (11,440)   (11,166)   (10,502)    (9,615)    (8,894)
Premises and equipment                 31,728     31,436     24,545     23,045     21,400
Other                                  28,642     29,508     25,663     26,543     30,422
                                   __________  _________  _________  _________  _________
                                  $ 1,582,894  1,561,226  1,521,189  1,436,425  1,387,273

Liabilities and Stockholders'
  Equity:
Deposits
  Noninterest-bearing             $   131,051    128,770    127,464    119,322    112,054
  Interest-bearing:
    Demand                            376,259    355,819    250,520    217,754    209,642
    Savings                           241,250    231,633    294,715    299,640    260,568
    Time                              583,508    626,497    625,981    622,789    646,261
                                   __________  _________  _________  _________  _________
Total deposits                      1,332,068  1,342,719  1,298,680  1,259,505  1,228,525
Federal funds purchased and
  securities sold under agreements
  to repurchase                        59,276     40,237     61,656     42,715     33,240
Other short-term borrowings            17,295      6,536      4,860         33      2,170
Accrued expenses and other
  liabilities                          17,520     14,896     13,254     12,805     13,735
Long-term borrowings                   33,094     37,264     26,500     14,077     14,067
                                   __________  _________  _________  _________  _________
Total liabilities                   1,459,253  1,441,652  1,404,950  1,329,135  1,291,737
Minority interest                       4,471      4,391      4,290      4,150      3,845
Common stockholders' equity           119,170    115,183    111,949    103,140     91,691
                                   __________  _________  _________  _________  _________
                                  $ 1,582,894  1,561,226  1,521,189  1,436,425  1,387,273

Summary of Average Interest Rates
Average rates earned:
Interest-bearing deposits with
  banks                                  4.87%      6.20       6.65       2.88       4.92
Trading account securities                ---        ---        ---       6.36        ---
Federal funds sold and securities
  purchased under agreements to
  resell                                 5.41       5.69       4.53       2.05       2.41
Investment securities:
  Available for sale-taxable             6.08       5.96       5.30       5.28       6.63
  Available for sale-tax exempt
    (tax equivalent basis)               7.13       6.71       6.37        ---        ---
  Held to maturity-taxable               6.22       6.17       5.20       5.54       6.88
  Held to maturity-tax-exempt
    (tax equivalent basis)               6.68       8.05       7.70       6.97       7.66
Loans held for sale                      8.47       6.71       7.50       8.43       9.33
Loans                                    8.69       8.69       8.14       8.77       9.65

Average rates paid:
Deposits                                 4.12%      4.37       3.55       3.70       4.70
Federal funds purchased and
  securities sold under agreements
  to repurchase                          4.17       4.08       3.38       2.41       2.78
Other short-term borrowings              5.87       5.67       5.42       3.63       5.57
Long-term borrowings                     7.07       7.03       6.86       8.60       9.14
Average yield on interest-earning
  assets                                 7.80%      7.86       7.31       7.57       8.43
Average rate paid on interest-
  bearing liabilities                    4.22       4.45       3.62       3.71       4.70
Net interest spread                      3.58       3.41       3.69       3.86       3.73
Net interest margin                      4.03       3.89       4.12       4.28       4.23

BRENTON BANKS, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

Year-end Balances
  (In thousands)                   1996       1995      1994      1993       1992      1991        1990      1989    1988    1987
Total assets                    $1,632,095 1,582,779 1,581,327 1,480,596 1,431,140  1,360,942  1,274,301  961,370  921,207  908,933
Interest-earning assets          1,497,600 1,461,218   475,473 1,400,709 1,323,252  1,267,402  1,181,172  883,721  845,571  836,029
Interest-bearing liabilities     1,335,609 1,300,508 1,315,378 1,224,951 1,181,013  1,141,008  1,052,597  769,717  733,133  728,597
Demand deposits                    153,284   143,220   136,548   127,132   137,212    115,479    125,626  113,349  118,392  116,830
Long-term borrowings                34,860    38,178    28,939    20,055    13,284     13,634     12,675   14,701   16,215   17,509
Preferred stock                        ---       ---       ---       ---       ---        ---        ---      ---      ---    2,000
Common stockholders'
  equity**                         121,954   119,534   110,430   112,418    97,430     86,712     77,258   63,522   56,401   49,618

Results of operations
 (In thousands)
Interest income                $   111,383   111,040   101,223    98,656   106,560    115,561    106,826   85,722   76,745   74,774
Interest expense                    55,331    57,708    45,772    44,427    54,773     68,687     64,431   49,102   43,180   43,149
Net interest income                 56,052    53,332    55,451    54,229    51,787     46,874     42,395   36,620   33,565   31,625
Provision for loan losses            2,900     1,865     1,988     1,252     1,411        799        869      760    1,214    2,132
Net interest income after
  provision for loan losses         53,152    51,467    53,463    52,977      50,376   46,075     41,526   35,860   32,351   29,493
Noninterest income                  23,327    17,847    16,593    17,863      14,684   12,715     11,554   10,113   10,367    9,064
Noninterest expense                 56,090    55,051    56,657    50,415      46,591   42,284     37,820   32,781   32,066   32,952
Income before income
  taxes and minority
  interest                          20,389    14,263    13,399    20,425      18,469   16,506     15,260   13,192   10,652    5,605
Income taxes                         5,771     3,205     2,701     5,508       4,884    4,308      4,388    4,016    2,527      408
Minority interest                      603       651       591       667         632      539        533      472      422      290
Net income                          14,015    10,407    10,107    14,250      12,953   11,659     10,339    8,704    7,703    4,907
Preferred stock dividend
  requirement                          ---       ---       ---       ---         ---      ---        ---      ---       81      265
Net income available
  to common stockholders        $   14,015    10,407    10,107    14,250      12,953   11,659     10,339    8,704    7,622    4,642
Average common shares
  outstanding
  (In thousands)*                    8,312     8,528     8,747     8,711       8,561    8,534      8,520    7,916    7,916    7,916
Per common and common
  equivalent share*
Net income                      $     1.69      1.22      1.15      1.64        1.52     1.36       1.21     1.10      .96      .59
Cash dividends                        .454      .409      .400      .364        .318     .294       .248     .200     .106     .000
Common stockholders'
  equity***                          14.95     14.04     13.35     12.62       11.34    10.15       9.06     8.03     7.13     6.26
Selected operating ratios
Return on average assets
  (including minority
   interest)                           .92%      .71       .70      1.04         .98      .93        .95     1.00      .90      .57
Return on average common
  stockholders' equity               11.76      9.04      9.03     13.82       14.13    14.27      14.39    14.50    14.34     9.78
Equity to assets***                   7.41      7.47      7.28      7.40        6.81     6.37       6.06     6.61     6.12     5.46
Common dividend payout               26.86     33.58     34.65     22.22       21.00    21.56      20.50    18.23    11.01      .00
Allowance for loan losses
  as a percent of loans               1.20      1.22      1.12      1.12        1.20     1.14       1.25     1.55     1.60     1.75
Net charge-offs to average
  loans outstanding                    .29       .18       .10       .05         .13      .15        .12      .08      .18      .75

*       Restated for 10% common stock dividend effective in 1996, 3-for-2 stock split effective in 1994 and 2-for-1 stock split effective in 1990.
**     Including unrealized gains (losses) on securities available for sale.
***   Excluding unrealized gains (losses) on securities available for sale

</table


BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

December 31                                                 1996                  1995
Assets:
Cash and due from banks (note 2)                 $    76,900,524            71,159,078
Interest-bearing deposits with banks                     731,554               265,072
Federal funds sold and securities purchased
  under agreements to resell                          15,200,000            37,600,000

Investment securities:
  Available for sale (note 3)                        461,099,272           396,370,443
  Held to maturity (market value of
    $73,316,000 and $109,131,000
    at December 31, 1996 and 1995,
    respectively (note 3)                             72,754,985           108,082,213

Investment securities                                533,854,257           504,452,656
Loans held for sale                                    5,870,298             8,707,309
Loans (notes 4, 9 and 10)                            941,943,513           910,193,212
  Allowance for loan losses (note 5)                 (11,328,359)          (11,069,869)
Loans, net                                           930,615,154           899,123,343
Premises and equipment (notes 6 and 10)               30,379,446            32,849,842
Accrued interest receivable                           14,417,786            14,494,261
Other assets (note 8)                                 24,126,063            14,127,759
                                                 $ 1,632,095,082         1,582,779,320

Liabilities and Stockholders' Equity:
Deposits (note 7):
  Noninterest-bearing                            $   153,284,094           143,220,373
  Interest-bearing:
    Demand                                            99,277,477           399,308,392
    Savings                                          527,791,360           215,488,846
    Time                                             572,704,180           603,925,104
Total deposits                                     1,353,057,111         1,361,942,715
Federal funds purchased and securities sold
  under agreements to repurchase                      66,826,120            41,107,411
Other short-term borrowings (note 9)                  34,150,000             2,500,000
Accrued expenses and other liabilities                16,633,068            15,083,453
Long-term borrowings (note 10)                        34,860,024            38,177,803
Total liabilities                                  1,505,526,323         1,458,811,382
Minority interest in consolidated subsidiaries         4,614,530             4,434,307
Redeemable preferred stock, $1 par; 500,000
  shares authorized; issuable in series, none
  issued                                                     ---                   ---
Common stockholders' equity (notes 12, 13, 14
  and 16):
  Common stock, $5 par; 25,000,000 shares
    authorized; 8,085,684 and 7,653,252 shares
    issued and outstanding at December 31, 1996
    and 1995, respectively                            40,428,420            38,266,260
  Capital surplus                                            ---             2,020,518
  Retained earnings                                   80,448,768            77,888,451
  Unrealized gains on securities available for
    sale                                               1,077,041             1,358,402
Total common stockholders' equity                    121,954,229           119,533,631
                                                 $ 1,632,095,082         1,582,779,320

Commitments and contingencies (notes 17 and 18).
See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31                            1996           1995            1994
Interest Income:
Interest and fees on loans (note 4)        $ 80,301,707     82,525,850      76,456,964
Interest and dividends on investments:
  Available for sale-taxable                 20,063,114     14,577,652      13,032,050
  Available for sale-tax-exempt               4,250,463      4,446,824       5,530,626
  Held to maturity-taxable                    2,878,982      4,069,617       1,862,628
  Held to maturity-tax-exempt                 2,404,155      3,090,185       2,619,333
Interest on federal funds sold and
  securities purchased under agreements
  to resell                                   1,416,539      2,263,734       1,705,717
Other interest income                            68,157         66,705          15,636
                                            ___________    ___________     ___________
Total interest income                       111,383,117    111,040,567     101,222,954

Interest Expense:
Interest on deposits (note 7)                49,507,425     53,075,352      41,609,766
Interest on federal funds purchased and
  securities sold under agreements to
  repurchase                                  2,469,939      1,641,516       2,082,077
Interest on other short-term borrowings
  (note 9)                                    1,015,110        370,642         263,658
Interest on long-term borrowings (note 10)    2,338,501      2,620,914       1,816,927
                                            ___________    ___________     ___________
Total interest expense                       55,330,975     57,708,424      45,772,428
Net interest income                          56,052,142     53,332,143      55,450,526
Provision for loan losses (note 5)            2,900,000      1,864,801       1,987,909
                                            ___________    ___________     ___________
Net interest income after provision for
  loan losses                                53,152,142     51,467,342      53,462,617

Noninterest Income:
Service charges on deposit accounts           6,712,874      5,547,796       5,424,547
Investment brokerage commissions              3,766,436      3,044,107       2,879,401
Insurance commissions and fees                2,915,666      2,339,817       2,115,085
Fiduciary income                              2,744,530      2,425,105       2,160,492
Mortgage banking income                       2,168,593      1,427,342       1,216,690
Other service charges, collection and
  exchange charges, commissions and fees      2,779,502      2,435,132       2,342,210
Net gains (losses) from securities
  available for sale (note 3)                   321,256         (3,003)       (339,624)
Other operating income                        1,918,584        630,444         794,187
                                            ___________    ___________     ___________
Total noninterest income                     23,327,441     17,846,740      16,592,988

Noninterest Expense:
Salaries and wages                           25,460,464     22,815,220      24,595,274
Employee benefits (note 15)                   4,245,682      4,158,580       4,960,665
Occupancy expense of premises, net
 (notes 6 and 17)                             5,502,904      4,912,417       4,702,208
Furniture and equipment expense
 (notes 6 and 17)                             3,725,150      3,747,021       3,060,557
Data processing expense (note 18)             2,591,485      2,379,920       3,083,819
FDIC deposit insurance assessment             1,801,646      1,783,213       2,907,382
Advertising and promotion                     1,756,473      1,741,390       1,772,852
Supplies                                      1,409,690      1,326,928       1,386,639
Other operating expense                       9,597,077     12,186,578      10,187,526
                                            ___________    ___________     ___________
Total noninterest expense                    56,090,571     55,051,267      56,656,922
Income before income taxes and
  minority interest                          20,389,012     14,262,815      13,398,683
Income taxes (note 8)                         5,770,600      3,204,687       2,700,640
                                            ___________    ___________     ___________
Income before minority interest              14,618,412     11,058,128      10,698,043
Minority interest                             602,982          650,774         590,656
                                            ___________    ___________     ___________
Net income                                 $ 14,015,430     10,407,354      10,107,387
Per common and common equivalent share
  (note 13):
Net income                                 $       1.69           1.22            1.15
Cash dividends                                     .454           .409            .400

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

Years Ended December 31                             1996            1995            1994
Operating Activities:
Net income                                $   14,015,430      10,407,354      10,107,387
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Provision for loan losses                    2,900,000       1,864,801       1,987,909
  Depreciation and amortization                4,301,776       4,097,022       3,387,034
  Deferred income taxes                          949,396         (25,181)     (1,257,325)
  Net (gains) losses from securities
    available for sale                          (321,256)          3,003         339,624
  Net (increase) decrease in loans held
    for sale                                   2,837,011      (6,602,817)      2,244,930
  Increase in accrued interest receivable
    and other assets                         (11,420,210)     (1,678,132)     (1,477,154)
  Increase in accrued expenses, other
    liabilities and minority interest          1,735,569         322,324       3,192,432
                                           _____________    ____________    ____________
Net cash provided by operating activities     14,997,716       8,388,374      18,524,837

Investing Activities:
Investment securities available for sale:
  Purchases                                 (289,895,560)   (242,871,379)   (122,339,026)
  Maturities                                 150,480,123     278,575,538     154,659,319
  Sales                                       67,547,581       5,577,835      21,484,178
Investment securities held to maturity:
  Purchases                                  (45,046,248)   (121,543,300)    (59,384,073)
  Maturities                                  79,614,914      59,896,255      26,687,613
Net (increase) decrease in loans             (26,364,596)     28,502,974     (95,225,841)
Purchases of premises and equipment           (2,734,491)     (9,733,181)     (6,920,455)
Proceeds from sales of premises and
   equipment                                   1,356,634         360,470          26,578
                                           _____________    ____________    ____________
Net cash used by investing activities        (65,041,643)     (1,234,788)    (81,011,707)

Financing Activities:
Net increase in noninterest-bearing,
  interest-bearing demand and savings
  deposits                                    22,335,320      51,054,199      40,210,540
Net increase (decrease) in time deposits     (31,220,924)    (29,394,594)      5,708,876
Net increase (decrease) in federal funds
  purchased and securities sold under
  agreements to repurchase                    25,718,709     (29,596,325)     33,039,408
Net increase (decrease) in other
  short-term borrowings                       15,500,000      (9,500,000)     12,000,000
Proceeds of long-term borrowings              14,604,000      12,429,000      22,176,030
Repayment of long-term borrowings             (1,771,779)     (3,190,610)    (13,291,530)
Dividends on common stock                     (3,748,653)     (3,498,220)     (3,471,901)
Proceeds from issuance of common stock
  under the employee stock purchase plan          71,675             ---             ---
Proceeds from issuance of common stock
  under the stock option plan                    290,748         187,213         385,767
Proceeds from issuance of common stock
  under the long-term stock compensation
  plan                                           334,834         361,602             ---
Payment for shares acquired under common
  stock repurchase plan                       (8,248,331)     (4,830,111)       (850,950)
Payment for fractional shares resulting
  from stock dividend                            (13,744)            ---          (4,307)
                                           _____________    ____________    ____________
Net cash provided (used) by financing
  activities                                  33,851,855     (15,977,846)     95,901,933
                                           _____________    ____________    ____________
Net increase (decrease) in cash and
  cash equivalents                           (16,192,072)     (8,824,260)     33,415,063
Cash and cash equivalents at the
  beginning of the year                      109,024,150     117,848,410      84,433,347
                                           _____________    ____________    ____________
Cash and cash equivalents at the end
  of the year                             $   92,832,078     109,024,150     117,848,410

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

                            Common      Capital    Retained     Unrealized
                             Stock      Surplus    Earnings  Gains (Losses)        Total
Balance, December 31,
  1993                 $26,265,755    5,598,027  77,517,613      3,036,270   112,417,665
Net income                     ---          ---  10,107,387            ---    10,107,387
Net change in
  unrealized gains
  (losses)                     ---          ---         ---     (8,153,316)   (8,153,316)
Dividends on common
  stock
  $.400 per share*             ---          ---  (3,471,901)           ---    (3,471,901)
3-for-2 stock split
  in the form of a
  stock dividend
  (note 13)             13,169,475          --- (13,169,475)           ---           ---
Fractional shares
  resulting from
  stock split                  ---          ---      (4,307)           ---        (4,307)
Issuance of shares of
  common stock under
  the stock option
  plan (note 16)           146,500      239,267         ---             ---       385,767
Shares reacquired
  under stock
  repurchase plan
  (note 13)               (224,000)    (626,950)        ---             ---      (850,950)

Balance, December 31,
  1994                  39,357,730    5,210,344  70,979,317      (5,117,046)  110,430,345
Net income                     ---          ---  10,407,354             ---    10,407,354
Net change in
  unrealized gains
  (losses)                     ---          ---         ---       6,475,448     6,475,448
Dividends on common
  stock
  $.409 per share**            ---          ---  (3,498,220)            ---    (3,498,220)
Issuance of shares of
  common stock under
  the stock option
  plan (note 16)            98,750       88,463         ---             ---       187,213
Issuance of shares of
  common stock under
  the stock compensation
  plan (note 16)           100,445      261,157         ---             ---       361,602
Shares reacquired under
  stock repurchase plan
  (note 13)             (1,290,665)  (3,539,446)        ---             ---    (4,830,111)

Balance, December 31,
  1995                  38,266,260    2,020,518  77,888,451       1,358,402   119,533,631
Net income                     ---          ---  14,015,430             ---    14,015,430
Net change in
  unrealized gains
  (losses)                     ---          ---         ---        (281,361)     (281,361)
Dividends on common
  stock
  $.454 per share**            ---          ---  (3,748,653)            ---    (3,748,653)
10% common stock
  dividend (note 13)     3,684,215          ---  (3,684,215)            ---           ---
Fractional shares
  resulting from
  stock dividend               ---          ---     (13,744)            ---       (13,744)
Issuance of shares of
  common stock under
  the stock option
  plan (note 16)           128,000      162,748         ---             ---       290,748
Issuance of shares of
  common stock under
  the stock compensation
  plan (note 16)            73,590      261,244         ---             ---       334,834
Issuance of shares
  of common stock
  under the employee
  stock purchase plan
  (note 16)                 14,855       56,820         ---             ---        71,675
Shares reacquired under
  stock repurchase plan
  (note 13)             (1,738,500)  (2,501,330) (4,008,501)            ---    (8,248,331)

Balance, December 31,
  1996                 $40,428,420          ---  80,448,768       1,077,041   121,954,229

* Reflects the 10% common stock dividend effective in 1996 and the 3-for-2 stock split effective in 1994.
** Reflects the 10% common stock dividend effective in 1996.

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1996, 1995 AND 1994

(1)  Summary of Significant Accounting Policies and
       Related Matters


Nature of Operations Brenton Banks, Inc. and subsidiaries (the Company) engage in retail, commercial, and agricultural banking and related financial services from 45 locations throughout the state of Iowa. The Company provides the usual products and services of banking such as deposits, commercial loans, agribusiness loans, personal loans and trust services. The Company also engages in activities that are closely related to banking, including mortgage banking, insurance and investment brokerage.
     The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practices within the banking industry. The following describe the more significant accounting policies:

The Principles of Consolidation The consolidated financial statements include the accounts of Brenton Banks, Inc. (the Parent Company) and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications were made in the financial statements to agree with the current year presentation.
     The excess cost over underlying net assets of consolidated subsidiaries and other intangible assets are being amortized over 10 to 40 years and are included in other assets in the consolidated statements of condition. Intangible assets totaled $4,696,000 and $5,023,000 at December 31, 1996, and 1995,
respectively.

Investment Securities Investment securities are classified based on the Company's intended holding period. Securities, which may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's asset-liability position, are classified as available for sale. Securities which the Company intends to hold to maturity are classified as held to maturity.
     Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax and minority interest effect, are recorded as a component of common stockholders' equity. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts. The timing of the amortization and accretion of mortgage-backed securities are adjusted for actual and projected prepayments.
     Net gains or losses on the sale of securities are shown in the statements of operations. Gains or losses are computed using the specific security identification method.

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

Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided predominantly by the straight-line method over estimated useful lives of 8 to 40 years for buildings and leasehold improvements, and 3 to 25 years for furniture and equipment.

Other Real Estate Owned Included in other assets is property acquired through foreclosure, acceptance of deed in lieu of foreclosure or other transfers in settlement of outstanding loans and related contract sales of such property until the contract is transferred to earning assets based upon sufficient equity in the asset. Amounts totaled $488,000 and $869,000 at December 31, 1996, and 1995, respectively. Such property is carried at the lower of cost or estimated fair value, less selling costs. Periodic appraisals are obtained to support carrying values. Net expense of ownership and declines in carrying values are charged to operating expenses.

Employee Retirement Plan All employees of the Company are eligible, after meeting certain requirements, for inclusion in the defined contribution retirement plan. The plan is a combination profit sharing and 401(k) plan. Retirement plan costs are expensed as the Company contributes to the plan. The Company does not provide any material post-retirement benefits.

Income Taxes The Company files a consolidated federal income tax return. Federal income taxes are allocated to the Parent Company and each subsidiary on the basis of its taxable income or loss included in the consolidated return.
     The effects of current or deferred taxes are recognized as a current and deferred tax liability or asset based on current tax laws. Accordingly, income tax expense in the consolidated statements of operations includes charges or credits to properly reflect the current and deferred tax asset or liability.

Statements of Cash Flows In the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell and trading accounting securities.

Income Per Common and Common Equivalent Share Income per common and common equivalent share computations are based on the weighted average number of common and common stock equivalent shares outstanding. In October 1996, the Company declared a 10 percent common stock dividend and in May 1994, the Company declared a 3-for-2 stock split in the form of a stock dividend. The average number of shares, after considering stock plans and the stock dividends, was 8,312,420 for 1996, 8,528,153 for 1995 and 8,747,053 for 1994.

Fair Value of Financial Instruments Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.
These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Unless included in assets available for sale, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities.
     Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Estimated fair values have been determined by the Company using the best available data and an estimation method suitable for each category of financial instruments.

Interest Rate Swaps Amounts paid or received, related to outstanding swap contracts that are used in the asset/liability management process, are recognized into earnings as an adjustment to interest income over the estimated life of the related assets.
 Gains or losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related assets as an adjustment to yield.

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

Changes in Accounting Policies:
Accounting by Creditors for Impairment of a Loan Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and its amendment SFAS No. 118 "Income Recognition and Disclosures." The allowance for loan losses is maintained at a level considered appropriate to support management's evaluation of potential losses in the loan portfolio. Management's evaluation is based upon several factors including economic conditions, historical loss and collection experience, risk characteristics of the portfolio, underlying collateral values, industry risk and credit concentrations.
     Under the Company's credit policies, all nonaccrual and restructured commercial, agricultural, commercial real estate and construction loans are considered to meet the definition of impaired loans under SFAS 114 and 118. In determining when a loan is impaired, management considers the delinquency status of the borrower, the borrower's ability to generate cash and the fair market value of the collateral. Specific allowances are established for any impaired commercial, agricultural, commercial real estate or construction loan where the recorded investment exceeds the measured value of the loan. On a practical basis, the measured value of a loan is obtained by using the observable market price of a loan or the fair value of the collateral, if the loan is collateral dependent. Otherwise, the measured value of a loan is based upon the present value of expected future cash flows discounted at the loan's effective interest rate. Impaired loans are charged-off on the basis of management's ongoing evaluation, but generally when it is deemed probable that the borrower cannot generate sufficient funds to comply with contractual terms in the normal course of business. Cash received on impaired loans is applied to principal until principal is satisfied or until the borrower demonstrates the ability to perform according to agreed-upon terms.
     SFAS 114 and 118 do not apply to smaller balance, homogeneous loans which the Company has identified as loans to consumers, such as home equity, installment and 1-4 family residential loans. Delinquency status is used to identify risks within the various consumer loan portfolios. Consumer loans are generally charged-off when such loans are deemed to be uncollectible or 90 days past due, whichever occurs first. Accounting for Mortgage Servicing Rights Effective October 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires capitalization of purchased mortgage servicing rights as well as internally originated mortgage servicing rights. These mortgage servicing rights are amortized over the estimated servicing period of the related loans.
Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. The adoption of SFAS No. 121 did not have a material effect on the Company.
Accounting for Stock-Based Compensation Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of the grant only if the current market price of the underlying stock exceeded the exercise price. Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of

APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


(2)  Cash and Due From Banks


The subsidiary banks are required by federal banking regulations to maintain certain cash and due from banks reserves. This reserve requirement amounted to $5,538,000 at December 31, 1996.

(3)  Investment Securities


The amortized cost and estimated fair value of investment securities follow. The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.


                                                           Gross       Gross   Estimated
                                           Amortized  Unrealized  Unrealized        Fair
December 31, 1996 (In thousands)                Cost       Gains      Losses       Value
Investment securities available for sale:
  Taxable investments:
    U.S. Treasury securities                $ 41,330          76         (55)     41,351
    Securities of U.S. government agencies    98,357         143        (347)     98,153
    Mortgage-backed and related securities   218,865       1,398        (816)    219,447
    Other investments                          8,213         ---         (20)      8,193
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            92,519       1,606        (170)     93,955
                                             _______       _____       _____
                                            $459,284       3,223      (1,408)    461,099

Investment securities held to maturity:
  Taxable investments:
    Securities of U.S. government agencies  $ 15,065          63        (112)     15,016
    Mortgage-backed and related securities     3,041          72         ---       3,113
    Other investments                          2,466          15          (6)      2,475
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            52,183         681        (152)     52,712
                                             _______       _____       _____      ______
                                            $ 72,755         831        (270)     73,316

December 31, 1995
Investment securities available for sale:
  Taxable investments:
    U.S. Treasury securities                $ 27,621         161          (7)     27,775
    Securities of U.S. government agencies    72,705         214         (97)     72,822
    Mortgage-backed and related securities   190,953         927        (852)    191,028
    Other investments                          9,089                     (18)      9,071
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            94,014       1,893        (233)     95,674
                                             _______       _____       _____     _______
                                            $394,382       3,195      (1,207)    396,370

Investment securities held to maturity:
  Taxable investments:
    Securities of U.S. government agencies  $ 48,595         375         (44)     48,926
    Mortgage-backed and related securities     3,653          32          (2)      3,683
    Other investments                          6,145          25          (4)      6,166
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            49,689         794        (127)     50,356
                                             _______       _____       _____     _______
                                            $108,082       1,226        (177)    109,131

Proceeds from the sale of available for sale securities were $67,548,000, $5,578,000 and $21,484,000 in 1996, 1995 and 1994,
respectively. Gross gains of $558,000 in 1996, $19,000 in 1995 and $68,000 in 1994 and gross losses of $237,000 in 1996, $22,000 in 1995 and $408,000 in 1994 were realized on those sales.
     Other investments at December 31, 1996 and 1995, consisted primarily of corporate bonds. U.S. government agencies originate or guarantee primarily all of the mortgage-backed and related securities. The amortized cost of obligations of states and political subdivisions included industrial development revenue bonds of $7,269,000 at December 31, 1995.
     Under provisions of the Financial Accounting Standards Board Special Report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company transferred securities with amortized costs of $48,049,000 in December 1995 from held to maturity to available for sale. Unrealized gains related to such securities transferred were $315,000.
     The scheduled maturities of investment securities at December 31, 1996 follow. Actual maturities may differ from scheduled maturities because issuers may have the right to call obligations without penalties. The maturities of mortgage-backed securities have been included in the period of anticipated payment considering estimated prepayment rates.

                                                      Estimated
                                    Amortized              Fair
(In thousands)                           Cost             Value

Investment securities available for
  sale:
  Due in one year or less            $130,194           130,310
  Due after one year through
    five years                        228,980           229,696
  Due after five years through
    ten years                          73,354            73,716
  Due after ten years                  26,756            27,377

                                     $459,284           461,099

Investment securities held to maturity:
  Due in one year or less            $ 22,244            22,264
  Due after one year through
    five years                         28,606            28,691
  Due after five years through
    ten years                          15,307            15,388
  Due after ten years                   6,598             6,973

                                     $ 72,755            73,316


Investment securities carried at $246,552,000 and $163,418,000 at December 31, 1996 and 1995, respectively, were pledged to secure public and other funds on deposit and for other purposes.

(4)  Loans


A summary of loans follows:

(In thousands)            December 31, 1996	   1995

Real estate loans:
  Commercial construction
     and land development           $ 42,693       38,123
  Secured by 1-4 family
      residential property           338,010      319,430
  Other                              150,395      163,739
Loans to farmer                       69,660       68,543
Commercial and industrial loans      132,395      119,368
Loans to individuals for personal
  expenditures, net of unearned
  income of $59 and $313
  at December 31, 1996 and
  1995, respectively                 207,197      199,489
All other loans                        1,594        1,501

                                    $941,944      910,193



The Company originates commercial, real estate, agribusiness and personal loans with customers throughout Iowa. The portfolio has unavoidable geographic risk as a result.

Total non-performing loans and assets at December 31 were:

(In thousands)                          1996         1995

Impaired loans and leases:
Non-accrual                           $2,663        2,639
Restructured                             568          178

Total impaired loans and leases        3,231        2,817
Loans and leases past due 90 days
    or more                            2,936        2,802

Total non-performing loans             6,167        5,619
Other real estate owned                  488          869

Total non-performing assets           $6,655        6,488



The average balances of impaired loans for the years ended December 31, 1996 and 1995 were $3,378,000 and $3,353,000, respectively. The allowance for loan losses related to impaired loans at December 31, 1996 and 1995 was $481,000 and $425,000,
respectively. Impaired loans of $456,000 and $384,000 were not subject to a related allowance for loan losses at December 31, 1996 and 1995, respectively, because of the net realizable value of loan collateral, guarantees and other factors.

The effect of non-accrual and restructured loans on interest income for each of the three years ended December 31 was:

(In thousands)                     1996      1995         1994

Interest income
As originally contracted           $363       418          537
As recognized                       174       136          321

Reduction of interest income       $189       282          216



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

(In thousands)                                          Amount


Balance at December 31, 1995                          $  4,824
Additional loans                                         2,488
Loan payments                                           (1,475)

Balance at December 31, 1996                          $  5,837



Mortgage Servicing Rights The fair market value of capitalized servicing rights at December 31, 1996 was approximately $1,145,000. To determine the fair value of the servicing rights, the Company used comparable market prices. There were no charges to the impairment account. In determining the fair market value and potential impairment at the end of 1996, the Company disaggregated the portfolio into its predominate risk factor; that being interest rate. The fair value of the portfolio was determined by calculating the present value of future cash flows.
 The Company incorporated assumptions that market participants would use in estimating future net servicing income which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates.

Capitalized servicing rights on originated loan servicing is as follows:


(In thousands)                            1996        1995

Beginning of year balance               $  252         ---
Additions from Originations                962         266
Amortization                              (188)        (14)
Impairment                                 ---         ---


Balance at end of year                  $1,026         252



(5)  Allowance for Loan Losses


A summary of activity in the allowance for loan losses follows:

(In thousands)                        1996    1995   1994

Balance at beginning of year       $11,070  10,913   9,818
Provision                            2,900   1,865   1,988
Recoveries                           1,419   1,669   1,549
Loans charged off                   (4,061) (3,377) (2,442)

Balance at end of year             $11,328  11,070 10,913



(6)  Premises and Equipment


A summary of premises and equipment follows:

(In thousands)                December 31, 1996        1995

Land                                    $ 2,952       3,614
Buildings and leasehold
  improvements                           30,876      32,045
Furniture and equipment                  23,463      21,756
Construction in progress                    275          33

                                         57,566      57,448
Less accumulated depreciation            27,187      24,598

                                        $30,379      32,850



Depreciation expense included in operating expenses amounted to $3,848,000, $3,626,000 and $2,938,000 in 1996, 1995 and 1994,
respectively.


(7)  Deposits


Time deposits include deposits in denominations of $100,000 or more of $82,011,000 and $64,014,000 at December 31, 1996, and
1995, respectively.
     A summary of interest expense by deposit classification follows:

(In thousands)                        1996      1995        1994

Demand                             $11,194    11,842       5,418
Savings                              6,134     6,638       6,878
Time deposits
  of $100,000 or more                3,935     4,193       3,110
Other time deposits                 28,244    30,402      26,204

                                   $49,507    53,075      41,610



The Company made cash interest payments of $55,455,000, $55,229,000 and $46,850,000 on deposits and borrowings in 1996, 1995 and 1994, respectively.

At December 31, 1996, the scheduled maturities of time deposits are as follows (in thousands):

     1997                           $335,530
     1998                            166,631
     1999                             42,068
     2000                             26,120
     2001 and thereafter               2,355


                                    $572,704

(8)  Income Taxes


The current and deferred income tax provisions included in the consolidated statements of operations follow:

1996 (In thousands)            Current     Deferred        Total

Federal                         $3,754          894        4,648
State                            1,067           56        1,123

                                $4,821          950        5,771


1995

Federal                         $2,728          (76)       2,652
State                              502           51          553

                                $3,230          (25)       3,205

1994

Federal                         $3,037       (1,099)       1,938
State                              921         (158)         763

                                $3,958       (1,257)       2,701



Since the income tax returns are filed after the issuance of the financial statements, amounts reported are subject to revision based on actual amounts used in the income tax returns. The Company made cash income tax payments of $4,250,000, $2,500,000 and $2,671,000 to the IRS, and $435,000, $737,000 and $1,226,000
to the state of Iowa in 1996, 1995 and 1994, respectively. Cash income tax payments for a year include estimated payments for current year income taxes and final payments for prior year income taxes. State income tax expense relates to state franchise taxes payable individually by the subsidiary banks.
     The reasons for the difference between the amount computed by applying the statutory federal income tax rate of 35 percent in 1996 and 34 percent in 1995 and 1994, and income tax expense follow:

(In thousands)                     1996        1995        1994

At statutory rate              $  7,136       4,849       4,556
Increase (reduction) due to:
  Tax-exempt interest            (2,556)     (2,566)     (2,768)
  State taxes, net of
    federal benefit                 730         365         503
  Nondeductible interest expense
    to own tax-exempts              426         431         363
  Other, net                         35         126          47

                               $  5,771       3,205       2,701



Accumulated deferred income tax assets are included in other assets in the consolidated statements of condition. There was no valuation allowance at December 31, 1996, or 1995. A summary of the temporary differences resulting in deferred income taxes and the related tax effect on each follows:

(In thousands)                                1996          1995

Allowance for loan losses                   $3,962         3,985
Unrealized (gains) losses on
  securities available for sale               (670)         (694)
Deposit base intangibles                      (315)         (259)
Premises and equipment                        (588)         (452)
Stock compensation plan                        682           372
Real estate mortgage
  loan points deferred                        (300)         (479)
Alternative minimum tax credit
  carry-forward                                ---           442
Other, net                                    (251)          531

                                            $2,520         3,446



(9)  Other Short-Term Borrowings


The Company had short-term borrowings with the Federal Home Loan Bank of Des Moines (FHLB) totaling $34,150,000 and $2,500,000 at December 31, 1996, and 1995, respectively. The average rate on these borrowings at December 31, 1996 was 5.97 percent. These borrowings were secured by residential mortgage loans equal to 150 percent of the borrowings and FHLB stock.
     The Parent Company has arranged an unsecured line of credit of $2,000,000 which was unused at December 31, 1996. It is at the prime interest rate and is subject to annual review and renewal.


(10)  Long-Term Borrowings


Long-term borrowings consisted of the following:

(In thousands)                   December 31, 1996        1995

Capital notes, 6.00% to 10.00%
  Total Parent Company                    $ 11,248      12,435
Borrowings from FHLB, average rate
  of 6.18% at December 31, 1996             23,550      25,650
Mortgage debt, average rate of
  6.75% at December 31, 1996                    62          93

                                          $ 34,860      38,178



Mortgage debt was secured by real property with a carrying value of $77,000 at December 31, 1996. Borrowings from the FHLB were secured by residential mortgage loans equal to 150 percent of the borrowings and FHLB stock.
     The mortgage debt and borrowings from the FHLB were direct obligations of the individual subsidiaries.
     Scheduled maturities of long-term borrowings at December 31, 1996, follow:

                                      Parent
(In thousands)                       Company        Consolidated

1997                                 $ 1,457               1,464
1998                                   1,097              15,105
1999                                   1,671              11,268
2000                                     853                 853
2001                                   1,396               1,396
Thereafter                             4,774               4,774

                                     $11,248              34,860



(11)  Fair Value of Financial Instruments


The estimated fair values of the Company's financial instruments were as follows:



                                         December 31, 1996         December 31, 1995
                                         Recorded         Fair     Recorded        Fair
(In thousands)                             Amount        Value       Amount       Value
Financial assets:
  Cash and due from banks              $    76,901     76,901        71,159      71,159
  Interest-bearing deposits with
    banks                                      732        732           265         265
  Federal funds sold and securities
    purchased under agreements to
    resell                                  15,200     15,200        37,600      37,600
  Investment securities                    533,854    534,415       504,452     505,501
  Loans held for sale                        5,870      5,870         8,707       8,707
  Loans, net                               930,615    929,113       899,123     910,338

Financial liabilities:
  Deposits                             $ 1,353,057  1,360,457     1,361,943   1,367,680
  Federal funds purchased, securities
    sold under agreements to repurchase
    and other short-term borrowings        100,976    100,976        43,607      43,607
  Long-term borrowings                      34,860     35,025        38,178      40,610
Off-balance-sheet assets (liabilities):
  Commitments to extend credit         $       ---        ---           ---         ---
  Letters of credit                            ---        (59)          ---         (63)
  Interest rate swaps                          ---        (69)          ---        (224)


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


(12)  Regulatory Capital


The Company is subject to various regulatory capital requirements administered by both federal and state banking agencies. Failure to comply with minimum capital requirements could result in actions taken by regulators that could have a direct material impact on the Company's financial statements. Under the capital adequacy guidelines established by regulators, the Company must meet specific capital guidelines that involve the measurement of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators as it relates to components, risk weightings and other factors.
     Quantitative measures established by regulators to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and tier 1 capital to risk weighted assets and of tier 1 capital to average assets.

     As of December 31, 1996, management believes the Company is well-capitalized, as defined under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company must maintain minimum total risk-based, tier 1 risk-


based and tier 1 leverage ratios as set forth in the table.  The
Company's actual capital amounts and ratios are also presented in the table.


                                                                             To Be Well-
                                                                       Capitalized Under
                                                      For Capital      Prompt Corrective
                                       Actual     Adequacy Purposes    Action Provisions
                                    Amount  Ratio   Amount   Ratio       Amount  Ratio
(Dollar amounts in thousands)

As of December 31, 1996:
  Total Capital
  (to Risk Weighted Assets):
    Consolidated                 $134,026  12.64%  $84,816  > 8.0%        N/A
                                                            _
    Brenton Bank                  128,138  12.80    80,099  > 8.0     $100,124  > 10.0%
                                                            _                   _
  Tier 1 Capital
  (to Risk Weighted Assets):
    Consolidated                  122,673  11.57    42,408  > 4.0          N/A
                                                            _
    Brenton Bank                  117,476  11.73    40,050  > 4.0        60,075  > 6.0
                                                            _                    _
  Tier 1 Capital
  (to Average Assets):
    Consolidated                  122,673   7.62    48,312  > 3.0           N/A
                                                            _
    Brenton Bank                  117,476   7.90    59,490  > 4.0        74,362  > 5.0
                                                            _                    _


(13)  Common Stock Transactions


In October 1996, the Company declared a 10 percent common stock dividend. This transaction resulted in the issuance of 736,843 shares of common stock and the transfer of $3,684,215 from retained earnings to common stock. Fractional shares resulting from this stock dividend were paid in cash. In May 1994, the Company declared a 3-for-2 stock split in the form of a 100 percent stock dividend. This transaction resulted in the issuance of 2,633,895 shares of common stock and the transfer of $13,169,475 from retained earnings to common stock. Net income and cash dividends per share information in the financial statements have been retroactively restated to reflect these transactions.
     As part of the Company's ongoing stock repurchase plan, in 1996 the Board of Directors increased the amount authorized for common stock repurchases in 1996 to $10 million. For the years ended December 31, 1996, 1995 and 1994, the Company repurchased 347,700, 258,133 and 44,800 shares, respectively, at a total cost of $8,248,331, $4,830,111 and $850,950.


(14)  Dividend Restrictions


The Parent Company derives a substantial portion of its cash flow, including that available for dividend payments to stockholders, from the subsidiary banks in the form of dividends received. State and savings banks are subject to certain statutory and regulatory restrictions that affect dividend payments.
     Based on minimum regulatory capital guidelines as published by those regulators, the maximum dividends which could be paid by the subsidiary banks to the Parent Company at December 31, 1996, were approximately $16 million.

(15)  Employee Retirement Plan


The Company provides a defined contribution retirement plan for the benefit of employees. The plan is a combination profit sharing and 401(k) plan. All employees 21 years of age or older and employed by the Company for at least one year are eligible for the plan. The Company contributes 4 1/2 percent of eligible compensation of all participants to the profit sharing portion of the plan, and matches employee contributions to the 401(k) portion of the plan up to a maximum of 3 percent of each employee's eligible compensation. Retirement plan costs charged to operating expenses in 1996, 1995 and 1994 amounted to $1,284,000, $1,263,000 and $1,367,000, respectively. The Company offers no material post-retirement benefits.


(16)  Stock Plans


In 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"). The Plan authorizes the granting of options on up to 550,000 shares of the Company's common stock to key employees of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain performance vesting requirements, but if vesting is not achieved from performance vesting, 100 percent vesting occurs nine years and six months following the grant date. Options expire ten years and one month following the grant date.
     At December 31, 1996, there were 79,200 shares available for grant under the Plan. The per-share weighted average fair value of stock options granted during 1996 was $6.60 based on the date of grant using the Company's option pricing model with the following weighted average assumptions: expected dividend yield of 2.15 percent, risk-free interest rate of 6.85 percent, expected life of 7.5 years and expected volatility of stock price of 18 percent.
     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                  1996

     Net income           As reported      $14,015,430
                          Pro forma         13,768,662

     Earnings per share   As reported            $1.69
                          Pro forma               1.66

     Pro forma net income reflects only options granted in 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' expected life of 7.5 years.
     There were 470,800 shares granted under the Plan in 1996 with a weighted average exercise price of $22.166. At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding options was $22.159 -
$23.625 and 9.7 years, respectively.   No options were
exercisable at December 31, 1996.
     A total of 349,551 shares were granted over the past four years to key management personnel under the Company's long-term stock compensation plan. Under provisions of the plan, no grants were made after 1995. Each grant of shares covers a three-year performance period, 35 percent of which vests upon completion of employment for the performance period and 65 percent of which vests based on a tiered achievement scale tied to financial performance goals established by the Board of Directors. The total stock compensation expense associated with this plan was $1,302,000, $425,000 and $(102,000) for 1996, 1995 and 1994,
respectively and changes in outstanding grant shares during 1996 were as follows (restated for the 10 percent common stock dividend effective in 1996 and the 3-for-2 stock split effective in 1994):

Performance          1992 to      1993 to    1994 to    1995 to
Period                  1994         1995       1996       1997

December 31, 1993    100,642       86,509        ---        ---
Granted - 1994           ---          ---     99,323        ---
Forfeited - 1994         ---       (2,188)       ---        ---

December 31, 1994    100,642       84,321     99,323        ---
Granted - 1995           ---          ---        ---     98,033
Forfeited - 1995         ---       (9,216)   (14,724)    (7,287)
Expired - 1995       (65,418)         ---        ---        ---
Vested - 1995        (35,224)         ---        ---        ---

December 31, 1995        ---       75,105     84,599     90,746
Forfeited - 1996         ---          ---     (9,524)   (10,369)
Expired - 1996           ---      (48,819)       ---        ---
Vested - 1996            ---      (26,286)       ---        ---

Outstanding grant
  shares at
  December 31, 1996      ---          ---     75,075     80,377



For the performance period 1994 to 1996, 26,278 shares vested and 48,797 shares expired on January 1, 1997.
     The Company's 1987 nonqualified stock option plan permits the Board of Directors to grant options to purchase up to 330,000 shares of the Company's $5 par value common stock. The options may be granted to officers of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the Board of Directors.
     Changes in options outstanding and exercisable during 1996, 1995 and 1994 were as follows (restated for the 10 percent common stock dividend effective in 1996 and the 3-for-2 stock split effective in 1994):

                      Exercisable   Outstanding     Option Price
                          Options       Options        Per Share

December 31, 1993         187,110       202,950       $4.02-8.60
Granted - 1994                ---         9,240            17.86
Vested - 1994               7,920           ---        7.99-8.60
Exercised - 1994          (40,535)      (40,535)       4.02-7.99

December 31, 1994         154,495       171,655       4.02-17.86
Vested - 1995               3,300           ---        7.99-8.60
Exercised - 1995          (21,725)      (21,725)            4.02
Forfeited - 1995              ---       (13,860)      7.99-17.86

December 31, 1995         136,070       136,070        4.02-8.60
Exercised - 1996          (26,800)      (26,800)            4.02

December 31, 1996
(13,860 shares available
  for grant)              109,270       109,270       $4.02-8.60



On May 6, 1997, the shares available for grant will expire.
     The Company's Employee Stock Purchase Plan allows employees to purchase the Company's common stock at 85 percent of the current market price on four defined purchase dates during the year. During 1996, 16,612 shares of common stock were purchased by employees under this plan.

(17)  Lease Commitments


Rental expense included in the consolidated statements of operations amounted to $1,919,000, $1,937,000 and $1,799,000 in
1996, 1995 and 1994, respectively. Future minimum rental commitments for all noncancelable leases with terms of one year or more total approximately $1,200,000 per year through 2001, $600,000 per year through 2006, $200,000 per year through 2011, and $40,000 per year through 2013, with a total commitment of $10,500,000.


(18)  Commitments and Contingencies


In the normal course of business, the Company is party to financial instruments necessary to meet the financial needs of customers, which are not reflected on the consolidated statements of condition. These financial instruments include commitments to extend credit, standby letters of credit and interest rate swaps.
 The Company's risk exposure in the event of nonperformance by the other parties to these financial instruments is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments as it does in making loans.
     Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates and may require payment of a fee. Based upon management's credit assessment of the customer, collateral may be obtained. The type and amount of collateral varies, but may include real estate under construction, property, equipment and other business assets. In many cases, commitments expire without being drawn upon, so the total amount of commitments does not necessarily represent future liquidity requirements. The Company had outstanding commitments to extend credit of $221 million and $166 million at December 31, 1996, and 1995, respectively.
     Standby letters of credit are conditional commitments issued by the Company guaranteeing the financial performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. Outstanding standby letters of credit totaled $11,770,000 and $20,513,000 at December 31, 1996, and 1995,
respectively. The Company does not anticipate losses as a result of issuing commitments to extend credit or standby letters of credit.
     The Company enters into interest rate swap agreements as part of its asset/liability management strategy to manage interest-rate risk. The notional value of these agreements was $16,205,000 and $10,960,000 at December 31, 1996, and 1995,
respectively. The interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk of default by the counterparty to the agreement. The credit worthiness of the counterparties was evaluated by the Company's loan committee prior to entering into the agreements. The agreements run through 1998.
     Brenton Savings Bank, FSB converted from a mutual savings and loan association to a federal stock savings bank in 1990, at which time a $4 million liquidation account was established.
Each eligible savings account holder who had maintained a deposit account since the conversion would be entitled to a distribution if the savings bank were completely liquidated. This distribution to savers would have priority over distribution to the Parent Company. The Company does not anticipate such a liquidation.
     The Company maintains a data processing agreement with ALLTEL Financial Information Services, Inc. (ALLTEL), formerly Systematics, Inc., whereby ALLTEL manages and operates the Company's data processing facility. The contract involves fixed payments of $2,412,000 in 1997 and $2,389,000 in 1998 through
2001 and $1,194,000 in 2002. These fixed payments will be adjusted for inflation and volume fluctuations.
     The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial statements.


(19)  Restructuring Charge


During the fourth quarter of 1994, the Company finalized plans for a strategic restructuring program. This plan resulted in a special charge of $2.6 million ($1.7 million after tax or $.19 per share), in 1994. A summary of the estimated costs expensed in 1994 and the actual costs incurred in 1995 follows:

                                 1994 Estimated      1995 Actual
                                          Costs            Costs

Salaries and wages                   $1,089,000     $    565,263
Employee benefits                       289,000           83,409
Occupancy expense                       192,000              ---
Data processing expense                 527,500          389,432
Abandonment losses                      267,000          164,945
Legal, regulatory and other             280,500          409,085

                                     $2,645,000     $  1,612,134



The difference between the estimated costs recorded in 1994 and the actual costs incurred was credited or charged to the above expense categories in the fourth quarter of 1995.

(20)  Brenton Banks, Inc. (Parent Company) Condensed Financial
Information




Statements of Condition
December 31 (In thousands)                                   1996                 1995
Assets
  Interest-bearing deposits with banks                  $   5,638                  128
  Short-term investments                                      ---                7,500
  Advances to bank subsidiaries                               ---                  117
  Investments in:
    Bank subsidiaries                                     124,383              119,325
    Bank-related subsidiaries                                  45                   43
    Excess cost over net assets                             1,826                1,900
  Premises and equipment                                      618                1,375
  Other assets                                              3,168                3,186
                                                         ________              _______
                                                        $ 135,678              133,574

Liabilities and Stockholders' Equity
  Accrued expenses payable
    and other liabilities                               $   2,476                1,605
  Long-term borrowings                                     11,248               12,435
  Common stockholders' equity                             121,954              119,534
                                                          _______              _______
                                                        $ 135,678              133,574

Statements of Operations
Years Ended December 31 (In thousands)                       1996      1995       1994
Income
  Dividends from subsidiaries                           $  10,766     8,997     11,691
  Interest income                                             341       442        317
  Management fees                                             ---     1,634      1,222
  Other operating income                                       43     2,644      2,128
                                                         ________    ______     ______
                                                           11,150    13,717     15,358
Expense
  Salaries and benefits                                     1,884     4,021      3,466
  Interest on long-term borrowings                            970     1,046      1,044
  Other operating expense                                     655     2,006      2,263
                                                         ________    ______     ______
                                                            3,509     7,073      6,773

Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                                           7,641     6,644      8,585
Income taxes                                               (1,040)     (759)    (1,083)
Income before equity in undistributed
  earnings of subsidiaries                                  8,681     7,403      9,668
Equity in undistributed earnings of subsidiaries            5,334     3,004        439
                                                         ________    ______     ______
Net income                                              $  14,015    10,407     10,107
</table

(20)  Brenton Banks, Inc. (Parent Company) Condensed Financial
Information





Statements of Cash Flows
Years Ended December 31 (In thousands)                     1996        1995       1994
Operating Activities
Net income                                            $  14,015      10,407     10,107
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of subsidiaries       (5,334)     (3,004)      (439)
  Depreciation and amortization                             163         230        230
  (Increase) decrease in other assets                        18          49       (370)
  Increase (decrease) in accrued expenses
    payable and other liabilities                           871        (148)      (373)
                                                       ________      ______     ______
Net cash provided by operating activities                 9,733       7,534      9,155
Investing Activities
(Increase) decrease in short-term investments             7,500       1,000     (5,000)
Redemption (purchase) of subsidiary equity, net              (7)        156       (200)
Principal collected from or (advances to)
  subsidiaries                                              115         (97)      (270)
Purchase of premises and equipment, net                     669        (512)      (648)
                                                       ________      ______     ______
Net cash provided (used) by investing activities          8,277         547     (6,118)

Financing Activities
Net proceeds (repayment) of long-term borrowings         (1,187)       (209)       622
Proceeds from issuance of common stock under the
  long-term stock compensation plan                         335         362        ---
Proceeds from issuance of common stock under the
  stock option plan                                         291         188        386
Proceeds from issuance of common stock under the
  employee stock purchase plan                               72         ---        ---
Payment for shares acquired under common stock
  repurchase plan                                        (8,248)     (4,830)      (851)
Payment for fractional shares in stock dividends            (14)        ---         (4)
Dividends on common stock                                (3,749)     (3,498)    (3,472)
                                                       ________      ______     ______
Net cash used by financing activities                   (12,500)     (7,987)    (3,319)
Net increase (decrease) in cash and interest-
  bearing deposits                                        5,510          94       (282)
Cash and interest-bearing deposits at the
  beginning of the year                                     128          34        316
Cash and interest-bearing deposits at the end
  of the year                                         $   5,638         128         34

(21)  Unaudited Quarterly Financial Information


The following is a summary of unaudited quarterly financial information (in thousands, except per common and common equivalent share data):



                                                         1996
Three months ended             March 31         June 30        Sept. 30        Dec. 31
Interest income                $ 27,370          27,512          27,923         28,578
Interest expense                 13,701          13,645          13,813         14,172
                                _______          ______          ______         ______
Net interest income              13,669          13,867          14,110         14,406
Provision for loan losses           700             800             600            800
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      12,969          13,067          13,510         13,606
Noninterest income                5,552           5,622           5,776          6,377
Noninterest expense              13,355          13,471          14,685         14,579
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           5,166           5,218           4,601          5,404
Income taxes                      1,446           1,497           1,275          1,553
Minority interest                   140             153             153            157
                                _______          ______          ______         ______
Net income                     $  3,580           3,568           3,173          3,694
Per common and common
  equivalent share:
Net income                     $    .42             .43             .39            .45


                                                         1995
Three months ended             March 31         June 30        Sept. 30        Dec. 31*
Interest income                $ 26,611          27,852          28,442         28,135
Interest expense                 13,597          14,807          14,670         14,634
                                _______          ______          ______         ______

Net interest income              13,014          13,045          13,772         13,501
Provision for loan losses           460             459             486            460
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      12,554          12,586          13,286         13,041
Noninterest income                4,271           4,499           4,379          4,697
Noninterest expense              13,681          13,736          13,402         14,232
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           3,144           3,349           4,263          3,506
Income taxes                        573             661           1,143            828
Minority interest                   121             124             122            283
                                _______          ______          ______         ______
Net income                     $  2,450           2,564           2,998          2,395
Per common and common
  equivalent share:
Net income                     $    .28             .30             .36            .28

* See footnote 19 regarding the restructure charge.

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

Brenton Banks, Inc.


Robert L. DeMeulenaere
President


Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of Brenton Banks, Inc:

	We have audited the accompanying consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
 We believe that our audits provide a reasonable basis for our opinion.
	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brenton Banks, Inc. and subsidiaries at December 31, 1996, and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




KPMG Peat Marwick LLP

Des Moines, Iowa
February 7, 1997

STOCK INFORMATION

Brenton Banks, Inc. common stock is traded on the NASDAQ National
Market and quotations are furnished by the NASDAQ System. There were 1,562 common stockholders of record on December 31, 1996.

MARKET AND DIVIDEND INFORMATION

1996                     High      Low            Dividends

     1st quarter         $22.05    19.09               .109
     2nd quarter          22.05    20.68               .109
     3rd quarter          22.73    21.36               .118
     4th quarter          28.00    22.50               .118


1995                     High      Low            Dividends

     1st quarter         $17.05    16.14                .10
     2nd quarter          17.27    16.14                .10
     3rd quarter          18.64    16.25                .10
     4th quarter          20.68    17.50               .109



The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock, after the effect of the October 1996 10% common stock dividend.
The market quotations, reported by NASDAQ, represent prices between dealers and do not include retail markup, markdown or commissions.


NASDAQ Symbol:  BRBK
Wall Street Journal and
Other Newspapers:  Brent B

Market Makers
ABN AMRO Chicago Corporation
Herzog, Heine, Geduld, Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Co., Inc.
Wedbush Morgan Securities, Inc.

FORM 10-K
COPIES OF BRENTON BANKS, INC. ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION FORM 10-K WILL BE MAILED
WHEN AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN
REQUEST TO STEVEN T. SCHULER, CHIEF FINANCIAL OFFICER/
TREASURER/SECRETARY, AT THE CORPORATE HEADQUARTERS.

STOCKHOLDER INFORMATION

Corporate Headquarters
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 515/237-5100

Annual Shareholders' Meeting
Wednesday, May 7, 1997, 5:00 p.m.
Des Moines Convention Center
501 Grand Avenue
Des Moines, Iowa 50309

Transfer Agent/Registrar/
Dividend Disbursing Agent
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60690

Legal Counsel
Brown, Winick, Graves, Gross,
  Baskerville and Schoenebaum, P.L.C.
Suite 1100, Two Ruan Center
601 Locust Street
Des Moines, Iowa 50309

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

J.C. Brenton
Past President
Brenton Banks, Inc.

Gary M. Christensen
President & CEO
Pella Corporation

Robert L. DeMeulenaere
President
Brenton Banks, Inc.

R. Dean Duben
Vice Chairman of the Board
Brenton Bank, Davenport

Hubert G. Ferguson
Financial Services Consultant
New Brighton, Minnesota


BRENTON BANKS, INC.
EXECUTIVE OFFICERS

C. Robert Brenton
Chairman of the Board

Robert L. DeMeulenaere
President

Steven T. Schuler
Chief Financial Officer/Treasurer/
  Secretary

BRENTON BANK
SENIOR OFFICERS AND
LINE OF BUSINESS MANAGERS

C. Robert Brenton
Chairman of the Board

Robert L. DeMeulenaere
Chief Executive Officer/President

Larry A. Mindrup
Chief Banking Officer
President, Des Moines

Phillip L. Risley
Chief Administrative Officer/Cashier

Perry C. Atwood
Chief Sales Officer

Woodward G. Brenton
Chief Commercial Banking Officer

Charles N. Funk
Chief Investment/ALCO Officer

Ronald D. Larson
Regional President Eastern Iowa
  Division
President, Cedar Rapids

Marc J. Meyer
Regional President Western Iowa
  Division
President, Adel

Steven T. Schuler
Chief Financial Officer/Treasurer/
  Secretary

Norman D. Schuneman
Chief Credit Officer

Steven D. Agan
President, Knoxville

John H. Anderson
President, Davenport

Thomas J. Friedman
President, Ankeny

Kevin Z. Geis
President, Brenton Savings Bank, FSB
Ames

Robert L. German
President, Dallas Center

John M. Hand
President, Emmetsburg

Dennis H. Hanson
President, Grinnell

Richard H. Jones
President, Perry

V. Blaine Lenz
President, Eagle Grove

James L. Lowrance
President, Marshalltown

Clay A. Miller
President, Clarion

Jeffrey J. Nolan
President, Jefferson

Clark H. Raney
President, Indianola

Gary D. Ernst
President, Trust Division

Marsha A. Findlay
Senior Vice President, Des Moines
Senior Retail Banking Officer

Mark J. Hoffschneider
President, Brenton Mortgages

Douglas F. Lenehan
President, Diversified Commercial
  Services Division

Loras J. Neuroth
President, Brenton Insurance

Elizabeth M. Piper/Bach
President, Brenton Investments

Catherine Reed
Senior Marketing Officer

Thomas J. Vincent
President, Agricultural Banking
  Division