Form 10-K, Exhibit 13
period 1997-12-31
BRENTON BANKS INC
filed 1998-03-30
CIK 14060

Exhibit 13

The Appendix to the Proxy for Brenton Banks, Inc. for the 1997 calendar year.
     173

BRENTON BANKS, INC.
APPENDIX TO THE PROXY STATEMENT
FISCAL YEAR 1997

TABLE OF CONTENTS

                                                          PAGE

General Information                                         1

Financial Highlights                                        2

Management's Discussion and Analysis                        3

Consolidated Average Balances and Rates                     11

Selected Financial Data                                     12

Consolidated Statements of Condition                        13

Consolidated Statements of Operations                       14

Consolidated Statements of Cash Flows                       15

Consolidated Statements of Changes in
  Common Stockholders' Equity                               16

Notes to Consolidated Financial Statements                  17

Management's Report                                         31

Independent Auditors' Report                                31

Stock Information                                           32

Corporate Structure                                         33

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

     Brenton Banks, Inc. is the largest, Iowa-based bank holding company, with 46 service locations in metropolitan markets and regional economic centers across the state. The Company offers a complete range of financial products and services - including retail, agricultural, commercial and business banking; trust and investment management services; investment, insurance and real estate brokerage; mortgage banking; cash management and international banking services; as well as our own proprietary mutual funds. The Company's stock trades on the NASDAQ national market under the symbol BRBK.

BRENTON BANKS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
                                    1997           1996           1995
Operating Results
Net interest income       $   60,133,764     56,052,142     53,332,143
Provision for loan losses      3,900,000      2,900,000      1,864,801
Total noninterest income      27,505,789     23,327,441     17,846,740
Total noninterest expense     57,698,564     56,090,571     55,051,267
Income before income
  taxes and minority
  interest                    26,040,989     20,389,012     14,262,815
Net income                    18,010,107     14,015,430     10,407,354

Per Common Share*
Net income-basic          $         1.03            .78            .56
Net income-diluted                  1.01            .76            .55
Cash dividends                      .273           .207           .186
Book value, including
   unrealized gains
  (losses)**                        7.46           6.86           6.46
Book value, excluding
   unrealized gains
  (losses)***                       7.28           6.80           6.38
Closing bid price                  19.63          12.56           8.78

At December 31
Assets                    $1,718,483,797  1,632,095,082  1,582,779,320
Loans                        993,189,110    941,943,513    910,193,212
Nonperforming loans            6,712,000      6,167,000      5,619,000
Deposits                   1,364,270,491  1,353,057,111  1,361,942,715
Common stockholders'
  equity**                   129,379,299    121,954,229    119,533,631

Ratios
Return on average common
  stockholders' equity
  (ROE)**                          14.47%         11.76           9.04
Return on average assets
  (including minority
   interest) (ROA)                  1.14            .92            .71
Net interest margin                 4.16           4.03           3.89
Net noninterest margin             (1.86)         (2.09)         (2.38)
Efficiency ratio                   63.66          68.27          73.70
Loan to deposit ratio              72.80          69.62          66.83
Allowance for loan losses
  to total loans                    1.28           1.20           1.22
Primary capital to
  assets***                         8.32           8.33           8.40
Equity to assets***                 7.36           7.41           7.47
Tier 1 leverage capital
  ratio***                          7.63           7.62           7.45
Nonperforming loans as a
  percent of loans                   .68            .65            .62
Net charge-offs as a
  percent of average loans           .26            .29            .18
Allowance for loan losses
  as a percent of
  nonperforming loans             189.69         183.69         197.01

*     Restated for the 2-for-1 stock split effective
      February 1998 and the 10% common stock dividends effective in 1997 and 1996.
** Including unrealized gains (losses) on securities available for sale.
*** Excluding unrealized gains (losses) on securities available for sale.

Management's Discussion and Analysis

     For 1997, Brenton Banks, Inc. and Subsidiaries (the "Company") reported net income of $18,010,107 compared to 1996 earnings of $14,015,430.

Capital Resources

     Common stockholders' equity totaled $129,379,299 as of December 31, 1997, a 6.1 percent increase from the prior year.

     In January 1998, the Board of Directors (the "Board") declared a 2-for-1 stock split for holders of record as of February 10, 1998, payable February 20, 1998. As a result of this action, each shareholder received one additional share of common stock for each share outstanding. The par value of the stock was reduced from $5.00 to $2.50 and authorized shares were increased to 50 million.
In May 1997, the Board declared a 10 percent common stock dividend. As a result of this action, each shareholder received one additional share of common stock for every 10 shares they owned. Fractional shares were paid in cash. All per-share data has been restated to reflect the 2-for-1 stock split and the 10 percent common stock dividend. Cash dividends for 1997 totaled $4,781,675, or $.273 per common share, which represents an increase of 31.9 percent over 1996 dividends of $.207 per share. The dividend payout ratio for 1997 was 27.0 percent of earnings per share.

     As part of the Company's ongoing stock repurchase plan, 695,480 shares of common stock (restated for the 2-for-1 stock split) were repurchased during 1997 at a cost of $10,014,087. Since the inception of the plan in 1994, the Company has repurchased 1,996,746 shares at a total cost of $23,943,479. The Board has extended this plan for 1998 by authorizing up to an additional $10 million for stock repurchase.

     The Company continues to monitor its capital position to balance the goals of maximizing return on average equity, while maintaining adequate capital levels for regulatory purposes. The Company's risk-based core capital ratio at December 31, 1997, was 10.88 percent and the total risk-based capital ratio was 11.95 percent. These ratios exceeded the minimum regulatory requirements of 4.00 and 8.00 percent, respectively. The Company's tier 1 leverage capital ratio, which measures capital excluding intangible assets, was 7.63 percent at December 31, 1997, exceeding the regulatory minimum requirement for well-capitalized institutions of 5.0 percent.

     The debt-to-equity ratio of Brenton Banks, Inc. (the "Parent Company") was
7.8 percent at December 31, 1997, compared to 9.2 percent at the end of 1996. The Parent Company's $2 million line of credit with a regional bank was unused throughout 1997. Long-term borrowings of the Parent Company at December 31, 1997, consisted entirely of $10,112,000 of capital notes.

     Brenton Banks, Inc. common stock closed on December 31, 1997, at a bid price of $19.63, an increase of 56.3 percent over the prior year-end. The closing price at December 31, 1997, was 263.1 percent of the book value per share of $7.46. The year-end stock price represented a price-to-1997-diluted-earnings multiple of 19.4 times.

     Brenton Banks, Inc. continues to pursue acquisition and expansion opportunities which will fit the strategic direction of the company and enhance the financial performance of the Company as well as strengthen the Company's presence in current and new markets. There are currently no pending acquisitions that would require Brenton Banks, Inc. to secure capital from public or private markets.

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

     The risks involved in the operations and strategies of the Company include competition from other financial institutions, changes in interest rates, changes in economic or market conditions and changes in regulations from federal and state regulators. These risks, which are not all inclusive, cannot be estimated.

Market Risk Management

     Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in 1997 changed when compared to 1996.

     The Company uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans and securities backed by mortgages, the slope of the Treasury yield curve, the rates and volumes on the Company's deposit products and the rates and volumes on the Company's loan production.

     The following table sets forth the estimated changes in net interest income (expressed as a percent of 1997 net interest income) for projected hypothetical changes in market interest rates. As shown in the table, the Company's net interest income is more sensitive in a falling rate scenario than in a rising rate scenario. As market rates decline, the assumed speed of fixed rate loan repayments increases, causing the funds received to be reinvested at lower rates. Current interest rates on certain liabilities are at a level that does not allow for significant downward repricing should market interest rates decline significantly. As market rates increase, fixed rate loans are less likely to prepay, therefore slowing the opportunity to reinvest at the assumed higher rates. In either a rising or falling interest rate environment, the Company believes it has taken actions to minimize the actual impact on net interest income. Those actions include the origination of variable-rate consumer and commercial loans, the use of fixed rate Federal Home Loan Bank advances as alternatives to certificates of deposit and active management of the investment securities portfolio to provide for cash flows that will facilitate interest rate risk management. In selected cases, the Company may enter into interest rate swaps, however, the amount of swaps at December 31, 1997 and assumed in the projection of net interest income are not material. The Company entered into an interest rate floor contract at the end of 1997 to mitigate the effect falling interest rates would have on certain deposit accounts with contracted minimum interest rates. Actual changes in net interest income may differ from estimated changes set forth in this table due to various risks and uncertainties concerning how actual repricing opportunities will differ from assumed repricing opportunities.

                            Change in net interest income due to projected
                            hypothetical changes in market interest rates:
                        _________________________________________________________

Assumed changes
in market rates         1998                     1999                    2000
_______________         ____                     ____                    ____

   -300 bps             -4.8%                   -10.8%                  -14.1%
   -200 bps             -3.5%                    -8.3%                  -10.9%
   -100 bps             -2.1%                    -4.6%                   -6.2%
     Flat               -0.5%                    -1.4%                   -2.0%
   +100 bps              0.6%                     1.6%                    2.3%
   +200 bps             -1.7%                     0.3%                    2.3%
   +300 bps             -3.6%                    -0.4%                    3.0%

(Changes in hypothetical interest rates are assumed to be instantaneous and sustained parallel shifts in the yield curve.)

Asset/Liability Management

     The Company has a fully-integrated asset/liability management system to assist in managing the balance sheet. The process, which is used to project the results of alternative investment decisions, includes the development of simulations that reflect the effects of various interest rate scenarios on net interest income. Management utilizes the simulations to manage interest rate risk, the net interest margin and levels of net interest income.

     The goal of asset/liability management is to structure the balance sheet so net interest margin fluctuates in a narrow range during periods of changing interest rates. The Company currently believes that net interest income would fall by less than 5 percent if interest rates increased or decreased by 300 basis points over a one-year time horizon. This is within the Company's policy limits.

     The slope of the yield curve is also a major determinant in the net interest income of the Company. Generally, the steeper the intermediate treasury to LIBOR curve, the better the prospects for net interest income improvement. This curve is very flat at this time.

     To improve net interest income and lessen interest rate risk, management continued its strategy of de-emphasizing fixed-rate portfolio residential real estate loans with long repricing periods. When appropriate for interest rate management purposes, the Company will consider securitization of real estate loans. The Company continues to focus on reducing interest rate risk by emphasizing growth in variable rate loans.

     In addition to normal balance sheet instruments, the Company has utilized Federal Home Loan Bank advances and interest rate swaps to reduce interest rate risk.

Liquidity

     The Company actively monitors and manages its liquidity position with the objective of maintaining sufficient cash flows to fund operations and meet customer commitments. Federal funds sold, loans held for sale and investment securities available for sale are readily marketable assets. Maturities of all investment securities are managed to meet the Company's normal liquidity needs. Investment securities available for sale may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's interest rate risk position. Federal funds sold and assets available for sale comprised 30.0 percent of the Company's total assets at December 31, 1997.

     Net cash provided from operations of the Company is another major source of liquidity and totaled $8,523,584 in 1997, $25,015,045 in 1996 and
$8,388,374 in 1995. These strong cash flows from operations are expected to continue in the foreseeable future.

     The Company has historically maintained a stable deposit base and a relatively low level of large deposits which result in a low dependence on volatile liabilities. At December 31, 1997, the Company had advances of $100,250,000 from the Federal Home Loan Bank ("FHLB") of Des Moines, of which $90,250,000 were used as a means of providing long-term, fixed-rate funding for certain fixed-rate assets and managing interest rate risk. The remaining $10,000,000 represents an advance on a variable rate, short-term $10,000,000 line of credit used to fund mortgage loans originated for sale. The Company had additional borrowing capacity available from the FHLB of approximately
$22 million at December 31, 1997.

     The combination of high levels of potentially liquid assets, strong cash flows from operations, low dependence on volatile liabilities and additional borrowing capacity provided strong liquidity for the Company at December 31, 1997.

     The Parent Company had sufficient cash flow and liquidity at December 31, 1997. The primary funding source for the Parent Company is dividends from its subsidiaries. Dividends of approximately $15 million were available to be paid to the Parent Company by subsidiary banks without reducing capital ratios below regulatory minimums. At the end of 1997, the Parent Company had $3.6 million of interest-bearing deposits with banks, a $2 million unused line of credit, as well as additional borrowing capacity.

Results of Operations - 1997 Compared to 1996

Net Income

     For the year ended December 31, 1997, Brenton Banks, Inc. recorded net income of $18,010,107, an increase of 28.5 percent over 1996, which totaled $14,015,430. Diluted earnings per common share were $1.01 compared to $.76 for 1996. Return on average assets (ROA) was 1.14 percent in 1997, compared to .92 percent in 1996. The return on average equity (ROE) was 14.47 percent, compared to 11.76 percent one year earlier.

Net Interest Income

     Net interest income rose 7.3 percent to $60,133,764 for 1997. The increase in net interest income is directly attributable to both favorable rate and volume variances. Average earning assets increased 4.3 percent over 1996 while average interest-bearing liabilities increased 4.0 percent. The average rate earned on earning assets increased 15 basis points, while the average rate paid on interest-bearing liabilities increased only 4 basis points.

     The net interest spread, which is the difference between the rate earned on assets and the rate paid on liabilities, rose to 3.69 percent from 3.58 percent last year. Net interest margin, which is tax equivalent net interest income as a percentage of average earning assets, averaged 4.16 percent in 1997 compared to 4.03 percent in 1996. To improve net interest margin and lessen interest rate risk, the Company continued its strategy of de-emphasizing portfolio real estate loans and developing more commercial, agricultural, business and consumer loans.

Loan Quality

     Loan quality remains strong with nonperforming loans at December 31, 1997 totaling $6,712,000 or .68 percent of loans. This compares to .65 percent at December 31, 1996, or $6,167,000. Nonperforming loans include loans on nonaccrual status, loans that have been renegotiated to below market interest rates or terms, and loans past due 90 days or more.

     The allowance for loan losses, which totaled $12.7 million, represented
189.69 percent of nonperforming loans at the end of 1997, compared to 183.69 percent one year ago. The provision for loan losses totaled $3,900,000 for the year ended December 31, 1997, compared to $2,900,000 for 1996. The increase in the provision of $1,000,000 is primarily related to the $50.5 million increase in average loans outstanding during 1997 and projected future loan growth. The Company's net charge-offs as a percent of average loans were .26 percent for 1997 compared to .29 percent for 1996, both of which were better than historical industry peer group averages. Loan losses for 1997 were primarily concentrated in the consumer loan portfolio.

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

     Using the Company's standard evaluation process, individual loan officers evaluate loan characteristics, the borrower's financial condition and collateral values and rate all loans on a 1 to 8 rating scale. From these assessments, the Reserve Adequacy Committee performs quarterly reviews of the loan portfolio quality, quantifies the results and reviews the calculations of the required allowance for loan losses. In addition, the Reserve Adequacy Committee approves charge-offs and reviews subsequent collection action plans for problem credits.

     Management believes the allowance for loan losses at December 31, 1997, was sufficient to absorb potential loan losses within the portfolio.

Net Noninterest Margin

     To measure operating efficiency, the Company uses the net noninterest margin, which is the difference between noninterest income (excluding security gains or losses) and noninterest expense as a percent of average assets. For 1997, the net noninterest margin improved to (1.86) percent compared to (2.09) percent in 1996. Another ratio that the Company utilizes to measure productivity is the efficiency ratio. This ratio divides noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses on the sale of securities and loans). For the year ended December 31, 1997, the Company's efficiency ratio was 63.66 percent, compared to 68.27 percent one year ago. To enhance operating efficiency throughout the organization, the Company continues to focus on cost management and the development of strategic improvements in noninterest income and expense.

Noninterest Income

     The Company achieved record levels of noninterest income in 1997. For 1997, total noninterest income (excluding securities transactions) increased
17.4 percent to $27,011,967 from $23,006,185 one year ago. Noninterest income (excluding securities gains and losses) for 1997 represented 1.6 percent of average assets and 31.0 percent of total operating income, which were the highest levels in the history of the Company. All categories of noninterest income, except insurance commissions and fees, reflect strong growth from the prior year.

     Service charges on deposit accounts increased 8.6 percent in 1997 to $7,290,765. This growth related to a continued focus on collecting a higher percentage of fees assessed and increased sales of fee-generating accounts, particularly commercial accounts.

     Investment brokerage commissions totaled $4,808,048 for 1997, an increase of 27.7 percent over the 1996 total of $3,766,436. Strong financial markets and successful new sales initiatives drove the increase in this category.

     Mortgage banking income totaled $3,274,215 for 1997 compared to $2,168,593 in 1996, an increase of 51.0 percent. This increase is attributable to a higher volume of real estate mortgage loan originations, which totaled $179.1 million compared to $110.8 million in 1996.

     Fiduciary revenues climbed 14.3 percent to $3,136,078 in 1997 compared to $2,744,530 in 1996. This increase in revenue is due to increased volumes of personal trusts, investment management fees and employee benefit plan fees.

     Insurance commissions and fees declined 3.8 percent to $2,803,983 in 1997 due to the sale of the Company's insurance agency in Marshalltown, Iowa. The Company is committed to the insurance business but desires to grow its insurance operations through other distribution channels. The decrease in property and casualty commission income due to the agency sale was largely off-set by a 68.8 percent increase in credit-related insurance commissions. The significant increase was due to the strong increase in direct consumer lending and increased sales efforts during 1997.

     Other service charges and fees increased 23.8 percent to $3,441,454 in 1997 compared to 1996 due to increases from letters of credit fees, fees received from purchased receivables and real estate commissions.

     Other operating income increased by $338,840 from one year ago. The increase was due to income from bank-owned life insurance policies which did not exist until December 1996 and a gain on the sale of the Company's insurance agency as discussed above. Several one-time revenue items also affected this category in 1996.

     Securities transactions produced an additional increase in noninterest income. Securities gains of $493,822 were recorded in 1997 versus gains of $321,256 in 1996.

     The growth in various noninterest income categories has enabled the Company to reach targeted levels of total income. The Company will continue to focus on generating fee income by providing a broad array of financial products and services to our clients. The continued growth rate of fee income could be vulnerable to future economic conditions and competition by other financial institutions that cannot be estimated by the Company.

Noninterest Expense

     Total noninterest expense increased only 2.9 percent in 1997 to $57,698,564 from $56,090,571 one year ago. Exclusive of a one-time special assessment by the FDIC totaling $1,288,000 in 1996, noninterest expense increased 5.3 percent.

     Compensation, the largest component of noninterest expense, increased $1,363,843, or 5.4 percent, over 1996. This increase is primarily related to commissions and incentives paid on higher sales of the fee-related products discussed above, and expense tied to bonuses and a stock performance plan which were both directly related to higher 1997 earnings and the Company's advancing stock price. Fixed salaries, those that are not based on commissions, which comprised 67.5 percent of total compensation expense, actually decreased by 3.8 percent compared to 1996. The number of full-time equivalent employees decreased by .2 and 3.8 percent at December 31, 1997, and 1996, respectively. The total increase in compensation expense led to a proportionate increase in employee benefits. The Company has adopted a pay for performance philosophy and is focusing more on variable compensation tied to performance.

     Occupancy expense totaled $5,609,600 for 1997, compared to $5,502,904 for 1996, an increase of 1.9 percent. The increase was primarily related to building repairs and maintenance. Depreciation expense declined slightly and lease expense increased due to the sale and relocation of one facility in late 1996.

     Furniture and equipment expense declined to $3,634,336, a 2.4 percent reduction from the prior year. Decreases in furniture and equipment depreciation, repairs and maintenance, and furniture and equipment rentals more than offset an increase in depreciation expense for technology-related equipment. The Company continues to focus on using technology to improve efficiency and provide better service to our clients.

     Data processing expense increased $258,910, or 10.0 percent, due to increased costs during 1997 associated with contracted core processing.

     Expense related to the FDIC deposit assessments declined $1,520,230 from 1996 to $281,416. Last year's expense included the previously-discussed, one-time $1,288,000 special assessment to fully fund SAIF. The Company continues to pay the lowest premiums available under the FDIC's risk-based premium system.

     Marketing and supplies expenses declined 22.5 and 15.2 percent, respectively, for 1997. These cost reductions were the result of concerted efforts to minimize the growth of overall noninterest expense and renegotiating pricing with various vendors. Also, 1996 supplies expense included one-time charges related to the 1995 merger of the commercial banks.

     Other operating expenses increased by $2,040,604, or 21.3 percent, when comparing 1997 results to 1996. The increase was primarily due to increases in check processing expense, consulting and legal fees and miscellaneous losses.

     The "Year 2000 Issue", which has received much recent media coverage, is a top priority for Brenton. The Company's core loan and deposit applications are ALLTEL Information Services, Inc. ("ALLTEL") products and Brenton outsources the data processing function to ALLTEL. Brenton and ALLTEL are working in partnership to address the Year 2000 issues of the core application programs as well as all other computer software programs used in the Company. The incremental expense associated with becoming Year 2000 compliant is not anticipated to be material. However, there is an opportunity cost associated with this project in that the people involved are regular Brenton and ALLTEL employees who would normally be spending their time on other projects. There will be benefits as a result of this project because systems are being improved in addition to becoming Year 2000 compliant.

     The Company has a Year 2000 Committee and Plan in place and has been executing on that plan. The Company expects to have all core application systems Year 2000 compliant by the end of 1998 and all other software products compliant by early 1999, with further testing to take place throughout the remainder of 1999.

     The Company continues to focus on cost management and evaluates all major expense items in an effort to control the growth rate of noninterest expenses.

Income Taxes

     The Company's income tax strategies include reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The goal is to maintain the maximum level of tax-exempt assets in order to benefit the Company on both a tax-equivalent yield basis and in income tax savings. The effective rate of income tax expense as a percent of income before income tax and minority interest was 28.0 percent for 1997 compared to
28.3 percent for 1996.

Results of Operations - 1996 Compared to 1995

Net Income

     For the year ended December 31, 1996, Brenton Banks, Inc. recorded net income of $14,015,430, an increase of 34.7 percent over 1995, which totaled $10,407,354. Diluted earnings per common share were $.76 compared to $.55 for 1995. Return on average assets (ROA) was .92 percent in 1996, compared to .71 percent in 1995. The return on average equity (ROE) was 11.76 percent, compared to 9.04 percent one year earlier.

Net Interest Income

     Net interest income rose 5.1 percent to $56,052,142 for 1996. Both average earning assets and average interest-bearing liabilities increased
1.0 percent from 1995. The Company experienced a favorable change in the mix of earning assets and interest-bearing liabilities which contributed to an increase in net interest margin of 14 basis points over 1995. The average rate earned on earning assets declined 6 basis points, while the average rate paid on interest-bearing liabilities declined 23 basis points.

     The net interest spread rose to 3.58 percent from 3.41 percent last year. Net interest margin averaged 4.03 percent in 1996 compared to 3.89 percent in 1995.

Loan Quality

     Loan quality was strong in 1996 with nonperforming loans at December 31, 1996, totaling $6,167,000 or .65 percent of loans. This compares to .62 percent at December 31, 1995, or $5,619,000. The majority of the increase in nonperforming loans was related to two loans that were restructured within the commercial loan portfolio.

     The allowance for loan losses, which totaled $11.3 million, represented
183.69 percent of nonperforming loans at the end of 1996, compared to 197.01 percent one year earlier. The provision for loan losses totaled $2,900,000 for the year ended December 31, 1996, compared to $1,864,801 for 1995. The increase of $1,035,199 in provision is primarily related to a $933,535, or
54.7 percent, increase in net loan charge-offs during 1996. The Company's net charge-offs as a percent of average loans were .29 percent for 1996 compared to .18 percent for 1995. Loan losses for 1996 were concentrated in the consumer loan portfolio.

Net Noninterest Margin

     For 1996, the net noninterest margin improved to (2.09) percent compared to (2.38) percent in 1995. At December 31, 1996, the Company's efficiency ratio was 68.27 percent, compared to 73.70 percent in 1995.

Noninterest Income

     For 1996, total noninterest income (excluding securities transactions) increased 28.9 percent to $23,006,185 from $17,849,743 one year earlier. Noninterest income (excluding securities gains and losses) for 1996 represented
1.45 percent of average assets and 29.10 percent of total operating income.
All categories of noninterest income reflect strong gains from the prior year.

     Service charges on deposit accounts rose 21.0 percent in 1996 compared to 1995. This growth related to full implementation of standardized service charges as well as a new focus on collecting a higher percentage of fees assessed.

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

     Mortgage banking income totaled $2,168,593 for 1996 compared to $1,427,342 in 1995, an increase of 51.9 percent. This increase was attributable to a higher volume of real estate mortgage loan originations, which totaled $110.8 million, and a greater percentage of loans being sold into the secondary market with the servicing rights being retained.

     Fiduciary income rose 13.2 percent to $2,744,530 in 1996 compared to $2,425,105 in 1995. This increase in revenue was related to increased volumes of personal trusts, investment management fees and employee benefit plans.

     Other operating income increased by $1,288,140 when comparing 1996 to 1995. Gains on the sale of loans of $83,440 were recorded in 1996 versus losses in 1995 of $232,454. Several one-time revenue items affected this category in both periods.

     Securities transactions produced an additional increase in noninterest income. Securities gains of $321,256 were recorded in 1996 versus losses of $3,003 in 1995.

Noninterest Expense

     Total noninterest expense increased 1.9 percent in 1996 to $56,090,571 from $55,051,267 in 1995. Noninterest expense for 1996 included a nonrecurring charge for a special assessment by the FDIC. This assessment was based upon all deposits insured by the Savings Association Insurance Fund (SAIF) as of March 31, 1995, and equaled approximately 65.7 basis points per $100 of SAIF-insured deposits. Brenton's assessment was $1,288,000. Excluding this one-time assessment, noninterest expense would have actually decreased by .5 percent.

     Compensation, the largest component of noninterest expense, increased $2,645,244 or 11.6 percent over 1995. This increase was primarily related to commissions paid on higher sales of fee-related products, expense tied to a stock performance plan and severance costs. Fixed salaries actually decreased by 6.6 percent. The number of full-time equivalent employees decreased by
3.8 percent and 13.6 percent at December 31, 1996 and 1995, respectively.
The total increase in compensation expense led to a proportionate increase in employee benefits.

     Several new facilities and remodeling projects were completed in 1996 and 1995, which explains the combined increase in the categories of occupancy and furniture and equipment expense. Occupancy expense totaled $5,502,904 for 1996, compared to $4,912,417 for 1995. Increases within the occupancy category were associated with rents, leases and depreciation expense related to these new facilities. Results for 1996 included the first full year of expense for these new facilities.

     Furniture and equipment expense decreased $21,871 from the prior year. Depreciation expense increased by $197,130 due to technology updates throughout the Company. Decreases in repairs and maintenance, and furniture and equipment rentals offset the increase in depreciation expense. During 1996, 62.8 percent of the Company's capital expenditures were in the technology area.

     Data processing expense totaled $2,591,485, an increase of 8.9 percent compared to 1995. This increase was related to new data servicing contracts in 1996 for mortgage loan processing and personal computer network maintenance and support. The expense associated with core main frame processing actually decreased which offset the cost of the new contracts.

     Expense related to the FDIC deposit assessments increased 1.0 percent in 1996 to $1,801,646, which includes the previously-discussed, one-time $1,288,000 special assessment to fully fund SAIF. This assessment related to the deposits insured by SAIF, which represented approximately 16.4 percent of the Company's total deposits at the end of 1996.

     Other operating expenses decreased $2.6 million, or 21.2 percent, when comparing 1996 results to 1995. This decline was the result of benefits derived in 1996 from the 1995 merger of the Company's 13 commercial banks into one bank charter, cost control measures and one time costs incurred in 1995.

Income Taxes

     The Company's income tax strategies include reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The effective rate of income tax expense as a percent of income before income tax and minority interest was 28.3 percent for 1996 compared to 22.5 percent for 1995.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES AND RATES

Average Balances (In thousands)          1997       1996       1995        1994      1993
Assets:
Cash and due from banks           $    58,681     65,439     57,138      46,301    46,025
Interest-bearing deposits
  with banks                            2,460      1,393      1,076         124       762
Federal funds sold and
  securities purchased under
  agreements to resell                 31,472     26,188     39,763      37,666    23,725
Trading account securities                 12        ---        ---         116       ---
Investment securities:
  Available for sale-taxable          348,232    330,002    244,786     245,913    53,174
  Available for sale-tax-exempt        99,868     85,471    100,859     132,040       ---
  Held to maturity-taxable             12,700     46,271     65,959      35,794   299,993
  Held to maturity-tax-exempt          56,204     51,639     50,235      44,584   164,520
Loans held for sale                    10,284      7,983      5,908       2,575     6,165
Loans                                 970,115    919,578    945,724     936,370   802,088
Allowance for loan losses             (12,171)   (11,440)   (11,166)    (10,502)   (9,615)
Premises and equipment                 29,841     31,728     31,436      24,545    23,045
Other                                  41,771     28,642     29,508      25,663    26,543
                                   __________  _________  _________   _________ _________
                                  $ 1,649,469  1,582,894  1,561,226   1,521,189 1,436,425

Liabilities and Stockholders'
  Equity:
Deposits
  Noninterest-bearing             $   139,480    131,051    128,770     127,464   119,322
  Interest-bearing:
    Demand*                            81,430    376,259    355,819     250,520   217,754
    Savings*                          551,509    241,250    231,633     294,715   299,640
    Time                              567,258    583,508    626,497     625,981   622,789
                                   __________  _________  _________   _________ _________
Total deposits                      1,339,677  1,332,068  1,342,719   1,298,680 1,228,525
Federal funds purchased and
  securities sold under agreements
  to repurchase                        78,234     59,276     40,237      62,656    42,715
Other short-term borrowings            53,223     17,295      6,536       4,860        33
Accrued expenses and other
  liabilities                          17,097     17,520     14,896      13,254    12,805
Long-term borrowings                   32,056     33,094     37,264      26,500    14,077
                                   __________  _________  _________   _________ _________
Total liabilities                   1,520,287  1,459,253  1,441,652   1,404,950 1,329,135
Minority interest in consolidated
  subsidiaries                          4,691      4,471      4,391       4,290     4,150
Common stockholders' equity           124,491    119,170    115,183     111,949   103,140
                                   __________  _________  _________   _________ _________
                                  $ 1,649,469  1,582,894  1,561,189   1,521,189 1,436,425

Summary of Average Interest Rates
Average rates earned:
Interest-bearing deposits with
  banks                                  4.80%      4.87       6.20        6.65      2.88
Trading account securities               4.26        ---        ---        6.36       ---
Federal funds sold and securities
  purchased under agreements to
  resell                                 5.54       5.41       5.69        4.53      2.05
Investment securities:
  Available for sale-taxable             6.31       6.08       5.96        5.30      5.28
  Available for sale-tax exempt
    (tax equivalent basis)               7.04       7.13       6.71        6.37       ---
  Held to maturity-taxable               6.39       6.22       6.17        5.20      5.54
  Held to maturity-tax-exempt
    (tax equivalent basis)               6.72       6.68       8.05        7.70      6.97
Loans held for sale                      7.89       8.47       6.71        7.50      8.43
Loans                                    8.82       8.69       8.69        8.14      8.77

Average rates paid:
Deposits                                 4.11%      4.12       4.37        3.55      3.70
Federal funds purchased and
  securities sold under agreements
  to repurchase                          4.36       4.17       4.08        3.38      2.41
Other short-term borrowings              5.98       5.87       5.67        5.42      3.63
Long-term borrowings                     6.86       7.07       7.03        6.86      8.60
Average yield on interest-earning
  assets                                 7.95%      7.80       7.86        7.31      7.57
Average rate paid on interest-
  bearing liabilities                    4.26       4.22       4.45        3.62      3.71
Net interest spread                      3.69       3.58       3.41        3.69      3.86
Net interest margin                      4.16       4.03       3.89        4.12      4.28

* The variance in average balances between 1997 and 1996 is due to an internal reclassification in late 1996 of certain accounts. The reclassification was implemented to reduce Federal Reserve Bank reserve requirements.

BRENTON BANKS, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

Year-end Balances
  (In thousands)                   1997       1996      1995      1994      1993      1992      1991      1990    1989    1988
Total assets                 $1,718,484 $1,632,095 1,582,779 1,581,327 1,480,596 1,431,140 1,360,942 1,274,301 961,370 921,207
Interest-earning assets       1,578,923  1,497,600 1,461,218   475,473 1,400,709 1,323,252 1,267,402 1,181,172 883,721 845,571
Interest-bearing liabilities  1,406,258  1,335,609 1,300,508 1,315,378 1,224,951 1,181,013 1,141,008 1,052,597 769,717 733,133
Noninterest-bearing
  deposits                      161,007    153,284   143,220   136,548   127,132   137,212   115,479   125,626 113,349 118,392
Long-term borrowings             36,662     34,860    38,178    28,939    20,055    13,284    13,634    12,675  14,701  16,215
Preferred stock                     ---        ---       ---       ---       ---       ---       ---       ---     ---     ---
Common stockholders'
  equity**                      129,379    121,954   119,534   110,430   112,418    97,430    86,712    77,258  63,522  56,401

Results of operations
 (In thousands)
Interest income              $  118,239    111,383   111,040   101,223    98,656   106,560   115,561   106,826  85,722  76,745
Interest expense                 58,105     55,331    57,708    45,772    44,427    54,773    68,687    64,431  49,102  43,180
Net interest income              60,134     56,052    53,332    55,451    54,229    51,787    46,874    42,395  36,620  33,565
Provision for loan losses         3,900      2,900     1,865     1,988     1,252     1,411       799       869     760   1,214
Net interest income after
  provision for loan losses      56,234     53,152    51,467    53,463    52,977    50,376    46,075    41,526  35,860  32,351
Noninterest income               27,506     23,327    17,847    16,593    17,863    14,684    12,715    11,554  10,113  10,367
Noninterest expense              57,699     56,090    55,051    56,657    50,415    46,591    42,284    37,820  32,781  32,066
Income before income
  taxes and minority
  interest                       26,041     20,389    14,263    13,399    20,425    18,469    16,506    15,260  13,192  10,652
Income taxes                      7,288      5,771     3,205     2,701     5,508     4,884     4,308     4,388   4,016   2,527
Minority interest                   743        603       651       591       667       632       539       533     472     422
Net income                       18,010     14,015    10,407    10,107    14,250    12,953    11,659    10,339   8,704   7,703
Preferred stock dividend
  requirement                       ---        ---       ---       ---       ---       ---       ---       ---     ---      81
Net income available
  to common stockholders      $  18,010     14,015    10,407    10,107    14,250    12,953    11,659    10,339   8,704    7,622
Average common shares
  outstanding
  (In thousands)*                17,505     18,092    18,569    19,095    18,994    18,829    18,773    18,741  17,414   17,414
Per common share*
Net income-basic              $    1.03        .78       .56       .53       .75       .69       .62       .55     .50      .44
Net income-diluted                 1.01        .76       .55       .52       .74       .68       .61       .55     .49      .44
Cash dividends                     .273       .207      .186      .182      .165      .145      .134      .113    .091     .048
Common stockholders'
  equity***                        7.28       6.80      6.38      6.07      5.74      5.15      4.61      4.12    3.65     3.24
Selected operating ratios
Return on average assets
  (including minority
   interest)                       1.14%       .92       .71       .70      1.04       .98       .93       .95    1.00      .90
Return on average common
  stockholders' equity**          14.47      11.76      9.04      9.03     13.82     14.13     14.27     14.39   14.50    14.34
Equity to assets***                7.36       7.41      7.47      7.28      7.40      6.81      6.37      6.06    6.61     6.12
Common dividend payout            27.03      27.24     33.82     35.00     22.30     21.32     21.97     20.55   18.57    10.91
Allowance for loan losses
  as a percent of loans            1.28       1.20      1.22      1.12      1.12      1.20      1.14      1.25    1.55     1.60
Net charge-offs to average
  loans outstanding                 .26        .29       .18       .10       .05       .13       .15       .12     .08      .18

*       Restated for 2-for-1 stock split, effective February 1998, 10% common stock dividends effective in 1997 and 1996,
         3-for-2 stock split effective in 1994 and 2-for-1 stock split effective in 1990.
**     Including unrealized gains (losses) on securities available for sale.
***   Excluding unrealized gains (losses) on securities available for sale.

</table


BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

December 31                                                 1997                  1996
Assets:
Cash and due from banks (note 2)                 $    77,468,210            76,900,524
Interest-bearing deposits with banks                   1,319,700               731,554
Federal funds sold and securities purchased
  under agreements to resell                           9,300,000            15,200,000
Trading account securities                                77,220                   ---

Investment securities:
  Available for sale (note 3)                        486,653,872           461,099,272
  Held to maturity (market value of
    $69,852,000 and $73,316,000
    at December 31, 1997, and 1996,
    respectively) (note 3)                            69,079,622            72,754,985

Investment securities                                555,733,494           533,854,257
Loans held for sale                                   19,303,411             5,870,298
Loans (notes 4, 9 and 10)                            993,189,110           941,943,513
  Allowance for loan losses (note 5)                 (12,732,131)          (11,328,359)
Loans, net                                           980,456,979           930,615,154
Premises and equipment (notes 6 and 10)               28,898,589            30,379,446
Accrued interest receivable                           15,233,682            14,417,786
Other assets (notes 4 and 8)                          30,692,512            24,126,063
                                                 $ 1,718,483,797         1,632,095,082

Liabilities and Stockholders' Equity:
Deposits (note 7):
  Noninterest-bearing                            $   161,007,156           153,284,094
  Interest-bearing:
    Demand                                           117,664,352            99,277,477
    Savings                                          527,364,856           527,791,360
    Time                                             558,234,127           572,704,180
Total deposits                                     1,364,270,491         1,353,057,111
Federal funds purchased and securities sold
  under agreements to repurchase                      92,632,576            66,826,120
Other short-term borrowings (note 9)                  73,700,000            34,150,000
Accrued expenses and other liabilities                16,980,763            16,633,068
Long-term borrowings (note 10)                        36,662,000            34,860,024
Total liabilities                                  1,584,245,830         1,505,526,323
Minority interest in consolidated subsidiaries         4,858,668             4,614,530
Redeemable preferred stock, $1 par; 500,000
  shares authorized; issuable in series, none
  issued                                                     ---                   ---
Common stockholders' equity (notes 12, 13, 14
  and 16):
  Common stock, $2.50 par; 50,000,000 shares
    authorized; 17,334,048 and 16,171,368 shares
    issued and outstanding at December 31, 1997,
    and 1996, respectively                            43,335,120            40,428,420
  Capital surplus                                            ---                   ---
  Retained earnings                                   82,824,333            80,448,768
  Unrealized gains on securities available for
    sale, net                                          3,219,846             1,077,041
Total common stockholders' equity                    129,379,299           121,954,229
                                                 $ 1,718,483,797         1,632,095,082

Commitments and contingencies (notes 17 and 18).
See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31                            1997           1996            1995
Interest Income:
Interest and fees on loans (note 4)        $ 86,020,464     80,301,707      82,525,850
Interest and dividends on investments:
  Available for sale-taxable                 21,969,148     20,063,114      14,577,652
  Available for sale-tax-exempt               4,929,898      4,250,463       4,446,824
  Held to maturity-taxable                      811,729      2,878,982       4,069,617
  Held to maturity-tax-exempt                 2,647,149      2,404,155       3,090,185
Interest on federal funds sold and
  securities purchased under agreements
  to resell                                   1,742,284      1,416,539       2,263,734
Other interest income                           118,695         68,157          66,705
                                            ___________    ___________     ___________
Total interest income                       118,239,367    111,383,117     111,040,567

Interest Expense:
Interest on deposits (note 7)                49,310,346     49,507,425      53,075,352
Interest on federal funds purchased and
  securities sold under agreements to
  repurchase                                  3,413,432      2,469,939       1,641,516
Interest on other short-term borrowings
  (note 9)                                    3,183,053      1,015,110         370,642
Interest on long-term borrowings (note 10)    2,198,772      2,338,501       2,620,914
                                            ___________    ___________     ___________
Total interest expense                       58,105,603     55,330,975      57,708,424
Net interest income                          60,133,764     56,052,142      53,332,143
Provision for loan losses (note 5)            3,900,000      2,900,000       1,864,801
                                            ___________    ___________     ___________
Net interest income after provision for
  loan losses                                56,233,764     53,152,142      51,467,342

Noninterest Income:
Service charges on deposit accounts           7,290,765      6,712,874       5,547,796
Investment brokerage commissions              4,808,048      3,766,436       3,044,107
Mortgage banking income                       3,274,215      2,168,593       1,427,342
Fiduciary income                              3,136,078      2,744,530       2,425,105
Insurance commissions and fees                2,803,983      2,915,666       2,339,817
Other service charges, collection and
  exchange charges, commissions and fees      3,441,454      2,779,502       2,435,132
Net realized gains (losses) from
  securities available for sale (note 3)        493,822        321,256          (3,003)
Other operating income                        2,257,424      1,918,584         630,444
                                            ___________    ___________     ___________
Total noninterest income                     27,505,789     23,327,441      17,846,740

Noninterest Expense:
Compensation                                 26,824,307     25,460,464      22,815,220
Employee benefits (note 15)                   4,303,104      4,245,682       4,158,580
Occupancy expense of premises, net
 (notes 6 and 17)                             5,609,600      5,502,904       4,912,417
Furniture and equipment expense
 (notes 6 and 17)                             3,634,336      3,725,150       3,747,021
Data processing expense (note 18)             2,850,395      2,591,485       2,379,920
Marketing                                     1,361,963      1,756,473       1,741,390
Supplies                                      1,195,762      1,409,690       1,326,928
FDIC deposit insurance assessment               281,416      1,801,646       1,783,213
Other operating expense                      11,637,681      9,597,077      12,186,578
                                            ___________    ___________     ___________
Total noninterest expense                    57,698,564     56,090,571      55,051,267

Income before income taxes and
  minority interest                          26,040,989     20,389,012      14,262,815
Income taxes (note 8)                         7,287,628      5,770,600       3,204,687
                                            ___________    ___________     ___________
Income before minority interest              18,753,361     14,618,412      11,058,128
Minority interest                               743,254        602,982         650,774
                                            ___________    ___________     ___________
Net income                                 $ 18,010,107     14,015,430      10,407,354
Per common share (notes 1 and 13):
Net income-basic                           $       1.03            .78             .56
Net income-diluted                                 1.01            .76             .55
Cash dividends                                     .273           .207            .186

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31                            1997             1996            1995
Operating Activities:
Net income                                $   18,010,107      14,015,430      10,407,354
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Provision for loan losses                    3,900,000       2,900,000       1,864,801
  Depreciation and amortization                4,216,828       4,301,776       4,097,022
  Deferred income taxes                         (685,223)        949,396         (25,181)
  Net realized (gains) losses from
    securities available for sale               (493,822)       (321,256)          3,003
  Net (increase) decrease in loans held
    for sale                                 (13,433,113)      2,837,011      (6,602,817)
  Net increase in accrued interest
    receivable and other assets               (3,501,066)     (1,402,881)     (1,678,132)
  Net increase in accrued expenses, other
    liabilities and minority interest            509,873       1,735,569         322,324
                                           _____________    ____________    ____________
Net cash provided by operating activities      8,523,584      25,015,045       8,388,374

Investing Activities:
Investment securities available for sale:
  Purchases                                 (304,725,316)   (289,895,560)   (242,871,379)
  Maturities                                 163,857,601     150,480,123     278,575,538
  Sales                                      119,401,553      67,547,581       5,577,835
Investment securities held to maturity:
  Purchases                                  (26,528,449)    (45,046,248)   (121,543,300)
  Maturities                                  30,203,812      79,614,914      59,896,255
Net (increase) decrease in loans             (53,741,825)    (26,364,596)     28,502,974
Purchase of other assets for
   investment                                 (5,000,000)    (10,017,329)            ---
Purchases of premises and equipment           (2,526,958)     (2,734,491)     (9,733,181)
Proceeds from sales of premises and
   equipment                                     225,080       1,356,634         360,470
                                           _____________    ____________    ____________
Net cash used by investing activities        (78,834,502)    (75,058,972)     (1,234,788)

Financing Activities:
Net increase in noninterest-bearing,
  interest-bearing demand and savings
  deposits                                    25,683,433      22,335,320      51,054,199
Net increase (decrease) in time deposits     (14,470,053)    (31,220,924)    (29,394,594)
Net increase (decrease) in federal funds
  purchased and securities sold under
  agreements to repurchase                    25,806,456      25,718,709     (29,596,325)
Net increase (decrease) in other
  short-term borrowings                       25,550,000      15,500,000      (9,500,000)
Proceeds of long-term borrowings              17,806,000      14,604,000      12,429,000
Repayment of long-term borrowings             (2,004,024)     (1,771,779)     (3,190,610)
Dividends on common stock                     (4,781,675)     (3,748,653)     (3,498,220)
Proceeds from issuance of common stock
  under the employee stock purchase plan         551,247          71,675             ---
Proceeds from issuance of common stock
  under the stock option plan                  1,286,157         290,748         187,213
Proceeds from issuance of common stock
  under the long-term stock compensation
  plan                                           246,915         334,834         361,602
Payment for shares reacquired under common
  stock repurchase plan                      (10,014,087)     (8,248,331)     (4,830,111)
Payment for fractional shares resulting
  from common stock dividend                     (16,399)        (13,744)            ---
                                           _____________    ____________    ____________
Net cash provided (used) by financing
  activities                                  65,643,970      33,851,855     (15,977,846)
                                           _____________    ____________    ____________
Net decrease in cash and
  cash equivalents                            (4,666,948)    (16,192,072)     (8,824,260)
Cash and cash equivalents at the
  beginning of the year                       92,832,078     109,024,150     117,848,410
                                           _____________    ____________    ____________
Cash and cash equivalents at the end
  of the year                             $   88,165,130      92,832,078     109,024,150

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

                            Common      Capital    Retained     Unrealized
                             Stock      Surplus    Earnings  Gains (Losses)        Total
Balance, December 31,
  1994                 $39,357,730    5,210,344  70,979,317      (5,117,046)  110,430,345
Net income                     ---          ---  10,407,354             ---    10,407,354
Net change in
  unrealized gains
  (losses)                     ---          ---         ---       6,475,448     6,475,448
Dividends on common
  stock
  $.186 per share*             ---          ---  (3,498,220)            ---    (3,498,220)
Issuance of shares of
  common stock under
  the stock option
  plan (note 16)            98,750       88,463         ---             ---       187,213
Issuance of shares of
  common stock under
  the long-term stock
  compensation plan
  (note 16)                100,445      261,157         ---             ---       361,602
Shares reacquired under
  the common stock
  repurchase plan
  (note 13)             (1,290,665)  (3,539,446)        ---             ---    (4,830,111)

Balance, December 31,
  1995                  38,266,260    2,020,518  77,888,451       1,358,402   119,533,631
Net income                     ---          ---  14,015,430             ---    14,015,430
Net change in
  unrealized gains
  (losses)                     ---          ---         ---        (281,361)     (281,361)
Dividends on common
  stock
  $.207 per share*             ---          ---  (3,748,653)            ---    (3,748,653)
10% common stock
  dividend (note 13)     3,684,215          ---  (3,684,215)            ---           ---
Fractional shares
  resulting from common
  stock dividend               ---          ---     (13,744)            ---       (13,744)
Issuance of shares of
  common stock under
  the stock option
  plan (note 16)           128,000      162,748         ---             ---       290,748
Issuance of shares of
  common stock under
  the long-term stock
  compensation plan
  (note 16)                 73,590      261,244         ---             ---       334,834
Issuance of shares
  of common stock
  under the employee
  stock purchase plan
  (note 16)                 14,855       56,820         ---             ---        71,675
Shares reacquired under
  the common stock
  repurchase plan
  (note 13)             (1,738,500)  (2,501,330) (4,008,501)            ---    (8,248,331)

Balance, December 31,
  1996                 $40,428,420          ---  80,448,768       1,077,041   121,954,229
Net income                     ---          ---  18,010,107             ---    18,010,107
Net change in
  unrealized gains
  (losses)                     ---          ---         ---       2,142,805     2,142,805
Dividends on common
  stock
  $.273 per share**            ---          ---  (4,781,675)            ---    (4,781,675)
10% common stock
  dividend (note 13)     3,966,905          ---  (3,966,905)            ---           ---
Fractional shares
  resulting from common
  stock dividend               ---          ---     (16,399)            ---       (16,399)
Issuance of shares of
  common stock under
  the stock option
  plan (note 16)           501,760      784,397         ---             ---     1,286,157
Issuance of shares of
  common stock under
  the long-term stock
  compensation plan
  (note 16)                 82,945      163,970         ---             ---       246,915
Issuance of shares
  of common stock
  under the employee
  stock purchase plan
  (note 16)                 93,790      457,457         ---             ---       551,247
Shares reacquired under
  the common stock
  repurchase plan
  (note 13)             (1,738,700)  (1,405,824) (6,869,563)            ---   (10,014,087)

Balance, December 31,
  1997                 $43,335,120          ---  82,824,333       3,219,846   129,379,299

*  Reflects the 2-for-1 stock split effective February 1998 and the 10% common stock dividends effective in 1997 and 1996.
** Reflects the 2-for-1 stock split effective February 1998 and the 10% common stock dividend effective in 1997.

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1997, 1996 AND 1995

(1)  Summary of Significant Accounting Policies and
     Related Matters

Nature of Operations Brenton Banks, Inc. and subsidiaries (the Company) engage in retail, commercial, business, and agricultural banking and related financial services from 46 locations throughout the state of Iowa. The Company provides the usual products and services of banking such as deposits, commercial loans, business loans, agribusiness loans, personal loans and trust and investment management services. The Company also engages in activities that are closely related to banking, including mortgage banking, investment, insurance and real estate brokerage.
     The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practices within the banking industry. The following describe the more significant accounting policies:

The Principles of Consolidation The consolidated financial statements include the accounts of Brenton Banks, Inc. (the Parent Company) and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications were made in the financial statements to agree with the current year presentation.
     The excess cost over underlying net assets of consolidated subsidiaries and other intangible assets are being amortized over 10 to 40 years and are included in other assets in the consolidated statements of condition. Intangible assets totaled $3,795,000 and $4,696,000 at December 31, 1997, and 1996,
respectively.

Investment Securities Investment securities are classified based on the Company's intended holding period. Securities, which may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's asset-liability position, are classified as available for sale. Securities which the Company intends to hold to maturity are classified as held to maturity.
     Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax and minority interest effect, are recorded as a component of common stockholders' equity. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts. The timing of the amortization and accretion of mortgage-backed securities are adjusted for actual and projected prepayments.
     Net realized gains or losses on the sale of securities are shown in the statements of operations. Gains or losses are computed using the specific security identification method.

Trading Account Securities Trading account securities are carried at market value and include securities purchased with the intent to resell in a relatively short period of time. Gains and losses on trading account activities, including market value adjustments, are reported in noninterest income in the consolidated statements of operations.

Loans Loans are carried primarily at the unpaid principal balance. Interest income on loans is accrued and recorded as income based on contractual interest rates and daily outstanding principal balances, except on discounted loans where unearned income is recorded as income over the life of the loans based on the interest method.
     The accrual of interest income is stopped when the ultimate collection of a loan becomes doubtful. A loan is placed on nonaccrual status when it becomes 90 days past due, if it is neither well secured or in the process of collection. Once determined uncollectible, interest credited to income in the current year is reversed and interest accrued in prior years is charged to the allowance for loan losses.
     Under the Company's credit policies, all nonaccrual and restructured commercial, business, agricultural, commercial real estate and construction loans are considered to be impaired loans. In determining when a loan is impaired, management considers the delinquency status of the borrower, the borrower's ability to generate cash and the fair market value of the collateral. Specific allowances are established for any impaired commercial, business, agricultural, commercial real estate or construction loan where the recorded investment exceeds the measured value of the loan. On a practical basis, the measured value of a loan is obtained by using the observable market price of a loan or the fair value of the collateral, if the loan is collateral dependent. Otherwise, the measured value of a loan is based upon the present value of expected future cash flows discounted at the loan's effective interest rate. Impaired loans are charged-off on the basis of management's ongoing evaluation, but generally when it is deemed probable that the borrower cannot generate sufficient funds to comply with contractual terms in the normal course of business. Cash received on impaired loans is applied to principal until principal is satisfied or until the borrower demonstrates the ability to perform according to agreed-upon terms.
     Loans held for sale include real estate mortgage loans originated with the intent to sell. These loans are carried at the lower of aggregate cost or fair value.

Allowance for Loan Losses The allowance for loan losses is maintained at a level considered appropriate to support management's evaluation of potential losses in the loan portfolio. Management's evaluation is based upon several factors including economic conditions, historical loss and collection experience, risk characteristics of the portfolio, underlying collateral values, industry risk and credit concentrations. Loan losses or recoveries are charged or credited directly to the allowance account.

Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided predominantly by the straight-line method over estimated useful lives of 8 to 40 years for buildings and leasehold improvements, and 3 to 25 years for furniture and equipment.

Other Real Estate Owned Included in other assets is property acquired through foreclosure, acceptance of deed in lieu of foreclosure or other transfers in settlement of outstanding loans and related contract sales of such property until the contract is transferred to earning assets based upon sufficient equity in the asset. Amounts totaled $341,000 and $488,000 at December 31, 1997, and 1996, respectively. Such property is carried at the lower of cost or estimated fair value, less selling costs. Periodic appraisals are obtained to support carrying values. Net expense of ownership and declines in carrying values are charged to operating expenses.

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

Income Per Common Share Basic net income per common share amounts are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per common share amounts are computed by dividing net income by the weighted average number of common shares and all dilutive potential common shares outstanding during the year. In January 1998, the Company declared a 2-for-1 stock split effective February 10, 1998 and in May 1997 and October 1996, the Company declared 10 percent common stock dividends. The average number of common shares and dilutive potential common shares have been restated for the stock split and stock dividends.

    The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended December 31, 1997, 1996 and 1995:

(In thousands, except for EPS data)          1997           1996         1995

Basic EPS Computation
   Numerator:
      Net income                          $18,010         14,015       10,407
                                          _______         ______       ______
   Denominator:
      Average common shares
        outstanding                        17,505         18,092       18,569
                                          _______         ______       ______

   Basic EPS                              $  1.03            .78          .56
                                          _______         ______       ______
                                          _______         ______       ______

Diluted EPS Computation
   Numerator:
      Net income                          $18,010         14,015       10,407
                                          _______         ______       ______
  Denominator:
      Average common shares
         outstanding                       17,505         18,092       18,569
      Average stock options                   284            161          141
      Average long-term stock
       compensation plan                      140            195          193
                                          _______         ______       ______

                                           17,929         18,448       18,903
                                          _______         ______       ______
                                          _______         ______       ______

   Diluted EPS                            $  1.01            .76         .55
                                          _______         ______       ______
                                          _______         ______       ______

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

Interest Rate Floor An interest rate floor requires the seller to pay the purchaser, at specified dates, the amount, if any, by which the market interest rate falls below the agreed-upon floor, applied to a notional principal amount. Initial cash amounts paid on positions accounted for as hedges are deferred and amortized over the instrument's contractual life.

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

Changes in Accounting Policies:
Accounting for Mortgage Servicing Rights Effective October 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires capitalization of purchased mortgage servicing rights as well as internally originated mortgage servicing rights. These mortgage servicing rights are amortized over the estimated servicing period of the related loans.
Accounting for Stock-Based Compensation Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of the grant only if the current market price of the underlying stock exceeded the exercise price. Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.
Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement requires that after a transfer of financial assets, the Company must recognize the financial and servicing assets controlled and liabilities incurred and derecognize financial assets and liabilities in which control is surrendered or debt is extinguished. In such a case, servicing assets are determined based upon estimated future revenues from contractually specified servicing fees and other ancillary revenues that are expected to compensate the Company for performing the servicing. The adoption of SFAS No. 125 did not have a material effect on the Company.

Earnings per Share Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." This statement replaces the primary earnings per share (EPS) disclosure with basic and diluted EPS disclosures to simplify the calculation and improve international comparability. The adoption of SFAS No. 128 did not have a material effect on the Company.


(2)  Cash and Due From Banks

The subsidiary banks are required by federal banking regulations to maintain certain cash and due from banks reserves. This reserve requirement amounted to $16,504,000 at December 31, 1997.


(3)  Investment Securities

The amortized cost and estimated fair value of investment securities follow. The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.


                                                           Gross       Gross   Estimated
                                           Amortized  Unrealized  Unrealized        Fair
December 31, 1997 (In thousands)                Cost       Gains      Losses       Value
Investment securities available for sale:
  Taxable investments:
    U.S. Treasury securities                $ 38,502         288         ---      38,790
    Securities of U.S. government agencies    86,185         490         (15)     86,660
    Mortgage-backed and related securities   229,334       1,778        (179)    230,933
    Other investments                         20,925          36          (4)     20,957
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                           106,804       2,522         (12)    109,314
                                             _______       _____       _____     _______
                                            $481,750       5,114        (210)    486,654

Investment securities held to maturity:
  Taxable investments:
    Securities of U.S. government agencies  $  5,025         ---          (6)      5,019
    Mortgage-backed and related securities     2,363          74         ---       2,437
    Other investments                          1,518           9          (1)      1,526
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            60,173         773         (76)     60,870
                                             _______       _____       _____      ______
                                            $ 69,079         856         (83)     69,852

                                                           Gross       Gross   Estimated
                                           Amortized  Unrealized  Unrealized        Fair
December 31, 1996                               Cost       Gains      Losses       Value
Investment securities available for sale:
  Taxable investments:
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

Proceeds from the sale of available for sale securities were $119,402,000, $67,548,000 and $5,578,000 in 1997, 1996, and 1995,
respectively. Gross gains of $874,000 in 1997, $558,000 in 1996 and $19,000 in 1995 and gross losses of $380,000 in 1997,
$237,000 in 1996 and $22,000 in 1995 were realized on those sales.
     Other investments at December 31, 1997, and 1996, consisted primarily of corporate bonds and Federal Home Loan Bank stock. U.S. government agencies originate or guarantee primarily all of the mortgage-backed and related securities.
     The scheduled maturities of investment securities at December 31, 1997 follow. Actual maturities may differ from scheduled maturities because issuers may have the right to call obligations without penalties. The maturities of mortgage-backed securities have been included in the period of anticipated payment considering estimated prepayment rates.

                                                      Estimated
                                    Amortized              Fair
(In thousands)                           Cost             Value

Investment securities available
  for sale:
  Due in one year or less            $143,877           144,385
  Due after one year through
    five years                        221,832           224,024
  Due after five years through
    ten years                          93,418            94,727
  Due after ten years                  22,623            23,518

                                     $481,750           486,654

Investment securities held to
  maturity:
  Due in one year or less            $ 26,100            26,176
  Due after one year through
    five years                         28,690            28,909
  Due after five years through
    ten years                           9,356             9,553
  Due after ten years                   4,933             5,214

                                     $ 69,079            69,852


Investment securities carried at $314,865,000 and $246,552,000 at December 31, 1997, and 1996, respectively, were pledged to secure public and other funds on deposit and for other purposes.


(4)  Loans

A summary of loans at December 31 follows:

(In thousands)                          1997         1996

Real estate loans:
  Commercial construction
     and land development           $ 30,007       42,693
  Secured by 1-4 family
      residential property
      including home equity loans    342,134      338,010
  Other                              161,989      150,395
Loans to farmer                       79,036       69,660
Commercial and industrial loans      160,428      132,395
Loans to individuals for personal
  expenditures                       217,405      207,197
All other loans                        2,190        1,594

                                    $993,189      941,944



The Company originates commercial, business, real estate, agribusiness and personal loans with clients throughout Iowa.
The portfolio has unavoidable geographic risk as a result.

Total nonperforming loans and assets at December 31 were:

(In thousands)                          1997         1996

Impaired loans:
Nonaccrual                            $3,227        2,663
Restructured                             513          568

Total impaired loans                   3,740        3,231
Loans past due 90 days
    or more                            2,972        2,936

Total nonperforming loans              6,712        6,167
Other real estate owned                  341          488

Total nonperforming assets            $7,053        6,655



The average balances of impaired loans for the years ended December 31, 1997, and 1996, were $3,076,000 and $3,378,000, respectively. The allowance for loan losses related to impaired loans at December 31, 1997, and 1996, was $1,187,000 and $481,000, respectively. Impaired loans of $704,000 and $456,000 were not subject to a related allowance for loan losses at December 31, 1997, and 1996, respectively, because of the net realizable value of loan collateral, guarantees and other factors.

The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31 was:

(In thousands)                     1997      1996         1995

Interest income:
As originally contracted           $402       363          418
As recognized                       157       174          136

Reduction of interest income       $245       189          282



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

(In thousands)                                          Amount


Balance at December 31, 1996                          $  5,680
Additional loans                                         3,364
Loan payments                                           (3,114)

Balance at December 31, 1997                          $  5,930



Mortgage Servicing Rights The fair market value of capitalized servicing rights at December 31, 1997 was approximately $2,548,000. To determine the fair value of the servicing rights, the Company used comparable market prices. There was a $5,000 charge to the impairment account for the year ended December 31, 1997. In determining the fair market value and potential impairment at the end of 1997, the Company disaggregated the portfolio by its predominate risk factor, interest rate. The fair value of the portfolio was determined by calculating the present value of future cash flows. The Company incorporated assumptions that market participants would use in estimating future net servicing income which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates.

Capitalized servicing rights on originated loan servicing, included in other assets, as of December 31 follows:


(In thousands)                            1997        1996

Beginning of year balance               $1,026         252
Additions from originations              1,491         962
Amortization                              (238)       (188)
Impairment                                  (5)        ---


Balance at end of year                  $2,274       1,026



(5)  Allowance for Loan Losses

A summary of activity in the allowance for loan losses follows:

(In thousands)                        1997    1996   1995

Balance at beginning of year       $11,328  11,070  10,913
Provision                            3,900   2,900   1,865
Recoveries                           1,733   1,419   1,669
Loans charged off                   (4,229) (4,061) (3,377)

Balance at end of year             $12,732  11,328  11,070


(6)  Premises and Equipment

A summary of premises and equipment as of December 31 follows:

(In thousands)                             1997        1996

Land                                    $ 2,919       2,952
Buildings and leasehold
  improvements                           31,511      30,876
Furniture and equipment                  25,047      23,463
Construction in progress                    145         275

                                         59,622      57,566
Less accumulated depreciation            30,723      27,187

                                        $28,899      30,379



Depreciation expense included in operating expenses amounted to $3,783,000, $3,848,000 and $3,626,000 in 1997, 1996 and 1995,
respectively.

(7)  Deposits

Time deposits include deposits in denominations of $100,000 or more of $80,896,000 and $82,011,000 at December 31, 1997, and
1996, respectively.

     A summary of interest expense by deposit classification follows:

(In thousands)                        1997      1996        1995

Demand                             $ 2,332    11,194      11,842
Savings                             15,903     6,134       6,638
Time deposits
  of $100,000 or more                4,833     3,935       4,193
Other time deposits                 26,242    28,244      30,402

                                   $49,310    49,507      53,075



The Company made cash interest payments of $57,932,000, $55,455,000 and $55,229,000 on deposits and borrowings in 1997, 1996 and 1995, respectively.

At December 31, 1997, the scheduled maturities of time deposits are as follows:

(In thousands)


     1998                           $371,301
     1999                            134,459
     2000                             39,809
     2001                              9,981
     2002 and thereafter               2,684


                                    $558,234



(8)  Income Taxes

The current and deferred income tax provisions included in the consolidated statements of operations follow:


1997 (In thousands)            Current     Deferred        Total

Federal                         $6,562         (577)       5,985
State                            1,411         (108)       1,303

                                $7,973         (685)       7,288

1996

Federal                         $3,754          894        4,648
State                            1,067           56        1,123

                                $4,821          950        5,771

1995

Federal                         $2,728          (76)       2,652
State                              502           51          553

                                $3,230          (25)       3,205



Since the income tax returns are filed after the issuance of the financial statements, amounts reported are subject to revision based on actual amounts used in the income tax returns. The Company made cash income tax payments of $6,100,000, $4,250,000 and $2,500,000 to the IRS, and $1,568,000, $435,000 and $737,000
to the state of Iowa in 1997, 1996 and 1995, respectively. Cash income tax payments for a year include estimated payments for current year income taxes and final payments for prior year income taxes. State income tax expense relates to state franchise taxes payable individually by the subsidiary banks.

     The reasons for the difference between the amount computed by applying the statutory federal income tax rate of 35 percent in 1997 and 1996 and 34 percent in 1995, and income tax expense follow:

(In thousands)                     1997        1996        1995

At statutory rate              $  9,114       7,136       4,849
Increase (reduction) due to:
  Tax-exempt interest            (2,916)     (2,556)     (2,566)
  State taxes, net of
    federal benefit                 847         730         365
  Nondeductible interest expense
    to own tax-exempts              536         426         431
  Other, net                       (293)         35         126

                               $  7,288       5,771       3,205



Accumulated deferred income tax assets are included in other assets in the consolidated statements of condition. There was no valuation allowance at December 31, 1997, or 1996. A summary of the temporary differences resulting in deferred income taxes and the related tax effect on each follows:

(In thousands)                                1997          1996

Allowance for loan losses                   $4,575         3,962
Unrealized gains on
  securities available for sale             (2,006)         (670)
Deposit base intangibles                      (489)         (315)
Premises and equipment                        (468)         (588)
Stock compensation plan                      1,077           682
Real estate mortgage
  loan points deferred                        (283)         (300)
Other, net                                    (536)         (251)

                                            $1,870         2,520




(9)  Other Short-Term Borrowings

The Company had short-term borrowings with the Federal Home Loan Bank of Des Moines (FHLB) totaling $73,700,000 and $34,150,000 at December 31, 1997, and 1996, respectively. The average rate on these borrowings at December 31, 1997 was 6.02 percent. These borrowings were secured by residential mortgage loans equal to 150 percent of the borrowings and FHLB stock.
     The Parent Company has arranged an unsecured line of credit of $2,000,000 which was unused at December 31, 1997. It is at the prime interest rate and is subject to annual review and renewal.


(10)  Long-Term Borrowings

Long-term borrowings consisted of the following at December 31:

(In thousands)                                1997        1996

Capital notes, 6.00% to 10.00%
  Total Parent Company                    $ 10,112      11,248
Borrowings from FHLB, average rate
  of 6.09% at December 31, 1997             26,550      23,550
Mortgage debt                                  ---          62

                                          $ 36,662      34,860



Borrowings from the FHLB were secured by residential mortgage loans equal to 150 percent of the borrowings and FHLB stock.
     The mortgage debt and borrowings from the FHLB were direct obligations of the individual subsidiaries.
     Scheduled maturities of long-term borrowings at December 31, 1997, follow:

                                      Parent
(In thousands)                       Company        Consolidated

1998                                 $ 1,090               1,090
1999                                   1,417              23,467
2000                                     853               5,353
2001                                   1,383               1,383
2002                                     853                 853
Thereafter                             4,516               4,516

                                     $10,112              36,662



(11)  Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments were as follows:



                                         December 31, 1997         December 31, 1996
                                         Recorded         Fair     Recorded        Fair
(In thousands)                             Amount        Value       Amount       Value
Financial assets:
  Cash and due from banks              $    77,468     77,468        76,901      76,901
  Interest-bearing deposits with
    banks                                    1,320      1,320           732         732
  Federal funds sold and securities
    purchased under agreements to
    resell                                   9,300      9,300        15,200      15,200
  Trading account securities                    77         77           ---         ---
  Investment securities                    555,733    556,506       533,854     534,415
  Loans held for sale                       19,303     19,303         5,870       5,870
  Loans, net                               980,457    981,664       930,615     929,113

Financial liabilities:
  Deposits                             $ 1,364,270  1,369,448     1,353,057   1,360,457
  Federal funds purchased, securities
    sold under agreements to repurchase
    and other short-term borrowings        166,333    166,333       100,976     100,976
  Long-term borrowings                      36,662     37,156        34,860      35,025
Off-balance-sheet assets (liabilities):
  Commitments to extend credit         $       ---        ---           ---         ---
  Letters of credit                            ---       (111)          ---         (59)
  Interest rate swaps                          ---        (34)          ---         (69)
  Interest rate floor                          195        206           ---         ---


The recorded amount of cash and due from banks and interest-bearing deposits with banks approximates fair value.
     The recorded amount of federal funds sold and securities purchased under agreements to resell and trading account securities approximates fair value as a result of the short-term nature of the instruments.
     The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.
     The estimated fair value of loans is net of an adjustment for credit risk. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Real estate loans secured by 1-4 family residential property were valued using trading prices for similar pools of mortgage-backed securities. Other fixed-rate loans were valued using a present-value discounted cash flow with a discount rate approximating the market for similar assets.
     Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present-value discounted cash flow with a discount rate approximating the current market for similar deposits. The fair-value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.
     The recorded amount of the federal funds purchased, securities sold under agreements to repurchase and short-term borrowings approximates fair value as a result of the short-term nature of these instruments.
     The estimated fair value of long-term borrowings was determined using a present-value discounted cash flow with a discount rate approximating the current market for similar borrowings.
     The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements.
     The fair value of interest rate swaps and the interest rate floor contract is the estimated amount that the Company would receive or pay to terminate the swap and floor agreements at the reporting date.

(12)  Regulatory Capital

The Company is subject to various regulatory capital requirements administered by both federal and state banking agencies. Failure to comply with minimum capital requirements could result in actions taken by regulators that could have a direct material impact on the Company's financial statements. Under the capital adequacy guidelines established by regulators, the Company must meet specific capital guidelines that involve the measurement of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators as it relates to components, risk weightings and other factors.
     Quantitative measures established by regulators to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and tier 1 capital to risk weighted assets and of tier 1 capital to average assets.
     As of December 31, 1997, management believes the Company is well-capitalized, as defined under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company must maintain minimum total risk-based, tier 1 risk-based and tier 1 leverage ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.



                                                                             To Be Well-
                                                                       Capitalized Under
                                                      For Capital      Prompt Corrective
                                       Actual     Adequacy Purposes    Action Provisions

                                    Amount  Ratio   Amount   Ratio       Amount  Ratio
(Dollar amounts in thousands)

As of December 31, 1997:
  Total Capital
  (to Risk Weighted Assets):
    Consolidated                 $141,688  11.95%  $94,832  > 8.0%        N/A
                                                            _
    Brenton Bank                  132,756  11.87    89,443  > 8.0     $111,804  > 10.0%
                                                            _                   _
  Tier 1 Capital
  (to Risk Weighted Assets):
    Consolidated                  128,931  10.88    47,416  > 4.0          N/A
                                                            _
    Brenton Bank                  120,887  10.81    44,722  > 4.0        67,082  > 6.0
                                                            _                    _
  Tier 1 Capital
  (to Average Assets):
    Consolidated                  128,931   7.63    50,703  > 3.0           N/A
                                                            _
    Brenton Bank                  120,887   7.69    62,852  > 4.0        78,565  > 5.0
                                                            _                    _


(13)  Common Stock Transactions

In January 1998, the Company declared a 2-for-1 stock split for holders of record as of February 10, 1998. As a result, the par value of the Company's common stock was changed from $5.00 to $2.50 per share, the number of outstanding shares doubled and authorized shares were increased to 50 million. In May 1997, the Company declared a 10 percent common stock dividend. As a result of this action, 1,586,762 shares of common stock were issued and $3,966,905 was transferred from retained earnings to common stock. Fractional shares resulting from this stock dividend were paid in cash. In October 1996, the Company declared a 10 percent common stock dividend. This transaction resulted in the issuance of 1,473,686 shares of common stock and the transfer of $3,684,215 from retained earnings to common stock. Fractional shares resulting from this stock dividend were paid in cash. Net income and cash dividends per share information in the financial statements have been retroactively restated to reflect these transactions.
     As part of the Company's ongoing stock repurchase plan, in 1997 the Board of Directors authorized additional common stock repurchases of $10 million in 1997. For the years ended December 31, 1997, 1996 and 1995, the Company repurchased 695,480, 695,400 and 516,266 shares (restated for the 2-for-1 stock split), respectively, at a total cost of $10,014,087, $8,248,331 and $4,830,111.


(14)  Dividend Restrictions

The Parent Company derives a substantial portion of its cash flow, including that available for dividend payments to stockholders, from the subsidiary banks in the form of dividends received. State and savings banks are subject to certain statutory and regulatory restrictions that affect dividend payments.
     Based on minimum regulatory capital guidelines as published by those regulators, the maximum dividends which could be paid by the subsidiary banks to the Parent Company at December 31, 1997, were approximately $15 million.


(15)  Employee Retirement Plan

The Company provides a defined contribution retirement plan for the benefit of employees. The plan is a combination profit sharing and 401(k) plan. All employees 21 years of age or older and employed by the Company for at least one year are eligible for the plan. The Company contributes 4 1/2 percent of eligible compensation of all participants to the profit sharing portion of the plan, and matches employee contributions to the 401(k) portion of the plan up to a maximum of 3 percent of each employee's eligible compensation. Retirement plan costs charged to operating expenses in 1997, 1996 and 1995 amounted to $1,290,000, $1,284,000 and $1,263,000, respectively. The Company offers no material post-retirement benefits.


(16)  Stock Plans

In 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), which was approved by a vote of stockholders. The Plan authorizes the granting of options on up to 1,210,000 shares of the Company's common stock to key employees of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain performance vesting requirements, but if vesting is not achieved from performance vesting, 100 percent vesting occurs nine years and six months following the grant date. Options expire ten years and one month following the grant date.
    The per-share weighted average fair value of stock options granted during 1997 was $4.11 based on the date of grant using the Company's option pricing model with the following weighted average assumptions: expected dividend yield of 2.05 percent, risk-free interest rate of 6.52 percent, expected life of 7.5 years and expected volatility of stock price of 18.5 percent.
     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                     1997                          1996
Net income:
     As reported              $18,010,107                    14,015,430
     Pro forma                 17,734,878                    13,768,662

Basic earnings per share:
     As reported                    $1.03                           .78
     Pro forma                       1.01                           .76

Diluted earnings per share:
     As reported                    $1.01                           .76
     Pro forma                        .99                           .74

     Pro forma net income reflects only options granted in 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' expected life of 7.5 years.
     Changes in options outstanding during 1997 and 1996 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1997 and 1996):

                                         Options           Option Price
                                     Outstanding              Per Share
December 31, 1995                            ---           $        ---
Granted - 1996                         1,035,760            10.07-10.74

December 31, 1996                      1,035,760            10.07-10.74
Granted - 1997                            87,180            12.50-16.75
Forfeited - 1997                         (36,300)                 10.07

December 31, 1997
(123,360 shares available
  for grant)                           1,086,640           $10.07-16.75

     A total of 845,913 shares were granted to key management personnel under the Company's long-term stock compensation plan. Under provisions of the plan, no grants were made after 1995. Each grant of shares covers a three-year performance period, 35 percent of which vests upon completion of employment for the performance period and 65 percent of which vests based on a tiered achievement scale tied to financial performance goals established by the Board of Directors. The total stock compensation expense associated with this plan was $1,731,000, $1,302,000 and $425,000 for 1997, 1996 and 1995, respectively.
Changes in outstanding grant shares during 1997, 1996 and 1995 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1997 and 1996):

Performance          1992 to      1993 to    1994 to    1995 to
Period                  1994         1995       1996       1997

December 31, 1994    221,412      185,506    218,511        ---
Granted - 1995           ---          ---        ---    215,673
Forfeited - 1995         ---      (20,275)   (32,393)   (16,032)
Expired - 1995      (143,919)         ---        ---        ---
Vested - 1995        (77,493)         ---        ---        ---

December 31, 1995        ---      165,231    186,118    199,641
Forfeited - 1996         ---          ---    (20,953)   (22,812)
Expired - 1996           ---     (107,402)       ---        ---
Vested - 1996            ---      (57,829)       ---        ---

December 31, 1996        ---          ---    165,165    176,829
Forfeited - 1997         ---          ---        ---    (23,713)
Expired - 1997           ---          ---   (107,353)       ---
Vested - 1997            ---          ---    (57,812)       ---

Outstanding grant
  shares at
  December 31, 1997      ---          ---        ---    153,116


For the performance period 1995 to 1997, 153,116 shares vested on January 1, 1998.
     The Company's 1987 nonqualified stock option plan permits the Board of Directors to grant options to purchase up to 726,000 shares of the Company's $2.50 par value common stock. Under provisions of the plan, no further grants can be made and no grants were made in 1997. The options may be granted to officers of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the Board of Directors.

     Changes in options outstanding and exercisable during 1997, 1996 and 1995 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1997 and 1996):

                      Exercisable   Outstanding     Option Price
                          Options       Options        Per Share

December 31, 1994         339,889       377,641       $1.83-8.12
Vested - 1995               7,260           ---        3.63-3.91
Exercised - 1995          (47,795)      (47,795)            1.83
Forfeited - 1995              ---       (30,492)       3.63-8.12

December 31, 1995         299,354       299,354        1.83-3.91
Exercised - 1996          (58,960)      (58,960)            1.83

December 31, 1996         240,394       240,394        1.83-3.91
Exercised - 1997         (204,094)     (204,094)       1.83-3.91

December 31, 1997          36,300        36,300            $2.65



     The Company's Employee Stock Purchase Plan allows qualifying employees to purchase the Company's common stock at 85 percent of the current market price on four defined purchase dates during the year. During 1997 and 1996, 37,516 and 33,224 shares (restated for the 2-for-1 stock split effective February 1998), respectively, of common stock were purchased by employees under this plan.


(17)  Lease Commitments

Rental expense included in the consolidated statements of operations amounted to $1,963,000, $1,919,000 and $1,937,000 in
1997, 1996 and 1995, respectively. Future minimum rental commitments for all noncancelable leases with terms of one year or more total approximately $900,000 per year through 2002, $500,000 per year through 2007, $90,000 per year through 2012, and $40,000 per year through 2013, with a total commitment of $7,200,000.


(18)  Commitments and Contingencies

In the normal course of business, the Company is party to financial instruments necessary to meet the financial needs of clients, which are not reflected on the consolidated statements of condition. These financial instruments include commitments to extend credit, standby letters of credit and interest rate swaps. The Company's risk exposure in the event of nonperformance by the other parties to these financial instruments is represented by the contractual amount of these instruments. The Company is also party to an interest rate floor contract which is designated as a hedge of certain client deposit accounts with contracted minimum interest rates. The notional amount for an interest rate floor does not represent the amount at risk because the notional amount will not be exchanged. The Company uses the same credit policies in making commitments as it does in making loans.
     Commitments to extend credit are legally binding agreements to lend to clients. Commitments generally have fixed expiration dates and may require payment of a fee. Based upon management's credit assessment of the client, collateral may be obtained. The type and amount of collateral varies, but may include real estate under construction, property, equipment and other business assets. In many cases, commitments expire without being drawn upon, so the total amount of commitments does not necessarily represent future liquidity requirements. The Company had outstanding commitments to extend credit of $245 million and $221 million at December 31, 1997, and 1996, respectively.
     Standby letters of credit are conditional commitments issued by the Company guaranteeing the financial performance of a client to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. Outstanding standby letters of credit totaled $22,150,000 and $11,770,000 at December 31, 1997, and 1996, respectively.
The Company does not anticipate losses as a result of issuing commitments to extend credit or standby letters of credit.
     The Company enters into interest rate swap agreements as part of its asset/liability management strategy to manage interest-rate risk. The notional value of these agreements was $11,690,000 and $16,205,000 at December 31, 1997, and 1996,
respectively. The interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk of default by the counterparty to the agreement. The credit worthiness of the counterparties was evaluated by the Company's loan committee prior to entering into the agreements. The agreements run through various dates in 1998.
     In December 1997, the Company entered into an interest rate floor agreement to manage interest-rate risk. The notional value of this agreement was $100,000,000 and expires on December 31, 1999. The interest rate floor agreement requires the counterparty to pay the Company, at specified dates, the amount, if any, by which the market interest rate falls below the agreed-upon floor, applied to the notional principal amount. The credit worthiness of the counterparty was evaluated by the Company's loan committee prior to entering into the agreement.
     Brenton Savings Bank, FSB converted from a mutual savings and loan association to a federal stock savings bank in 1990, at which time a $4 million liquidation account was established.
Each eligible savings account holder who had maintained a deposit account since the conversion would be entitled to a distribution if the savings bank were completely liquidated. This distribution to savers would have priority over distribution to the Parent Company. The Company does not anticipate such a liquidation.
     The Company maintains a data processing agreement with ALLTEL Information Services, Inc. (ALLTEL), formerly Systematics, Inc., whereby ALLTEL manages and operates the Company's data processing facility. The contract involves fixed payments of $2,004,000 in 1998 through 2001 and $1,002,000 in 2002. These fixed payments will be adjusted for inflation and volume fluctuations.
     The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial statements.

(19)  Brenton Banks, Inc. (Parent Company) Condensed Financial
Information



Statements of Condition
December 31 (In thousands)                                   1997                 1996
Assets
  Interest-bearing deposits with banks                  $   3,596                5,638
Investments in:
    Bank subsidiaries                                     132,008              124,383
    Bank-related subsidiaries                                 ---                   45
    Excess cost over net assets                             1,753                1,826
  Premises and equipment                                      563                  618
  Other assets                                              5,103                3,168
                                                         ________              _______
                                                        $ 143,023              135,678

Liabilities and Stockholders' Equity
  Accrued expenses payable
    and other liabilities                               $   3,532                2,476
  Long-term borrowings                                     10,112               11,248
  Common stockholders' equity                             129,379              121,954
                                                          _______              _______
                                                        $ 143,023              135,678

Statements of Operations
Years Ended December 31 (In thousands)                       1997      1996       1995
Income
  Dividends from subsidiaries                           $  14,850    10,766      8,997
  Interest income                                             213       341        442
  Management fees                                             ---       ---      1,634
  Other operating income                                      119        43      2,644
                                                         ________    ______     ______
                                                           15,182    11,150     13,717
Expense
  Compensation and benefits                                 2,331     1,884      4,021
  Interest on long-term borrowings                            849       970      1,046
  Other operating expense                                     584       655      2,006
                                                         ________    ______     ______
                                                            3,764     3,509      7,073

Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                                          11,418     7,641      6,644
Income taxes                                               (1,155)   (1,040)      (759)
Income before equity in undistributed
  earnings of subsidiaries                                 12,573     8,681      7,403
Equity in undistributed earnings of subsidiaries            5,437     5,334      3,004
                                                         ________    ______     ______
Net income                                              $  18,010    14,015     10,407
</table

(19)  Brenton Banks, Inc. (Parent Company) Condensed Financial
Information





Statements of Cash Flows
Years Ended December 31 (In thousands)                     1997        1996       1995
Operating Activities
Net income                                            $  18,010      14,015     10,407
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of subsidiaries       (5,437)     (5,334)    (3,004)
  Depreciation and amortization                             163         163        230
  Net (increase) decrease in other assets                (1,962)         18         49
  Net increase (decrease) in accrued expenses
    payable and other liabilities                         1,056         871       (148)
                                                       ________      ______     ______
Net cash provided by operating activities                11,830       9,733      7,534
Investing Activities
Decrease in short-term investments                          ---       7,500      1,000
Redemption (purchase) of subsidiary equity, net             ---          (7)       156
Principal collected from or (advances to)
  subsidiaries                                              ---         115        (97)
Purchase of premises and equipment, net                      (8)        669       (512)
                                                       ________      ______     ______
Net cash provided (used) by investing activities             (8)      8,277        547

Financing Activities
Net repayment of long-term borrowings                    (1,136)     (1,187)      (209)
Proceeds from issuance of common stock under the
  long-term stock compensation plan                         247         335        362
Proceeds from issuance of common stock under the
  stock option plan                                       1,286         291        188
Proceeds from issuance of common stock under the
  employee stock purchase plan                              551          72        ---
Payment for shares reacquired under common stock
  repurchase plan                                       (10,014)     (8,248)    (4,830)
Payment for fractional shares from common stock             (16)        (14)       ---
  dividends
Dividends on common stock                                (4,782)     (3,749)    (3,498)
                                                       ________      ______     ______
Net cash used by financing activities                   (13,864)    (12,500)    (7,987)
Net increase (decrease) in cash and interest-
  bearing deposits                                       (2,042)      5,510         94
Cash and interest-bearing deposits at the
  beginning of the year                                   5,638         128         34
Cash and interest-bearing deposits at the end
  of the year                                         $   3,596       5,638        128

(20)  Unaudited Quarterly Financial Information

The following is a summary of unaudited quarterly financial information (in thousands, except per common share data):



                                                         1997
Three months ended             March 31         June 30        Sept. 30        Dec. 31
Interest income                $ 28,473          29,182          30,168         30,416
Interest expense                 13,855          14,448          14,631         15,171
                                _______          ______          ______         ______
Net interest income              14,618          14,734          15,537         15,245
Provision for loan losses           900             900           1,100          1,000
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      13,718          13,834          14,437        14,245
Noninterest income                6,449           6,239           7,839          6,979
Noninterest expense              14,036          13,674          14,881         15,108
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           6,131           6,399           7,395          6,116
Income taxes                      1,754           1,809           2,176          1,549
Minority interest                   176             183             209            175
                                _______          ______          ______         ______
Net income                     $  4,201           4,407           5,010          4,392
Per common share:
Net income-basic               $    .24             .25             .29            .25
Net income-diluted                  .23             .25             .28            .25


                                                         1996
Three months ended             March 31         June 30        Sept. 30        Dec. 31
Interest income                $ 27,370          27,512          27,923         28,578
Interest expense                 13,701          13,645          13,813         14,172
                                _______          ______          ______         ______
Net interest income              13,669          13,867          14,110         14,406
Provision for loan losses           700             800             600            800
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      12,969          13,067          13,510         13,606
Noninterest income                5,552           5,622           5,776          6,377
Noninterest expense              13,355          13,471          14,685         14,579
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           5,166           5,218           4,601          5,404
Income taxes                      1,446           1,497           1,275          1,553
Minority interest                   140             153             153            157
                                _______          ______          ______         ______
Net income                     $  3,580           3,568           3,173          3,694
Per common share:
Net income-basic               $    .19             .20             .18            .21
Net income-diluted                  .19             .19             .18            .20


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

Brenton Banks, Inc.




Robert L. DeMeulenaere
President and Chief Executive Officer




Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of Brenton Banks, Inc:

     We have audited the accompanying consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brenton Banks, Inc. and subsidiaries at December 31, 1997, and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.






KPMG Peat Marwick LLP

Des Moines, Iowa
January 30, 1998

STOCK INFORMATION

Brenton Banks, Inc. common stock is traded on the NASDAQ National Market and quotations are furnished by the NASDAQ System. There were 1,571 common stockholders of record on December 31, 1997.

MARKET AND DIVIDEND INFORMATION

1997                     High      Low            Dividends

     1st quarter         $12.96    12.39               .059
     2nd quarter          13.75    12.56               .064
     3rd quarter          16.50    13.56               .070
     4th quarter          20.38    15.06               .080


1996                     High      Low            Dividends

     1st quarter         $10.02     8.68               .050
     2nd quarter          10.02     9.40               .050
     3rd quarter          10.33     9.71               .053
     4th quarter          12.73    10.23               .054


The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock, after the effect of the February 1998 2-for-1 stock split and May 1997 and October 1996 10% common stock dividends.
The market quotations, reported by NASDAQ, represent prices between dealers and do not include retail markup, markdown or commissions.



NASDAQ Symbol:  BRBK
Wall Street Journal and
Other Newspapers:  BrentB

Market Makers
ABN AMRO Chicago Corporation
Herzog, Heine, Geduld, Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
Sandler, O'Neill & Partners, L.P.
Stifel, Nicolaus & Co., Inc.

FORM 10-K
COPIES OF BRENTON BANKS, INC. ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FORM 10-K WILL BE MAILED WHEN AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO STEVEN T. SCHULER, CHIEF FINANCIAL OFFICER/ TREASURER/SECRETARY, AT THE CORPORATE HEADQUARTERS. IT IS ALSO AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEB SISTE AT HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR.

STOCKHOLDER INFORMATION


Corporate Headquarters
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 800/820-0088

Annual Shareholders' Meeting
Wednesday, May 20, 1998, 5:00 p.m.
West Des Moines Marriott Hotel
1250 74th Street
West Des Moines, Iowa 50266


Transfer Agent/Registrar/
Dividend Disbursing Agent
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60606


Legal Counsel
Brown, Winick, Graves, Gross,
  Baskerville and Schoenebaum, P.L.C.
Suite 1100, Two Ruan Center
601 Locust Street
Des Moines, Iowa 50309


Independent Auditors
KPMG Peat Marwick LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, Iowa 50309

CORPORATE STRUCTURE

BRENTON BANKS, INC.
BOARD OF DIRECTORS

C. Robert Brenton
Chairman of the Board
Brenton Banks, Inc.

William H. Brenton
Past Chairman and President
Brenton Banks, Inc.

J.C. Brenton
Past President
Brenton Banks, Inc.

Gary M. Christensen
President & CEO
Pella Corporation

Robert J. Currey
President
21st Century Telecom Group, Inc.

Robert L. DeMeulenaere
President and Chief Executive Officer
Brenton Banks, Inc.

R. Dean Duben
Past Vice Chairman and President
Brenton Bank - Davenport

Hubert G. Ferguson
Financial Services Consultant
New Brighton, Minnesota


BRENTON BANKS, INC.
EXECUTIVE OFFICERS

C. Robert Brenton
Chairman of the Board

Robert L. DeMeulenaere
President and Chief Executive Officer

Steven T. Schuler
Chief Financial Officer/Treasurer/
  Secretary


BRENTON BANK
SENIOR OFFICERS AND
LINE OF BUSINESS MANAGERS

Robert L. DeMeulenaere
Chairman and Chief Executive Officer

Larry A. Mindrup
President

Phillip L. Risley
Executive Vice President

Perry C. Atwood
Chief Sales Officer

Woodward G. Brenton
Chief Commercial Banking Officer

Elizabeth M. Piper/Bach
Chief Financial Services Officer

Steven T. Schuler
Chief Financial Officer/Treasurer/
  Secretary

Norman D. Schuneman
Chief Credit Officer

Judy S. Bohrofen
Director of Human Resources

Gregory M. Cole
Director of Credit Underwriting

W. Bradley Cunningham
Investment/ALCO Officer

Marsha A. Findlay
Senior Retail Banking Officer

Charles N. Funk
Regional President
President, Des Moines

Dennis H. Hanson
Regional President
President, Grinnell

Mark J. Hoffschneider
President, Brenton Mortgages

Steven C. Hyland
Senior Vice President,
Brenton Insurance

Ronald D. Larson
Regional President
President, Cedar Rapids

Douglas F. Lenehan
President, Diversified Commercial
   Services Division

Marc J. Meyer
Regional President
President, Adel

Catherine I. Reed
Director of Marketing

Allen W. Shafer
President, Business Banking Division

Thomas J. Vincent
President, Agricultural Banking
  Division

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