Form 10-K, Exhibit 13
period 1998-12-31
BRENTON BANKS INC
filed 1999-03-30
CIK 14060

Exhibit 13

The Appendix to the Proxy for Brenton Banks, Inc. for the 1998 calendar year.
     200

BRENTON BANKS, INC.
APPENDIX TO THE PROXY STATEMENT
FISCAL YEAR 1998

TABLE OF CONTENTS

                                                          PAGE

General Information                                         1

Financial Highlights                                        2

Management's Discussion and Analysis                        3

Consolidated Average Balances and Rates                     11

Selected Financial Data                                     12

Consolidated Statements of Condition                        13

Consolidated Statements of Operations                       14

Consolidated Statements of Cash Flows                       15

Consolidated Statements of Changes in
  Common Stockholders' Equity                               16

Consolidated Statements of Comprehensive
  Income                                                    17

Notes to Consolidated Financial Statements                  18

Management's Report                                         33

Independent Auditors' Report                                33

Stock Information                                           34

Corporate Structure                                         35

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

     Brenton Banks, Inc. is the largest, Iowa-based bank holding company, with 47 service locations in metropolitan markets and regional economic centers across the state. The Company offers a complete range of financial products and services - including retail, agricultural, commercial and business banking; trust and investment management services; investment, insurance and real estate brokerage; mortgage banking; cash management and international banking services; as well as our own proprietary mutual funds. The Company's stock trades on the NASDAQ national market under the symbol BRBK.
     1

BRENTON BANKS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
                                    1998           1997           1996
Operating Results
Net interest income       $   61,387,326     60,133,764     56,052,142
Provision for loan losses      4,200,000      3,900,000      2,900,000
Total noninterest income      33,357,827     27,505,789     23,327,441
Total noninterest expense     61,391,528     57,698,564     56,090,571
Income before income
  taxes and minority
  interest                    29,153,625     26,040,989     20,389,012
Net income                    20,350,921     18,010,107     14,015,430

Per Common Share*
Net income-basic          $         1.07            .94            .70
Net income-diluted                  1.05            .91            .69
Cash dividends                      .349           .248           .188
Book value, including
   unrealized gains
  (losses)**                        7.21           6.79           6.23
Book value, excluding
   unrealized gains
  (losses)***                       7.03           6.62           6.18
Closing price                      16.75          18.18          11.42

At December 31
Assets                    $1,939,556,765  1,718,483,797  1,632,095,082
Loans                      1,033,554,556    993,189,110    941,943,513
Nonperforming loans           11,289,000      6,712,000      6,167,000
Deposits                   1,496,675,131  1,364,270,491  1,353,057,111
Common stockholders'
  equity**                   135,210,319    129,379,299    121,954,229
Market capitalization of
  common stock               314,102,382    346,646,292    223,367,021

Ratios
Return on average common
  stockholders' equity
  (ROE)**                          15.37%         14.47          11.76
Return on average assets
  (including minority
   interest) (ROA)                  1.18           1.14            .92
Net interest margin                 3.97           4.16           4.03
Net noninterest margin             (1.61)         (1.86)         (2.09)
Efficiency ratio                   62.71          63.66          68.27
Loan to deposit ratio              69.06          72.80          69.62
Allowance for loan losses
  to total loans                    1.37           1.28           1.20
Primary capital to
  assets***                         7.74           8.32           8.33
Equity to assets***                 6.81           7.36           7.41
Tier 1 leverage capital
  ratio***                          7.17           7.63           7.62
Nonperforming loans as a
  percent of loans                  1.09            .68            .65
Net charge-offs as a
  percent of average loans           .28            .26            .29
Allowance for loan losses
  as a percent of
  nonperforming loans             125.54         189.69         183.69

*     Restated for the 2-for-1 stock split effective
      February 1998 and the 10 percent common stock dividends effective in 1998 and 1997.
** Including unrealized gains (losses) on securities available for sale.
*** Excluding unrealized gains (losses) on securities available for sale.

     2

Management's Discussion and Analysis

Introduction

     The following presentation describes Brenton Banks, Inc. and Subsidiaries' ("Brenton" or the "Company") results of operations for the three-year period ended December 31, 1998, capital resources, market risk management, asset/liability management, liquidity, Year 2000 efforts and the impact of recently issued accounting standards. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto which are included elsewhere in this report.


Forward-Looking Information

     Forward-looking information relating to the financial results or strategies of the Company is referenced throughout Management's Discussion and Analysis. The following paragraphs identify forward-looking statements and the risks that need to be considered when reading those statements.

     Forward-looking statements include such words as believe, expect, anticipate, target, goal, objective or other words with similar meaning. The Company is under no obligation to update such forward-looking information statements.

     The risks involved in the operations and strategies of the Company include competition from other financial institutions and other financial service providers, changes in interest rates, changes in economic or market conditions and changes in regulations from federal and state regulators. These risks, which are not all inclusive, cannot be estimated.


Results of Operations - 1998 Compared to 1997


Net Income

     For the year ended December 31, 1998, Brenton recorded net income of $20,350,921, an increase of 13.0 percent over 1997, which totaled $18,010,107.
 Diluted earnings per common share were $1.05 compared to $.91 for 1997. Return on average assets (ROA) was 1.18 percent in 1998, compared to 1.14 percent in 1997. The return on average equity (ROE) was 15.37 percent, compared to 14.47 percent one year earlier. Both the ROA and ROE were the highest ever achieved by the Company.


Net Interest Income

     Net interest income rose 2.1 percent to $61,387,326 for 1998 as favorable volume variances exceeded unfavorable rate variances. Average earning assets increased 7.4 percent over 1997 while average interest-bearing liabilities increased 7.2 percent. The average yield earned on earning assets declined 17 basis points, due to the declining interest rate environment. Meanwhile, the average rate paid on interest-bearing liabilities increased three basis points as a result of an aggressive effort to gain new client relationships, which resulted in the sale of higher-priced transaction deposit products.

     The net interest spread, which is the difference between the yield earned on assets and the rate paid on liabilities, declined to 3.49 percent from 3.69 percent a year earlier. Net interest margin, which is tax-equivalent net interest income as a percent of average earning assets, averaged 3.97 percent in 1998 compared to 4.16 percent in 1997.


Loan Growth/Loan Quality

     At December 31, 1998, total loans had grown 4.1 percent to $1,033.6 million from $993.2 million a year earlier. This $40.4 million increase was achieved despite a $39.4 million decline in the residential real estate loan portfolio, which resulted from increased refinancings as borrowers took advantage of the lower long-term fixed-rate interest environment. Loan quality remained good with nonperforming loans at December 31, 1998, totaling $11,289,000, or 1.09 percent of loans. This compares to $6,712,000 at December 31, 1997, or .68 percent of loans. The increase was primarily due to a small number of commercial loans for which collateral exists; however, worst case analysis suggests losses of less than $500,000 for which a specific reserve has been established. Nonperforming loans include loans on nonaccrual status, loans that have been renegotiated to below market interest rates or terms, and loans past due 90 days or more.

     Loan quality control and risk management is cautiously balanced with goals for loan growth. The Company has a formal structure for reviewing and approving all loans. Documentation and loan quality reviews are performed routinely by internal loan review personnel and external third party loan review professionals, as well as by regulatory examiners.
     3

     The allowance for loan losses, which totaled $14.2 million, represented
125.54 percent of nonperforming loans at the end of 1998, compared to 189.69 percent one year ago. The provision for loan losses totaled $4,200,000 for the year ended December 31, 1998, compared to $3,900,000 for 1997. The increase in the provision is related to the $29.1 million increase in average loans outstanding during 1998 and projected future loan growth. The Company's net charge-offs as a percent of average loans was .28 percent for 1998 compared to
 .26 percent for 1997, both of which were better than historical industry peer group averages. Loan losses for both years were primarily concentrated in the consumer loan portfolio.

     The allowance for loan losses represents a reserve available to absorb estimated possible future loan losses within the loan portfolio. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and most importantly, the evaluation of individual loans by loan officers, loan administration officers and internal loan review personnel.

     Using the Company's standard evaluation process, each loan is evaluated based on its specific characteristics, the borrower's financial condition and collateral values. All loans are rated on a 1 to 8 rating scale. From these assessments, the Reserve Adequacy Committee performs quarterly reviews of the loan portfolio quality, quantifies the results and reviews the calculations of the allowance for loan losses. In addition, the Reserve Adequacy Committee approves charge-offs and reviews subsequent collection action plans for problem loans.

     Management believes the allowance for loan losses at December 31, 1998, was sufficient to absorb potential loan losses within the portfolio.


Net Noninterest Margin/Efficiency Ratio

     To measure operating efficiency, Brenton uses the net noninterest margin, which is the difference between noninterest income (excluding security gains or losses) and noninterest expense as a percent of average assets. For 1998, the net noninterest margin improved to (1.61) percent compared to (1.86) percent in 1997. Another ratio the Company utilizes to measure productivity is the efficiency ratio. This ratio is computed by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses on the sale of securities). For the year ended December 31, 1998, the Company's efficiency ratio improved to 62.71 percent, compared to 63.66 percent one year ago. To enhance operating efficiency throughout the organization, the Company continues to focus on cost management and the development of strategic improvements in noninterest income.


Noninterest Income

     Brenton achieved record levels of noninterest income in 1998. For 1998, total noninterest income (excluding securities transactions) increased 21.0 percent to $32,692,377 from $27,011,967 one year ago. Noninterest income (excluding securities gains and losses) for 1998 represented 1.84 percent of average assets and 34.8 percent of total operating income, which were the highest levels in the history of the Company. All categories of noninterest income, except insurance commissions and fees, reflected strong growth from the prior year.

     Service charges on deposit accounts increased 8.2 percent in 1998 to $7,885,513. This growth related to increased account analysis charges on commercial and business deposit accounts due to a higher number of clients.

     Mortgage banking revenue rose 138.2 percent to $7,797,577 for 1998 compared to $3,274,215 in 1997. This revenue growth was the result of a significantly higher volume of mortgage loan originations produced by a growing staff of mortgage loan originators and the favorable interest rate environment. Residential real estate loan closings for 1998 totaled $513.4 million compared to $179.1 million in 1997. Refinancings represented 58.7 percent of the closings in 1998 and 41.6 percent in 1997.

     Investment brokerage commissions totaled $5,334,309 for 1998, an increase of 11.0 percent over 1997 due to greater broker productivity and active financial markets.

     Fiduciary revenues climbed 11.5 percent to $3,497,030 in 1998 compared to $3,136,078 in 1997. This revenue improvement was due to increased assets from existing trust accounts and new business.

     Insurance commissions and fees declined 50.7 percent to $1,382,917 in 1998 due to the third quarter 1997 sale of one of the Company's insurance agencies and a 44.7 percent decline in credit-related insurance commissions.

     Other service charges, commissions and fees increased 22.3 percent to $4,208,330 in 1998 compared to 1997 as a result of increases from real estate sales commissions, ATM/debit card fees, international fees and commercial line of credit fees.
     4

     Other operating income increased by $329,277 from one year ago. The increase was primarily due to higher levels of income from bank-owned life insurance policies and miscellaneous one-time items, which exceeded a 1997 gain on the sale of one of the Company's insurance agencies as discussed above.

     Securities transactions also contributed to the increase in noninterest income. Securities gains of $665,450 were recorded in 1998 versus gains of $493,822 in 1997.

     The growth in various noninterest income categories has enabled Brenton to reach targeted levels of total income. The Company will continue to focus on generating fee income by providing a broad array of financial products and services to existing and new clients. The continued growth rate of fee income could be vulnerable to future economic conditions and competition from other financial institutions and other financial service providers that cannot be estimated by the Company.


Noninterest Expense

     Total noninterest expense increased 6.4 percent in 1998 to $61,391,528 from $57,698,564 one year ago.

     Compensation, the largest component of noninterest expense, increased $2,317,134, or 8.6 percent, over 1997. Standard salaries, which comprised 69.3 percent of total compensation expense, increased by 11.6 percent compared to 1997 due to an increase in the number of full-time equivalent employees and normal annual salary increases. Variable compensation increased 43.3 percent as a result of higher sales of fee-related products and services. Other compensation decreased $1,917,090 because of the expiration of a long-term stock compensation plan. The number of full-time equivalent employees increased 9.8 percent at December 31, 1998, compared to the end of 1997 as a result of filling a number of open positions. Benefit expense increased 13.3 percent due to increased compensation, higher health insurance premiums and increased retirement plan contributions.

     Occupancy expense rose 3.5 percent, or $197,959, in 1998 as a result of increases in depreciation expense, repairs and maintenance and utility costs.

     Furniture and equipment expense grew to $4,163,137, a 14.6 percent increase from the prior year. The increase was due to depreciation on technology upgrades and increased repairs and maintenance expense.

     Transferring the personal computer "help desk" function to an internal operation reduced data processing expense $226,668, or 8.0 percent.

     Other operating expenses increased $173,054, or 1.5 percent, when comparing 1998 results to 1997. Increases in consulting fees, personnel recruitment expenses, check processing fees and correspondent bank service charges exceeded reductions in legal fees, bank operational losses, miscellaneous expense and loss on sale of fixed assets.

     The Company continues to focus on cost management and evaluates all major expense items in an effort to control the growth rate of noninterest expenses.


Income Taxes

     Brenton's income tax strategies include reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The goal is to maintain the maximum level of tax-exempt assets in order to benefit the Company on both a tax-equivalent yield basis and in income tax savings. The effective rate of income tax expense as a percent of income before income tax and minority interest was 27.7 percent for 1998 compared to
28.0 percent for 1997.


Results of Operations - 1997 Compared to 1996

Net Income

     For the year ended December 31, 1997, Brenton recorded net income of $18,010,107, an increase of 28.5 percent over 1996 net income of $14,015,430. Diluted earnings per common share were $.91 compared to $.69 for 1996. Return on average assets (ROA) was 1.14 percent in 1997, compared to .92 percent in 1996. The return on average equity (ROE) was 14.47 percent, compared to 11.76 percent one year earlier.
     5

Net Interest Income

     Net interest income rose 7.3 percent to $60,133,764 for 1997. The increase in net interest income was directly attributable to both favorable rate and volume variances. Average earning assets increased 4.3 percent over 1996 while average interest-bearing liabilities increased 4.0 percent. The average yield earned on earning assets increased 15 basis points, while the average rate paid on interest-bearing liabilities increased 4 basis points.

     The net interest spread rose to 3.69 percent from 3.58 percent in 1996. Net interest margin averaged 4.16 percent in 1997 compared to 4.03 percent in 1996.


Loan Quality

     Loan quality was strong in 1997 with nonperforming loans at December 31, 1997, totaling $6,712,000 or .68 percent of loans. This compared to .65 percent at December 31, 1996, or $6,167,000.

     The allowance for loan losses, which totaled $12.7 million, represented
189.69 percent of nonperforming loans at the end of 1997, compared to 183.69 percent one year earlier. The provision for loan losses totaled $3,900,000 for the year ended December 31, 1997, compared to $2,900,000 for 1996. The increase in the provision of $1,000,000 was primarily related to the $50.5 million increase in average loans outstanding during 1997. The Company's net charge-offs as a percent of average loans were .26 percent for 1997 compared to
 .29 percent for 1996. Loan losses for both years were primarily concentrated in the consumer loan portfolio.


Net Noninterest Margin/Efficiency Ratio

     For 1997, the net noninterest margin improved to (1.86) percent compared to (2.09) percent in 1996. For the year ended December 31, 1997, the Company's efficiency ratio was 63.66 percent, compared to 68.27 percent in 1996.


Noninterest Income

     For 1997, total noninterest income (excluding securities transactions) increased 17.4 percent to $27,011,967 from $23,006,185 one year earlier. Noninterest income (excluding securities gains and losses) for 1997 represented
1.64 percent of average assets and 31.0 percent of total operating income. All categories of noninterest income, except insurance commissions and fees, reflected strong growth from the prior year.

     Service charges on deposit accounts increased 8.6 percent in 1997 to $7,290,765. The growth related to a continued focus on collecting a higher percentage of fees assessed and increased sales of fee generating accounts, particularly commercial accounts.

     Mortgage banking income totaled $3,274,215 for 1997 compared to $2,168,593 in 1996, an increase of 51.0 percent. The increase was attributable to a higher volume of real estate mortgage loan originations, which totaled $179.1 million compared to $110.8 million in 1996.

     Investment brokerage commissions totaled $4,808,048 for 1997, an increase of 27.7 percent over the 1996 total of $3,766,436. Strong financial markets and successful sales initiatives drove the increase in this category.

     Fiduciary revenues climbed 14.3 percent to $3,136,078 in 1997 compared to $2,744,530 in 1996. The increase in revenue was due to increased volumes of personal trusts, investment management fees and employee benefit plan fees.

     Insurance commissions and fees declined 3.8 percent to $2,803,983 in 1997 due to the sale of one of the Company's insurance agencies. The decrease in property and casualty commission income due to the agency sale was largely offset by a 68.8 percent increase in credit-related insurance commissions. The significant increase in credit-related insurance was due to the strong increase in direct consumer lending and increased sales efforts during 1997.

     Other service charges, commissions and fees increased 23.8 percent to $3,441,454 in 1997 compared to 1996 due to increases from letter of credit fees, fees received from purchased receivables and real estate sales commissions.

     Other operating income increased by $338,840 from one year earlier. The increase was due to income from bank-owned life insurance policies that did not exist until December 1996 and a gain on the sale of the Company's insurance agency as discussed above. Several one-time revenue items also affected this category in 1996.

     Securities transactions produced an additional increase in noninterest income. Securities gains of $493,822 were recorded in 1997 versus gains of $321,256 in 1996.
     6

Noninterest Expense

     Total noninterest expense increased only 2.9 percent in 1997 to $57,698,564 from $56,090,571 in 1996. Exclusive of a one-time special assessment by the FDIC totaling $1,288,000 in 1996, noninterest expense increased 5.3 percent.

     Compensation increased $1,363,843, or 5.4 percent, over 1996. The increase was primarily related to commissions and incentives paid on higher sales of fee-related products discussed above, and expense tied to bonuses and a stock performance plan which were both directly related to higher 1997 earnings and the Company's advancing stock price. Standard salaries, which comprised 67.5 percent of total compensation expense, decreased by 3.8 percent compared to 1996. The number of full-time equivalent employees declined by .2 percent at December 31, 1997 compared to year-end 1996. The total increase in compensation expense led to a proportionate increase in employee benefits.

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

     Expense related to the FDIC deposit assessments declined $1,520,230 from 1996 to $281,416. Prior year's expense included the previously discussed, one-time $1,288,000 special assessment to fully fund SAIF.

     Marketing and supplies expenses declined 22.5 and 15.2 percent, respectively, for 1997. These cost reductions were the result of concerted efforts to minimize the growth of overall noninterest expense and renegotiating pricing with various vendors. Also, 1996 supplies expense included one-time charges related to the 1995 merger of the commercial banks.

     Other operating expenses increased by $2,040,604, or 21.3 percent, when comparing 1997 results to 1996. The increase was primarily due to increases in check processing fees, consulting and legal fees and miscellaneous losses.

Income Taxes

     The Company's income tax strategies included reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The effective rate of income tax expense as a percent of income before income tax and minority interest was 28.0 percent for 1997 compared to 28.3 percent for 1996.


Capital Resources

     Common stockholders' equity totaled $135,210,319 as of December 31, 1998, a 4.5 percent increase from the prior year.

     In January 1998, the Board of Directors (the "Board") declared a 2-for-1 stock split for holders of record as of February 10, 1998, payable February 20, 1998. As a result of this action, each shareholder received one additional share of common stock for each share outstanding. The par value of the stock was reduced from $5.00 to $2.50 and authorized shares were increased to 50 million. In May 1998, the Board declared a 10 percent common stock dividend. As a result of this action, each shareholder received one additional share of common stock for every 10 shares they owned. Fractional shares were paid in cash. All per-share data has been restated to reflect the 2-for-1 stock split and the 10 percent common stock dividend. Cash dividends for 1998 totaled $6,622,340, or $.349 per common share, which represents an increase of 40.7 percent over 1997 dividends of $.248 per share. The dividend payout ratio for 1998 was 33.24 percent of earnings per share.

     As part of Brenton's ongoing stock repurchase plan, 512,650 shares of common stock (adjusted for the 2-for-1 stock split and the 10 percent common stock dividend) were repurchased during 1998 at a cost of $10,000,900. Since the inception of the plan in 1994, the Company has repurchased 3,040,327 shares (adjusted for the 2-for-1 stock split and 10 percent common stock dividends) at a total cost of $33,944,378. The Board has extended this plan for 1999 by authorizing up to an additional $4 million for stock repurchase.

     The Company continues to monitor its capital position to balance the goals of maximizing return on average equity, while maintaining adequate capital levels for regulatory purposes. The Company's risk-based core capital ratio at December 31, 1998, was 10.29 percent and the total risk-based capital ratio was
11.37 percent.  These ratios exceeded the minimum regulatory requirements of
4.00 and 8.00 percent, respectively. The Company's tier 1 leverage capital ratio, which measures capital excluding intangible assets, was 7.17 percent at December 31, 1998, exceeding the regulatory minimum requirement for well-capitalized institutions of 5.0 percent.
     7

     The debt-to-equity ratio of Brenton Banks, Inc. (the "Parent Company") was
6.7 percent at December 31, 1998, compared to 7.8 percent at the end of 1997. The Parent Company's $5 million line of credit with a regional bank was unused at the end of the year. Long-term borrowings of the Parent Company at December 31, 1998, consisted entirely of capital notes totaling $9,046,000.

     Brenton Banks, Inc. common stock closed on December 31, 1998, at $16.75, a decrease of 7.9 percent from the prior year-end. The closing price at December 31, 1998, was 232.3 percent of the book value per share of $7.21. The year-end stock price represented a price-to-1998-diluted-earnings multiple of 16.0 times.

     Brenton Banks, Inc. continues to pursue acquisition and expansion opportunities, which fit the strategic direction of and enhance the financial performance of the Company as well as strengthen the Company's presence in current and new markets. There are currently no pending acquisitions that would require Brenton Banks, Inc. to secure capital from public or private markets.


Market Risk Management

     Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in 1998 changed when compared to 1997.

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

     The following table sets forth the estimated changes in net interest income (expressed as a percent of base net interest income) for projected hypothetical changes in market interest rates. Base net interest income is the projected net income assuming no change in interest rates. As shown in the table, the Company's net interest income is more sensitive in a prolonged falling rate scenario than in a rising rate scenario. As market rates decline, the assumed speed of fixed-rate loan repayments increases, causing the funds received to be reinvested at lower rates. Current interest rates on certain liabilities are at a level that does not allow for significant downward repricing should market interest rates decline significantly. As market rates increase, fixed-rate loans are less likely to prepay, therefore slowing the opportunity to reinvest at the assumed higher rates. In either a rising or falling interest rate environment, the Company believes it has taken actions to minimize the actual impact on net interest income. Those actions include the origination of variable-rate consumer and commercial loans, the use of fixed-rate Federal Home Loan Bank advances as alternatives to certificates of deposit and active management of the investment securities portfolio to provide for cash flows that will facilitate interest rate risk management. In selected cases, the Company may enter into interest rate swaps, however, the amount of swaps at December 31, 1998, and assumed in the projection of net interest income are not material. The Company entered into an interest rate floor contract at the end of 1997 to mitigate the effect falling interest rates would have on certain deposit accounts with contracted minimum interest rates. Actual changes in net interest income may differ from estimated changes set forth in this table due to various risks and uncertainties concerning how actual repricing opportunities will differ from assumed repricing opportunities.

                         Changes in net interest income due to projected
                          hypothetical changes in market interest rates
                          _____________________________________________

Assumed changes
in market rates           1999                2000                  2001
_______________           _____               _____                 _____

-300 bps                  -0.6%               -9.7%                 -19.9%
-200 bps                   0.3%               -6.6%                 -14.6%
-100 bps                   1.8%                0.8%                  -2.1%
+100 bps                  -0.3%                0.4%                   3.5%
+200 bps                  -2.4%               -3.1%                   3.5%
+300 bps                  -4.5%               -6.0%                   3.9%

(Changes in hypothetical interest rates are assumed to be instantaneous and sustained parallel shifts in the yield curve.)

     8

Asset/Liability Management

     Brenton has a fully integrated asset/liability management system to assist in managing the balance sheet. The process, which is used to project the results of alternative investment decisions, includes the development of simulations, as previously discussed, that reflect the effects of various interest rate scenarios on net interest income. Management utilizes the simulations to manage interest rate risk, the net interest margin and levels of net interest income.

     The goal of asset/liability management is to structure the balance sheet so that net interest income and net interest margin fluctuate in a narrow range during periods of changing interest rates. The Company currently believes that net interest income would fall by less than 5 percent if interest rates increased or decreased by 300 basis points over a one-year time horizon. This is within the Company's policy limits.

     The slope of the yield curve is also a major determinant in the net interest income of the Company. Generally, the steeper the intermediate treasury curve to the one-week LIBOR rate, the better the prospects for net interest income improvement. This curve was inverted at December 31, 1998.

     To improve net interest income and lessen interest rate risk, management continued its strategy of de-emphasizing fixed-rate portfolio residential real estate loans with long repricing periods. When appropriate for interest rate management purposes, the Company will consider securitization of real estate loans. The Company continues to focus on reducing interest rate risk by emphasizing growth in variable-rate loans.

     In addition to normal balance sheet instruments, the Company has utilized Federal Home Loan Bank advances and interest rate swaps to reduce interest rate risk. Other actions taken to minimize interest rate risk were previously discussed under the heading "Market Risk Management."


Liquidity Management

     Brenton actively monitors and manages its liquidity position with the objective of maintaining sufficient cash flows to fund operations, meet client commitments, take advantage of market opportunities and provide a margin against unforeseeable liquidity needs. Federal funds sold, loans held for sale and investment securities available for sale are readily marketable assets. Maturities of all investment securities are managed to meet the Company's normal liquidity needs. Investment securities available for sale may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's interest rate risk position. Readily marketable assets, as defined above, comprised 36.6 percent of the Company's total assets at December 31, 1998.

     Net cash provided from operations (exclusive of increases or decreases in loans held for sale) of the Company is another major source of liquidity and totaled $24,749,000 in 1998, $23,303,000 in 1997 and $23,889,000 in 1996.
These strong cash flows from operations are expected to continue in the foreseeable future.

     The Company has historically maintained a stable deposit base and a relatively low level of large deposits, which results in a low dependence on volatile liabilities. At December 31, 1998, the Company had advances of $119,550,000 from the Federal Home Loan Bank ("FHLB") of Des Moines, of which $75,550,000 were used as a means of providing both long-term, fixed-rate funding for certain assets and managing interest rate risk. The remaining $44,000,000 represents an advance on a variable-rate, short-term line of credit used to fund mortgage loans originated for sale. The Company had additional borrowing capacity available from the FHLB of approximately $52 million at December 31, 1998.

     The combination of high levels of potentially liquid assets, strong cash flows from operations, low dependence on volatile liabilities and additional borrowing capacity provided strong liquidity for the Company at December 31, 1998.

     On December 31, 1998, Brenton entered into an agreement to purchase a parcel of land for $2.1 million. The land will be utilized for the construction of an operations and sales support facility. The building, which is in the planning stage, will replace currently leased space and will also allow for additional growth.

     The Parent Company had sufficient cash flow and liquidity at December 31, 1998. The primary funding source for the Parent Company is dividends from its subsidiaries. Dividends of approximately $6 million were available to be paid to the Parent Company by subsidiary banks without reducing capital ratios below regulatory minimums. At the end of 1998, the Parent Company had $1.1 million of interest-bearing deposits with banks, a $5 million unused line of credit and additional borrowing capacity.


Year 2000

     The "Year 2000" issue is a top priority for Brenton. The Company's critical core loan and deposit applications are ALLTEL Information Services, Inc. ("ALLTEL") software programs and Brenton outsources the data processing function to ALLTEL. Brenton and
     9

ALLTEL are working in partnership to resolve the Year 2000 issues of the critical core application programs as well as all other computer software programs used in the Company. Also considered has been the readiness of vendors and other third parties with which the Company does business, and an assessment of significant clients is underway.

     The Company could be faced with severe consequences if Year 2000 issues are not identified and resolved in a timely manner by the Company and significant third parties, which include public utilities and various governmental agencies. A worst case scenario would result in the short-term inability to update client financial records due to unforeseen processing issues. This would result in clients being unable to receive timely information regarding their balances.

     The incremental expense associated with becoming Year 2000 compliant is not anticipated to be material. However, there is an opportunity cost associated with this project in that the people involved are regular Brenton and ALLTEL employees who would normally be spending their time on other projects. The incremental direct costs associated with this project were approximately $350,000 in 1998. It is estimated these costs will approach $500,000 in 1999. There are additional benefits that result from this project because in addition to becoming Year 2000 compliant, systems are being improved.

     The Company has a Year 2000 committee and a formal plan in place and has been executing on that plan. The Company completed substantially all Year 2000 work associated with its critical core application systems in 1998 and remediation of all other critical software products will take place in early 1999, with testing to take place in March and April of 1999. The committee is also developing contingency plans for unforeseen difficulties related to the Year 2000 issue. It is anticipated that those plans will be complete by June 30, 1999. As a result of modifications and upgrades to existing systems, management believes the Year 2000 issue will not be a significant operational matter for the Company.

     The Company has also contracted with an outside consultant to monitor the progress of Year 2000 efforts and provide reports to management. Management periodically reports on the status of the Year 2000 project to the Board of Directors and its Audit Committee. The Company is also subject to review by various banking regulatory agencies. Those agencies prescribe very strict guidelines that must be adhered to by financial institutions.

     The preceding paragraphs include forward-looking statements that involve inherent risks and uncertainties. A number of important factors could result in the actual costs of Year 2000 compliance and impact of Year 2000 issues to differ from what is anticipated. Those uncertainties include incomplete inventory and assessment results, higher than anticipated costs to update software and hardware, and the lack of ability of vendors, significant customers and other third parties to effectively address the Year 2000 issue.


Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" which will be effective for the Company for the year beginning January 1, 2000. This statement requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position measured at fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses from derivatives to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions for which hedge accounting is applied. Management is evaluating the impact adoption of SFAS No. 133 will have on the Company's financial statements. The Company expects to adopt SFAS No. 133 when required.

     In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with that of nonmortgage enterprises. The Company will adopt SFAS No. 134 in the first quarter of 1999. Adoption is not expected to have a material effect on the Company.
     10

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES AND RATES

Average Balances (in thousands)       1998          1997       1996       1995        1994
Assets:
Cash and due from banks          $    65,874     58,681     65,439     57,138      46,301
Interest-bearing deposits
  with banks                           3,706      2,460      1,393      1,076         124
Federal funds sold and
  securities purchased under
  agreements to resell                31,048     31,472     26,188     39,763      37,666
Trading account securities               ---         12        ---        ---         116
Investment securities:
  Available for sale--taxable        390,591    348,232    330,002    244,786     245,913
  Available for sale--tax-exempt     125,237     99,868     85,471    100,859     132,040
  Held to maturity--taxable            3,998     12,700     46,271     65,959      35,794
  Held to maturity--tax-exempt        53,130     56,204     51,639     50,235      44,584
Loans held for sale                   37,841     10,284      7,983      5,908       2,575
Loans                                999,232    970,115    919,578    945,724     936,370
Allowance for loan losses            (13,738)   (12,171)   (11,440)   (11,166)    (10,502)
Premises and equipment                31,883     29,841     31,728     31,436      24,545
Other assets                          51,318     41,771     28,642     29,508      25,663
                                  __________  _________  _________  _________   _________
                                 $ 1,780,120  1,649,469  1,582,894  1,561,226   1,521,189

Liabilities and Stockholders'
  Equity:
Deposits:
  Noninterest-bearing            $   164,403    139,480    131,051    128,770     127,464
  Interest-bearing:
    Demand                            90,589     81,430    376,259    355,819     250,520
    Savings                          585,598    551,509    241,250    231,633     294,715
    Time                             556,056    567,258    583,508    626,497     625,981
                                  __________   ________  _________  _________   _________
Total deposits                     1,396,646  1,339,677  1,332,068  1,342,719   1,298,680
Federal funds purchased and
  securities sold under
  agreements to repurchase           116,388     78,234     59,276     40,237      61,656
Other short-term borrowings           65,205     53,223     17,295      6,536       4,860
Accrued expenses and other
  liabilities                         17,020     17,097     17,520     14,896      13,254
Long-term borrowings                  47,605     32,056     33,094     37,264      26,500
                                  __________  _________  _________  _________   _________
Total liabilities                  1,642,864  1,520,287  1,459,253  1,441,652   1,404,950
Minority interest in
  Consolidated subsidiaries            4,834      4,691      4,471      4,391       4,290
Common stockholders' equity          132,422    124,491    119,170    115,183     111,949
                                  __________  _________  _________  _________  __________
                                 $ 1,780,120  1,649,469  1,582,894  1,561,226   1,521,189

Summary of Average Interest
  Rates:
Average yields earned:
Interest-bearing deposits with
  banks                                 4.74%      4.80       4.87       6.20        6.65
Trading account securities               ---       4.26        ---        ---        6.36
Federal funds sold and securities
  purchased under agreements to
  resell                                5.35       5.54       5.41       5.69        4.53
Investment securities:
  Available for sale--taxable           6.09       6.31       6.08       5.96        5.30
  Available for sale--tax exempt
    (tax equivalent basis)              6.69       7.04       7.13       6.71        6.37
  Held to maturity--taxable             6.93       6.39       6.22       6.17        5.20
  Held to maturity--tax-exempt
    (tax equivalent basis)              6.82       6.72       6.68       8.05        7.70
Loans held for sale                     7.11       7.89       8.47       6.71        7.50
Loans                                   8.74       8.82       8.69       8.69        8.14

Average rates paid:
Deposits                                4.12%      4.11       4.12       4.37        3.55
Federal funds purchased and
  securities sold under
  agreements to repurchase              4.38       4.36       4.17       4.08        3.38
Other short-term borrowings             5.76       5.98       5.87       5.67        5.42
Long-term borrowings                    6.34       6.86       7.07       7.03        6.86
Average yield on interest-earning
  assets                                7.78%      7.95       7.80       7.86        7.31
Average rate paid on interest-
  bearing liabilities                   4.29       4.26       4.22       4.45        3.62
Net interest spread                     3.49       3.69       3.58       3.41        3.69
Net interest margin                     3.97       4.16       4.03       3.89        4.12

BRENTON BANKS, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

Year-end Balances
  (in thousands)                   1998       1997       1996      1995      1994      1993      1992       1991       1990     1989
Total assets                 $1,939,557  1,718,484  1,632,095 1,582,779 1,581,327 1,480,596 1,431,140  1,360,942  1,274,301  961,370
Interest-earning assets       1,788,081  1,578,923  1,497,600 1,461,218 1,475,473 1,400,709 1,323,252  1,267,402  1,181,172  883,721
Interest-bearing liabilities  1,590,493  1,406,258  1,335,609 1,300,508 1,315,378 1,224,951 1,181,013  1,141,008  1,052,597  769,717
Noninterest-bearing
  deposits                      190,625    161,007    153,284   143,220   136,548   127,132   137,212    115,479    125,626  113,349
Long-term borrowings             41,546     36,662     34,860    38,178    28,939    20,055    13,284     13,634     12,675   14,701
Common stockholders'
  equity**                      135,210    129,379    121,954   119,534   110,430   112,418    97,430     86,712     77,258   63,522

Results of Operations
(in thousands)
Interest income              $  124,026    118,239    111,383   111,040   101,223    98,656   106,560    115,561    106,826   85,722
Interest expense                 62,639     58,105     55,331    57,708    45,772    44,427    54,773     68,687     64,431   49,102
Net interest income              61,387     60,134     56,052    53,332    55,451    54,229    51,787     46,874     42,395   36,620
Provision for loan losses         4,200      3,900      2,900     1,865     1,988     1,252     1,411        799        869      760
Net interest income after
  provision for loan losses      57,187     56,234     53,152    51,467    53,463    52,977    50,376     46,075     41,526   35,860
Noninterest income               33,358     27,506     23,327    17,847    16,593    17,863    14,684     12,715     11,554   10,113
Noninterest expense              61,392     57,699     56,090    55,051    56,657    50,415    46,591     42,284     37,820   32,781
Income before income
  taxes and minority
  interest                       29,153     26,041     20,389    14,263    13,399    20,425    18,469     16,506     15,260   13,192
Income taxes                      8,082      7,288      5,771     3,205     2,701     5,508     4,884      4,308      4,388    4,016
Minority interest                   720        743        603       651       591       667       632        539        533      472
Net income                       20,351     18,010     14,015    10,407    10,107    24,250    12,953     11,659     10,339    8,704

Average common shares
  outstanding
  (in thousands)*                18,957     19,255     19,901    20,426    21,004    20,893    20,711     20,650     20,615   19,156
Per Common Share*
Net income-basic              $    1.07        .94        .70       .51       .48       .68       .63        .56        .50      .45
Net income-diluted                 1.05        .91        .69       .50       .47       .67       .62        .56        .50      .45
Cash dividends                     .349       .248       .188      .169      .165      .150      .131       .121       .103     .083
Common stockholders'
  equity***                        7.03       6.62       6.18      5.80      5.52      5.21      4.69       4.19       3.74     3.32
Closing price                     16.75      18.18      11.42      7.98      6.86      6.57      6.51       5.20       3.38     3.82

Selected Operating Ratios
Return on average assets
  (including minority
   interest)                       1.18%      1.14        .92       .71       .70      1.04       .98        .93        .95     1.00
Return on average common
  stockholders' equity**          15.37      14.47      11.76      9.04      9.03     13.82     14.13      14.27      14.39    14.50
Equity to assets***                6.81       7.36       7.41      7.47      7.28      7.40      6.81       6.37       6.06     6.61
Common dividend payout            33.24      27.25      27.25     33.80     35.11     22.39     21.13      21.61      20.60    18.44
Allowance for loan losses
  as a percent of loans            1.37       1.28       1.20      1.22      1.12      1.12      1.20       1.14       1.25     1.55
Net charge-offs as a
  percent of average
  loans                             .28        .26        .29       .18       .10       .05       .13        .15        .12      .08

* Restated for 2-for-1 stock split effective February 1998, 10 percent common stock dividends effective in 1998, 1997 and 1996, 3-for-2 stock split effective in 1994 and 2-for-1 stock split effective in 1990.
**      Including unrealized gains (losses) on securities available for sale.
***     Excluding unrealized gains (losses) on securities available for sale.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

December 31                                                 1998                  1997
Assets:
Cash and due from banks (note 2)                 $    76,460,049            77,468,210
Interest-bearing deposits with banks                   2,167,288             1,319,700
Federal funds sold and securities purchased
  under agreements to resell                           6,000,000             9,300,000
Trading account securities                                   ---                77,220

Investment securities:
  Available for sale (note 3)                        605,183,788           486,653,872
  Held to maturity (market value of
    $44,011,000 and $69,852,000
    at December 31, 1998, and 1997,
    respectively) (note 3)                            43,027,501            69,079,622

Investment securities                                648,211,289           555,733,494
Loans held for sale                                   98,147,391            19,303,411
Loans (notes 4, 9 and 10)                          1,033,554,556           993,189,110
  Allowance for loan losses (note 5)                 (14,172,264)          (12,732,131)
Loans, net                                         1,019,382,292           980,456,979
Premises and equipment (notes 6)                      32,523,113            28,898,589
Accrued interest receivable                           16,458,066            15,233,682
Other assets (notes 4 and 8)                          40,207,277            30,692,512
                                                 $ 1,939,556,765         1,718,483,797

Liabilities and Stockholders' Equity:
Deposits (note 7):
  Noninterest-bearing                            $   190,625,140           161,007,156
  Interest-bearing:
    Demand                                           131,602,358           117,664,352
    Savings                                          603,367,340           527,364,856
    Time                                             571,080,293           558,234,127
Total deposits                                     1,496,675,131         1,364,270,491
Federal funds purchased and securities sold
  under agreements to repurchase                     155,847,300            92,632,576
Other short-term borrowings (note 9)                  87,050,000            73,700,000
Accrued expenses and other liabilities                18,315,348            16,980,763
Long-term borrowings (note 10)                        41,546,000            36,662,000
Total liabilities                                  1,799,433,779         1,584,245,830
Minority interest in consolidated subsidiaries         4,912,667             4,858,668
Redeemable preferred stock, $1 par; 500,000
  shares authorized; issuable in series, none
  issued                                                     ---                   ---
Common stockholders' equity (notes 12, 13, 14
  and 16):
  Common stock, $2.50 par; 50,000,000 shares
    authorized; 18,752,381 and 17,334,048 shares
    issued and outstanding at December 31, 1998,
    and 1997, respectively                            46,880,953            43,335,120
  Capital surplus                                            ---                   ---
  Retained earnings                                   85,010,569            82,824,333
  Accumulated other comprehensive income --
  unrealized gains on securities available for
    sale, net                                          3,318,797             3,219,846
Total common stockholders' equity                    135,210,319           129,379,299
                                                 $ 1,939,556,765         1,718,483,797

Commitments and contingencies (notes 17 and 18).
See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31                            1998           1997            1996
Interest Income:
Interest and fees on loans (note 4)        $ 89,739,711     86,020,464      80,301,707
Interest and dividends on investments:
  Available for sale--taxable                23,770,870     21,969,148      20,063,114
  Available for sale--tax-exempt              5,866,972      4,929,898       4,250,463
  Held to maturity--taxable                     277,075        811,729       2,878,982
  Held to maturity--tax-exempt                2,536,082      2,647,149       2,404,155
Interest on federal funds sold and
  securities purchased under agreements
  to resell                                   1,659,405      1,742,284       1,416,539
Other interest income                           175,678        118,695          68,157
                                            ___________    ___________     ___________
Total interest income                       124,025,793    118,239,367     111,383,117

Interest Expense:
Interest on deposits (note 7)                50,772,501     49,310,346      49,507,425
Interest on federal funds purchased and
  securities sold under agreements to
  repurchase                                  5,092,162      3,413,432       2,469,939
Interest on other short-term borrowings
  (note 9)                                    3,756,817      3,183,053       1,015,110
Interest on long-term borrowings (note 10)    3,016,987      2,198,772       2,338,501
                                            ___________    ___________     ___________
Total interest expense                       62,638,467     58,105,603      55,330,975
Net interest income                          61,387,326     60,133,764      56,052,142
Provision for loan losses (note 5)            4,200,000      3,900,000       2,900,000
                                            ___________    ___________     ___________
Net interest income after provision for
  loan losses                                57,187,326     56,233,764      53,152,142

Noninterest Income:
Service charges on deposit accounts           7,885,513      7,290,765       6,712,874
Mortgage banking income                       7,797,577      3,274,215       2,168,593
Investment brokerage commissions              5,334,309      4,808,048       3,766,436
Fiduciary income                              3,497,030      3,136,078       2,744,530
Insurance commissions and fees                1,382,917      2,803,983       2,915,666
Other service charges, collection and
  exchange charges, commissions and fees      4,208,330      3,441,454       2,779,502
Net realized gains from
  securities available for sale (note 3)        665,450        493,822         321,256
Other operating income                        2,586,701      2,257,424       1,918,584
                                            ___________    ___________     ___________
Total noninterest income                     33,357,827     27,505,789      23,327,441

Noninterest Expense:
Compensation                                 29,141,441     26,824,307      25,460,464
Employee benefits (note 15)                   4,873,271      4,303,104       4,245,682
Occupancy expense of premises, net
 (notes 6 and 17)                             5,807,559      5,609,600       5,502,904
Furniture and equipment expense
 (notes 6 and 17)                             4,163,137      3,634,336       3,725,150
Data processing expense (note 18)             2,623,727      2,850,395       2,591,485
Marketing                                     1,472,632      1,361,963       1,756,473
Supplies                                      1,226,212      1,195,762       1,409,690
FDIC deposit insurance assessment               272,814        281,416       1,801,646
Other operating expense                      11,810,735     11,637,681       9,597,077
                                            ___________    ___________     ___________
Total noninterest expense                    61,391,528     57,698,564      56,090,571

Income before income taxes and
  minority interest                          29,153,625     26,040,989      20,389,012
Income taxes (note 8)                         8,082,355      7,287,628       5,770,600
                                            ___________    ___________     ___________
Income before minority interest              21,071,270     18,753,361      14,618,412
Minority interest                               720,349        743,254         602,982
                                            ___________    ___________     ___________
Net income                                 $ 20,350,921     18,010,107      14,015,430
Per common share (notes 1 and 13):
Net income-basic                           $       1.07            .94             .70
Net income-diluted                                 1.05            .91             .69
Cash dividends                                     .349           .248            .188

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31                             1998            1997            1996
Operating Activities:
Net income                                $   20,350,921      18,010,107      14,015,430
Adjustments to reconcile net income to
  net cash provided (used) by operating
  activities:
  Provision for loan losses                    4,200,000       3,900,000       2,900,000
  Depreciation and amortization                4,683,179       4,216,828       4,301,776
  Deferred income taxes                        1,396,220        (685,223)        949,396
  Net realized gains from
    securities available for sale               (665,450)       (493,822)       (321,256)
  Investment securities amortization and
    accretion                                  1,043,735       1,346,704       1,710,902
  Net (increase) decrease in loans held
    for sale                                 (78,843,980)    (13,433,113)      2,837,011
  Net increase in accrued interest
    receivable and other assets               (7,644,451)     (3,501,066)     (1,402,881)
  Net increase in accrued expenses, other
    liabilities and minority interest          1,384,709         509,873       1,735,569
                                             ___________     ___________     ___________
Net cash provided (used) by operating
  activities                                 (54,095,117)      9,870,288      26,725,947

Investing Activities:
Investment securities available for sale:
  Purchases                                 (461,159,506)   (303,699,052)   (289,154,999)
  Maturities                                 252,551,601     161,716,090     148,785,952
  Sales                                       89,996,385     119,401,553      67,547,581
Investment securities held to maturity:
  Purchases                                   (6,166,526)    (26,324,353)    (45,015,563)
  Maturities                                  32,130,525      29,768,259      78,826,937
Net increase in loans                        (43,125,313)    (53,741,825)    (26,364,596)
Purchase of other assets for
   investment                                 (5,000,000)     (5,000,000)    (10,017,329)
Purchases of premises and equipment           (7,911,645)     (2,526,958)     (2,734,491)
Proceeds from sales of premises and
   equipment                                       7,291         225,080       1,356,634
                                           _____________     ___________     ___________
Net cash used by investing activities       (148,677,188)    (80,181,206)    (76,769,874)

Financing Activities:
Net increase in noninterest-bearing,
  interest-bearing demand and savings
  deposits                                   119,558,474      25,683,433      22,335,320
Net increase (decrease) in time deposits      12,846,166     (14,470,053)    (31,220,924)
Net increase in federal funds
  purchased and securities sold under
  agreements to repurchase                    63,214,724      25,806,456      25,718,709
Net increase (decrease) in other
  short-term borrowings                       (9,700,000)     25,550,000      15,500,000
Proceeds of long-term borrowings              29,394,000      17,806,000      14,604,000
Repayment of long-term borrowings             (1,460,000)     (2,004,024)     (1,771,779)
Dividends on common stock                     (6,622,340)     (4,781,675)     (3,748,653)
Proceeds from issuance of common stock
  under the employee stock purchase plan         758,090         551,247          71,675
Proceeds from issuance of common stock
  under the stock option plan                    290,039       1,286,157         290,748
Proceeds from issuance of common stock
  under the long-term stock compensation
  plan                                           970,220         246,915         334,834
Payment for shares reacquired under common
  stock repurchase plan                      (10,000,900)    (10,014,087)     (8,248,331)
Payment for fractional shares resulting
  from common stock dividend                     (13,961)        (16,399)        (13,744)
                                           _____________     ___________     ___________
Net cash provided by financing
  activities                                 199,234,512      65,643,970      33,851,855
                                           _____________     ___________     ___________
Net decrease in cash and
  cash equivalents                            (3,537,793)     (4,666,948)    (16,192,072)
Cash and cash equivalents at the
  beginning of the year                       88,165,130      92,832,078     109,024,150
                                           _____________    ____________     ___________
Cash and cash equivalents at the end
  of the year                             $   84,627,337      88,165,130      92,832,078

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

Years Ended December 31                             1998            1997            1996
Common Stock
  Beginning of year balance               $   43,335,120      40,428,420      38,266,260
  Ten percent common stock
    dividend (note 13)                         4,315,398       3,966,905       3,684,215
  Issuance of shares of common
    stock under the stock option
    plan (note 16)                                99,825         501,760         128,000
  Issuance of shares of common
    stock under the long-term stock
    compensation plan (note 16)                  268,960          82,945          73,590
  Issuance of shares of common
    stock under the employee stock
    purchase plan (note 16)                       94,150          93,790          14,855
  Shares reacquired under the common
    stock repurchase plan (note 13)           (1,232,500)     (1,738,700)     (1,738,500)
                                           _____________     ___________     ___________
End of year balance                           46,880,953      43,335,120      40,428,420

Capital Surplus
  Beginning of year balance                          ---             ---       2,020,518
  Ten percent common stock
    dividend (note 13)                           (78,529)            ---             ---
Issuance of shares of common
    stock under the stock option
    plan (note 16)                               190,214         784,397         162,748
  Issuance of shares of common
    stock under the long-term stock
    compensation plan (note 16)                  842,685         163,970         261,244
  Issuance of shares of common
    stock under the employee stock
    purchase plan (note 16)                      664,018         457,457          56,820
  Shares reacquired under the common
    stock repurchase plan (note 13)           (1,618,388)     (1,405,824)     (2,501,330)
                                           _____________     ___________     ___________
End of year balance                                  ---             ---             ---

Retained Earnings
  Beginning of year balance                   82,824,333      80,448,768      77,888,451
  Net income                                  20,350,921      18,010,107      14,015,430
  Dividends on common stock
    ($.349, $.248, and $.188
     per share, respectively*)                (6,622,340)     (4,781,675)     (3,748,653)
  Ten percent common stock
    dividend (note 13)                        (4,236,869)     (3,966,905)     (3,684,215)
  Fractional shares resulting from
    common stock dividend                        (13,961)        (16,399)        (13,744)
  Issuance of shares of common
    stock under the long-term stock
    compensation plan (note 16)                 (141,425)            ---             ---
  Issuance of shares of common
    stock under the employee stock
    purchase plan (note 16)                          (78)            ---             ---
  Shares reacquired under the common
    stock repurchase plan (note 13)           (7,150,012)     (6,869,563)     (4,008,501)
                                           _____________     ___________     ___________
End of year balance                           85,010,569      82,824,333      80,448,768

Accumulated Other Comprehensive Income
  Beginning of year balance                    3,219,846       1,077,041       1,358,402
  Change in unrealized holding gains
    (losses) on securities, net                   98,951       2,142,805        (281,361)
                                           _____________     ___________     ___________
  End of year balance                          3,318,797       3,219,846       1,077,041
                                           _____________     ___________     ___________
Total Stockholder's Equity                $  135,210,319     129,379,299     121,954,229

*  Reflects the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1998 and 1997.

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31                             1998            1997            1996
Net income                                $   20,350,921      18,010,107      14,015,430
Other comprehensive income (loss),
  net of tax:
    Unrealized gains (losses) on
      securities available for sale:
      Unrealized holding gains (losses)
        arising during the period (net
        Of deferred tax of $(311,674),
        $(1,470,886) and $48,346,
        respectively)                             512,861       2,451,444         (80,576)
      Less: reclassification adjustment
        for net realized gains included
        in net income (net of tax expense
        of $251,540, $185,183 and $120,471,
        respectively)                            (413,910)       (308,639)       (200,785)
                                            _____________      __________      __________
Other comprehensive income (loss),
  net of tax                                       98,951       2,142,805        (281,361)
                                            _____________      __________      __________
Comprehensive income                      $    20,449,872      20,152,912      13,734,069

See accompanying notes to consolidated financial statements.

BRENTON BANKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998, 1997 AND 1996

(1)  Summary of Significant Accounting Policies and
     Related Matters
______________________________________________________________________________

Nature of Operations Brenton Banks, Inc. and subsidiaries (the Company) engage in retail, commercial, business, and agricultural banking and related financial services from 47 locations throughout the state of Iowa. The Company provides the usual products and services of banking such as deposits, commercial loans, business loans, agribusiness loans, personal loans and trust and investment management services. The Company also engages in activities that are closely related to banking, including mortgage banking, investment, insurance and real estate brokerage.
     The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practices within the banking industry. The following describe the more significant accounting policies:

The Principles of Consolidation The consolidated financial statements include the accounts of Brenton Banks, Inc. (the Parent Company) and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications were made in the financial statements to agree with the current year presentation.
     The excess cost over underlying net assets of consolidated subsidiaries and other intangible assets are being amortized over 15 to 40 years and are included in other assets in the consolidated statements of condition. Intangible assets totaled $3,395,000 and $3,795,000 at December 31, 1998, and 1997, respectively.

Investment Securities Investment securities are classified based on the Company's intended holding period. Securities, which may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's asset-liability position, are classified as available for sale.
 Securities that the Company has the ability and intent to hold to maturity are classified as held to maturity.
     Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax and minority interest effect, are recorded as a component of other comprehensive income until realized. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts. The timing of the amortization and accretion of mortgage-backed securities is adjusted for actual and projected prepayments.
     Net realized gains or losses on the sale of securities are shown in the statements of operations. Gains or losses are computed using the specific security identification method.

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

Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided predominantly by the straight-line method over estimated useful lives of 5 to 40 years for buildings and leasehold improvements, and 3 to 20 years for furniture and equipment.

Other Real Estate Owned Included in other assets is property acquired through foreclosure, acceptance of deed in lieu of foreclosure or other transfers in settlement of outstanding loans and related contract sales of such property until the contract is transferred to earning assets based upon sufficient equity in the asset. Amounts totaled $389,000 and $341,000 at December 31, 1998, and 1997, respectively. Such property is carried at the lower of cost or estimated fair value, less estimated selling costs. Periodic appraisals are obtained to support carrying values. Net expense of
     18
ownership and declines in carrying values are charged to operating expenses.

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

Statements of Cash Flows In the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks and federal funds sold and securities purchased under agreements to resell.

Income Per Common Share Basic net income per common share amounts are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per common share amounts are computed by dividing net income by the weighted average number of common shares and all dilutive potential common shares outstanding during the year. In January 1998, the Company declared a 2-for-1 stock split effective February 10, 1998 and in June 1998, May 1997 and October 1996, the Company declared 10 percent common stock dividends. The average number of common shares and dilutive potential common shares have been restated for the stock split and stock dividends.

    The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended December 31, 1998, 1997 and 1996:

(in thousands, except for EPS data)          1998           1997         1996
_____________________________________________________________________________

Basic EPS Computation
   Numerator:
      Net income                          $20,351         18,010       14,015
                                           ______         ______       ______
   Denominator:
      Average common shares
        outstanding                        18,957         19,255       19,901
                                           ______         ______       ______

   Basic EPS                              $  1.07            .94          .70
                                           ______         ______       ______
                                           ______         ______       ______

Diluted EPS Computation
   Numerator:
      Net income                          $20,351         18,010       14,015
                                           ______         ______       ______
   Denominator:
      Average common shares
         outstanding                       18,957         19,255       19,901
      Average stock options                   390            313          177
      Average long-term stock
       compensation plan                      ---            154          215
                                           ______         ______       ______

                                           19,347         19,722       20,293
                                           ______         ______       ______
                                           ______         ______       ______

   Diluted EPS                            $  1.05            .91          .69
                                           ______         ______       ______
                                           ______         ______       ______

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

Interest Rate Floor An interest rate floor requires the seller to pay the purchaser, at specified dates, the amount, if any, by which the market interest rate falls below the agreed-upon floor, applied to a notional principal amount. Initial cash amounts paid on positions accounted for as hedges are deferred and amortized over the
     19
instrument's contractual life. Subsequent payments received are recognized into earnings as an adjustment to interest on deposits.

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

Reporting Comprehensive Income Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of financial staements. The adoption of SFAS No. 130 did not have a material effect on the Company.

Segment Reporting Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement requires disclosure about operating segments that are components of the Company that engage in business activities that generate revenue and incur expenses. A segment is further defined as a component whose operating results are reviewed by the chief operating decision-maker in the determination of resource allocation and performance. The statement also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not have any impact on the Company's financial position other than additional financial disclosures.


(2)  Cash and Due From Banks
______________________________________________________________________________

The subsidiary banks are required by federal banking regulations to maintain certain cash and due from banks reserves. This reserve requirement amounted to $15,308,000 at December 31, 1998.


(3)  Investment Securities
______________________________________________________________________________

The amortized cost and estimated fair value of investment securities follow. The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.
     20


                                                           Gross       Gross   Estimated
                                           Amortized  Unrealized  Unrealized        Fair
December 31, 1998 (in thousands)                Cost       Gains      Losses       Value
Investment securities available for sale:
  Taxable investments:
    U.S. Treasury securities                $ 43,076         360        (144)     43,292
    Securities of U.S. government agencies   139,372       1,293        (248)    140,417
    Mortgage-backed and related securities   231,955       1,497        (397)    233,055
    Other investments                         26,948          61         (25)     26,984
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                           158,283       3,344        (191)    161,436
                                             _______       _____       _____     _______
                                            $599,634       6,555      (1,005)    605,184

Investment securities held to maturity:
  Taxable investments:
    Mortgage-backed and related securities  $  1,529          12         ---       1,541
    Other investments                            450          11         ---         461
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            41,048         964          (3)     42,009
                                             _______       _____       _____      ______
                                            $ 43,027         987          (3)     44,011


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

    21

Proceeds from the sale of available for sale securities were $89,996,000, $119,402,000 and $67,548,000 in 1998, 1997, and 1996, respectively. Gross gains of $667,000 in 1998, $874,000 in 1997 and $558,000 in 1996 and gross losses of $2,000 in 1998, $380,000 in 1997 and $237,000 in 1996 were realized on those sales.
     Other investments at December 31, 1998, and 1997, consisted primarily of corporate bonds and Federal Home Loan Bank stock. U.S. government agencies originate or guarantee primarily all of the mortgage-backed and related securities.
     The scheduled maturities of investment securities at December 31, 1998 follow. Actual maturities may differ from scheduled maturities because issuers may have the right to call obligations without penalties. The maturities of mortgage-backed securities have been included in the period of anticipated payment considering estimated prepayment rates.

                                                      Estimated
                                    Amortized              Fair
(in thousands)                           Cost             Value

Investment securities available
  for sale:
  Due in one year or less            $108,758           109,192
  Due after one year through
    five years                        378,352           381,202
  Due after five years through
    ten years                          92,176            93,634
  Due after ten years                  20,348            21,156

                                     $599,634           605,184

Investment securities held to
  maturity:
  Due in one year or less            $ 16,518            16,613
  Due after one year through
    five years                         17,008            17,288
  Due after five years through
    ten years                           5,842             6,150
  Due after ten years                   3,659             3,960

                                     $ 43,027            44,011


Investment securities carried at $265,405,000 and $314,865,000 at December 31, 1998, and 1997, respectively, were pledged to secure public and other funds on deposit and for other purposes.

(4)  Loans
______________________________________________________________________________

A summary of loans at December 31 follows:

(in thousands)                          1998         1997

Real estate loans:
  Commercial construction
     and land development         $   54,941       30,007
  Secured by 1-4 family
      residential property           127,351      194,055
  Home equity                        175,380      148,079
  Other                              151,995      161,989
Loans to farmers                      84,554       79,036
Commercial and industrial loans      179,414      160,428
Loans to individuals for personal
  expenditures:
    Direct                            69,452       66,252
    Indirect                         182,184      151,153
All other loans                        8,284        2,190

                                  $1,033,555      993,189



The Company originates commercial, business, real estate, agricultural and personal loans with clients throughout Iowa. The portfolio has unavoidable geographic risk as a result.

Total nonperforming loans and assets at December 31 were:

(in thousands)                          1998         1997

Impaired loans:
Nonaccrual                            $ 8,099       3,227
Restructured                              289         513

Total impaired loans                    8,388       3,740
Loans past due 90 days
    or more                             2,901       2,972

Total nonperforming loans              11,289       6,712
Other real estate owned                   389         341

Total nonperforming assets            $11,678       7,053



The average balances of impaired loans for the years ended December 31, 1998, and 1997, were $5,901,000 and $3,076,000, respectively. The allowance for loan losses related to impaired loans at December 31, 1998, and 1997, was $2,506,000 and $1,187,000, respectively. Impaired loans of $311,000 and $704,000 were not subject to a related allowance for loan losses at December 31, 1998, and 1997, respectively, because of the net realizable value of loan collateral, guarantees and other factors.

The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31 was:

(in thousands)                     1998      1997         1996

Interest income:
As originally contracted           $827       402          363
As recognized                       215       157          174

Reduction of interest income       $612       245          189


Loan clients of the Company include certain executive officers, directors and principal shareholders, and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The aggregate indebtedness of all executive officers, directors and principal shareholders of Brenton Banks, Inc. and its significant subsidiaries, and indebtedness of related interests and associates of this group (except where the indebtedness of such persons was less than $60,000) included in loans follows:

(in thousands)                                          Amount


Balance at December 31, 1997                          $  5,918
Additional loans                                         2,090
Loan payments                                           (3,237)

Balance at December 31, 1998                          $  4,771



Mortgage Servicing Rights The fair market value of capitalized servicing rights at December 31, 1998 was approximately $5,986,000. To determine the fair value of the servicing rights, the Company used comparable market prices. In determining the fair market value and potential impairment at the end of 1998, the Company disaggregated the portfolio by its predominate risk factor, interest rate. The fair value of the portfolio was determined by
     22
calculating the present value of future cash flows. The Company incorporated assumptions that market participants would use in estimating future net servicing income which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates.

Capitalized servicing rights on originated loan servicing, included in other assets, as of December 31 follows:



(in thousands)                            1998          1997

Balance at beginning of year            $2,274         1,026
Additions from originations              4,186         1,491
Amortization                              (685)         (238)
Impairment                                 ---            (5)


Balance at end of year                  $5,775         2,274



(5)  Allowance for Loan Losses
______________________________________________________________________________

A summary of activity in the allowance for loan losses follows:

(in thousands)                        1998    1997    1996

Balance at beginning of year       $12,732  11,328  11,070
Provision                            4,200   3,900   2,900
Recoveries                           1,647   1,733   1,419
Loans charged off                   (4,407) (4,229) (4,061)

Balance at end of year             $14,172  12,732  11,328



(6)  Premises and Equipment
_____________________________________________________________________________

A summary of premises and equipment as of December 31 follows:

(in thousands)                             1998        1997

Land                                    $ 3,338       2,919
Buildings and leasehold
  improvements                           33,881      31,511
Furniture and equipment                  29,853      25,047
Construction in progress                    324         145

                                         67,396      59,622
Less accumulated depreciation            34,873      30,723

                                        $32,523      28,899



Depreciation expense included in operating expenses amounted to $4,282,000, $3,783,000 and $3,848,000 in 1998, 1997 and 1996, respectively.


(7)  Deposits
_____________________________________________________________________________

Time deposits include deposits in denominations of $100,000 or more of $97,665,000 and $80,896,000 at December 31, 1998, and 1997, respectively.

     A summary of interest expense by deposit classification follows:

(in thousands)                        1998      1997        1996

Demand                             $ 2,800     2,332      11,194
Savings                             17,429    15,903       6,134
Time deposits
  of $100,000 or more                4,835     4,833       3,935
Other time deposits                 25,708    26,242      28,244

                                   $50,772    49,310      49,507



The Company made cash interest payments of $61,964,000, $57,932,000 and $55,455,000 on deposits and borrowings in 1998, 1997 and 1996, respectively.

At December 31, 1998, the scheduled maturities of time deposits are as follows:

(in thousands)


     1999                            $363,579
     2000                             146,791
     2001                              30,402
     2002                              17,238
     2003 and thereafter               13,070


                                     $571,080



(8)  Income Taxes
_____________________________________________________________________________

The current and deferred income tax provisions included in the consolidated statements of operations follow:


1998 (in thousands)            Current     Deferred        Total

Federal                         $5,301       1,512         6,813
State                            1,385        (116)        1,269

                                $6,686       1,396         8,082

1997

Federal                         $6,562        (577)        5,985
State                            1,411        (108)        1,303

                                $7,973        (685)        7,288

1996

Federal                         $3,754         894         4,648
State                            1,067          56         1,123

                                $4,821         950         5,771



Since the income tax returns are filed after the issuance of the financial statements, amounts reported are subject to revision based on actual amounts used in the income tax returns. The Company made cash income tax payments of $6,000,000, $6,100,000 and $4,250,000 to the IRS, and $1,510,000, $1,568,000
and $435,000 to the state of Iowa in 1998, 1997 and 1996, respectively. Cash income tax payments for a year include estimated payments for current year income taxes and final payments for prior year income taxes. State income tax expense relates to state franchise taxes payable individually by the subsidiary banks.
     23

The reasons for the difference between the amount computed by applying the statutory federal income tax rate of 35 percent and income tax expense follow:

(in thousands)                     1998        1997        1996

At statutory rate              $ 10,204       9,114       7,136
Increase (reduction) due to:
  Tax-exempt interest            (3,169)     (2,916)     (2,556)
  State taxes, net of
    federal benefit                 825         847         730
  Nondeductible interest expense
    to own tax-exempts              572         536         426
  Other, net                       (350)       (293)         35

                               $  8,082       7,288       5,771



Accumulated deferred income tax assets are included in other assets in the consolidated statements of condition. There was no valuation allowance at December 31, 1998, or 1997. A summary of the temporary differences resulting in deferred income taxes and the related tax effect on each follow:

(in thousands)                                1998          1997

Allowance for loan losses                   $5,576          4,575
Unrealized gains on
  securities available for sale             (2,157)        (2,006)
Deposit base intangibles                      (458)         (489)
Premises and equipment                        (366)         (468)
Stock compensation plan                        ---         1,077
Mortgage servicing rights                   (2,348)         (852)
Real estate mortgage,
  loan points deferred                        (257)         (283)
Other, net                                     333           316

                                            $  323         1,870




(9)  Other Short-Term Borrowings
_____________________________________________________________________________

The Company had short-term borrowings with the Federal Home Loan Bank of Des Moines (FHLB) totaling $87,050,000 and $73,700,000 at December 31, 1998, and 1997, respectively. The average rate on these borrowings at December 31, 1998 was 5.38 percent. These borrowings were secured by FHLB stock and residential mortgage loans equal to 130 percent of the borrowings.
     The Parent Company has arranged an unsecured line of credit of $5,000,000, which was unused at December 31, 1998. It is at the prime interest rate and is subject to annual review and renewal.

(10)  Long-Term Borrowings
_____________________________________________________________________________

Long-term borrowings consisted of the following at December 31:

(in thousands)                                1998        1997

Capital notes, 6.00% to 10.00%
  Total Parent Company                    $  9,046      10,112
Borrowings from FHLB, average rate
  of 5.74% at December 31, 1998             32,500      26,550

                                          $ 41,546      36,662



Borrowings from the FHLB were secured by FHLB stock and residential mortgage loans equal to 130 percent of the borrowings and were direct obligations of the individual subsidiaries.
     Scheduled maturities of long-term borrowings at December 31, 1998 follow:


                                      Parent
(in thousands)                       Company        Consolidated

1999                                 $ 1,263               1,263
2000                                     803              19,303
2001                                   1,358              15,358
2002                                     757                 757
2003                                     944                 944
Thereafter                             3,921               3,921

                                     $ 9,046              41,546


     24

(11)  Fair Value of Financial Instruments
_____________________________________________________________________________

The estimated fair values of the Company's financial instruments were as follows:



                                         December 31, 1998         December 31, 1997
                                         _________________         _________________

                                         Recorded         Fair     Recorded        Fair
(in thousands)                             Amount        Value       Amount       Value
_______________________________________________________________________________________

Financial assets:
  Cash and due from banks              $    76,460     76,460    $   77,468      77,468
  Interest-bearing deposits with
    banks                                    2,167      2,167         1,320       1,320
  Federal funds sold and securities
    purchased under agreements to
    resell                                   6,000      6,000         9,300       9,300
  Trading account securities                   ---        ---            77          77
  Investment securities                    648,211    649,195       555,733     556,506
  Loans held for sale                       98,147     98,147        19,303      19,303
  Loans, net                             1,019,382  1,029,536       980,457     981,664

Financial liabilities:
  Deposits                             $ 1,496,675  1,504,006    $1,364,270   1,369,448
  Federal funds purchased, securities
    sold under agreements to repurchase
    and other short-term borrowings        242,897    242,897       166,333     166,333
  Long-term borrowings                      41,546     42,912        36,662      37,156
Off-balance-sheet assets (liabilities):
  Commitments to extend credit         $       ---        ---    $      ---         ---
  Letters of credit                            ---       (100)          ---        (111)
  Interest rate swaps                          ---        ---           ---         (34)
  Interest rate floor                           98        400           195         206



The recorded amount of cash and due from banks and interest- bearing deposits with banks approximates fair value.
     The recorded amount of federal funds sold and securities purchased under agreements to resell and trading account securities approximates fair value as a result of the short-term nature of the instruments.
     The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.
     The estimated fair value of loans is net of an adjustment for credit risk. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Real estate loans secured by 1-4 family residential property were valued using trading prices for similar pools of mortgage-backed securities. Other fixed-rate loans were valued using a present-value discounted cash flow with a discount rate approximating the market for similar assets.
     Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present-value discounted cash flow with a discount rate approximating the current market for similar deposits. The fair-value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.
     The recorded amount of the federal funds purchased, securities sold under agreements to repurchase and short-term borrowings approximates fair value as a result of the short-term nature of these instruments.
     The estimated fair value of long-term borrowings was determined using a present-value discounted cash flow with a discount rate approximating the current market for similar borrowings.
     The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements.
     The fair value of interest rate swaps and the interest rate floor contract is the estimated amount that the Company would receive or pay to terminate the swap and floor agreements at the reporting date.
     25

(12)  Regulatory Capital
_____________________________________________________________________________

The Company is subject to various regulatory capital requirements administered by both federal and state banking agencies. Failure to comply with minimum capital requirements could result in actions taken by regulators that could have a direct material impact on the Company's financial statements. Under the capital adequacy guidelines established by regulators, the Company must meet specific capital guidelines that involve the measurement of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators as it relates to components, risk weightings and other factors.
     Quantitative measures established by regulators to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and tier 1 capital to risk weighted assets and of tier 1 capital to average assets.
     As of December 31, 1998, management believes the Company is well-capitalized, as defined under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company must maintain minimum total risk-based, tier 1 risk-based and tier 1 leverage ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.



                                                                             To Be Well-
                                                                       Capitalized Under
                                                      For Capital      Prompt Corrective
                                       Actual     Adequacy Purposes    Action Provisions
________________________________________________________________________________________

                                    Amount  Ratio   Amount   Ratio       Amount  Ratio
(dollar amounts in thousands)

As of December 31, 1998:
  Total Capital
  (to Risk Weighted Assets):
    Consolidated                 $148,644  11.37%  $104,548 > 8.0%         N/A
                                                            _
    Brenton Bank                  136,371  11.04     98,842 > 8.0     $123,553  > 10.0%
                                                            _                   _
  Tier 1 Capital
  (to Risk Weighted Assets):
    Consolidated                  134,446  10.29    52,274  > 4.0          N/A
                                                            _
    Brenton Bank                  123,087   9.96    49,421  > 4.0       74,132  > 6.0
                                                            _                   _
  Tier 1 Capital
  (to Average Assets):
    Consolidated                  134,446   7.17    56,271  > 3.0          N/A
                                                            _
    Brenton Bank                  123,087   7.64    64,429  > 4.0        80,536  > 5.0
                                                            _                    _


(13)  Common Stock Transactions
_____________________________________________________________________________

In January 1998, the Company declared a 2-for-1 stock split for holders of record as of February 10, 1998. As a result, the par value of the Company's common stock was changed from $5.00 to $2.50 per share, the number of outstanding shares doubled and authorized shares were increased to 50 million. In June 1998, the Company declared a 10 percent common stock dividend. This transaction resulted in the issuance of 1,726,159 shares of common stock and the transfer of $4,236,869 from retained earnings to common stock. In May 1997, the Company declared a 10 percent common stock dividend. As a result of this action, 1,586,762 shares of common stock were issued and $3,966,905 was transferred from retained earnings to common stock. Fractional shares resulting from both 10 percent common stock dividends were paid in cash. Net income and cash dividends per share information in the financial statements have been retroactively restated to reflect these transactions.
     As part of the Company's ongoing stock repurchase plan, the Board of Directors authorized additional common stock repurchases of $10 million in 1998. For the years ended December 31, 1998, 1997 and 1996, the Company repurchased 512,650, 805,904 and 915,365 shares (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1998, 1997 and 1996), respectively, at a total cost of $10,000,900, $10,014,087 and $8,248,331.


(14)  Dividend Restrictions
_____________________________________________________________________________

The Parent Company derives a substantial portion of its cash flow, including that available for dividend payments to stockholders, from the subsidiary banks in the form of dividends. State and savings banks are subject to certain statutory and regulatory restrictions that affect dividend payments.
     Based on minimum regulatory capital guidelines as published by those regulators, the maximum dividends that could be paid by the subsidiary banks to the Parent Company at December 31, 1998, were approximately $6 million.


(15)  Employee Retirement Plan
_____________________________________________________________________________

The Company provides a defined contribution retirement plan for the benefit of employees. The plan is a combination profit sharing and 401(k) plan. All employees 21 years of age or older and
     26
employed by the Company for at least one year are eligible for the plan. The Company contributes 4 1/2 percent of eligible compensation of all participants to the profit sharing portion of the plan, and matches employee contributions to the 401(k) portion of the plan up to a maximum of 3 1/2 percent of each employee's eligible compensation. Retirement plan costs charged to operating expenses in 1998, 1997 and 1996 amounted to $1,506,000, $1,290,000 and
$1,284,000, respectively. The Company offers no material post-retirement benefits.


(16)  Stock Plans
_____________________________________________________________________________

In 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), which was approved by a vote of stockholders. The Plan authorizes the granting of options on up to 1,331,000 shares of the Company's common stock to key employees of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain performance vesting requirements, but if vesting is not achieved from performance vesting, 100 percent vesting occurs nine years and six months following the grant date. Options expire ten years and one month following the grant date. As of December 31, 1998, 33 percent of the outstanding options vested.
    For purposes of estimating the fair value of the Company's stock options at the grant-date, the Company's option pricing model was used with the following weighted average assumptions for 1998, 1997 and 1996, respectively: expected dividend yields of 2.06, 2.05 and 2.15 percent; risk-free interest rates of 5.55%, 6.52% and 6.85%; volatility factors of the expected market price of the Company's common stock of 19.6%, 18.5% and 18.0%; and weighted average expected life of the options of 6 years. The weighted average fair value of options granted in 1998, 1997 and 1996, respectively, was $4.64, $3.74 and $2.73.
     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                 1998              1997            1996
Net income (in thousands):
     As reported              $20,351            18,010          14,015
     Pro forma                 19,732            17,735          13,769

Basic earnings per share:
     As reported                $1.07               .94             .70
     Pro forma                   1.04               .92             .69

Diluted earnings per share:
     As reported                $1.05               .91             .69
     Pro forma                   1.03               .90             .68


Pro forma net income reflects only options granted in 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' expected vesting period.
     Changes in options outstanding during 1998, 1997 and 1996 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1998, 1997 and 1996):

                         Exercisable       Outstanding           Option Price
                             Options           Options              Per Share

December 31, 1995              ---               ---             $        ---
Granted - 1996                 ---         1,139,336                9.16-9.76

December 31, 1996              ---         1,139,336                9.16-9.76
Granted - 1997                 ---            95,898              11.36-15.23
Forfeited - 1997               ---           (39,930)                    9.16

December 31, 1997              ---         1,195,304               9.16-15.23
Granted - 1998                 ---           131,400              16.69-20.69
Forfeited - 1998               ---           (25,234)              9.16-18.33
Vested - 1998              429,467               ---               9.16-20.69

December 31, 1998
(29,530 shares available
  for grant)               429,467         1,301,470             $ 9.16-20.69



A total of 930,504 shares were granted to key management personnel under the Company's long-term stock compensation plan. Under provisions of the plan, no grants were made after 1995. Each grant of shares covered a three-year performance period, 35 percent of which vested upon completion of employment for the performance period and 65 percent of which vested based on a tiered achievement scale tied to financial performance goals established by the Board of Directors. The total stock compensation expense associated with this plan was $0, $1,731,000, and $1,302,000 for 1998, 1997 and 1996, respectively.
Changes in outstanding grant shares during 1998, 1997 and 1996 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1998, 1997 and 1996):

Performance                       1993 to    1994 to    1995 to
Period                               1995       1996       1997

December 31, 1995                 181,754    204,730    219,605
Forfeited - 1996                      ---    (23,048)   (25,093)
Expired - 1996                   (118,142)       ---        ---
Vested and Issued - 1996          (63,612)       ---        ---

December 31, 1996                     ---    181,682    194,512
Forfeited - 1997                      ---        ---    (26,084)
Expired - 1997                        ---   (118,088)       ---
Vested and Issued - 1997              ---    (63,594)       ---

December 31, 1997                     ---        ---    168,428
Vested and Issued - 1998              ---        ---   (168,428)

Outstanding grant shares
  At December 31, 1998                ---        ---        ---



The Company's 1987 nonqualified stock option plan permitted the Board of Directors to grant options on up to 798,600 shares of the Company's common stock to officers of the Company. Under provisions of the plan, no further grants can be made and no grants were made in 1998. The price at which options were exercisable
     27
was not less than the fair market value of the shares at the date the options were granted. The options were subject to certain vesting requirements and maximum exercise periods, as established by the Board of Directors.
     Changes in options outstanding and exercisable during 1998, 1997 and 1996 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1998, 1997 and 1996):


                      Exercisable   Outstanding     Option Price
                          Options       Options        Per Share

December 31, 1995         329,289       329,289       $1.66-3.55
Exercised - 1996          (64,856)      (64,856)            1.66

December 31, 1996         264,433       264,433        1.66-3.55
Exercised - 1997         (224,503)     (224,503)       1.66-3.55

December 31, 1997          39,930        39,930             2.41
Exercised - 1998          (39,930)      (39,930)            2.41

December 31, 1998             ---           ---       $      ---



The Company's Employee Stock Purchase Plan allows qualifying employees to purchase the Company's common stock at 85 percent of the current market price on four defined purchase dates during the year. During 1998, 1997 and 1996, 39,986, 42,768 and 43,502 shares (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1998, 1997 and 1996), respectively, of common stock were purchased by employees under this plan.


(17)  Lease Commitments
_____________________________________________________________________________

Rental expense included in the consolidated statements of operations amounted to $1,849,000, $1,963,000 and $1,919,000 in 1998, 1997 and 1996, respectively.
Future minimum rental commitments for all noncancelable leases with terms of one year or more total approximately $1,030,000 per year through 2000, $545,000 per year through 2003, $420,000 per year through 2008 and $40,000 per year through 2013, with a total commitment of $5,980,000.


(18)  Commitments and Contingencies
_____________________________________________________________________________

In the normal course of business, the Company is party to financial instruments necessary to meet the financial needs of clients, which are not reflected on the consolidated statements of condition. These financial instruments include commitments to extend credit, standby letters of credit, commercial letters of credit, commitments to sell residential real estate mortgage loans and interest rate swaps. The Company's risk exposure in the event of nonperformance by the other parties to these financial instruments is represented by the contractual amount of these instruments. The Company is also a party to an interest rate floor contract, which is designated as a hedge of certain client deposit accounts with contracted minimum interest rates. The notional amount for an interest rate floor does not represent the amount at risk because the notional amount will not be exchanged. The Company uses the same credit policies in making commitments as it does in making loans. A summary of commitments outstanding at December 31 follows:

(in thousands)                                  1998               1997
_____________________________________________________________________________
Commitments to extend credit              $  274,945            245,356
Standby letters of credit                     19,956             22,150
Commercial letters of credit                   1,751              1,748
Commitments to sell residential
  real estate mortgage loans                  70,690             15,397


Commitments to extend credit are legally binding agreements to lend to clients. Commitments generally have fixed expiration dates and may require payment of a fee. Based upon management's credit assessment of the client, collateral may be obtained. The type and amount of collateral varies, but may include real estate under construction, property, equipment and other business assets. In many cases, commitments expire without being drawn upon, so the total amount of commitments does not necessarily represent future liquidity requirements.
     Standby and commercial letters of credit are conditional commitments issued by the Company guaranteeing the financial performance of a client to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. The Company does not anticipate losses as a result of issuing commitments to extend credit, standby letters of credit or commercial letters of credit.
     The Company enters into forward contracts for future delivery of residential mortgage loans at specified yields to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to sell residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms.
The majority of the Company's contracts are with government-sponsored agencies (FNMA, FHLMC).
     The Company enters into interest rate swap agreements as part of its asset/liability management strategy to manage interest-rate risk. The notional value of these agreements was $0 and $11,690,000 at December 31, 1998, and 1997, respectively. The interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk of default by the counterparty to the agreement. The credit worthiness of the counterparties was evaluated by the Company's loan committee prior to entering into the agreements.
     In December 1997, the Company entered into an interest rate floor agreement to manage interest-rate risk. The notional value of this agreement was $100,000,000 and expires on December 31, 1999. The interest rate floor agreement requires the counterparty to pay the Company, at specified dates, the amount, if any, by which the market interest rate falls below the agreed-upon floor, applied to the notional principal amount. The credit worthiness of the counterparty was evaluated by the Company's loan committee prior to entering into the agreement.
     Brenton Savings Bank, FSB converted from a mutual savings and loan association to a federal stock savings bank in 1990, at which time a $4 million liquidation account was established. Each eligible savings account holder who had maintained a deposit account since the conversion would be entitled to a distribution if the savings bank were completely liquidated. This distribution to savers would have priority over distribution to the Parent Company. The Company does not anticipate such a liquidation.
     28

The Company maintains a data processing agreement with ALLTEL Information Services, Inc. (ALLTEL), whereby ALLTEL manages and operates the Company's data processing facility. The contract involves fixed payments of $2,298,000 in 1999, $2,190,000 through 2001 and $1,095,000 in 2002. These fixed payments will be adjusted for inflation and volume fluctuations.
     On December 31, 1998, the Company entered into an agreement to purchase a parcel of land for $2.1 million. The land will be utilized for a new operations and sales support center.
     The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial statements.


(19)  Brenton Banks, Inc. (Parent Company) Condensed Financial Information
_____________________________________________________________________________

Statements of Condition
December 31 (in thousands)                                   1998                 1997
Assets
  Interest-bearing deposits with banks                  $   1,088                3,596
  Investments in:
    Bank subsidiaries                                     136,687              132,008
    Excess cost over net assets                             1,679                1,753
  Premises and equipment                                      503                  563
  Other assets                                              4,722                5,103
                                                         ________              _______
                                                        $ 144,679              143,023

Liabilities and Stockholders' Equity
  Accrued expenses payable
    and other liabilities                               $     423                3,532
  Long-term borrowings                                      9,046               10,112
  Common stockholders' equity                             135,210              129,379
                                                          _______              _______
                                                        $ 144,679              143,023

Statements of Operations
Years Ended December 31 (in thousands)                       1998      1997       1996
Income
  Dividends from subsidiaries                           $  16,869    14,850     10,766
  Interest income                                              93       213        341
  Other operating income                                      103       119         43
                                                         ________    ______     ______
                                                           17,065    15,182     11,150
Expense
  Compensation and benefits                                   439     2,331      1,884
  Interest on borrowings                                      735       849        970
  Other operating expense                                     613       584        655
                                                         ________    ______     ______
                                                            1,787     3,764      3,509

Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                                          15,278    11,418      7,641
Income taxes                                                 (519)   (1,155)    (1,040)
Income before equity in undistributed
  earnings of subsidiaries                                 15,797    12,573      8,681
Equity in undistributed earnings of subsidiaries            4,554     5,437      5,334
                                                         ________    ______     ______
Net income                                              $  20,351    18,010     14,015

     29

(19)  Brenton Banks, Inc. (Parent Company) Condensed Financial Information
_____________________________________________________________________________

Statements of Cash Flows
Years Ended December 31 (in thousands)                     1998        1997        1996
Operating Activities
Net income                                            $  20,351      18,010      14,015
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of subsidiaries       (4,554)     (5,437)     (5,334)
  Depreciation and amortization                             161         163         163
  Net (increase) decrease in other assets                   354      (1,962)         18
  Net increase (decrease) in accrued expenses
    payable and other liabilities                        (3,109)      1,056         871
                                                       ________      ______      ______
Net cash provided by operating activities                13,203      11,830       9,733
Investing Activities
Decrease in short-term investments                          ---         ---       7,500
Purchase of subsidiary equity, net                          (26)        ---          (7)
Principal collected from subsidiaries                       ---         ---         115
Purchase of premises and equipment, net                     ---          (8)        669
                                                       ________      ______      ______
Net cash provided (used) by investing activities            (26)         (8)      8,277

Financing Activities
Net repayment of long-term borrowings                    (1,066)     (1,136)     (1,187)
Proceeds from issuance of common stock under the
  long-term stock compensation plan                         970         247         335
Proceeds from issuance of common stock under the
  stock option plan                                         290       1,286         291
Proceeds from issuance of common stock under the
  employee stock purchase plan                              758         551          72
Payment for shares reacquired under common stock
  repurchase plan                                       (10,001)    (10,014)     (8,248)
Payment for fractional shares from common stock             (14)        (16)        (14)
  dividends
Dividends on common stock                                (6,622)     (4,782)     (3,749)
                                                       ________      ______      ______
Net cash used by financing activities                   (15,685)    (13,864)    (12,500)
Net increase (decrease) in cash and interest-
  bearing deposits                                       (2,508)     (2,042)      5,510
Cash and interest-bearing deposits at the
  beginning of the year                                   3,596       5,638         128
Cash and interest-bearing deposits at the end
  of the year                                         $   1,088       3,596       5,638

     30

(20) Segment Information
______________________________________________________________________________

The Company has one reportable operating segment: banking. The banking segment generates revenues through personal, business, agricultural and commercial lending, management of the investment securities portfolio, providing deposit account services and providing trust services. The Company evaluates the banking segment's performance on the basis of profit.
     Included in all other in the table below are mortgage banking, investment brokerage, insurance sales and real estate brokerage. All operations are concentrated in the state of Iowa.
     The Company accounts for intercompany sales and transactions as if they were to third parties and attempts to set fees consistent with those that would apply in an arm's length transaction with a nonaffiliate. There can be no assurance the rates charged reflect those that would have been agreed upon following an arm's length transaction.
     The following table presents a summary of the Company's operating segments for the three years ended December 31, 1998:

                                           All        Parent      Intersegment   Reported
                             Banking     Other       Company      Eliminations   Balances
                                                  (in thousands)
_________________________________________________________________________________________

       1998
_________________________________________________________________________________________
Net income income           $   61,112         917       (642)           ---       61,387
Noninterest income from
  nonaffiliates                 17,649      15,621        103            (15)      33,358
Noninterest income from
  affiliates                       296         ---     16,869        (17,165)         ---
Income before income taxes
  and minority interest         26,227       4,517     15,278        (16,869)      29,153
Income taxes                     7,030       1,571       (519)           ---        8,082
Depreciation & amortization      4,274         254        161             (6)       4,683
Capital expenditures             7,311         601        ---            ---        7,912
Segment assets               1,885,617     117,268    144,679       (208,007)   1,939,557

       1997
_________________________________________________________________________________________
Net income income           $   60,333         437       (636)           ---       60,134
Noninterest income from
  nonaffiliates                 15,864      11,560        119            (37)      27,506
Noninterest income from
  affiliates                       286          67     14,850        (15,203)         ---
Income before income taxes
  and minority interest         26,534       2,939     11,418        (14,850)      26,041
Income taxes                     7,420       1,023     (1,155)           ---        7,288
Depreciation & amortization      3,803         255        163             (4)       4,217
Capital expenditures             2,407         112          8            ---        2,527
Segment assets               1,701,495      24,933    143,023       (150,967)   1,718,484

       1996
_________________________________________________________________________________________
Net income income           $   56,314         367       (629)           ---       56,052
Noninterest income from
  nonaffiliates                 14,239       9,391         43           (346)      23,327
Noninterest income from
  affiliates                       359          49     10,766        (11,174)         ---
Income before income taxes
  and minority interest         22,217       1,296      7,641        (10,765)      20,389
Income taxes                     6,358         453     (1,040)           ---        5,771
Depreciation & amortization      3,912         232        163             (5)       4,302
Capital expenditures             2,409         282         43            ---        2,734
Segment assets               1,622,678      12,407    135,678       (138,668)   1,632,095
__________________________________________________________________________________________

The following table shows the detail of intersegement eliminations for segment assets shown in the previous table:

                                           1998                1997                 1996
                                   _____________________________________________________
                                                          (in thousands)
Investment in subsidiaries             $138,539             133,860              126,893
Other consolidating adjustments          69,468              17,107               11,775
                                        _______             _______              _______
                                       $208,007             150,967              138,668

     31

(21)  Unaudited Quarterly Financial Information
_____________________________________________________________________________

The following is a summary of unaudited quarterly financial information (in thousands, except per common share data):

                                                         1998
Three months ended             March 31         June 30        Sept. 30        Dec. 31
Interest income                $ 30,320          30,693          31,190         31,823
Interest expense                 15,056          15,428          15,930         16,225
                                _______          ______          ______         ______
Net interest income              15,264          15,265          15,260         15,598
Provision for loan losses         1,050           1,050           1,050          1,050
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      14,214          14,215          14,210         14,548
Noninterest income                7,487           8,106           8,549          9,216
Noninterest expense              14,908          15,154          15,172         16,158
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           6,793           7,167           7,587          7,606
Income taxes                      1,907           1,994           2,101          2,080
Minority interest                   167             178             190            185
                                _______          ______          ______         ______
Net income                     $  4,719           4,995           5,296          5,341
Per common share:
Net income-basic               $    .25             .26             .28            .28
Net income-diluted                  .24             .26             .27            .28


                                                         1997
Three months ended             March 31         June 30        Sept. 30        Dec. 31
Interest income                $ 28,473          29,182          30,168         30,416
Interest expense                 13,855          14,448          14,631         15,171
                                _______          ______          ______         ______
Net interest income              14,618          14,734          15,537         15,245
Provision for loan losses           900             900           1,100          1,000
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      13,718          13,834          14,437         14,245
Noninterest income                6,449           6,239           7,839          6,979
Noninterest expense              14,036          13,674          14,881         15,108
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           6,131           6,399           7,395          6,116
Income taxes                      1,754           1,809           2,176          1,549
Minority interest                   176             183             209            175
                                _______          ______          ______         ______
Net income                     $  4,201           4,407           5,010          4,392
Per common share:
Net income-basic               $    .22             .23             .26            .23
Net income-diluted                  .21             .22             .26            .22

     32

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




Robert L. DeMeulenaere
President and Chief Executive Officer




Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of Brenton Banks, Inc:

     We have audited the accompanying consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, comprehensive income, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brenton Banks, Inc. and subsidiaries at December 31, 1998, and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.






KPMG Peat Marwick LLP

Des Moines, Iowa
January 29, 1999
     33

STOCK INFORMATION

Brenton Banks, Inc. common stock is traded on the NASDAQ National Market and quotations are furnished by the NASDAQ System. There were 1,704 common stockholders of record on December 31, 1998.

MARKET AND DIVIDEND INFORMATION

1998                     High      Low            Dividends

     1st quarter         $20.00    16.36               .077
     2nd quarter          21.00    18.41               .087
     3rd quarter          24.25    18.25               .090
     4th quarter          19.13    15.75               .095


1997                     High      Low            Dividends

     1st quarter         $11.78    11.26               .054
     2nd quarter          12.50    11.42               .058
     3rd quarter          15.00    12.33               .063
     4th quarter          18.53    13.69               .073



The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock, after the effect of the February 1998 2-for-1 stock split and June 1998 and May 1997 10 percent common stock dividends.
The market quotations, reported by NASDAQ, represent prices between dealers and do not include retail markup, markdown or commissions.



NASDAQ Symbol:  BRBK
Wall Street Journal and
Other Newspapers:  BrentB

Market Makers
ABN AMRO Incorporated
Herzog, Heine, Geduld, Inc.
Howe, Barnes Investments, Inc.
Keefe, Bruyette & Woods, Inc.
Sandler, O'Neill & Partners, L.P.
Stifel, Nicolaus & Co., Inc.


FORM 10-K
COPIES OF BRENTON BANKS, INC. ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FORM 10-K WILL BE MAILED WHEN AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO STEVEN T. SCHULER, CHIEF FINANCIAL OFFICER/TREASURER/SECRETARY, AT THE CORPORATE HEADQUARTERS. IT IS ALSO AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEB SITE AT HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR.


STOCKHOLDER INFORMATION

Corporate Headquarters
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 800/627-3686

Annual Shareholders' Meeting
Wednesday, May 19, 1999, 5:00 p.m.
West Des Moines Marriott Hotel
1250 74th Street
West Des Moines, Iowa 50266

Transfer Agent/Registrar/
Dividend Disbursing Agent
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60606

Legal Counsel
Brown, Winick, Graves, Gross,
  Baskerville and Schoenebaum, P.L.C.
Suite 1100, Two Ruan Center
601 Locust Street
Des Moines, Iowa 50309

Independent Auditors
KPMG Peat Marwick LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, Iowa 50309
     34

CORPORATE STRUCTURE

BRENTON BANKS, INC.
BOARD OF DIRECTORS

C. Robert Brenton
Chairman of the Board
Brenton Banks, Inc.

William H. Brenton
Past Chairman and President
Brenton Banks, Inc.

J.C. Brenton
Past President
Brenton Banks, Inc.

Robert C. Carr
Vice President
Amoco Corporation

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


BRENTON BANK
SENIOR MANAGEMENT TEAM

Robert L. DeMeulenaere
Chairman and Chief Executive Officer

Larry A. Mindrup
President

Phillip L. Risley
Executive Vice President and
   Operations & Technology Center
   President

Steven T. Schuler
Chief Financial Officer/Treasurer/
  Secretary

Perry C. Atwood
Chief Sales Officer

Elizabeth M. Piper/Bach
Chief Financial Services Officer

SALES SUPPORT MANAGERS

Judy S. Bohrofen
Human Resources Director

Gregory M. Cole
Loan Development Center Director

W. Bradley Cunningham
Investment/ALCO Director

Marsha A. Findlay
Retail Manager

Douglas R. Gulling
Corporate Controller/Cashier

Monica L. Haun
Operations and Technology Manager

Catherine I. Reed
Marketing Director

Norman D. Schuneman
Chief Credit Officer


LINE OF BUSINESS MANAGERS
  AND REGIONAL BANK
  PRESIDENTS

Woodward G. Brenton
Commercial Banking
Chief Commercial Banking Officer

Mark J. Hoffschneider
Mortgage Banking
Division President

Douglas F. Lenehan
Diversified Commercial Services
Division President

David W. Mackaman
Commercial Banking
Division Manager

Larry A. Mindrup
Retail Banking
President

Elizabeth M. Piper/Bach
Financial Services
Chief Financial Services Officer

Allen W. Shafer
Business Banking
Division President

Thomas J. Vincent
Agricultural Banking
Division President

Charles N. Funk
Central Region President

Dennis H. Hanson
East Central Region President

Ronald D. Larson
East Region President

Marc J. Meyer
West Region President