Form 10-K, Exhibit 13
period 1999-12-31
BRENTON BANKS INC
filed 2000-03-29
CIK 14060

Exhibit 13

          The Appendix to the Proxy Statement for Brenton Banks,
          Inc. for the 1999 calendar year.
     242

BRENTON BANKS, INC.
APPENDIX TO THE PROXY STATEMENT
FISCAL YEAR 1999
     243

TABLE OF CONTENTS

                                                          PAGE

General Information                                         1

Financial Highlights                                        2

Management's Discussion and Analysis                        3

Consolidated Average Balances and Rates                     11

Selected Financial Data                                     12

Consolidated Statements of Condition                        13

Consolidated Statements of Operations                       14

Consolidated Statements of Cash Flows                       15

Consolidated Statements of Changes in
  Common Stockholders' Equity                               16

Consolidated Statements of Comprehensive
  Income                                                    17

Notes to Consolidated Financial Statements                  18

Management's Report                                         33

Independent Auditors' Report                                33

Stock Information                                           34

Corporate Structure                                         35
     244

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

     Brenton Banks, Inc. is the largest, Iowa-based bank holding company, with 44 service locations in metropolitan markets and regional economic centers across the state. The Company offers a complete range of financial products and services - including retail, agricultural, commercial and business banking; trust and investment management services; investment, insurance and real estate brokerage; mortgage banking; cash management and international banking services; as well as proprietary mutual funds. The Company's stock trades on the NASDAQ stock market under the symbol BRBK.
     1     245

BRENTON BANKS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
                                    1999           1998           1997
Operating Results
Net interest income       $   62,599,137     61,387,326     60,133,764
Provision for loan losses      4,250,000      4,200,000      3,900,000
Total noninterest income      29,793,656     33,357,827     27,505,789
Total noninterest expense     65,374,270     61,391,528     57,698,564
Income before income
  taxes and minority
  interest                    22,768,523     29,153,625     26,040,989
Net income                    16,560,117     20,350,921     18,010,107

Per Common Share*
Net income-basic          $          .81            .98            .85
Net income-diluted                   .80            .96            .83
Cash dividends                      .346           .317           .225
Book value, including
   unrealized gains
  (losses)**                        6.48           6.55           6.17
Book value, excluding
  unrealized gains
  (losses)***                       6.76           6.39           6.02
Closing price                      10.13          15.23          16.53

At December 31
Assets                    $1,985,454,701  1,939,556,765  1,718,483,797
Loans                      1,195,986,791  1,033,554,556    993,189,110
Nonperforming loans            9,452,000     11,289,000      6,712,000
Deposits                   1,530,083,303  1,496,675,131  1,364,270,491
Realized common
  stockholders' equity***    137,568,254    131,891,522    126,159,453
Total common stockholders'
  equity**                   131,933,451    135,210,319    129,379,299
Market capitalization of
  common stock               206,088,847    314,102,382    346,646,292

Ratios
Return on average total
  common stockholders'
  equity (ROE)**                   12.35%         15.37          14.47
Return on average realized
  common stockholders'
  equity (ROE)***                  12.31          15.77          14.68
Return on average assets
  (including minority
  interest) (ROA)                    .89           1.18           1.14
Net interest margin                 3.73           3.97           4.16
Net noninterest margin             (1.84)         (1.61)         (1.86)
Efficiency ratio                   67.99          62.71          63.66
Loan to deposit ratio              78.16          69.06          72.80
Allowance for loan losses
  to total loans                    1.21           1.37           1.28
Equity to assets***                 6.91           6.81           7.36
Risk-based capital ratio           10.18          11.37          11.95
Tier 1 leverage capital
  ratio***                          6.80           7.17           7.63
Nonperforming loans as a
  percent of loans                   .79           1.09            .68
Net charge-offs as a percent
  of average loans                   .36            .28            .26
Allowance for loan losses as
  a percent of nonperforming
  loans                           152.49         125.54         189.69

* Restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1999 and 1998.
** Including unrealized gains (losses) on securities available for sale.
*** Excluding unrealized gains (losses) on securities available for sale.

     2     246

Management's Discussion and Analysis

Introduction

     The following presentation describes Brenton Banks, Inc. and Subsidiaries' ("Brenton" or the "Company") results of operations for the three-year period ended December 31, 1999, capital resources, market risk management, asset/liability management, liquidity, year 2000 results and the impact of recently issued accounting standards. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto which are included elsewhere in this report.


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


Results of Operations - 1999 Compared to 1998


Net Income

     For the year ended December 31, 1999, Brenton recorded net income of $16,560,117, a decline of 18.6 percent from net income of $20,350,921 in 1998. Lower mortgage banking revenues and investment brokerage commissions, along with normal expense growth including costs associated with the Company's growth initiatives contributed to the reduction. Continued compression of the net interest margin held the growth in net interest income to a modest amount. Diluted earnings per common share were $.80 compared to $.96 for 1998.

The Company's return on average assets (ROA) was .89 percent in 1999, compared to 1.18 percent in 1998. The return on average equity (ROE), including unrealized gains (losses) on securities available for sale, was 12.35 percent, compared to 15.37 percent one year earlier.


Net Interest Income

     Net interest income rose 2.0 percent to $62,599,137 for 1999 as favorable volume variances were tempered by tighter interest spreads. The growth of net interest income was limited because of compression of the net interest margin due to Iowa's highly competitive banking environment. Average earning assets increased 8.7 percent over 1998 while average interest-bearing liabilities increased 9.3 percent.

     The net interest spread, which is the difference between the yield earned on assets and the rate paid on liabilities, declined to 3.28 percent from 3.49 percent a year earlier. The average yield on earning assets declined 34 basis points while the rate on interest-bearing liabilities declined 13 basis points. Net interest margin, which is tax-equivalent net interest income as a percent of average earning assets, was 3.73 percent in 1999 compared to 3.97 percent in 1998.


Loan Growth/Loan Quality

     At December 31, 1999, total loans had grown 15.7 percent to $1,196.0 million from $1,033.6 million a year earlier. The areas of significant growth included indirect consumer loans, direct consumer loans which were primarily home equity loans and commercial construction loans. Loan quality remained good with nonperforming loans at December 31, 1999, totaling $9,452,000, or .79 percent of loans. This compares to $11,289,000 at December 31, 1998, or 1.09 percent of loans. Nonperforming loans include loans on nonaccrual status, loans that have been renegotiated to below market interest rates or terms, and loans past due 90 days or more.

     Loan quality control and risk management is continually balanced with goals for loan growth. The Company has a formal structure for reviewing and approving all loans. Documentation and loan quality reviews are performed systematically by internal loan review personnel and external third party loan review professionals, as well as by regulatory personnel.
     3     247

     The allowance for loan losses, which totaled $14.4 million, represented
152.49 percent of nonperforming loans at the end of 1999, compared to 125.54 percent one year ago. The provision for loan losses totaled $4,250,000 for 1999 and $4,200,000 in 1998. The Company's net charge-offs as a percent of average loans were .36 percent for 1999 compared to .28 percent for 1998, both of which were better than historical industry averages. Loan losses for both years were primarily concentrated in the indirect and direct consumer loan portfolio.

     The allowance for loan losses represents a reserve available to absorb probable loan losses within the loan portfolio as of December 31, 1999. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and most importantly, the evaluation of individual loans by loan officers, loan administration officers and loan review personnel.

     Using the Company's loan grading process, each loan is evaluated based on its specific characteristics, the borrower's financial condition and collateral values. All loans are rated on a 1-to-9 rating scale. From these assessments, the Reserve Adequacy Committee performs quarterly reviews of the loan portfolio, quantifies the results and reviews the calculations of the allowance for loan losses.

     Management considered the allowance for loan losses at December 31, 1999, as sufficient to absorb probable loan losses within the portfolio.


Net Noninterest Margin/Efficiency Ratio

     To measure operating efficiency, Brenton uses the net noninterest margin, which is the difference between noninterest income (excluding security gains or losses) and noninterest expense as a percent of average assets. For 1999, the net noninterest margin was (1.84) percent compared to (1.61) percent in 1998. Another ratio the Company utilizes to measure productivity is the efficiency ratio. This ratio is computed by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses on the sale of securities). For the year ended December 31, 1999, the Company's efficiency ratio was 67.99 percent, compared to 62.71 percent one year ago. To enhance operating efficiency throughout the organization, the Company continues to focus on cost management and the development of strategic sources and improvements in noninterest income.


Noninterest Income

     Noninterest income (excluding securities transactions) for 1999 was $29,578,016, a 9.5 percent decline from $32,692,377 in 1998. Noninterest income (excluding securities gains and losses) for 1999 represented 1.52 percent of average assets and 32.1 percent of total operating income. All categories of noninterest income, except mortgage banking, investment brokerage commissions and other income reflected strong growth from the prior year.

     Service charges on deposit accounts increased 18.9 percent in 1999 to $9,372,840. This growth related to increased account analysis charges on commercial and business deposit accounts due to a higher number of clients and revised fee schedules for deposit products.

     Fiduciary revenues climbed 5.4 percent to $3,685,449 in 1999 compared to $3,497,030 in 1998. This revenue improvement was due to increased trust assets.

     Insurance commissions and fees rose 16.3 percent to $1,608,661 in 1999 due to a 42.4 percent increase in credit-related insurance commissions.

     Other service charges and fees increased 3.4 percent to $4,791,432 in 1999 compared to 1998 as a result of improvements in merchant credit card fees, ATM/debit card fees, official check commissions and international fees. These increases were somewhat offset by declines in real estate sales commissions and purchased receivable fees.

     Mortgage banking revenue declined 45.8 percent to total $4,225,351 for 1999 compared to a record level of $7,797,577 in 1998. Rising mortgage interest rates during 1999 led to higher than anticipated losses on sales of originated loans. Residential real estate loan closings for 1999 totaled $430.6 million compared to $513.4 million in 1998.

     Investment brokerage commissions totaled $4,160,138 for 1999, a reduction of 22.0 percent from 1998. The decline was due to lower transaction volume as a result of broker turnover early in 1999.

     Despite higher levels of income from bank-owned life insurance policies in 1999, other operating income declined by $426,357 from one year ago. Several miscellaneous one-time items were recorded in 1998.
     4     248

     Securities transactions also contributed to the decrease in noninterest income. Securities gains of $215,640 were recorded in 1999 versus gains of $665,450 in 1998.

     The Company will continue to focus on generating fee income by providing a broad array of financial products and services to existing and new clients.
The Company has become a proactive sales organization by developing a partnership culture. Referrals are made between lines of business in an effort to meet all of the financial needs of our clients'. The growth rate of fee income could be vulnerable to future economic conditions and competition from other financial institutions and other financial service providers that cannot be estimated by the Company.


Noninterest Expense

     Total noninterest expense increased 6.5 percent in 1999 to $65,374,270 from $61,391,528 one year ago.

     Compensation, the largest component of noninterest expense, increased $1,083,876, or 3.7 percent, over 1998 as a result of normal salary adjustments and the Company's growth initiatives. Included in compensation is variable compensation, which declined 12.7 percent as a result of lower sales of mortgage and investment products and services. The number of full-time equivalent employees at December 31, 1999, declined 1.5 percent compared to the end of 1998 as a result of continued focus on staffing levels and improvements in efficiency in various operating areas. Benefit expense increased 13.4 percent due to increased compensation expense, higher health insurance premiums and an award of Brenton stock to most employees during the first quarter of 1999.

     Occupancy expense rose 4.4 percent, or $256,425, in 1999 as a result of increases in depreciation expense and real estate taxes, and an 11 percent decline in rental income from outside tenants.

     Furniture and equipment expense grew to $5,295,734, a 27.2 percent increase from the prior year. The increase was due to depreciation on technology upgrades and higher costs for software maintenance agreements.

     Data processing expense increased $249,692, or 9.5 percent. This increase was driven by contractual terms based on growth in the number of loan and deposit accounts.

     Marketing expense rose $311,842 to $1,784,474 because of expanded marketing efforts for various lines of business and costs related to revising the Company's deposit products.

     Supplies expense increased 14.5 percent to $1,404,316 from $1,226,212 last year. The increase was primarily due to a higher volume of debit cards issued and a higher volume of new account checks and deposit slips provided as a result of new accounts opened, including the acquisition of deposit accounts in Pella and Knoxville from U.S. Bank.

     Other operating expenses increased only $118,380, or 1.0 percent, when comparing 1999 results to 1998. Increases in legal fees, check processing fees, bank operational losses and Year 2000 related expenses exceeded reductions in personnel recruitment costs and consulting fees.

     In late 1998, the Company began a strategic growth process called "Quantum Leap." The objective is to attract profitable clients at a rate significantly above Iowa's population and economic growth rates. The initiative is designed to further evolve the Company's growing sales culture by substantially increasing the sales staff over the next three years, by creating opportunities for additional sales from the existing sales staff and by strengthening partnerships with the sales support staff. The Company's substantial investment and commitment to this initiative will provide revenue growth in the years to come. The net after-tax cost of the initiative in 1999 was $1,035,000. While the Company's growth initiatives have caused and will continue to cause some components of expense to increase, the Company continues to carefully focus on cost management and evaluates all major expense items in an effort to control the growth rate of noninterest expenses.


Income Taxes

     Brenton's income tax strategies include reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The goal is to maintain the maximum level of tax-exempt assets in order to benefit the Company on both a tax-equivalent yield basis and in income tax savings. The effective rate of income tax expense as a percent of income before income tax and minority interest was 24.4 percent for 1999 compared to
27.7 percent for 1998.


Results of Operations - 1998 Compared to 1997

Net Income

     For the year ended December 31, 1998, Brenton recorded net income of $20,350,921, an increase of 13.0 percent over 1997, which
     5     249
totaled $18,010,107. Diluted earnings per common share were $.96 compared to $.83 for 1997. Return on average assets (ROA) was 1.18 percent in 1998, compared to 1.14 percent in 1997. The return on average equity (ROE) was 15.37 percent, compared to 14.47 percent one year earlier.


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

     The net interest spread declined to 3.49 percent from 3.69 percent a year earlier. Net interest margin averaged 3.97 percent in 1998 compared to 4.16 percent in 1997.


Loan Growth/Loan Quality

     At December 31, 1998, total loans had grown 4.1 percent to $1,033.6 million from $993.2 million a year earlier. Loan quality remained good with nonperforming loans at December 31, 1998, totaling $11,289,000, or 1.09 percent of loans. This compared to $6,712,000 at December 31, 1997, or .68 percent of loans.

     The allowance for loan losses, which totaled $14.2 million, represented
125.54 percent of nonperforming loans at the end of 1998, compared to 189.69 percent one year earlier. The provision for loan losses totaled $4,200,000 for the year ended December 31, 1998, compared to $3,900,000 for 1997. The increase in the provision was related to the $29.1 million increase in average loans outstanding during 1998. The Company's net charge-offs as a percent of average loans was .28 percent for 1998 compared to .26 percent for 1997. Loan losses for both years were primarily concentrated in the consumer loan portfolio.


Net Noninterest Margin/Efficiency Ratio

     For 1998, the net noninterest margin improved to (1.61) percent compared to (1.86) percent in 1997. For the year ended December 31, 1998, the Company's efficiency ratio improved to 62.71 percent, compared to 63.66 percent in 1997.


Noninterest Income

     Brenton achieved record levels of noninterest income in 1998. For 1998, total noninterest income (excluding securities transactions) increased 21.0 percent to $32,692,377 from $27,011,967 one year earlier. Noninterest income (excluding securities gains and losses) for 1998 represented 1.84 percent of average assets and 34.8 percent of total operating income. All categories of noninterest income, except insurance commissions and fees, reflected strong growth from the prior year.

     Service charges on deposit accounts increased 8.2 percent in 1998 to $7,885,513. This growth related to increased account analysis charges on commercial and business deposit accounts due to a higher number of clients.

     Mortgage banking revenue rose 138.2 percent to $7,797,577 for 1998 compared to $3,274,215 in 1997. This revenue growth was the result of a significantly higher volume of mortgage loan originations and the favorable interest rate environment. Residential real estate loan closings for 1998 totaled $513.4 million compared to $179.1 million in 1997. Refinancings represented 58.7 percent of the closings in 1998 and 41.6 percent in 1997.

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
     6     250

     Other service charges, commissions and fees increased 22.3 percent to $4,208,330 in 1998 compared to 1997 as a result of increases from real estate sales commissions, ATM/debit card fees, international fees and commercial line of credit fees.

     Other operating income increased by $329,277 from 1997. The increase was primarily due to higher levels of income from bank-owned life insurance policies and miscellaneous one-time items, which exceeded a 1997 gain on the sale of one of the Company's insurance agencies, as discussed above.

     Securities transactions also contributed to the increase in noninterest income. Securities gains of $665,450 were recorded in 1998 versus gains of $493,822 in 1997.


Noninterest Expense

     Total noninterest expense increased 6.4 percent in 1998 to $61,391,528 from $57,698,564 in 1997.

     Compensation expense increased $2,317,134, or 8.6 percent, over 1997. Standard salaries, which comprised 69.3 percent of total compensation expense, increased by 11.6 percent compared to 1997 due to an increase in the number of full-time equivalent employees and normal annual salary increases. Variable compensation increased 43.3 percent as a result of higher sales of fee-related products and services. Other compensation decreased $1,917,090 because of the expiration of a long-term stock compensation plan. The number of full-time equivalent employees increased 9.8 percent at December 31, 1998, compared to the end of 1997 as a result of filling a number of open positions. Benefit expense increased 13.3 percent due to increased compensation, higher health insurance premiums and increased retirement plan contributions.

     Occupancy expense rose 3.5 percent, or $197,959, in 1998 as a result of increases in depreciation expense, repairs and maintenance and utility costs.

     Furniture and equipment expense grew to $4,163,137, a 14.6 percent increase from 1997. The increase was due to depreciation on technology upgrades and increased repairs and maintenance expense.

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


Income Taxes

     Brenton's income tax strategies included reducing income taxes by purchasing securities and originating loans that produce tax-exempt income. The effective rate of income tax expense as a percent of income before income tax and minority interest was 27.7 percent for 1998 compared to 28.0 percent for 1997.


Capital Resources

     Common stockholders' equity totaled $131,933,451 as of December 31, 1999, a 2.4 percent decline from the prior year. Excluding the change in accumulated other comprehensive income (loss), realized stockholders' equity increased 4.3 percent compared to year-end 1998 and totaled $137,568,254.

     In May 1999, the Board declared a 10 percent common stock dividend. As a result of this action, each shareholder received one additional share of common stock for every 10 shares they owned. Fractional shares were paid in cash. All per-share data has been restated to reflect the 2-for-1 stock split in 1998 and the 10 percent common stock dividends in 1999 and 1998. Cash dividends for 1999 totaled $7,112,542, or $.346 per common share, which represents an increase of 9.2 percent over 1998 dividends of $.317 per share. The dividend payout ratio for 1999 was 43.25 percent of earnings per share.

     As part of Brenton's ongoing stock repurchase plan, 300,624 shares of common stock (adjusted for the 10 percent common stock dividend) were repurchased during 1999 at a cost of $4,004,426. Since the inception of the plan in 1994, the Company has repurchased 3,644,983 shares (adjusted for the 2-for-1 stock split and 10 percent common stock dividends) at a total cost of $37,948,804. At this time, the Board has decided not to extend this plan for 2000.
     7     251

     The Company continues to monitor its capital position to balance the goals of maximizing return on average equity, while maintaining adequate capital levels for regulatory purposes. The Company's risk-based core capital ratio at December 31, 1999, was 9.20 percent and the total risk-based capital ratio was
10.18 percent.  These ratios exceeded the minimum regulatory requirements of
4.00 and 8.00 percent, respectively. The Company's tier 1 leverage capital ratio, which measures capital excluding intangible assets, was 6.80 percent at December 31, 1999, exceeding the regulatory minimum requirement for well-capitalized institutions of 5.0 percent.

     The debt-to-equity ratio of Brenton Banks, Inc. (the "Parent Company") was
4.9 percent at December 31, 1999, compared to 6.7 percent at the end of 1998. The Parent Company's $5 million line of credit with a regional bank was unused at the end of the year. Long-term borrowings of the Parent Company at December 31, 1999, consisted entirely of capital notes totaling $6,454,000.

     Brenton Banks, Inc. common stock closed on December 31, 1999, at $10.13, a decline of 33.5 percent from the prior year-end. The closing price at December 31, 1999, was 156.4 percent of the book value per share of $6.48. The year-end stock price represented a price-to-1999-diluted-earnings multiple of 12.7 times.

     Brenton Banks, Inc. continues to pursue acquisition and expansion opportunities, which fit the strategic direction and enhance the financial performance of the Company, as well as strengthen the Company's presence in current and new markets. On September 24, 1999, the Company completed the acquisition of two U.S. Bank offices in Pella and Knoxville, with deposits totaling approximately $53 million. There are currently no pending acquisitions that would require Brenton Banks, Inc. to secure capital from public or private markets.


Market Risk Management

     Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in 1999 changed when compared to 1998.

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

     The following table sets forth the estimated changes in net interest income (expressed as a percent of base net interest income) for projected hypothetical changes in market interest rates. Base net interest income is the projected net interest income assuming no change in interest rates. As shown in the table, the Company's net interest income is more sensitive in a prolonged falling rate scenario than in a rising rate scenario. As market rates decline, the assumed speed of fixed-rate loan repayments increases, causing the funds received to be reinvested at lower rates. Current interest rates on certain liabilities are at a level that does not allow for significant downward repricing should market interest rates decline significantly. As market rates increase, fixed-rate loans are less likely to prepay, therefore, slowing the opportunity to reinvest at the assumed higher rates. In either a rising or falling interest rate environment, the Company believes it has taken actions to minimize the actual impact on net interest income. Those actions include the origination of variable-rate consumer and commercial loans, the use of fixed-rate Federal Home Loan Bank advances as alternatives to certificates of deposit and active management of the investment securities portfolio to provide for cash flows that will facilitate interest rate risk management. In selected cases, the Company may enter into interest rate swaps, however, the amount of swaps assumed in the projection of net interest income are not material. The Company has entered into interest rate floor contracts to mitigate the effect falling interest rates would have when certain deposit categories could not be priced proportionately lower. Actual changes in net interest income may differ from estimated changes set forth in this table due to various risks and uncertainties concerning how actual repricing opportunities will differ from assumed repricing opportunities.


                         Changes in net interest income due to projected
                  hypothetical changes in market interest rates
                          _____________________________________________

Assumed changes
in market rates           2000                2001                   2002
_______________           _____               _____                  _____

-300 bps                   1.9%               -1.6%                  -6.7%
-200 bps                   1.8%                0.3%                  -3.7%
-100 bps                   1.3%                2.1%                   0.2%
+100 bps                  -0.8%               -0.4%                   1.6%
+200 bps                  -1.5%               -2.8%                   1.7%
+300 bps                  -2.5%               -5.5%                   1.2%

(Changes in hypothetical interest rates are assumed to be instantaneous and sustained parallel shifts in the yield curve.)

     8     252

Asset/Liability Management

     Brenton has a fully-integrated asset/liability management system to assist in managing the balance sheet. The process, which is used to project the results of alternative investment decisions, includes the development of simulations, as previously discussed, that reflect the effects of various interest rate scenarios on net interest income. Management utilizes the simulations to manage interest rate risk, the net interest margin and levels of net interest income.

     The goal of asset/liability management is to structure the balance sheet so that net interest income and net interest margin fluctuate in a narrow range during periods of changing interest rates. The Company currently believes that net interest income would fall by less than five percent if interest rates increased or decreased by 300 basis points over a one-year time horizon. This is within the Company's policy limits.

     The slope of the yield curve is also a major determinant in the net interest income of the Company. Generally, the steeper the intermediate treasury to the one-week LIBOR rate, the better the prospects for net interest income improvement.

     To improve net interest income and lessen interest rate risk, management continued its strategy of de-emphasizing fixed-rate portfolio residential real estate loans with long repricing periods. When appropriate for interest rate management purposes, the Company securitizes residential real estate loans. The Company continues to focus on reducing interest rate risk by emphasizing growth in variable-rate commercial and consumer loans.

     In addition to normal balance sheet instruments, the Company has utilized Federal Home Loan Bank advances and, in selected cases, interest rate swaps and interest rate floor contracts to reduce interest rate risk. Other actions taken to minimize interest rate risk were previously discussed under the heading "Market Risk Management."


Liquidity Management

     Brenton actively monitors and manages its liquidity position with the objective of maintaining sufficient cash flows to fund operations, meet client commitments, take advantage of market opportunities and provide a margin against unforeseeable liquidity needs. Federal funds sold, loans held for sale and investment securities available for sale are readily marketable assets. Maturities of all investment securities are managed to meet the Company's normal liquidity needs. Investment securities available for sale may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's interest rate risk position. Readily marketable assets, as defined above, comprised 29.3 percent of the Company's total assets at December 31, 1999.

     Net cash provided from operations (exclusive of increases or decreases in loans held for sale) of the Company is another major source of liquidity and totaled $20,729,000 in 1999, $24,749,000 in 1998 and $23,303,000 in 1997.
These strong cash flows from operations are expected to continue in the foreseeable future.

     The Company has historically maintained a stable deposit base and a relatively low level of large deposits, which results in a low dependence on volatile liabilities. At December 31, 1999, the Company had advances of $131,674,000 from the Federal Home Loan Bank ("FHLB") of Des Moines, of which $52,200,000 represents a variable-rate line of credit used to fund mortgage lending operations. The remaining balance was used as a means of providing both long-term, fixed-rate funding for certain assets and managing interest rate risk. The Company had additional borrowing capacity available from the FHLB of approximately $7 million at December 31, 1999.

     The combination of high levels of potentially liquid assets, strong cash flows from operations, low dependence on volatile liabilities and additional borrowing capacity provided strong liquidity for the Company at December 31, 1999.

     The Company has entered into agreements for the construction of an operations and sales support facility with an estimated total cost, exclusive of land, of $10.3 million. Groundbreaking occurred in October 1999, construction has begun and completion is expected in the fourth quarter of 2000. The building will replace currently leased space and will also allow for additional growth.

     The Parent Company had sufficient cash flow and liquidity at December 31, 1999. The primary funding source for the Parent Company is dividends from its subsidiaries. Dividends of approximately $28 million were available to be paid to the Parent Company by subsidiary banks without reducing capital ratios below regulatory minimums. At the end of 1999 the Parent Company had $3.4 million of interest-bearing deposits with banks, a $5 million unused line of credit and additional borrowing capacity.

Year 2000

     The "Year 2000" issue was a top priority for Brenton since the establishment of a Year 2000 Committee and a formal plan in August 1997. The purpose of the committee and the formal plan was to minimize the risk of potential disruption related to computers or other equipment with date-sensitive software. Based on the Company's assessment of operations through February 2000, we have not
     9     253
experienced any significant year 2000 issues. The Company has surveyed our larger clients, vendors and significant third parties and believes they have experienced no significant year 2000 issues, which could adversely affect the Company. The Company will continue to monitor year 2000 issues.

     The incremental expense associated with becoming Year 2000 compliant totaled approximately $325,000 in 1999 and $530,000 overall, which was not material to the Company's financial position. There were additional benefits that resulted from this project, because in addition to becoming Year 2000 compliant, systems were improved.


Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which originally was scheduled to be effective for the Company for the year beginning January 1, 2000. The effective date has been postponed until January 1, 2001. This statement requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position measured at fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses from derivatives to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions for which hedge accounting is applied. The impact the adoption of SFAS No. 133 will have on the Company's financial statements has not been determined. The Company expects to adopt SFAS No. 133 when required.
     10     254

BRENTON BANKS, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND RATES

Average Balances (in thousands)         1999       1998       1997       1996        1995
Assets:
Cash and due from banks          $    72,186     65,874     58,681     65,439      57,138
Interest-bearing deposits with
  banks                                3,526      3,706      2,460      1,393       1,076
Federal funds sold and
  securities purchased under
  agreements to resell                 7,118     31,048     31,472     26,188      39,763
Trading account securities                 -          -         12          -           -
Investment securities:
  Available for sale--taxable        430,740    390,591    348,232    330,002     244,786
  Available for sale--tax-exempt     155,558    125,237     99,868     85,471     100,859
  Held to maturity--taxable            1,514      3,998     12,700     46,271      65,959
  Held to maturity--tax-exempt        33,982     53,130     56,204     51,639      50,235
Loans held for sale                   56,218     37,841     10,284      7,983       5,908
Loans                              1,098,732    999,232    970,115    919,578     945,724
Allowance for loan losses            (14,519)   (13,738)   (12,171)   (11,440)    (11,166)
Premises and equipment                36,010     31,883     29,841     31,728      31,436
Other assets                          62,761     51,318     41,771     28,642      29,508
                                 $ 1,943,826  1,780,120  1,649,469  1,582,894   1,561,226
Liabilities and Stockholders'
  Equity:
Deposits:
  Noninterest-bearing            $   192,211    164,403    139,480    131,051     128,770
  Interest-bearing:
    Demand                           109,535     90,589     81,430    376,259     355,819
    Savings                          641,308    585,598    551,509    241,250     231,633
    Time                             546,868    556,056    567,258    583,508     626,497
Total deposits                     1,489,922  1,396,646  1,339,677  1,332,068   1,342,719
Federal funds purchased and
  securities sold under
  agreements to repurchase           150,387    116,388     78,234     59,276      40,237
Other short-term borrowings          117,377     65,205     53,223     17,295       6,536
Accrued expenses and other
  liabilities                         15,940     17,020     17,097     17,520      14,896
Long-term borrowings                  31,330     47,605     32,056     33,094      37,264
Total liabilities                  1,804,956  1,642,864  1,520,287  1,459,253   1,441,652
Minority interest in
  consolidated subsidiaries            4,734      4,834      4,691      4,471       4,391
Common stockholders' equity          134,136    132,422    124,491    119,170     115,183
                                 $ 1,943,826  1,780,120  1,649,469  1,582,894   1,561,226
Summary of Average Interest
  Rates:
Average yields earned:
Interest-bearing deposits with
  banks                                 4.90%      4.74       4.80       4.87        6.20
Trading account securities                 -          -       4.26          -           -
Federal funds sold and
  securities purchased under
  agreements to resell                  4.91       5.35       5.54       5.41        5.69
Investment securities:
  Available for sale--taxable           5.83       6.09       6.31       6.08        5.96
  Available for sale--tax-exempt
  (tax equivalent basis)                6.46       6.69       7.04       7.13        6.71
  Held to maturity--taxable             6.72       6.93       6.39       6.22        6.17
  Held to maturity--tax-exempt
  (tax equivalent basis)                7.03       6.82       6.72       6.68        8.05
Loans held for sale                     7.07       7.11       7.89       8.47        6.71
Loans                                   8.26       8.74       8.82       8.69        8.69
Average rates paid:
Deposits                                3.96%      4.12       4.11       4.12        4.37
Federal funds purchased and
  securities sold under
  agreements to repurchase              4.41       4.38       4.36       4.17        4.08
Other short-term borrowings             5.46       5.76       5.98       5.87        5.67
Long-term borrowings                    6.43       6.34       6.86       7.07        7.03
Average yield on interest-
  earning assets                        7.44%      7.78       7.95       7.80        7.86
Average rate paid on interest-
  bearing liabilities                   4.16       4.29       4.26       4.22        4.45
Net interest spread                     3.28       3.49       3.69       3.58        3.41
Net interest margin                     3.73       3.97       4.16       4.03        3.89

     11     255

BRENTON BANKS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

Year-end Balances
  (in thousands)                      1999      1998      1997      1996      1995      1994      1993      1992      1991      1990
Total assets                   $ 1,985,455 1,939,557 1,718,484 1,632,095 1,582,779 1,581,327 1,480,596 1,431,140 1,360,942 1,274,301
Interest-earning assets          1,805,943 1,788,081 1,578,923 1,497,600 1,461,218 1,475,473 1,400,709 1,323,252 1,267,402 1,181,172
Interest-bearing
  liabilities                    1,645,684 1,590,493 1,406,258 1,335,609 1,300,508 1,315,378 1,224,951 1,181,013 1,141,008 1,052,597
Noninterest-bearing
  deposits                         189,333   190,625   161,007   153,284   143,220   136,548   127,132   137,212   115,479   125,626
Long-term borrowings                27,704    41,546    36,662    34,860    38,178    28,939    20,055    13,284    13,634    12,675
Common stockholders'
  equity**                         131,933   135,210   129,379   121,954   119,534   110,430   112,418    97,430    86,712    77,258

Results of Operations
  (in thousands)
Interest income                $   128,979   124,026   118,239   111,383   111,040   101,223    98,656   106,560   115,561   106,826
Interest expense                    66,380    62,639    58,105    55,331    57,708    45,772    44,427    54,773    68,687    64,431
Net interest income                 62,599    61,387    60,134    56,052    53,332    55,451    54,229    51,787    46,874    42,395
Provision for loan losses            4,250     4,200     3,900     2,900     1,865     1,988     1,252     1,411       799       869
Net interest income after
  provision for loan losses         58,349    57,187    56,234    53,152    51,467    53,463    52,977    50,376    46,075    41,526
Noninterest income                  29,794    33,358    27,506    23,327    17,847    16,593    17,863    14,684    12,715    11,554
Noninterest expense                 65,374    61,392    57,699    56,090    55,051    56,657    50,415    46,591    42,284    37,820
Income before income
  taxes and minority
  interest                          22,769    29,153    26,041    20,389    14,263    13,399    20,425    18,469    16,506    15,260
Income taxes                         5,565     8,082     7,288     5,771     3,205     2,701     5,508     4,884     4,308     4,388
Minority interest                      644       720       743       603       651       591       667       632       539       533
Net income                     $    16,560    20,351    18,010    14,015    10,407    10,107    14,250    12,953    11,659    10,339

Average common shares
  outstanding
  (in thousands)*                   20,498    20,853    21,181    21,891    22,469    23,105    22,983    22,782    22,716    22,677
Per Common Share*

Net income-basic               $       .81       .98       .85       .64       .46       .44       .62       .57       .51       .46
Net income-diluted                     .80       .96       .83       .63       .46       .43       .61       .56       .51       .45
Cash dividends                        .346      .317      .225      .171      .154      .150      .137      .120      .110      .093
Common stockholders'
  equity***                           6.76      6.39      6.02      5.62      5.27      5.01      4.74      4.26      3.81      3.40
Closing price                        10.13     15.23     16.53     10.38      7.26      6.23      5.98      5.92      4.72      3.07

Selected Operating
  Ratios
Return on total average
  common stockholders'
  equity**                           12.35%    15.37     14.47     11.76      9.04      9.03     13.82     14.13     14.27     14.39
Return on average realized
  common stockholders'
  equity***                          12.31     15.77     14.68     11.79      8.91      8.99     13.82     14.12     14.26     14.39
Return on average assets
  (including minority
  interest)                            .89      1.18      1.14       .92       .71       .70      1.04       .98       .93       .95
Equity to assets***                   6.91      6.81      7.36      7.41      7.47      7.28      7.40      6.81      6.37      6.06
Common dividend
  payout                             43.25     33.02     27.11     27.14     33.48     34.88     22.46     21.43     21.57     20.67
Allowance for loan
  losses as a percent
  of loans                            1.21      1.37      1.28      1.20      1.22      1.12      1.12      1.20      1.14      1.25
Net charge-offs as a
  percent of average
  loans                                .36       .28       .26       .29       .18       .10       .05       .13       .15       .12

* Restated for 2-for-1 stock split effective February 1998, 10 percent common stock dividends effective in 1999, 1998, 1997 and 1996 and 3-for-2 stock split effective in 1994.
**        Including unrealized gains (losses) on securities available for sale.
***       Excluding unrealized gains (losses) on securities available for sale.

     12     256

BRENTON BANKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

December 31                                                 1999                  1998
Assets:
Cash and due from banks (note 2)                 $    85,064,053            76,460,049
Interest-bearing deposits with banks                   2,361,784             2,167,288
Federal funds sold and securities purchased
  under agreements to resell                                   -             6,000,000
Investment securities:
  Available for sale (note 3)                        556,191,355           605,183,788
  Held to maturity (market value of
  $25,351,000 and $44,011,000
  at December 31, 1999, and 1998,
  respectively) (note 3)                              25,201,876            43,027,501
Investment securities                                581,393,231           648,211,289
Loans held for sale                                   26,201,221            98,147,391
Loans (notes 4, 9 and 10)                          1,195,986,791         1,033,554,556
  Allowance for loan losses (note 5)                 (14,413,104)          (14,172,264)
Loans, net                                         1,181,573,687         1,019,382,292
Premises and equipment (note 6)                       37,978,240            32,523,113
Accrued interest receivable                           15,856,895            16,458,066
Other assets (notes 4 and 8)                          55,025,590            40,207,277
                                                   1,985,454,701         1,939,556,765

Liabilities and Stockholders' Equity:
Deposits (note 7):
  Noninterest-bearing                                189,333,019           190,625,140
  Interest-bearing:
    Demand                                           145,131,184           131,602,358
    Savings                                          640,963,380           603,367,340
    Time                                             554,655,720           571,080,293
Total deposits                                     1,530,083,303         1,496,675,131
Federal funds purchased and securities sold
  under agreements to repurchase                     166,806,442           155,847,300
Other short-term borrowings (note 9)                 110,423,584            87,050,000
Accrued expenses and other liabilities                13,896,056            18,315,348
Long-term borrowings (note 10)                        27,704,000            41,546,000
Total liabilities                                  1,848,913,385         1,799,433,779
Minority interest in consolidated
  subsidiaries                                         4,607,865             4,912,667
Redeemable preferred stock, $1 par;
  500,000 shares authorized; issuable
  in series, none issued                                       -                     -
Common stockholders' equity (notes 12,
  13, 14 and 16):
  Common stock, $2.50 par; 50,000,000
  shares authorized; 20,354,454 and
  18,752,381 shares issued and outstanding
  at December 31, 1999, and 1998, respectively        50,886,135            46,880,953
  Capital surplus                                              -                     -
  Retained earnings                                   86,682,119            85,010,569
  Accumulated other comprehensive income
    (loss)-- unrealized gains (losses) on
    securities available for sale                     (5,634,803)            3,318,797
Total common stockholders' equity                    131,933,451           135,210,319
                                                 $ 1,985,454,701         1,939,556,765

Commitments and contingencies (notes 17 and 18).
See accompanying notes to consolidated financial statements.

     13     257

BRENTON BANKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31                            1999           1998            1997
Interest Income:
Interest and fees on loans (note 4)        $ 94,493,565     89,739,711      86,020,464
Interest and dividends on investments:
  Available for sale--taxable                25,125,818     23,770,870      21,969,148
  Available for sale--tax-exempt              7,058,222      5,866,972       4,929,898
  Held to maturity--taxable                     101,816        277,075         811,729
  Held to maturity--tax-exempt                1,677,406      2,536,082       2,647,149
Interest on federal funds sold and
  securities purchased under agreements
  to resell                                     349,298      1,659,405       1,742,284
Other interest income                           172,918        175,678         118,695
Total interest income                       128,979,043    124,025,793     118,239,367
Interest Expense:
Interest on deposits (note 7)                51,330,450     50,772,501      49,310,346
Interest on federal funds purchased
  and securities sold under
  agreements to repurchase                    6,630,927      5,092,162       3,413,432
Interest on other short-term
  borrowings (note 9)                         6,403,143      3,756,817       3,183,053
Interest on long-term borrowings
  (note 10)                                   2,015,386      3,016,987       2,198,772
Total interest expense                       66,379,906     62,638,467      58,105,603
Net interest income                          62,599,137     61,387,326      60,133,764
Provision for loan losses (note 5)            4,250,000      4,200,000       3,900,000
Net interest income after provision
  for loan losses                            58,349,137     57,187,326      56,233,764
Noninterest Income:
Service charges on deposit accounts           9,372,840      7,885,513       7,290,765
Mortgage banking income                       4,225,351      7,797,577       3,274,215
Investment brokerage commissions              4,160,138      5,334,309       4,808,048
Fiduciary income                              3,685,449      3,497,030       3,136,078
Insurance commissions and fees                1,608,661      1,382,917       2,803,983
Other service charges, collection
  and exchange charges, commissions
  and fees                                    4,791,432      4,634,529       3,879,609
Net realized gains from securities
  available for sale (note 3)                   215,640        665,450         493,822
Other operating income                        1,734,145      2,160,502       1,819,269
Total noninterest income                     29,793,656     33,357,827      27,505,789
Noninterest Expense:
Compensation                                 30,225,317     29,141,441      26,824,307
Employee benefits (note 15)                   5,525,097      4,873,271       4,303,104
Occupancy expense of premises,
  net (notes 6 and 17)                        6,063,984      5,807,559       5,609,600
Furniture and equipment expense
  (notes 6 and 17)                            5,295,734      4,163,137       3,634,336
Data processing expense (note 18)             2,873,419      2,623,727       2,850,395
Marketing                                     1,784,474      1,472,632       1,361,963
Supplies                                      1,404,316      1,226,212       1,195,762
Other operating expense                      12,201,929     12,083,549      11,919,097
Total noninterest expense                    65,374,270     61,391,528      57,698,564
Income before income taxes and
  minority interest                          22,768,523     29,153,625      26,040,989
Income taxes (note 8)                         5,564,805      8,082,355       7,287,628
Income before minority interest              17,203,718     21,071,270      18,753,361
Minority interest                               643,601        720,349         743,254
Net income                                 $ 16,560,117     20,350,921      18,010,107
Per common share (notes 1 and 13):
Net income-basic                           $        .81            .98             .85
Net income-diluted                                  .80            .96             .83
Cash dividends                                     .346           .317            .225

See accompanying notes to consolidated financial statements.

     14     258

BRENTON BANKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31                             1999            1998            1997
Operating Activities:
Net income                                $   16,560,117      20,350,921      18,010,107
Adjustments to reconcile net
  income to net cash provided
  (used) by operating activities:
  Provision for loan losses                    4,250,000       4,200,000       3,900,000
  Depreciation and amortization                5,916,858       4,683,179       4,216,828
  Deferred income taxes                         (242,812)      1,396,220        (685,223)
  Net realized gains from securities
    available for sale                          (215,640)       (665,450)       (493,822)
  Investment securities amortization
    and accretion                              2,386,752       1,043,735       1,346,704
  Net (increase) decrease in loans
    held for sale                             71,946,170     (78,843,980)    (13,433,113)
  Net increase in accrued interest
    receivable and other assets               (3,540,983)     (7,644,451)     (3,501,066)
  Net increase (decrease) in accrued
    expenses, other liabilities and
    minority interest                         (4,385,521)      1,384,709         509,873
Net cash provided (used) by operating
  activities                                  92,674,941     (54,095,117)      9,870,288

Investing Activities:
Investment securities available for sale:
  Purchases                                 (135,073,603)   (461,159,506)   (303,699,052)
  Maturities                                 129,035,932     252,551,601     161,716,090
  Sales                                       38,067,415      89,996,385     119,401,553
Investment securities held to maturity:
  Purchases                                     (975,625)     (6,166,526)    (26,324,353)
  Maturities                                  18,678,932      32,130,525      29,768,259
Net increase in loans                       (164,147,009)    (43,125,313)    (53,741,825)
Acquisition of deposits and loans, net        46,120,354               -               -
Purchase of other assets for investment                -      (5,000,000)     (5,000,000)
Purchases of premises and equipment          (10,856,360)     (7,911,645)     (2,526,958)
Proceeds from sales of premises and
  equipment                                        8,274           7,291         225,080
Net cash used by investing activities        (79,141,690)   (148,677,188)    (80,181,206)
Financing Activities:
Net increase in noninterest-bearing,
  interest-bearing demand and savings
  deposits                                    33,567,260     119,558,474      25,683,433
Net increase (decrease) in time
  deposits                                   (53,909,352)     12,846,166     (14,470,053)
Net increase in federal funds
  purchased and securities sold under
  agreements to repurchase                    10,959,142      63,214,724      25,806,456
Net increase (decrease) in other
  short-term borrowings                       (2,126,416)     (9,700,000)     25,550,000
Proceeds of long-term borrowings              14,663,000      29,394,000      17,806,000
Repayment of long-term borrowings             (3,005,000)     (1,460,000)     (2,004,024)
Dividends on common stock                     (7,112,542)     (6,622,340)     (4,781,675)
Proceeds from issuance of common
  stock under the employee stock
  purchase plan                                  243,573         758,090         551,247
Proceeds from issuance of common
  stock under the stock option plan                4,013         290,039       1,286,157
Proceeds from issuance of common stock
  under the long-term stock compensation
  plan                                                 -         970,220         246,915
Payment for shares reacquired under
  common stock repurchase plan                (4,004,426)    (10,000,900)    (10,014,087)
Payment for fractional shares
  resulting from common stock dividend           (14,003)        (13,961)        (16,399)
Net cash provided (used) by financing
  activities                                 (10,734,751)    199,234,512      65,643,970
Net increase (decrease) in cash and
  cash equivalents                             2,798,500      (3,537,793)     (4,666,948)
Cash and cash equivalents at the
  beginning of the year                       84,627,337      88,165,130      92,832,078
Cash and cash equivalents at the
  end of the year                         $   87,425,837      84,627,337      88,165,130

See accompanying notes to consolidated financial statements.

     15     259

BRENTON BANKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

Years Ended December 31                             1999            1998            1997
Common Stock
  Beginning of year balance               $   46,880,953      43,335,120      40,428,420
  Ten percent common stock
    dividend (note 13)                         4,655,915       4,315,398       3,966,905
  Issuance of shares of common stock
     under the stock option plan
     (note 16)                                    33,680          99,825         501,760
  Issuance of shares of common stock
    under the long-term stock
    compensation plan (note 16)                        -         268,960          82,945
  Issuance of shares of common stock
    under the employee stock purchase
    plan (note 16)                                33,647          94,150          93,790
  Shares reacquired under the common
    stock repurchase plan (note 13)             (718,060)     (1,232,500)     (1,738,700)
  End of year balance                         50,886,135      46,880,953      43,335,120

Capital Surplus
  Beginning of year balance                            -               -               -
  Ten percent common stock dividend
    (note 13)                                          -         (78,529)              -
  Issuance of shares of common stock
    under the stock option plan
    (note 16)                                    (29,667)        190,214         784,397
  Issuance of shares of common stock
    under the long-term stock
    compensation plan (note 16)                        -         842,685         163,970
  Issuance of shares of common stock
    under the employee stock purchase
    plan (note 16)                               209,926         664,018         457,457
  Shares reacquired under the common
    stock repurchase plan (note 13)             (180,259)     (1,618,388)     (1,405,824)
  End of year balance                                  -               -               -

Retained Earnings
  Beginning of year balance                   85,010,569      82,824,333      80,448,768
  Net income                                  16,560,117      20,350,921      18,010,107
  Dividends on common stock
    ($.346, $.317, and $.225 per share,
    respectively)                             (7,112,542)     (6,622,340)     (4,781,675)
  Ten percent common stock dividend
    (note 13)                                 (4,655,915)     (4,236,869)     (3,966,905)
  Fractional shares resulting from
    common stock dividend                        (14,003)        (13,961)        (16,399)
  Issuance of shares of common stock
    under the long-term stock
    compensation plan (note 16)                        -        (141,425)              -
  Issuance of shares of common stock
    under the employee stock purchase
    plan (note 16)                                     -             (78)              -
  Shares reacquired under the common
    stock repurchase plan (note 13)           (3,106,107)     (7,150,012)     (6,869,563)
  End of year balance                         86,682,119      85,010,569      82,824,333

Total Stockholders' Equity before
  Accumulated Other Comprehensive
  Income (Loss)                              137,568,254     131,891,522     126,159,453

Accumulated Other Comprehensive
  Income (Loss)
  Beginning of year balance                    3,318,797       3,219,846       1,077,041
  Change in unrealized holding
    gains (losses) on securities
    available for sale                        (8,953,600)         98,951       2,142,805
  End of year balance                         (5,634,803)      3,318,797       3,219,846

Total Stockholders' Equity                $  131,933,451     135,210,319     129,379,299

See accompanying notes to consolidated financial statements.

     16     260

BRENTON BANKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31                             1999            1998            1997
Net income                                $   16,560,117      20,350,921      18,010,107
Other comprehensive income (loss),
  net of tax:
  Unrealized gains (losses) on
    securities available for sale:
    Unrealized holding gains (losses)
      arising during the period (net
      of deferred tax of $5,291,295,
      $(311,674) and $(1,470,886),
      respectively)                           (8,818,825)       512,861        2,451,444
    Less:  reclassification adjustment
      for net realized gains included
      in net income (net of tax expense
      of $80,865, $251,540 and $185,183,
      respectively)                             (134,775)      (413,910)        (308,639)
Other comprehensive income (loss),
  net of tax                                  (8,953,600)        98,951        2,142,805
Comprehensive income                      $    7,606,517     20,449,872       20,152,912

See accompanying notes to consolidated financial statements.

     17     261

BRENTON BANKS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

(1)  Summary of Significant Accounting Policies and
     Related Matters
______________________________________________________________________________


Nature of Operations Brenton Banks, Inc. and subsidiaries (the Company) engage in retail, commercial, business, and agricultural banking and related financial services from 44 locations throughout the state of Iowa. The Company provides the usual products and services of banking such as deposits, commercial loans, business loans, agribusiness loans, personal loans and trust and investment management services. The Company also engages in activities that are closely related to banking, including mortgage banking, investment, insurance and real estate brokerage.
     The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practices within the banking industry. The following describe the more significant accounting policies:

The Principles of Consolidation The consolidated financial statements include the accounts of Brenton Banks, Inc. (the Parent Company) and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications were made in the financial statements to agree with the current year presentation.
     The excess cost over underlying net assets of consolidated subsidiaries and other intangible assets are generally being amortized over 10 to 15 years and are included in other assets in the consolidated statements of condition. Intangible assets totaled $8,125,000 and $3,395,000 at December 31, 1999, and 1998, respectively.

Acquisition On September 24, 1999, the Company completed the acquisition of two branch offices in Pella and Knoxville, Iowa from U.S. Bank. The two offices had deposits totaling approximately $53 million. The acquisition was accounted for by the purchase method. Intangible assets of $5.3 million, including $4.3 million of goodwill, were created in the transaction. Goodwill is being amortized to other operating expense on a straight-line basis over 15 years.

Investment Securities Investment securities are classified based on the Company's intended holding period. Securities, which may be sold prior to maturity to meet liquidity needs, to respond to market changes or to adjust the Company's asset-liability position, are classified as available for sale. Securities that the Company has the ability and intent to hold to maturity are classified as held to maturity.
     Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax and minority interest effect, are recorded as a component of other comprehensive income until realized. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts. The timing of the amortization and accretion of mortgage-backed securities is adjusted for actual and projected prepayments.
     Net realized gains or losses on the sale of securities are shown in the statements of operations. Gains or losses are computed using the specific security identification method on the trade date.

Loans Loans are carried primarily at the unpaid principal balance. Interest income on loans is accrued and recorded as income based on contractual interest rates and daily outstanding principal balances.
     The accrual of interest income is stopped when the ultimate collection of a loan becomes doubtful. A loan is placed on nonaccrual status when it becomes 90 days past due, if it is neither well secured or in the process of collection. Once determined uncollectible, interest credited to income in the current year is reversed and interest accrued in prior years is charged to the allowance for loan losses.
     Under the Company's credit policies, all nonaccrual and restructured commercial, business, agricultural, commercial real estate and construction loans are considered to be impaired loans. In determining when a loan is impaired, management considers the delinquency status of the borrower, the borrower's ability to generate cash and the fair market value of the collateral. Specific allowances are established for any impaired commercial, business, agricultural, commercial real estate or construction loan where the recorded investment exceeds the measured value of the loan. On a practical basis, the measured value of a loan is obtained by using the observable market price of a loan or the fair value of the collateral, if the loan is collateral dependent. Otherwise, the measured value of a loan is based upon the present value of expected future cash flows discounted at the loan's effective interest rate. Impaired loans are charged-off on the basis of management's ongoing evaluation, but generally when it is deemed probable that the borrower cannot generate sufficient funds to comply with contractual terms in the normal course of business. Cash received on impaired loans is applied to principal until principal is satisfied or until the borrower demonstrates the ability to perform according to agreed-upon terms.
     Loans held for sale include real estate mortgage loans originated with the intent to sell. These loans are carried at the lower of aggregate cost or fair value.

Allowance for Loan Losses The allowance for loan losses is maintained at a level considered appropriate to support management's evaluation of probable losses in the loan portfolio as of the balance sheet date. Management's evaluation is based upon several factors including economic conditions, historical loss and collection experience, risk characteristics of the portfolio, underlying collateral values, industry risk and credit concentrations. Loan losses or recoveries are charged or credited directly to the allowance account.

Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided predominantly by the straight-line method over estimated useful lives of 5 to 40 years for buildings and leasehold improvements, and 3 to 20 years for furniture and equipment.

Other Real Estate Owned Included in other assets is property acquired through foreclosure, acceptance of deed in lieu of foreclosure or other transfers in settlement of outstanding loans and related contract sales of such property until the contract is transferred to earning assets based upon sufficient equity in the asset. Amounts totaled $1,186,000 and $389,000 at December 31, 1999, and 1998, respectively. Such property is carried at the lower of cost or estimated fair value, less estimated selling costs. Periodic
     18     262
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

Income Per Common Share Basic net income per common share amounts are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per common share amounts are computed by dividing net income by the weighted average number of common shares and all dilutive potential common shares outstanding during the year. In January 1998, the Company declared a 2-for-1 stock split effective February 10, 1998 and in May 1999, June 1998, and May 1997, the Company declared 10 percent common stock dividends. The average number of common shares and dilutive potential common shares have been restated for the stock split and stock dividends.

     The following information was used in the computation of net income per common share on both a basic and diluted basis for the years ended December 31, 1999, 1998 and 1997:

(in thousands, except for EPS data)          1999           1998         1997
_____________________________________________________________________________

Basic EPS Computation
   Numerator:
      Net income                          $16,560         20,351       18,010
                                           ______         ______       ______
   Denominator:
      Average common shares
        outstanding                        20,498         20,853       21,181
                                           ______         ______       ______

   Basic EPS                              $   .81            .98          .85
                                           ______         ______       ______
                                           ______         ______       ______

Diluted EPS Computation
   Numerator:
      Net income                          $16,560         20,351       18,010
                                           ______         ______       ______
   Denominator:
      Average common shares
         outstanding                       20,498         20,853       21,181
      Average stock options                   303            429          343
      Average long-term stock
       compensation plan                      ---            ---          170
                                           ______         ______       ______

                                           20,801         21,282       21,694
                                           ______         ______       ______

   Diluted EPS                            $   .80            .96          .83
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
     19     263

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

Changes in Accounting Policies:

Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise Effective January 1, 1999, the Company adopted SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The adoption of SFAS no. 134 did not have a material effect on the Company.

(2)  Cash and Due From Banks
______________________________________________________________________________

The subsidiary banks are required by federal banking regulations to maintain certain cash and due from banks reserves. This reserve requirement amounted to $27,301,000 at December 31, 1999.


(3)  Investment Securities
______________________________________________________________________________

The amortized cost and estimated fair value of investment securities follow. The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.
     20     264


                                                           Gross       Gross   Estimated
                                           Amortized  Unrealized  Unrealized        Fair
December 31, 1999 (in thousands)                Cost       Gains      Losses       Value
Investment securities available for sale:
  Taxable investments:
    U.S. Treasury securities                $ 32,730          22         (340)    32,412
    Securities of U.S. government agencies   157,098           6       (4,890)   152,214
    Mortgage-backed and related securities   186,940         113       (2,808)   184,245
    Other investments                         32,224         ---         (357)    31,867
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                           156,564       1,402       (2,513)   155,453
                                             _______       _____       ______    _______
                                            $565,556       1,543      (10,908)   556,191

Investment securities held to maturity:
  Taxable investments:
    Mortgage-backed and related securities  $    662           3          ---        665
    Other investments                            335           2           (1)       336
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            24,205         249         (104)    24,350
                                             _______       _____       ______    _______
                                            $ 25,202         254         (105)    25,351

December 31, 1998 (in thousands)

Investment securities available for sale:
  Taxable investments:
    U.S. Treasury securities                $ 43,076         360         (144)    43,292
    Securities of U.S. government agencies   139,372       1,293         (248)   140,417
    Mortgage-backed and related securities   231,955       1,497         (397)   233,055
    Other investments                         26,948          61          (25)    26,984
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                           158,283       3,344         (191)   161,436
                                             _______       _____       ______    _______
                                            $599,634       6,555       (1,005)   605,184

Investment securities held to maturity:
  Taxable investments:
    Mortgage-backed and related securities  $  1,529          12          ---      1,541
    Other investments                            450          11          ---        461
  Tax-exempt investments:
    Obligations of states and political
      subdivisions                            41,048         964           (3)    42,009
                                             _______       _____       ______    _______
                                            $ 43,027         987           (3)    44,011

     21     265

Proceeds from the sale of available for sale securities were $38,067,000, $89,996,000 and $119,402,000 in 1999, 1998, and 1997, respectively. Gross gains of $337,000 in 1999, $667,000 in 1998 and $874,000 in 1997 and gross losses of $121,000 in 1999, $2,000 in 1998 and $380,000 in 1997 were realized on those sales.
     Other investments at December 31, 1999, and 1998, consisted primarily of corporate bonds and Federal Home Loan Bank stock. U.S. government agencies originate or guarantee primarily all of the mortgage-backed and related securities.
     The scheduled maturities of investment securities at December 31, 1999 follow. Actual maturities may differ from scheduled maturities because issuers may have the right to call obligations without penalties. The maturities of mortgage-backed securities have been included in the period of anticipated payment considering estimated prepayment rates.

                                                      Estimated
                                    Amortized              Fair
(in thousands)                           Cost             Value

Investment securities available
  for sale:
  Due in one year or less            $118,891           118,077
  Due after one year through
    five years                        343,631           336,395
  Due after five years through
    ten years                          87,744            85,978
  Due after ten years                  15,290            15,741

                                     $565,556           556,191

Investment securities held to
  maturity:
  Due in one year or less            $  7,128             7,127
  Due after one year through
    five years                         10,471            10,519
  Due after five years through
    ten years                           6,539             6,629
  Due after ten years                   1,064             1,076

                                     $ 25,202            25,351


Investment securities carried at $237,586,000 and $265,405,000 at December 31, 1999, and 1998, respectively, were pledged to secure public and other funds on deposit and for other purposes.

(4)  Loans
______________________________________________________________________________

A summary of loans at December 31 follows:

(in thousands)                          1999         1998

Real estate loans:
  Commercial construction
     and land development         $   86,725       54,941
  Secured by 1-4 family
      residential property           158,755      127,351
  Home equity                        197,793      175,380
  Commercial and other               163,202      151,995
Loans to farmers                      75,624       84,554
Commercial and industrial loans      193,690      179,414
Loans to individuals for personal
  expenditures:
    Direct                            68,025       69,452
    Indirect                         238,664      182,184
All other loans                       13,509        8,284

                                  $1,195,987    1,033,555



The Company originates commercial, business, real estate, agricultural and personal loans with clients throughout Iowa. The portfolio has unavoidable geographic risk as a result.

Total nonperforming loans and assets at December 31 were:

(in thousands)                          1999          1998

Impaired loans:
Nonaccrual                            $ 7,259        8,099
Restructured                              399          289

Total impaired loans                    7,658        8,388
Loans past due 90 days
    or more                             1,794        2,901

Total nonperforming loans               9,452       11,289
Other real estate owned                 1,186          389

Total nonperforming assets            $10,638       11,678



The average balances of impaired loans for the years ended December 31, 1999, and 1998, were $8,610,000 and $5,901,000, respectively. The allowance for loan losses related to impaired loans at December 31, 1999, and 1998, was $2,827,000 and $2,506,000, respectively. Impaired loans of $0 and $311,000 were not subject to a related allowance for loan losses at December 31, 1999, and 1998, respectively, because of the net realizable value of loan collateral, guarantees and other factors.

The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31 was:

(in thousands)                     1999      1998         1997

Interest income:
As originally contracted           $973       827          402
As recognized                       212       215          157

Reduction of interest income       $761       612          245


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

(in thousands)                                          Amount


Balance at December 31, 1998                          $  4,691
Additional loans                                        20,605
Loan payments                                             (957)

Balance at December 31, 1999                          $ 24,339



Mortgage Servicing Rights The fair market value of capitalized servicing rights at December 31, 1999 was approximately $8,168,000. To determine the fair value of the servicing rights, the Company used comparable market prices. In determining the fair market value and potential impairment, the Company disaggregated the portfolio by its predominate risk factor, interest rate.
The fair value of the portfolio was determined by calculating the present value of future cash flows. The Company incorporated assumptions that market participants would use in estimating future
     22     266
net servicing income which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates.

Capitalized servicing rights on originated loan servicing, included in other assets, as of December 31 follows:


(in thousands)                            1999          1998

Balance at beginning of year            $ 5,775        2,274
Additions from originations               4,580        4,186
Amortization                             (1,083)        (685)
Sale of servicing                        (2,012)         ---
Impairment                                  ---          ---


Balance at end of year                  $ 7,260        5,775


(5)  Allowance for Loan Losses
______________________________________________________________________________

A summary of activity in the allowance for loan losses follows:

(in thousands)                        1999    1998    1997

Balance at beginning of year       $14,172  12,732  11,328
Provision                            4,250   4,200   3,900
Recoveries                           2,395   1,647   1,733
Loans charged off                   (6,404) (4,407) (4,229)

Balance at end of year             $14,413  14,172  12,732



(6)  Premises and Equipment


A summary of premises and equipment as of December 31 follows:

(in thousands)                             1999        1998

Land                                    $ 5,428       3,338
Buildings and leasehold
  improvements                           34,765      33,881
Furniture and equipment                  33,991      29,853
Construction in progress                  1,578         324

                                         75,762      67,396
Less accumulated depreciation            37,784      34,873

                                        $37,978      32,523



Depreciation expense included in operating expenses amounted to $5,393,000, $4,282,000 and $3,783,000 in 1999, 1998 and 1997, respectively.


(7)  Deposits


Time deposits include deposits in denominations of $100,000 or more of $79,118,000 and $97,665,000 at December 31, 1999, and 1998, respectively.

     A summary of interest expense by deposit classification follows:

(in thousands)                        1999      1998        1997

Demand                             $ 3,481     2,800       2,332
Savings                             19,289    17,429      15,903
Time deposits
  of $100,000 or more                4,561     4,835       4,833
Other time deposits                 24,000    25,708      26,242

                                   $51,331    50,772      49,310



The Company made cash interest payments of $67,684,000, $61,964,000 and $57,932,000 on deposits and borrowings in 1999, 1998 and 1997, respectively.

At December 31, 1999, the scheduled maturities of time deposits are as follows:

(in thousands)


     2000                            $364,329
     2001                              92,105
     2002                              73,316
     2003                              19,805
     2004 and thereafter                5,101


                                     $554,656



(8)  Income Taxes


The current and deferred income tax provisions included in the consolidated statements of operations follow:


1999 (in thousands)            Current     Deferred        Total

Federal                         $4,641        (203)        4,438
State                            1,167         (40)        1,127

                                $5,808        (243)        5,565
______________________________________________________________________________

1998

Federal                         $5,301       1,512         6,813
State                            1,385        (116)        1,269

                                $6,686       1,396         8,082


1997

Federal                         $6,562        (577)        5,985
State                            1,411        (108)        1,303

                                $7,973        (685)        7,288



Since the income tax returns are filed after the issuance of the financial statements, amounts reported are subject to revision based on actual amounts used in the income tax returns. The Company made cash income tax payments of $3,500,000, $6,000,000 and $6,100,000 to the IRS, and $990,000, $1,510,000 and
$1,568,000 to the state of Iowa in 1999, 1998 and 1997, respectively. Cash income tax payments for a year include estimated payments for current year income taxes and final payments for prior year income taxes. State income tax expense relates to state franchise taxes payable individually by the subsidiary banks.
     23     267

The reasons for the difference between the amount computed by applying the statutory federal income tax rate of 35 percent and income tax expense follow:

(in thousands)                     1999        1998        1997

At statutory rate              $  7,969      10,204       9,114
Increase (reduction) due to:
  Tax-exempt interest            (3,268)     (3,169)     (2,916)
  State taxes, net of
    federal benefit                 733         825         847
  Nondeductible interest expense
    to own tax-exempts              635         572         536
  Income on life insurance
    Policies                       (421)       (368)       (252)
  Other, net                        (83)         18         (41)

                               $  5,565       8,082       7,288



Accumulated deferred income tax assets are included in other assets in the consolidated statements of condition. There was no valuation allowance at December 31, 1999, or 1998. A summary of the temporary differences resulting in deferred income taxes and the related tax effect on each follow:

(in thousands)                                1999          1998

Allowance for loan losses                   $ 5,959         5,576
Unrealized gains (losses) on
  securities available for sale               3,512        (2,157)
Deposit base intangibles                       (373)         (458)
Premises and equipment                         (308)         (366)
Executive savings plan                          690           386
Mortgage servicing rights                    (3,038)       (2,348)
Real estate mortgage,
  loan points deferred                         (166)         (257)
Other, net                                      (42)          (53)

                                            $ 6,234           323




(9)  Other Short-Term Borrowings


The Company had short-term borrowings with the Federal Home Loan Bank of Des Moines (FHLB) totaling $110,424,000 and $87,050,000 at December 31, 1999, and 1998, respectively. The average rate on these borrowings at December 31, 1999 was 5.04 percent. These borrowings were secured by FHLB stock and residential mortgage loans equal to 130 percent of the borrowings.
     The Parent Company has arranged an unsecured line of credit of $5,000,000, which was unused at December 31, 1999. It is at the prime interest rate and is subject to annual review and renewal.


(10)  Long-Term Borrowings


Long-term borrowings consisted of the following at December 31:

(in thousands)                                1999        1998

Capital notes, 5.50% to 10.00%
  Total Parent Company                    $  6,454       9,046
Borrowings from FHLB, average rate
  of 5.80% at December 31, 1999             21,250      32,500

                                          $ 27,704      41,546



Borrowings from the FHLB were secured by FHLB stock and residential mortgage loans equal to 130 percent of the borrowings and were direct obligations of the individual subsidiaries.
     Scheduled maturities of long-term borrowings at December 31, 1999 follow:


                                      Parent
(in thousands)                       Company        Consolidated

2000                                 $   793                 793
2001                                     812               8,062
2002                                     446                 446
2003                                     142              14,142
2004                                   1,328               1,328
Thereafter                             2,933               2,933

                                     $ 6,454              27,704


     24     268

(11)  Fair Value of Financial Instruments


The estimated fair values of the Company's financial instruments were as follows:




                                         December 31, 1999         December 31, 1998
                                         _________________         _________________

                                         Recorded         Fair     Recorded        Fair
(in thousands)                             Amount        Value       Amount       Value
_______________________________________________________________________________________

Financial assets:
  Cash and due from banks              $    85,064     85,064    $   76,460      76,460
  Interest-bearing deposits with
    banks                                    2,362      2,362         2,167       2,167
  Federal funds sold and securities
    purchased under agreements to
    resell                                     ---        ---         6,000       6,000
  Investment securities                    581,393    581,542       648,211     649,195
  Loans held for sale                       26,201     26,201        98,147      98,147
  Loans, net                             1,181,574  1,176,790     1,019,382   1,029,536

Financial liabilities:
  Deposits                             $ 1,530,083  1,537,292    $1,496,675   1,504,006
  Federal funds purchased, securities
    sold under agreements to
    repurchase and other short-term
    borrowings                             277,230    277,230       242,897     242,897
  Long-term borrowings                      27,704     27,259        41,546      42,912
Off-balance-sheet assets
  (liabilities):
  Commitments to extend credit         $       ---        ---    $      ---         ---
  Letters of credit                            ---        (96)          ---        (100)
  Interest rate floors                         314          7            98         400




The recorded amount of cash and due from banks and interest- bearing deposits with banks approximates fair value.
     The recorded amount of federal funds sold and securities purchased under agreements to resell and trading account securities approximates fair value as a result of the short-term nature of the instruments.
     The estimated fair value of investment securities has been determined using available quoted market prices for similar securities.
     The estimated fair value of loans is net of an adjustment for credit risk. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Real estate loans secured by 1-4 family residential property were valued using trading prices for similar pools of mortgage-backed securities. Other fixed-rate loans were valued using a present-value discounted cash flow with a discount rate approximating the market for similar assets.
     Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present-value discounted cash flow with a discount rate approximating the current market for similar deposits. The fair-value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.
     The recorded amount of the federal funds purchased, securities sold under agreements to repurchase and short-term borrowings approximates fair value as a result of the short-term nature of these instruments.
     The estimated fair value of long-term borrowings was determined using a present-value discounted cash flow with a discount rate approximating the current market for similar borrowings.
     The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements.
     The fair value of interest rate floor contracts is the estimated amount that the Company would receive or pay to terminate the floor agreements at the reporting date.
     25     269

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

                                    Amount  Ratio   Amount   Ratio       Amount  Ratio
(dollar amounts in thousands)

As of December 31, 1999:
  Total Capital
  (to Risk Weighted Assets):
    Consolidated                 $149,630  10.18%  $117,592 > 8.0%         N/A
                                                            _
    Brenton Bank                  132,639   9.77    108,613 > 8.0     $135,766  > 10.0%
                                                            _                   _
  Tier 1 Capital
  (to Risk Weighted Assets):
    Consolidated                  135,192   9.20    58,796  > 4.0          N/A
                                                            _
    Brenton Bank                  119,316   8.79    54,307  > 4.0       81,460  > 6.0
                                                            _                   _
  Tier 1 Capital
  (to Average Assets):
    Consolidated                  135,192   6.80    59,612  > 3.0          N/A
                                                            _
    Brenton Bank                  119,316   6.59    72,474  > 4.0       90,592  > 5.0
                                                            _                    _



(13)  Common Stock Transactions


In January 1998, the Company declared a 2-for-1 stock split for holders of record as of February 10, 1998. As a result, the par value of the Company's common stock was changed from $5.00 to $2.50 per share, the number of outstanding shares doubled and authorized shares were increased to 50 million. In May 1999, the Company declared a 10 percent common stock dividend. This transaction resulted in the issuance of 1,862,366 shares of common stock and the transfer of $4,655,915 from retained earnings to common stock. In June 1998, the Company declared a 10 percent common stock dividend. As a result of this action, 1,726,159 shares of common stock were issued and $4,236,869 was transferred from retained earnings to common stock. Fractional shares resulting from both 10 percent common stock dividends were paid in cash. Net income and cash dividends per share information in the financial statements have been retroactively restated to reflect these transactions.
     As part of the Company's ongoing stock repurchase plan, the Board of Directors authorized additional common stock repurchases of $4 million in 1999. For the years ended December 31, 1999, 1998 and 1997, the Company repurchased 300,624, 563,915 and 886,494 shares (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1999, 1998 and 1997), respectively, at a total cost of $4,004,426, $10,000,900 and $10,014,087.


(14)  Dividend Restrictions


The Parent Company derives a substantial portion of its cash flow, including that available for dividend payments to stockholders, from the subsidiary banks in the form of dividends. State and federal savings banks are subject to certain statutory and regulatory restrictions that affect dividend payments.
     Based on minimum regulatory risk-based capital guidelines as published by those regulators, the maximum dividends that could be paid by the subsidiary banks to the Parent Company at December 31, 1999, were approximately $28 million.


(15)  Employee Retirement Plan


The Company provides a defined contribution retirement plan for the benefit of employees. The plan is a combination profit sharing
     26     270
and 401(k) plan. All employees 21 years of age or older and employed by the Company for at least one year are eligible for the plan. The Company contributes 4 1/2 percent of eligible compensation of all participants to the profit sharing portion of the plan, and matches employee contributions to the 401(k) portion of the plan up to a maximum of 3 1/2 percent of each employee's eligible compensation. Retirement plan costs charged to operating expenses in 1999, 1998 and 1997 amounted to $1,636,000, $1,506,000 and $1,290,000, respectively.  The Company offers no material post-retirement benefits.


(16)  Stock Plans


In 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), which was approved by a vote of stockholders. During 1999, the Board of Directors authorized a ten percent expansion of the Plan. The Plan authorizes the granting of options on up to 1,607,100 shares of the Company's common stock to key employees of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain performance vesting requirements, but if vesting is not achieved from performance vesting, 100 percent vesting occurs nine years and six months following the grant date. Options expire ten years and one month following the grant date. As of December 31, 1999, 59 percent of the outstanding options have vested.
    For purposes of estimating the fair value of the Company's stock options at the grant-date, the Company's option pricing model was used with the following weighted average assumptions for 1999, 1998 and 1997, respectively: expected dividend yields of 2.20%, 2.06% and 2.05%; risk-free interest rates of 6.26%, 5.55% and 6.52%; volatility factors of the expected market price of the Company's common stock of 26.1%, 19.6% and 18.5%; and weighted average expected life of the options of 6 years. The weighted average fair value of options granted in 1999, 1998 and 1997, respectively, was $3.40, $4.22 and $3.40.
     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                 1999              1998            1997
Net income (in thousands):
     As reported              $16,560            20,351          18,010
     Pro forma                 16,207            19,732          17,735

Basic earnings per share:
     As reported                 $.81               .98             .85
     Pro forma                    .79               .95             .83

Diluted earnings per share:
     As reported                 $.80               .96             .83
     Pro forma                    .78               .94             .82


     Pro forma net income reflects only options granted in 1999, 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' expected vesting period.
     Changes in options outstanding during 1999, 1998 and 1997 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1999, 1998 and 1997):

                         Exercisable       Outstanding           Option Price
                             Options           Options              Per Share

December 31, 1996              ---         1,253,270             $  8.32-8.87
Granted - 1997                 ---           105,488              10.33-13.84
Forfeited - 1997               ---           (43,923)                    8.32

December 31, 1997              ---         1,314,835               8.32-13.84
Granted - 1998                 ---           148,940              15.00-18.81
Forfeited - 1998               ---           (27,758)              8.32-16.66
Vested - 1998              473,866               ---               8.32-18.81

December 31, 1998          473,866         1,436,017               8.32-18.81
Granted - 1999                 ---           120,250              10.19-14.43
Exercised - 1999           (46,072)          (46,072)              8.32-11.31
Forfeited - 1999               ---           (56,684)              8.32-16.66
Expired - 1999              (5,481)           (5,481)             10.85-16.66
Vested - 1999              430,192               ---               8.32-18.81

December 31, 1999
(112,998 shares available
  for grant)               852,505         1,448,030             $ 8.32-18.81



     A total of 1,023,554 shares were granted to key management personnel under a long-term stock compensation plan. Under provisions of the plan, no grants were made after 1995. Each grant of shares covered a three-year performance period, 35 percent of which vested upon completion of employment for the performance period and 65 percent of which vested based on a tiered achievement scale tied to financial performance goals established by the Board of Directors. The total stock compensation expense associated with this plan was $0, $0, and $1,731,000 for 1999, 1998 and 1997, respectively. Changes in outstanding grant shares during 1999, 1998 and 1997 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1999, 1998 and 1997):

Performance                       1994 to    1995 to
Period                               1996       1997

December 31, 1996                 199,850    213,963
Forfeited - 1997                      ---    (28,692)
Expired - 1997                   (129,897)       ---
Vested and Issued - 1997          (69,953)       ---

December 31, 1997                     ---    185,271
Vested and Issued - 1998              ---   (185,271)

December 31, 1998                     ---        ---
Vested and Issued - 1999              ---        ---
______________________________________________________________________________
Outstanding grant shares
  at December 31, 1999                ---        ---



     The Company's 1987 nonqualified stock option plan permitted the Board of Directors to grant options on up to 878,460 shares of the Company's common stock to officers of the Company. Under provisions of the plan, no further grants can be made and no grants
     27     271
were made in 1999 or 1998. The price at which options were exercisable was not less than the fair market value of the shares at the date the options were granted. The options were subject to certain vesting requirements and maximum exercise periods, as established by the Board of Directors.
     Changes in options outstanding and exercisable during 1999, 1998 and 1997 were as follows (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1999, 1998 and 1997):

                      Exercisable   Outstanding     Option Price
                          Options       Options        Per Share

December 31, 1996         290,876       290,876       $1.51-3.23
Exercised - 1997         (246,953)     (246,953)       1.51-3.23

December 31, 1997          43,923        43,923             2.19
Exercised - 1998          (43,923)      (43,923)            2.19

December 31, 1998             ---           ---       $      ---
Exercised - 1999              ---           ---              ---
______________________________________________________________________________
December 31, 1999             ---           ---       $      ---



     The Company's Employee Stock Purchase Plan allows qualifying employees to purchase the Company's common stock at 85 percent of the current market price on four defined purchase dates during the year. During 1999, 1998 and 1997, 37,132, 43,985 and 47,045 shares (restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1999, 1998 and 1997), respectively, of common stock were purchased by employees under this plan.


(17)  Lease Commitments


Rental expense included in the consolidated statements of operations amounted to $1,861,000, $1,849,000 and $1,963,000 in 1999, 1998 and 1997, respectively.
Future minimum rental commitments for all noncancelable leases with terms of one year or more total approximately $1,128,000 for 2000, $612,000 per year through 2004, $502,000 per year through 2009 and $43,000 per year through 2013, with a total commitment of $6,260,000.


(18)  Commitments and Contingencies


In the normal course of business, the Company is party to financial instruments necessary to meet the financial needs of clients, which are not reflected on the consolidated statements of condition. These financial instruments include commitments to extend credit, standby letters of credit, commercial letters of credit, commitments to sell residential real estate mortgage loans and interest rate swaps. The Company's risk exposure in the event of nonperformance by the other parties to these financial instruments is represented by the contractual amount of these instruments. The Company is also a party to interest rate floor contracts, which are designated as hedges of certain client deposit accounts with contracted minimum interest rates.
The notional amount for an interest rate floor does not represent the amount at risk because the notional amount will not be exchanged. The Company uses the same credit policies in making commitments as it does in making loans. A summary of commitments outstanding at December 31 follows:

(in thousands)                                  1999               1998
_____________________________________________________________________________

Commitments to extend credit              $  377,610            274,945
Standby letters of credit                     19,262             19,956
Commercial letters of credit                   4,048              1,751
Commitments to sell residential
  real estate mortgage loans                  19,375             70,690

     Commitments to extend credit are legally binding agreements to lend to clients. Commitments generally have fixed expiration dates and may require payment of a fee. Based upon management's credit assessment of the client, collateral may be obtained. The type and amount of collateral varies, but may include real estate under construction, property, equipment and other business assets. In many cases, commitments expire without being drawn upon, so the total amount of commitments does not necessarily represent future liquidity requirements.
     Standby and commercial letters of credit are conditional commitments issued by the Company guaranteeing the financial performance of a client to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. The Company does not anticipate losses as a result of issuing commitments to extend credit, standby letters of credit or commercial letters of credit.
     The Company enters into forward contracts for future delivery of residential mortgage loans at specified yields to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to sell residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Company's contracts are with government-sponsored agencies (FNMA, FHLMC).
     The Company has entered into interest rate floor agreements to manage interest-rate risk. The notional value of agreements at December 31, 1999 was $120,000,000 and they expire in 2002. The interest rate floor agreements require the counterparty to pay the Company, at specified dates, the amount, if any, by which the market interest rate falls below the agreed-upon floor, applied to the notional principal amounts. The credit worthiness of the counterparty was evaluated by the Company's loan committee prior to entering into the agreements.
     Brenton Savings Bank, FSB converted from a mutual savings and loan association to a federal stock savings bank in 1990, at which time a $4 million liquidation account was established. Each eligible savings account holder who had maintained a deposit account since the conversion would be entitled to a distribution if the savings bank were completely liquidated. This distribution to savers would have priority over distribution to the Parent Company. The Company does not anticipate such a liquidation.
     28     272

     The Company maintains a data processing agreement with ALLTEL Information Services, Inc. (ALLTEL), whereby ALLTEL manages and operates the Company's data processing facility. The contract involves fixed payments of $2,190,000 in 2000, $2,190,000 in 2001 and $1,095,000 in 2002. These fixed payments will be adjusted for inflation and volume fluctuations.
     The Company has entered into agreements totaling approximately $10.3 million for the construction of a new operations and sales support center.
     The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial statements.


(19)  Brenton Banks, Inc. (Parent Company) Condensed Financial Information

Statements of Condition
December 31 (in thousands)                                1999           1998
Assets
  Interest-bearing deposits with banks               $   3,350          1,088
  Investments in:
    Bank subsidiaries                                  129,017        136,687
    Excess cost over net assets                          1,606          1,679
  Premises and equipment                                   446            503
  Other assets                                           4,318          4,722
                                                      ________        _______
                                                     $ 138,737        144,679

Liabilities and Stockholders' Equity
  Accrued expenses payable
    and other liabilities                            $     350            423
  Long-term borrowings                                   6,454          9,046
  Common stockholders' equity                          131,933        135,210
                                                       _______        _______
                                                     $ 138,737        144,679

Statements of Operations
Years Ended December 31 (in thousands)                       1999      1998       1997
Income
  Dividends from subsidiaries                           $  16,218    16,869     14,850
  Interest income                                             143        93        213
  Other operating income                                       97       103        119
                                                         ________    ______     ______
                                                           16,458    17,065     15,182
Expense
  Compensation and benefits                                   526       439      2,331
  Interest on borrowings                                      597       735        849
  Other operating expense                                     502       613        584
                                                         ________    ______     ______
                                                            1,625     1,787      3,764

Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                                          14,833    15,278     11,418
Income taxes                                                 (443)     (519)    (1,155)
Income before equity in undistributed
  earnings of subsidiaries                                 15,276    15,797     12,573
Equity in undistributed earnings of subsidiaries            1,284     4,554      5,437
                                                         ________    ______     ______
Net income                                              $  16,560    20,351     18,010

     29     273

(19)  Brenton Banks, Inc. (Parent Company) Condensed Financial Information


Statements of Cash Flows
Years Ended December 31 (in thousands)                     1999        1998        1997
Operating Activities
Net income                                            $  16,560      20,351      18,010
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of subsidiaries       (1,284)     (4,554)     (5,437)
  Depreciation and amortization                             158         161         163
  Net (increase) decrease in other assets                   376         354      (1,962)
  Net increase (decrease) in accrued expenses
    payable and other liabilities                           (73)     (3,109)      1,056
                                                       ________      ______      ______
Net cash provided by operating activities                15,737      13,203      11,830

Investing Activities
Purchase of subsidiary equity, net                          ---         (26)        ---
Purchase of premises and equipment, net                     ---         ---          (8)
                                                       ________      ______      ______
Net cash used by investing activities                       ---         (26)         (8)

Financing Activities
Net repayment of long-term borrowings                    (2,592)     (1,066)     (1,136)
Proceeds from issuance of common stock under the
  long-term stock compensation plan                         ---         970         247
Proceeds from issuance of common stock under the
  stock option plan                                           4         290       1,286
Proceeds from issuance of common stock under the
  employee stock purchase plan                              244         758         551
Payment for shares reacquired under common stock
  repurchase plan                                        (4,004)    (10,001)    (10,014)
Payment for fractional shares from common stock
  dividends                                                 (14)        (14)        (16)
Dividends on common stock                                (7,113)     (6,622)     (4,782)
                                                       ________      ______      ______
Net cash used by financing activities                   (13,475)    (15,685)    (13,864)
Net increase (decrease) in cash and interest-
  bearing deposits                                        2,262      (2,508)     (2,042)
Cash and interest-bearing deposits at the
  beginning of the year                                   1,088       3,596       5,638
Cash and interest-bearing deposits at the end
  of the year                                         $   3,350       1,088       3,596

     30     274

(20) Segment Information
______________________________________________________________________________

The Company has one reportable operating segment: banking. The banking segment generates revenues through personal, business, agricultural and commercial lending, management of the investment securities portfolio, providing deposit account services and providing trust services. The Company evaluates the banking segment's performance on the basis of profit.
     Included in all other in the table below are mortgage banking, investment brokerage, insurance sales and real estate brokerage. All operations are concentrated in the state of Iowa.
     The Company accounts for intercompany sales and transactions as if they were to third parties and attempts to set fees consistent with those that would apply in an arm's length transaction with a nonaffiliate. There can be no assurance the rates charged reflect those that would have been agreed upon
following an arm's length transaction.     The following table presents a
summary of the Company's operating segments for the three years ended December 31, 1999:



                                           All        Parent      Intersegment   Reported
                             Banking     Other       Company      Eliminations   Balances
                                                  (in thousands)
_________________________________________________________________________________________

       1999
_________________________________________________________________________________________
Net income income           $   61,418       1,635       (454)           ---       62,599
Noninterest income from
  nonaffiliates                 19,017      10,685         92            ---       29,794
Noninterest income from
  affiliates                       155         ---     16,223        (16,378)         ---
Income before income taxes
  and minority interest         23,536         618     14,833        (16,218)      22,769
Income taxes                     5,789         219       (443)           ---        5,565
Depreciation & amortization      5,438         326        158             (5)       5,917
Capital expenditures            10,316         540        ---            ---       10,856
Segment assets               1,923,822      66,064    138,737       (143,168)   1,985,455

       1998
_________________________________________________________________________________________
Net income income           $   61,112         917       (642)           ---       61,387
Noninterest income from
  nonaffiliates                 17,649      15,621        103            (15)      33,358
Noninterest income from
  affiliates                       296         ---     16,869        (17,165)         ---
Income before income taxes
  and minority interest         26,227       4,517     15,278        (16,869)      29,153
Income taxes                     7,030       1,571       (519)           ---        8,082
Depreciation & amortization      4,274         254        161             (6)       4,683
Capital expenditures             7,311         601        ---            ---        7,912
Segment assets               1,885,617     117,268    144,679       (208,007)   1,939,557

       1997
_________________________________________________________________________________________
Net income income           $   60,333         437       (636)           ---       60,134
Noninterest income from
  nonaffiliates                 15,864      11,560        119            (37)      27,506
Noninterest income from
  affiliates                       286          67     14,850        (15,203)         ---
Income before income taxes
  and minority interest         26,534       2,939     11,418        (14,850)      26,041
Income taxes                     7,420       1,023     (1,155)           ---        7,288
Depreciation & amortization      3,803         255        163             (4)       4,217
Capital expenditures             2,407         112          8            ---        2,527
Segment assets               1,701,495      24,933    143,023       (150,967)   1,718,484
__________________________________________________________________________________________

The following table shows the detail of intersegement eliminations for segment assets shown in the previous table:

                                           1999                1998                 1997
                                   _____________________________________________________
                                                          (in thousands)
Investment in subsidiaries             $130,869             138,539              133,860
Other consolidating adjustments          12,299              69,468               17,107
                                        _______             _______              _______
                                       $143,168             208,007              150,967


     31     275

(21)  Unaudited Quarterly Financial Information


The following is a summary of unaudited quarterly financial information (in thousands, except per common share data):

                                                         1999
Three months ended             March 31         June 30        Sept. 30        Dec. 31
Interest income                $ 31,271          31,425          32,511         33,772
Interest expense                 16,020          16,094          16,912         17,354
                                _______          ______          ______         ______
Net interest income              15,251          15,331          15,599         16,418
Provision for loan losses         1,050           1,050           1,050          1,100
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      14,201          14,281          14,549         15,318
Noninterest income                7,795           8,247           6,744          7,008
Noninterest expense              15,661          16,712          16,577         16,424
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           6,335           5,816           4,716          5,902
Income taxes                      1,589           1,430           1,062          1,484
Minority interest                   168             157             152            167
                                _______          ______          ______         ______
Net income                     $  4,578           4,229           3,502          4,251
Per common share:
Net income-basic               $    .22             .21             .17            .21
Net income-diluted                  .22             .20             .17            .21


                                                         1998
Three months ended             March 31         June 30        Sept. 30        Dec. 31
Interest income                $ 30,320          30,693          31,190         31,823
Interest expense                 15,056          15,428          15,930         16,225
                                _______          ______          ______         ______
Net interest income              15,264          15,265          15,260         15,598
Provision for loan losses         1,050           1,050           1,050          1,050
                                _______          ______          ______         ______
Net interest income after
  provision for loan losses      14,214          14,215          14,210         14,548
Noninterest income                7,487           8,106           8,549          9,216
Noninterest expense              14,908          15,154          15,172         16,158
                                _______          ______          ______         ______
Income before income taxes
  and minority interest           6,793           7,167           7,587          7,606
Income taxes                      1,907           1,994           2,101          2,080
Minority interest                   167             178             190            185
                                _______          ______          ______         ______
Net income                     $  4,719           4,995           5,296          5,341

Per common share:
Net income-basic               $    .22             .24             .26            .26
Net income-diluted                  .22             .23             .25            .26

     32     276

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




Robert L. DeMeulenaere
President and Chief Executive Officer




Steven T. Schuler
Chief Financial Officer/Treasurer/Secretary

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of Brenton Banks, Inc:

     We have audited the accompanying consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, cash flows, changes in common stockholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brenton Banks, Inc. and subsidiaries at December 31, 1999, and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.






KPMG LLP

Des Moines, Iowa
January 28, 2000
     33     277

STOCK INFORMATION

Brenton Banks, Inc. common stock is traded on the NASDAQ Stock Market and quotations are furnished by the NASDAQ System. There were 2,095 common stockholders of record on December 31, 1999.

MARKET AND DIVIDEND INFORMATION

1999                     High      Low            Dividends

     1st quarter         $15.91    11.82               .086
     2nd quarter          17.25    12.55               .086
     3rd quarter          17.00    11.63               .087
     4th quarter          15.00     9.00               .087


1998                     High      Low            Dividends

     1st quarter         $18.18    14.87               .070
     2nd quarter          19.09    16.74               .079
     3rd quarter          22.05    16.59               .082
     4th quarter          17.39    14.32               .086



The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock, after the effect of the February 1998 2-for-1 stock split and June 1999 and June 1998 ten percent common stock dividends.
The market quotations, reported by NASDAQ, represent prices between dealers and do not include retail markup, markdown or commissions.







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





STOCKHOLDER INFORMATION

Corporate Headquarters
Suite 200, Capital Square
400 Locust Street
Des Moines, Iowa 50309
Telephone 800/627-3686

Annual Shareholders' Meeting
Wednesday, May 17, 2000, 5:00 p.m.
Polk County Convention Complex
501 Grand Avenue
Des Moines, Iowa 50309

Transfer Agent/Registrar/
Dividend Disbursing Agent
Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60606

Legal Counsel
Brown, Winick, Graves, Gross,
  Baskerville and Schoenebaum, P.L.C.
Suite 1100, Two Ruan Center
601 Locust Street
Des Moines, Iowa 50309

Independent Auditors
KPMG LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, Iowa 50309
     34     278

CORPORATE STRUCTURE

BRENTON BANKS, INC.
BOARD OF DIRECTORS

C. Robert Brenton
Chairman of the Board
Brenton Banks, Inc.

William H. Brenton
Past Chairman and President
Brenton Banks, Inc.

J.C. Brenton
Past President
Brenton Banks, Inc.

Robert C. Carr
Retired

Gary M. Christensen
President & CEO
Pella Corporation

Robert J. Currey
President
21st Century Telecom Group, Inc.

Robert L. DeMeulenaere
President and Chief Executive Officer
Brenton Banks, Inc.


BRENTON BANKS, INC.
EXECUTIVE OFFICERS

C. Robert Brenton
Chairman of the Board

Robert L. DeMeulenaere
President and Chief Executive Officer

Steven T. Schuler
CFO/Treasurer/Secretary


BRENTON BANK SENIOR SALES
 SUPPORT OFFICERS

Robert L. DeMeulenaere
Chairman and Chief Executive Officer

Larry A. Mindrup
President

Phillip L. Risley
Executive Vice President

Steven T. Schuler
CFO/Treasurer/Secretary

Judy S. Bohrofen
Human Resources Director

Woodward G. Brenton
Chief Commercial Banking Officer

Gregory M. Cole
Loan Development Center Director

W. Bradley Cunningham
Investment/ALCO Director

Marsha A. Findlay
Professional Development Director

Douglas R. Gulling
Corporate Controller/Cashier

Monica L. Haun
Operations and Technology Director

Douglas F. Lenehan
Chief Sales Officer

Catherine I. Reed
Marketing Director

Norman D. Schuneman
Chief Credit Officer

BRENTON LINE OF BUSINESS
  AND REGIONAL BANK
  MANAGERS

Woodward G. Brenton
Mortgage Banking

Douglas F. Lenehan
Diversified Commercial Services

David W. Mackaman
Commercial Banking

Larry A. Mindrup
Retail Banking

Elizabeth M. Piper/Bach
Financial Services

Allen W. Shafer
Business Banking

Thomas J. Vincent
Agricultural Banking

Charles N. Funk
Central Regional Manager

Dennis H. Hanson
East Central Regional Manager

G. Darryl Harmon
Davenport/Moline Regional Manager

Ronald D. Larson
Cedar Rapids/Iowa City Regional
 Manager

Marc J. Meyer
Western Regional Manager
     35     279